Form 10-K, Exhibit 13
period 1996-12-31
CKF BANCORP INC
filed 1997-03-20
CIK 930203

--------------------------------------------------------------------------------
                              1996 ANNUAL REPORT
--------------------------------------------------------------------------------

                               CKF Bancorp, Inc.

CKF BANCORP, INC.
--------------------------------------------------------------------------------

CKF Bancorp, Inc., a Delaware           statements and related data, relates
 corporation (the "Company"), was       primarily to the Bank and its
 organized by Central Kentucky          subsidiary.
 Federal Savings Bank, formerly
 Central Kentucky Federal Savings and   Central Kentucky Federal was formed
 Loan Association ("Central Kentucky    in 1886 as a Kentucky-chartered
 Federal" or the "Bank") to be a        mutual building and loan association.
 savings institution holding company    In December 1960, the Bank obtained
 whose only subsidiaries are the Bank   federal insurance of accounts and
 and its subsidiary.  On December 29,   became a member of the Federal Home
 1994, the Bank converted from mutual   Loan Bank ("FHLB") of Cincinnati.
 to stock form as a wholly owned        The Bank converted to a federal
 subsidiary of the Company.  In         mutual savings and loan association
 conjunction with the conversion, the   in 1969 and changed its name to
 Company issued 1,000,000 shares of     Central Kentucky Federal Savings and
 its common stock (the "Common          Loan Association.  Upon its
 Stock") to the public.                 conversion to stock form in December
                                        1994, the Bank adopted its present
The Company is classified as a          name.  The Bank operates through one
 unitary savings and loan holding       full service office in Danville,
 company subject to regulation by the   Kentucky.
 Office of Thrift Supervision ("OTS")
 of the Department of the Treasury.     The executive offices of the Company
 The primary activity of the Company    and the Bank are located at 340 West
 is holding the stock of the Bank and   Main Street, Danville, Kentucky
 operating the Bank.  Accordingly,      40422, and its telephone number is
 the information set forth in this      (606) 236-4181.
 report, including financial

MARKET AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------

MARKET FOR THE COMMON STOCK

Since January 4, 1995, the Common Stock has been listed for trading under the symbol "CKFB" on the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") SmallCap Market. As of March 1, 1997, there were 950,000 shares of the Common Stock issued and outstanding, held by approximately 447 stockholders of record, excluding beneficial owners in nominee or street name. For further information regarding stock prices and dividends paid, see stock prices and dividends on page 3.


TABLE OF CONTENTS
--------------------------------------------------------------------------------

CKF Bancorp, Inc..............................................Inside Front Cover
Market and Dividend Information...............................Inside Front Cover
Letter to Stockholders.........................................................1
Selected Financial and Other Data..............................................2
Management's Discussion and Analysis of
  Financial Condition and Results of Operations................................4
Financial Statements..........................................................15
Corporate Information..........................................Inside Back Cover

                             LETTER TO STOCKHOLDERS
--------------------------------------------------------------------------------


To Our Stockholders,

     We are pleased to report the results of the CKF Bancorp, Inc.'s operations for 1996, our second full year as a public company.

     The consolidated net income for 1996 was $760,258 or $.83 a share compared to $745,568 or $.81 a share for 1995. For the year ended December 31, 1996, the Company and Bank, on a consolidated basis, had $4.3 million in interest income, $2.1 million in interest expense, and $2.2 million in net interest income. Non-interest income increased to $334,000 in 1996, compared to $43,000 in 1995, due primarily to a gain on sale of investment securities of $282,000. Non-interest expense increased to $1.3 million in 1996 compared to $1.0 million in 1995, due primarily to a one time Savings Association Insurance Fund (SAIF) special assessment of $274,000. The income tax expense in 1996 was $409,000 compared to $398,000 in 1995.

     Total assets at December 31, 1996 were $60.0 million compared to $56.5 million at December 31, 1995. Deposits were $42.8 million at December 31, 1996, compared to $39.4 million at December 31, 1995. Stockholders equity was $15.1 million at December 31, 1996, compared to $16.1 million at December 31, 1995. During 1996, $1.5 million of equity was used for stock repurchases. Stockholders equity represented 25.2% of assets at December 31, 1996 as compared to 28.5% of assets at December 31, 1995. On December 31, 1996 stockholders equity was $17.02 per common share as compared to $16.92 per common share on December 31, 1995, based on the common shares and common share equivalents outstanding of 887,167 and 953,119, respectively.

     The new services that have been implemented continue to be well received by our customers. The number of safe deposit and automated teller machine customers more than doubled during 1996. To expand our electronic banking services, we now offer business customers the Electronic Federal Tax Payment System. In addition, near the end of 1996, we added automobile and other secured consumer loans to our list of available lending services.

     We appreciate your interest in CKF Bancorp, Inc. and your continued support.

                                           Sincerely,



                                           John H. Stigall
                                           President and Chief Executive Officer

SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------


FINANCIAL CONDITION DATA:

                                                      AT DECEMBER 31,
                                        ---------------------------------------------
                                        1996      1995      1994      1993      1992
                                        ------   ------    ------    ------    ------
                                                      (Dollars in thousands)
Total amount of:
  Assets                               $60,002   $56,549   $56,375   $50,050   $48,352
  Loans receivable, net                 53,182    49,638    45,143    41,712    42,133
  Cash and investment securities         5,663     5,898    10,391     7,418     5,269
  Deposits                              42,832    39,356    40,287    43,599    42,313
  FHLB advances                          1,252       288       323       491       648
  Stockholders' equity                  15,099    16,129    15,273     5,664     5,104
--------------------------------------------------------------------------------------
Number of:

  Real estate loans outstanding/1/       1,229     1,196     1,001       992     1,017
  Savings accounts                       3,933     3,696     3,764     3,653     3,709
  Offices open                               1         1         1         1         1

____________________
/1/   Includes home equity loans.



OPERATING DATA:

                                               YEARS ENDED DECEMBER 31,
                                       ------------------------------------------
                                       1996     1995     1994     1993     1992
                                       ------   ------   ------   ------   ------
                                                      (In thousands)
Interest income                        $4,328   $4,088   $3,417   $3,455   $3,747
Interest expense                        2,153    1,930    1,832    1,890    2,254
                                       ------   ------   ------   ------   ------
Net interest income before
  provision for loan losses             2,175    2,158    1,585    1,565    1,493
Provision for loan losses                   7       24       --       --       --
Non-interest income                       334       43       36       36       36
Non-interest expense                    1,334    1,033      800      611      569
                                       ------   ------   ------   ------   ------
Income before federal income tax
  expense and cumulative effect of
  change in accounting principle        1,168    1,144      821      990      960
Federal income tax expense                408      398      279      356      330
                                       ------   ------   ------   ------   ------
Income before cumulative effect of
  change in accounting principle          760      746      542      634      630
Cumulative effect of change in
  accounting principle (1)                 --       --       --       74       --
                                       ------   ------   ------   ------   ------
Net income                             $  760   $  746   $  542   $  560   $  630
                                       ======   ======   ======   ======   ======

___________________
(1) Reflects adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

KEY OPERATING RATIOS:
                                                                        AT OR FOR THE
                                                                   YEARS ENDED DECEMBER 31,
                                                     ---------------------------------------------------
                                                            1996    1995     1994    1993     1992
                                                           ------  ------   -----   ------  ------

PERFORMANCE RATIOS:
 Return on assets (net income divided
   by average total assets)........................        1.29%   1.34%     1.02%   1.14%   1.34%
  Return on average equity (net income
   divided by average stockholders' equity)........        4.90    4.76 (1)  9.10   10.40   13.15
  Interest rate spread (combined weighted average
   interest rate earned less combined weighted
   weighted average interest rate cost)............        2.44    2.57      2.65    2.80    2.78
  Net yield on interest-earning assets (net
   interest income as a percentage of average
   balance of interest-earning assets).............        3.77    3.95      3.14    3.22    3.25
  Ratio of non-interest expense to average
   total assets....................................        2.26    1.85      1.56    1.24    1.21

ASSET QUALITY RATIOS:..............................
  Nonperforming assets to total assets at
   end of period(3)................................        1.12     .97      1.12     .91     .81
  Allowance for loan losses to nonperforming
   loans at end of period..........................       23.99   18.28     12.04   18.05   21.23
  Allowance for loan losses to total loans
   receivable, net.................................         .20     .20       .17     .18     .18

CAPITAL RATIOS:
  Equity to total assets at end of period..........       25.16   28.52     27.09   11.32   10.56
  Average equity to average assets.................       26.30   28.07 (1) 12.50   11.04   10.22
  Ratio of average interest-earning assets to
   average interest-bearing liabilities............      135.72  139.12 (2)113.70  110.80  109.63


-----------------------
(1) Reflects increase in equity from initial public offering that was consummated on December 29, 1994.
(2) Reflects increase in interest-earning assets funded by the net proceeds from the initial public offering.
(3) Nonperforming assets include loans 90 days past due, non-accrual loans and foreclosed real estate.

STOCK PRICES AND DIVIDENDS:

The following table sets forth the range of high and low sales prices for the common stock as well as dividends declared in each quarter for 1996 and 1995. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

QUARTERLY STOCK INFORMATION
-----------------------------
                                           1996                                 1995
                                ------------------------------    -------------------------------
                                STOCK PRICE RANGE    PER SHARE     STOCK PRICE RANGE    PER SHARE
 QUARTER                         LOW        HIGH     DIVIDEND       LOW        HIGH     DIVIDEND
-----------------------------  ---------  ---------  --------     ---------  ---------  --------
 1st                              $18.50     $20.25      $.20        $11.00     $13.63     $  --
 2nd                               19.50      20.25                   12.50      13.75        --
 3rd                               19.50      20.75       .22         12.75      19.00      0.20
 4th                               19.50      20.75                   18.00      20.50        --
-----------------------------  ---------  ---------  --------     ---------  ---------  --------
 Total                                                   $.42                             $ 0.20
                                                     ========                           ========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

GENERAL

   The primary business of the Company is the operation of the Bank. The assets of the Company consist of a portion of the net cash proceeds from the initial public offering of the common stock on December 29, 1994, all of the Bank's outstanding capital stock, and a note receivable from the Company's Employee Stock Ownership Plan ("ESOP").

   Historically, the Bank has functioned as a financial intermediary, attracting deposits from the general public and using such deposits, to make mortgage loans and, to a lesser extent, consumer loans and to purchase investment securities. As such, its earnings have depended primarily on its net interest income, or "spread", which is the difference between the amount it receives from interest earned on loans and investments ("interest-earning assets") and the amount it pays in interest on its deposits ("interest-bearing liabilities"). Results of operations are also dependent upon the level of the Bank's non-interest income, including fee income and service charges and by the level of its non-interest expenses, the most significant component of which is salaries and employee benefits.

   The operations of the Bank are significantly affected by prevailing economic conditions and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are likewise heavily influenced by prevailing market rates of interest on competing investment alternatives, account maturities and the levels of personal income and savings in the Bank's market areas.

   The Bank was organized as a Kentucky building and loan association in 1886. In 1969, it converted to a federally-chartered, mutually-owned savings and loan association and, in 1994, it converted to a federally-chartered stock savings bank and adopted its current name. The Bank's interest-earning assets have historically concentrated in real estate-collateralized instruments, principally one- to four-family loans and, to a lesser extent, loans secured by multi-family residential and commercial properties, construction loans, home equity lines of credit, second mortgages on single-family residences and consumer loans, both secured and unsecured, including loans secured by savings accounts. The Bank also invests in investment securities, primarily U.S. Government Treasury and agency securities and in interest-bearing deposits, primarily with the FHLB of Cincinnati. Its source of funding for these investments has principally been deposits placed with the Bank by consumers in the market areas it serves.

ASSET/LIABILITY MANAGEMENT

   Net interest income, the primary component of Bank's net income, is determined by the difference or "spread" between the yield earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Bank has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one- to four-family residential real estate, and, to a lesser extent, multi-family and commercial real estate loans and the origination of other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 1996, the Bank originated approximately $9.5 million of the one- to four-family residential loans, of which $9.4 million were adjustable rate loans. The Bank's origination of multi-family and commercial loans amounted to approximately $1.9 million or 12.4% of total loan originations during the same period. Although customers typically prefer fixed-rate mortgage loans in a decreasing interest rate environment, the Bank has been successful in originating adjustable-rate loans in recent years. In addition, the Bank has used excess funds to invest in various short-term investments as well as U.S. Government Treasury and agency securities with one to five year maturities. At December 31, 1996, the Bank had approximately $5.1 million of funds so invested, including $728,000 in capital stock of the Federal Home Loan Mortgage Corporation and $2.7 million in U.S. government and agency securities with an average yield of 4.99%.

   Asset/liability management in the form of structuring cash instruments provide greater flexibility to adjust exposure to interest rates. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term liabilities. This posture allows the Bank to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during the low interest rate periods allows the Bank to extend the repricing and/or maturity of its liabilities thus reducing its exposure to rising interest rates. At December 31, 1996, the Bank's interest-bearing deposit base was comprised of $8.9 million in interest-bearing demand deposits with an average rate of 3.3% and $33.9 million in time deposits with an average rate of 5.6%. Time deposits with maturities of one year or less at December 31, 1996 totaled $21.1 million, or 62% of total time deposits at such date. In addition to its focus on the repricing period of its deposit liabilities, management also seeks to lengthen the repricing period of its interest-bearing liabilities through borrowings from the FHLB. Such borrowings totaled $1.3 million at December 31, 1996, with monthly principal and interest payments due through the year 2002.

INTEREST RATE SENSITIVITY ANALYSIS

   The Bank's future financial performance depends to a large extent on how successful it is in limiting the sensitivity of earnings and net asset value to changes in interest rates. Such sensitivity may be analyzed by examining the amount by which the market value of the Bank's portfolio equity changes given an immediate and sustained change in interest rates. Based on financial information provided by savings institutions, the OTS provides a quarterly report which shows the amounts by which the net present value of an institution's cash flows from assets, liabilities, and off balance sheet items (the institution's net portfolio value, or "NPV") would change in the event of a range of assumed changes in market interest rates. The OTS incorporates an interest rate risk ("IRR") component in determining the risk-based capital requirement of certain savings institutions. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change.

   The following table sets forth the interest rate sensitivity of the Bank's net portfolio value as of December 31, 1996 in the event of 1%, 2%, 3%, and 4% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.

CHANGE            NET PORTFOLIO VALUE         NPV AS % OF PORTFOLIO VALUE OF ASSETS
            --------------------------------  --------------------------------------
IN RATES    $ AMOUNT   $ CHANGE    % CHANGE   NPV RATIO           BASIS POINT CHANGE
----------  --------  ----------  ----------  ---------           ------------------
+400 bp      $11,515       (370)        (3%)     20.16%                 +13 bp
+300 bp       11,785       (100)        (1%)     20.39%                 +35 bp
+200 bp       11,925         40         .8%      20.42%                 +39 bp
+100 bp       11,950         65          1%      20.29%                 +26 bp
   0          11,885          -          -       20.24%                   --
-100 bp       11,752       (133)        (1%)     19.68%                (35) bp
-200 bp       11,694       (191)        (2%)     19.43%                (61) bp
-300 bp       11,823        (62)        (1%)     19.41%                (63) bp
-400 bp       11,995        110          1%      19.44%                (60) bp

   The following table sets forth the interest rate risk capital component for the Bank at December 31, 1996 (the most recent date for which such information is available to the Bank from the OTS) given a hypothetical 200 basis point rate change in market interest rates.

                                                               DECEMBER 31, 1996
                                                               -----------------

   Pre-shock NPV Ratio:  NPV as % of Portfolio Value of Assets.....     20.04%

   Exposure Measure:  Post-Shock NPV Ratio.........................     19.43%

   Sensitivity Measure:  Change in NPV Ratio.......................     (61) bp

   Change in NPV as % of Portfolio Value of Assets.................       2%

   Interest Rate Risk Capital Component ($000).....................       0

   Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

   Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in prior tables setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, which represent the Bank's primary loan product, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable rate loans in the Bank's portfolios could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.


AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

   Net interest income is affected by (i) the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Savings institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" which is net interest income divided by average interest-earning assets. The following table sets forth certain information relating to the Bank's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, nonaccruing loans are included in the net loan category. Average balances are derived from month-end average balances. Management does not believe that the use of month-end average balances instead of average daily balances has caused any material difference in the information presented.


                                                             YEAR ENDED DECEMBER 31,



                                --------------------------------------------------------------------------------------
                                           1996                         1995                            1994
                                ---------------------------  ----------------------------  ----------------------------
                                                    AVERAGE                       AVERAGE                     AVERAGE
                                AVERAGE             YIELD/   AVERAGE              YIELD/   AVERAGE            YIELD/
                                BALANCE   INTEREST   COST    BALANCE  INTEREST     COST    BALANCE  INTEREST   COST
                                -------   --------  -------  -------  --------    -------  -------  --------  -------
                                                        (Dollars in thousands)
Interest-earning assets:
  Loans receivable............  $52,470     $4,072    7.76%  $47,994    $3,705      7.72%  $43,103    $3,111    7.22%
  Investment securities.......    2,973        141    4.74     2,579       148      5.74     1,775       109    6.14
    Mortgage-backed
     securities...............      407         24    5.90
    Other interest-earning
     assets...................    1,786         91    5.10     4,095       235      5.74     5,574       197    3.53
                                -------   --------           -------  --------             -------  --------
    Total interest-earning
     assets...................   57,636      4,328    7.51    54,668     4,088      7.48    50,542     3,417    6.77
                                          --------                    --------                      --------
Non-interest-earning assets...    1,373                        1,132                         1,081
                                -------                      -------                      --------
    Total assets..............  $59,009                      $55,800                       $51,533
                                =======                      =======                      ========

Interest-bearing liabilities:
  Deposits....................  $42,114     $2,135    5.07   $38,992    $1,909      4.90   $43,997    $1,801    4.09
  Borrowings..................      352         18    5.11       304        21      6.91       457        32    6.85
                                -------   --------           -------  --------             -------  --------
    Total interest-bearing
     liabilities..............   42,466      2,153    5.07    39,296     1,930      4.91    44,454     1,833    4.12
                                          --------                    --------                      --------
Non-interest-bearing
 liabilities..................    1,025                          839                           615
                                -------                      -------                      --------
    Total liabilities.........   43,491                       40,135                        45,069
Stockholders' equity..........   15,518                       15,665                         6,464
                                -------                      -------                      --------
    Total liabilities and
     stockholders' equity.....  $59,009                      $55,800                       $51,533
                                =======                      =======                      ========
Net interest income...........              $2,175                      $2,158                        $1,584
                                           =======                     =======                      ========
Interest rate spread (1)......                        2.44%                         2.57%                       2.65%
                                                    =======                       =======                     =======
Net yield on interest-
 earning assets (2)...........                        3.77%                         3.95%                       3.14%
                                                    =======                       =======                     =======
Ratio of average
 interest-earning assets to
  average interest-bearing
   liabilities................                      135.72%                       139.12%                     113.70%
                                                    =======                       =======                     =======

____________________
(1) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Represents net interest income as a percentage of the average balance of interest-earning assets for the same period, and is also referred to as the net interest margin.

     The net interest margin is a key indicator used in determining the Bank's income performance. The Bank's net interest margin was 3.77% for the year ended December 31, 1996 compared to 3.95% and 3.14% for the years ended December 31, 1995 and 1994, respectively. The net interest income increased by $17,000 during the year ended December 31, 1996 compared to the same period in 1995, and increased by $574,000 in 1995 compared to 1994.

     The increase in net interest income of $17,000 between 1996 and 1995 was due to the increase in the volume of average net interest-earning assets of approximately $3.0 million in 1996 compared to 1995 offset by the average interest rates paid on deposits increasing at a greater rate than the average interest yield on interest earning assets.

     The increase in net interest income of $574,000 between 1995 and 1994 was primarily due to the increase in the volume of average net interest-earning assets of approximately $4.1 million in 1995 compared to 1994 offset by the average interest rates paid on deposits, increasing at a slightly greater rate than the average interest yield on interest earning assets.

RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate) and (ii) changes in rate (changes in rate multiplied by old volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume). Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of average daily balances has caused any material difference in the information presented.

                                                                YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------------------------
                                                     1996  VS.  1995                     1995  VS.  1994
                                             -------------------------------  ----------------------------------
                                                   INCREASE (DECREASE)                  INCREASE (DECREASE)
                                                         DUE TO                               DUE TO
                                             -------------------------------  ----------------------------------
                                                                RATE/                           RATE/
                                             VOLUME     RATE    VOLUME  TOTAL  VOLUME  RATE    VOLUME   TOTAL
                                             ------     ----    ------  -----  ------  ----    ------   -----
Interest income:
  Loans                                      $ 345      $ 19    $ 2     $ 366  $ 354   $216    $ 24     $594
  Investment securities                         23       (26)    (4)       (7)    49     (7)     (3)      39
  Mortgage-backed securities                     -         -     24        24      -      -       -        -
  Other interest-earning assets               (133)      (26)    15      (144)   (52)   123     (33)      38
                                             ------     ----    ---     -----  ------  ----    ----     ----
    Total interest-earning assets              235       (33)    37       239    351    332     (12)     671
                                             ------     ----    ---     -----  ------  ----    ----     ----
Interest expense:
  Deposits                                     154        66      5       225   (207)   356     (41)     108
  Borrowings                                     3        (5)    (1)       (3)   (11)    --      --      (11)
                                             ------     ----    ---     -----  ------  ----    ----     ----
    Total interest-bearing liabilities         157        61      4       222    218    356     (41)      97
                                             ------     ----    ---     -----  ------  ----    ----     ----
Change in net interest income                $  78      $(94)   $33     $  17  $ 569   $(24)   $ 29     $574
                                             ======     ====    ===     =====  ======  ====    ====     ====


COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

   FINANCIAL CONDITION.

   The Company's consolidated assets increased $3.5 million or 6.1% to $60.0 million at December 31, 1996 compared to $56.5 million at December 31, 1995. The net increase of $3.5 million was due to an increase of $3.5 million in loans receivable, an increase of $649,000 in the investment portfolio and an increase of $227,000 in foreclosed real estate offset by a decrease of $82,000 in accrued interest receivable and fixed assets and an aggregate decrease of $884,000 in cash, interest bearing deposits and certificates of deposit.

   The Company's investment portfolio increased $649,000. Securities classified as available-for-sale per SFAS No. 115 decreased $90,000 due to the sale of 3,204 shares of Federal Home Loan Mortgage Corporation stock, which had a carrying value of $274,000, offset by an increase of $184,000 in the market value of the remaining securities. Securities held-to-maturity increased $739,000 due to the purchase of a mortgage-backed security and a U.S. Treasury Note for approximately $1.0 million offset by the proceeds of a maturing U.S. Treasury Note in the amount of $250,000.

   Loans receivable increased $3.5 million or 7.1% to $53.1 million at December 31, 1996 from $49.6 million at December 31, 1995. The increase in loans during the year ended December 31, 1996 is the result of management becoming more active in loan solicitation, a continuation of the policy initiated in March of 1994, whereby the Bank offers more flexible options regarding the initial rate adjustment period on adjustable rate loans, plus a stable interest rate environment in 1996.

   The allowance for loan losses totaled $107,000 and $100,000, respectively at December 31, 1996 and 1995. The allowance for loan losses as a percentage of non-performing loans was 23.99% and 18.28% as of December 31, 1996 and 1995, respectively. During these periods there were no loans charged off or recoveries of previous loan losses. The determination of the allowance for loan losses is based on management's analysis, done no less than on a quarterly basis, of various factors, including market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is in accordance with generally accepted accounting principles and reflects current regulatory and economic considerations, there can be no assurance that additional losses will not be incurred, or that the Bank's regulators or changes in the Bank's economic environment will not require further increases in the allowance.

   Deposits increased $3.4 million or 8.8% from $39.4 million at December 31 1995 to $42.8 million at December 31, 1996. The increase in deposits reflects management's continued success in attracting depositors within the local market area.

   Stockholders' equity decreased by $1.0 million to $15.1 million at December 31, 1996 as compared to $16.1 million at December 31, 1995. During 1996, the Company repurchased 76,125 shares of its common stock at a cost of $1.5 million, which was charged to stockholders' equity. Other changes to stockholder equity from 1995 to 1996 were an increase due to net income of $760,000, an increase of $105,000 due to the release of ESOP shares from collateral, offset by decreases of $380,000 from the payment of dividends and $51,000 due to the decrease of the net unrealized gain on securities available-for-sale.

   RESULTS OF OPERATIONS

   Net Income. Net income increased by $15,000 or 2.0% to $760,000 for the year ended December 31, 1996 as compared to $746,000 for the same period in 1995. The net increase was due to a $240,000 increase in interest income, a $291,000 increase in other income plus a decrease of $17,000 in the provision for loan losses offset by an increase of $223,000 in interest expense, an increase of $300,000 in other expenses and an increase of $10,000 in income taxes for 1996 compared to 1995.

   Interest Income. Interest income was $4.3 million, or 7.51% of average interest-earning assets, for the year ended December 31, 1996 as compared to $4.1 million, or 7.48% of average interest-earning assets, for the year ended December 31, 1995. Interest income increased by $240,000 or 5.89% from 1995 to 1996. The change was due primarily to a $3.0 million increase in the average balance of interest-earning assets during the year ended December 31, 1996 compared to the year ended December 31, 1995.

   Interest Expense. Interest expense was $2.1 million, or 5.07% of average interest-bearing liabilities for the year ended December 31, 1996 as compared to $1.9 million, or 4.90% of average interest-bearing liabilities for the corresponding period in 1995. The increase in interest expense was the result of an increase of 17 basis points in the average rate paid on deposits plus an increase in the average interest bearing deposits of approximately $3.2 million in 1996 compared to 1995.

   Provision for Loan Losses. The provision for loan losses was approximately $7,000 and $24,000 for the years ended December 31, 1996 and 1995, respectively. Management considers many factors in determining the necessary levels of the allowance for loan losses, including an analysis of specific loans in the portfolio, estimated value of the underlying collateral, assessment of general trends in the real estate market, delinquency trends, prospective economic and regulatory conditions, inherent loss in the loan portfolio, and the relationship of the allowance for loan losses to outstanding loans. At December 31, 1996 and 1995, the allowance for loan losses represented .20% of total loans.

   Non-Interest Income. Non-interest income amounted to $334,000 and $43,000 for the years ended December 31, 1996 and 1995, respectively. The increase was due primarily to a $282,000 gain resulting from the sale of investments classified as available-for-sale.

   Non-Interest Expense. Non-interest expense increased approximately $300,000 or 29.1% to $1,334,000 at December 31, 1996 compared to $1,033,000 at December 31, 1995. Non-interest expense was 2.26% of average assets for the year ended December 31, 1996 as compared to 1.85% of average assets for the same period in 1995. The increase of $300,000 was due primarily to increases of $276,000 in federal insurance premiums, $36,000 in losses on foreclosed real estate, $45,000 in other operating expenses, offset by a decrease of $53,000 in legal expenses. The increase of $276,000 in federal insurance premiums was primarily due to a one-time special assessment of $274,000, pursuant to legislation signed by the President on September 30, 1996 to recapitalize the Savings Association Insurance Fund (SAIF). As a result of this special assessment, the insurance assessment rate on the Bank's deposits will be reduced beginning January 1, 1997 to a comparable rate charged to well capitalized commerical banks. The increase of $36,000 in losses on foreclosed real estate was the result of a valuation allowance established by management to reflect the fair value of the real estate owned net of estimated selling expense. The increase of $45,000 in other operating expenses was due to increases in franchise and license taxes, accounting and regulatory fees associated with being a public company. The decrease of $53,000 in legal expense was due to special services related to new employee benefit plans provided in 1995, but not in 1996.

   Income Taxes. The provision for income tax expense amounted to approximately $409,000 and $399,000 for the years ended December 30, 1996 and 1995, respectively. The provision for income tax expense as a percentage of income before income tax expenses amounted to 34.9% and 34.8% for 1996 and 1995, respectively (see Note 9 of Notes to Consolidated Financial Statements).

   COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

   Net Income.   Net income increased by $204,000 or 37.6% to $746,000 for the year ended December 31, 1995 as compared to $542,000 for the same period in 1994. The net increase was due to a $671,000 increase in interest income plus a $7,000 increase in other income offset by an increase of $98,000 in interest expense, an increase of $24,000 in the provision for loan losses, an increase of $233,000 in other expenses and an increase of $119,000 in income taxes for 1995 compared to 1994.

   Interest Income. Interest income was $4.1 million, or 7.48% of average interest-earning assets, for the year ended December 31, 1995 as compared to $3.4 million, or 6.77% of average interest-earning assets, for the year ended December 31, 1994. Interest income increase by $671,000 or 19.6% from 1994 to 1995. The change was due to a 71 basis point increase in the average rate earned on the average interest-earning assets plus a $4.1 million increase in the average balance of interest-earning assets during the year ended December 31, 1995 compared to the year ended December 31, 1994.

   Interest Expense. Interest expense was $1.9 million, or 4.91% of average interest-bearing liabilities for the year ended December 31, 1995 as compared to $1.8 million, or 4.12% of average interest-bearing liabilities for the corresponding period in 1994. The increase in interest expense was primarily the result of an increase of 81 basis points in the average rate paid on deposits offset by a decrease in the average interest-bearing deposits of approximately $5.0 million in 1995 compared to 1994.

   Provision for Loan Losses. The provision for loan losses was approximately $24,000 and $-0- for the years ended December 31, 1995 and 1994, respectively. Management considers many factors in determining the necessary levels of the allowance for loan losses, including an analysis of specific loans in the portfolio, estimated value of the underlying collateral, assessment of general trends in the real estate market, delinquency trends, prospective economic and regulatory conditions, inherent loss in the loan portfolio, and the relationship of the allowance for loan losses to outstanding loans. At December 31, 1995 the allowance for loan losses represented .20% of total loans compared to .17% at December 31, 1994.

   Non-Interest Income. Non-interest income amounted to $43,000 and $36,000 for the years ended December 31, 1995 and 1994, respectively. The largest item in non-interest income is service fees on loan and deposit accounts, which amounted to $41,000 and $34,000 for 1995 and 1994, respectively. The increase in non-interest income of $7,000 was primarily due to the increase in income from late fees on delinquent loans and service charges on NOW accounts.

   Non-Interest Expense. Non-interest expense increased approximately $233,000 or 29.2% to $1,033,000 at December 31, 1995 compared to $800,000 at December 31, 1994. Non-interest expenses was 1.85% of average assets for the year ended December 31, 1995 as compared to 1.56% of average assets for the same period in 1994. The increase of $233,000 was due primarily to increases of $107,000 in compensation and benefits, $71,000 in legal expenses, $10,000 in occupancy expense and $45,000 in other operating expenses. The net increase of $107,000 from 1994 to 1995 in compensation and benefits resulted from $81,000 expense pertaining to the Company's ESOP, $117,000 expenses related to the Directors Retirement Plan approved in 1995, $26,000 additional salary expenses, primarily from the addition of one new person in 1995 offset in part by a decrease in director fees of $9,000 in 1995 compared to 1994, plus $108,000 expense in 1994 related to a defined benefit retirement plan which was terminated in 1994 (See
Note 10 of Notes to Consolidated Financial Statements). The increase in legal fees was due to additional services related to new employee benefit plans, issues related to stockholder matters and regulatory filings as a result of being a public company. The increase in occupancy expense was due to increased depreciation and maintenance expenses. Other operating expenses increased $45,000 due to increases in accounting, regulatory fees, advertising, printing and postage, all of which increased as a result of being a public company in 1995.

   Income Taxes. The provision for income tax expense amounted to approximately $399,000 and $279,000 for the years ended December 30, 1995 and 1994, respectively. The provision for income tax expenses as a percentage of income before income tax expenses and cumulative effect of the change in accounting principle amounted to 34.8% and 34.0% for 1995 and 1994, respectively (see Note 9 of Notes to Consolidated Financial Statements).

   LIQUIDITY AND CAPITAL RESOURCES

   The liquidity of the Company depends primarily on the dividends paid to it as the sole shareholder of the Bank, plus the portion of funds retained by the Company from the stock issued in the initial public offering. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company. See Note 9 of Notes to Consolidated Financial Statement.

   The Bank's principal sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and proceeds from maturing investment securities. In addition, as a member of the FHLB of Cincinnati, the Bank is eligible to borrow funds from the FHLB of Cincinnati in the form of advances.

   The Bank is required by OTS regulations to maintain minimum levels of specified liquid assets which are currently equal to 5% of deposits and
borrowings.   Central Kentucky Federal's liquidity ratio at December 31, 1996, was approximately 8.72%. A higher liquidity ratio can result in a reduced return on the investment of such assets due to the lower interest rates usually prevailing on shorter-term investments.

   The Bank's most liquid assets are cash and cash equivalents, which are short term, highly liquid investments with original maturities of less than three months. The level of this asset is dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 1996 and 1995, cash and cash equivalents totaled approximately $2.2 million and $2.1 million, respectively.

   The primary operating activity of the Bank is accepting deposits from the general public and the origination of residential mortgage and other loans.
Cash flow from this activity is generally derived from net income, as increased or decreased in part by the income attributable to FHLB stock dividends, depreciation expense, interest accruals, deferred income taxes, and the change in prepaid expenses as amounts paid in prior periods are applied to subsequently incurred expenses. The Bank's operating activities produced positive cash flows for 1996 and 1995. The primary investing activities of the Bank are origination of loans and purchases of investment securities. For the year ended December 31, 1996 and 1995, respectively, the Bank's origination of loans exceeded repayments by $3.5 million and $4.5 million. The excess of originations over repayments during 1996 and 1995 reflected the success of management's strategy of offering more flexible options related to adjustable rate mortgage loans.
The Bank's primary financing activities arise from certificates of deposits and from other deposit accounts, and from the issuance and repurchase of the Company's common stock. During the year ended December 31, 1996, the Bank had a net increase in other deposit accounts of approximately $367,000 and a net increase in certificates of deposit of $3.1 million. In addition, the Company repurchased 76,125 shares of its stock at a cost of $1.5 million.

   The Bank's capital ratios are substantially in excess of current regulatory capital requirements. At December 31, 1996, the Bank's tangible and core capital amounted to 19.9% of adjusted total assets, or 18.4% and 16.9%, respectively, in excess of the Bank's current 1.5% tangible and 3.0% core capital requirements. Additionally, the Bank's risk-weighted assets ratio was 35.4% at December 31, 1996, or 27.4% in excess of the Bank's 8.0% risk-based capital requirement (See Note 9 of Notes to Consolidated Financial Statements).

   IMPACT OF INFLATION AND CHANGING PRICES

   The Consolidated Financial Statements, and Notes thereto, presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

   OTHER DEVELOPMENTS - SPECIAL DEPOSIT INSURANCE ASSESSMENT; BAD DEBT RESERVE RECAPTURE

     On September 30, 1996, the President signed legislation, which among other things, recapitalized the Savings Associations Insurance Fund through a special assessment on most savings financial institutions, such as the Bank. The special assessment amounted to 65.7 basis points applied to the Bank's insured deposits as of March 31, 1995, and amounted to $274,000. The expense was recognized in the consolidated financial statements for the year ended December 31, 1996, and the after tax impact was to reduce net income by $181,000 or $0.20 per share of common stock.

As a result of this special assessment, the insurance assessment rate on the Bank's deposits will be reduced beginning January 1, 1997 to a comparable rate charged to well capitalized commercial banks.

     In addition, during 1996 legislation was enacted that repealed the bad debt deduction under the percentage of taxable income method of the Internal Revenue Code for savings banks. Savings banks, like the Bank, which have previously used the percentage of taxable income method in computing its bad debt deduction for tax purposes are required to recapture into taxable income post-1987 reserves over a six-year period beginning with the 1996 taxable year. The start of such recapture may be delayed until the 1998 taxable year if the dollar amount of the institution's residential loan originations in each year is not less than the average dollar amount of residential loans originated in each of the nine most recent years disregarding the years with the highest and lowest originations during such period. For purposes of this test, residential loan originations would not include refinancing and home equity loans. The impact of this legislation will not have a material impact on the financial statements of the Company.

     IMPACT OF RECENT ACCOUNTING STANDARDS

     ACCOUNTING FOR MORTGAGE SERVICING. In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires that the Company recognizes as separate assets rights to service mortgage loans for others, regardless of how those servicing rights were acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained would allocate some of the cost of the loans to the mortgage servicing rights. SFAS No. 122 also requires that an enterprise allocate the cost of purchasing or originating the mortgage loans between the mortgage servicing rights and the loans, when mortgage loans are securitized, if it is practicable to estimate the fair value of mortgage servicing rights. Additionally, SFAS No. 122 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment would be measured based on fair value. SFAS No. 122 is to be applied prospectively to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights and capitalized excess servicing receivables whenever acquired. Retroactive application is prohibited. Management adopted SFAS No. 122 on January 1, 1996, as required, without material effect on the Company's consolidated financial position or results of operations.

     ACCOUNTING FOR STOCK-BASED COMPENSATION. In October 1994, the FASB issued SFAS No. 123 entitled "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation paid to employees. SFAS No. 123 recognizes the fair value of an award of stock or stock options on the grant date and is effective for transactions occurring after December 1995. Companies are allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net earnings, and if presented, earnings per share, as if SFAS No. 123 had been adopted. The Company has elected to continue using the intrinsic value based method of accounting for stock options in accordance with SFAS No. 123 with no effect on the Company's consolidated financial condition or results of operations.

     ACCOUNTING FOR TRANSFERS OF FINANCIAL ASSETS. In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers of Financial Assets, Servicing Rights, and Extinguishment of Liabilities," that provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishment of liabilities. SFAS No. 125 supersedes SFAS No. 122 and introduces an approach to accounting for transfers of financial assets that provides a means of dealing with more complex transactions in which the seller disposes of only a partial interest in the assets, retains rights or obligations, makes use of special purpose entities in the transaction, or otherwise has continuing involvement with the transferred assets. The new accounting method, the financial components approach, provides that the carrying amount of the financial assets transferred be allocated to components of the transaction based on their relative fair values. SFAS No. 125 provides criteria for determining whether control of assets has been relinquished and whether a sale has occurred. If the transfer does not qualify as a sale, it is accounted for as secured borrowing. Transactions subject to the provisions of SFAS No. 125 include, among others, transfers involving repurchase agreements, securitizations of financial assets, loan participations, factoring arrangements, and transfers of receivables with recourse.

     An entity that undertakes an obligation to service financial assets recognizes either a servicing asset or liability for the servicing contract (unless related to a securitization of assets, and all the securitized assets are retained and classified as held-to-maturity). A servicing asset or liability that is purchased or assumed is initially recognized at its fair value. Servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are subject to subsequent assessments for impairment based on fair value.

     SFAS No. 125 provides that a liability is removed from the balance sheet only if the debtor either pays the creditor and is relieved of its obligation for the liability or is legally released from being the primary obligor.

     SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management does not believe that adoption of SFAS No. 125 will have a material adverse effect on the Company's consolidted financial position or results of operations.

                                LETTERHEAD OF
                     MILLER, MAYER, SULLIVAN & STEVENS LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                      "INNOVATORS OF SOLUTION TECHNOLOGY"

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
CKF Bancorp, Inc.
Danville, Kentucky

We have audited the accompanying consolidated balance sheets of CKF Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996. These consolidated financial statements are the responsibility of the management of CKF Bancorp, Inc. (Company). Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CKF Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996 in conformity with generally accepted accounting principles.



Lexington, Kentucky
January 24, 1997



                                                                  (606) 223-3095
2365 HARRODSBURG ROAD    LEXINGTON, KENTUCKY 40504-3399      FAX: (606) 223-2143

                        CKF BANCORP, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                            ----------------------


                                                                         AS OF DECEMBER 31,
                                                                        --------------------
ASSETS                                                                 1996              1995
                                                                     ------------   ------------

Cash and due from banks                                               $   564,003    $   500,944
Interest bearing deposits                                               1,655,589      1,602,813
Certificates of deposit                                                                1,000,000
Investment securities:
 Securities available-for-sale                                            728,475        818,634
 Securities held-to-maturity (market values of $2,711,205
     and $1,997,758 for 1996 and 1995, respectively)                    2,714,723      1,975,941
Loans receivable, net                                                  53,181,509     49,638,263
Foreclosed real estate, net of allowance of $36,000                       227,340
Accrued interest receivable                                               378,405        440,314
Office property and equipment, net                                        540,638        560,968
Other assets                                                               11,778         11,401
                                                                     ------------   ------------
   Total assets                                                       $60,002,460    $56,549,278
                                                                     ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                              $42,832,354    $39,355,841
Federal income taxes payable                                              641,014        680,256
Advance from Federal Home Loan Bank                                     1,252,179        288,040
Advance payment by borrowers for taxes and insurance                       18,944          4,183
Other liabilities                                                         159,040         92,048
                                                                     ------------   ------------
  Total liabilities                                                    44,903,531     40,420,368
                                                                     ------------   ------------

Commitments and contingencies

Stockholders' equity
 Common stock, $.01 par value, 4,000,000 shares authorized;
1,000,000 shares issued and outstanding                                    10,000         10,000
 Additional paid-in capital                                             9,612,331      9,583,408
 Retained earnings, substantially restricted                            7,147,931      6,767,215
    Treasury stock, 50,000 shares, at cost                               (986,388)
    Stock Option Trust, 22,725 shares, at cost                           (455,344)
 Net unrealized appreciation on securities available-for-sale             463,732        514,955
 Unearned Employee Stock Ownership Plan (ESOP) shares                    (693,333)      (746,668)
                                                                     ------------   ------------

  Total stockholders' equity                                           15,098,929     16,128,910
                                                                     ------------   ------------

  Total liabilities and stockholders' equity                          $60,002,460    $56,549,278
                                                                     ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                            -----------------------


                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                                -----------------------------------------------
                                                                   1996               1995              1994
                                                                ----------         ----------        ----------
INTEREST INCOME:
 Interest on loans                                              $4,072,208         $3,704,999        $3,110,850
 Interest and dividends on investments                             165,018            148,264           108,977
 Other interest income                                              91,251            234,554           197,047
                                                                ----------         ----------        ----------
  Total interest income                                          4,328,477          4,087,817         3,416,874
                                                                ----------         ----------        ----------

INTEREST EXPENSE:
 Interest on deposits                                            2,134,724          1,909,031         1,800,717
 Other interest                                                     18,577             20,795            31,596
                                                                ----------         ----------        ----------
  Total interest expense                                         2,153,301          1,929,826         1,832,313
                                                                ----------         ----------        ----------

Net interest income                                              2,175,176          2,157,991         1,584,561
Provision for loan losses                                            7,000             24,000
                                                                ----------         ----------
Net interest income after provision for loan losses              2,168,176          2,133,991         1,584,561
                                                                ----------         ----------        ----------

NON-INTEREST INCOME:
 Loan and other service fees                                        50,032             41,364            33,614
   Gain on sale of investments                                     281,616
 Other, net                                                          2,627              1,907             2,599
                                                                ----------         ----------        ----------
  Total non-interest income                                        334,275             43,271            36,213
                                                                ----------         ----------        ----------

NON-INTEREST EXPENSE:
 Compensation and benefits                                         538,634            543,510           436,300
 Federal insurance premium                                         373,439             97,939            99,857
   Legal                                                            20,945             73,903             3,578
 State franchise tax                                                49,094             50,240            48,064
 Occupancy expense, net                                             44,792             41,406            31,296
 Data processing                                                    41,832             42,615            41,952
   Loss on foreclosed real estate                                   36,000
 Other operating expenses                                          228,871            183,729           138,897
                                                                ----------         ----------        ----------
  Total non-interest expense                                     1,333,607          1,033,342           799,944
                                                                ----------         ----------        ----------

Income before income tax expense                                 1,168,844          1,143,920           820,830
Provision for income taxes                                         408,586            398,352           279,093
                                                                ----------         ----------        ----------

Net income                                                      $  760,258         $  745,568        $  541,737
                                                                ==========         ==========        ==========

Earnings per share                                              $      .83         $      .81        $      N/A
                                                                ==========         ==========        ==========

              The accompanying notes are an integral part of the
                      consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
                            -----------------------

                                                                    Net Unrealized
                                                                    Appreciation On
                                           Additional                  Securities                 Stock     Unearned     Total
                                   Common    Paid-in     Retained      Available     Treasury    Option       ESOP    Stockholders'
                                    Stock    Capital     Earnings       For-Sale       Stock      Trust     Shares       Equity
                                  ------- ------------ -----------  --------------- ---------- ----------  --------- --------------
Balance, December 31, 1993        $       $             $5,663,910  $               $         $           $            $  5,663,910

 Issuance of common stock          10,000    9,555,708                                                     (800,000)      8,765,708

 Net income                                                541,737                                                          541,737
 Cumulative effect of change
  in accounting principle, net
  unrealized gain on securities
  available-for-sale                                                        297,379                                         297,379
 Change in net unrealized gain
  on securities available-for-sale                                            4,045                                           4,045
                                  ------- ------------ -----------  --------------- --------  ---------   ---------  --------------
Balance, December 31, 1994         10,000    9,555,708   6,205,647          301,424                        (800,000)     15,272,779

  Net income                                               745,568                                                          745,568
  Change in net unrealized gain
   on securities available-for-sale                                         213,531                                         213,531
  Dividend declared                                       (184,000)                                                        (184,000)
  ESOP shares earned in 1995                    27,700                                                       53,332          81,032
                                  ------- ------------ -----------  --------------- --------  ----------  ---------  --------------
Balance, December 31, 1995         10,000    9,583,408   6,767,215          514,955                        (746,668)     16,128,910

  Net income                                               760,258                                                          760,258
  Change in net unrealized gain
   on securities available-for-sale                                         (51,223)                                        (51,223)
  Dividend declared                                       (379,542)                                                        (379,542)
  ESOP shares earned in 1996                    51,448                                                       53,335         104,783
  Purchase of common stock,
   76,125 shares                                                                    (1,049,588) (459,294)               (1,508,882)
  Shares issued upon exercise
   of options                                  (22,525)                                 63,200     3,950                    44,625
                                  ------- ------------ -----------  --------------- ---------- ---------- ----------  -------------
Balance, December 31, 1996        $10,000   $9,612,331  $7,147,931        $ 463,732  $(986,388)$(455,344)  $(693,333)   $15,098,929


                       The accompanying notes are an integral part of the consolidated financial statements.

                       CKF BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            ----------------------


                                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                                                 ---------------------------------------
                                                                                    1996           1995         1994
                                                                                 -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                                      $   760,258   $   745,568   $   541,737
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Loss on termination of retirement plan                                                                        123,305
   ESOP benefit expense                                                              104,783        81,032
   Provision for loan losses                                                           7,000        24,000
   Provisions for losses on foreclosed real estate                                    36,000
   Amortization of loan fees                                                          (7,593)       (9,172)       (4,392)
   Realized gain on sale of investment                                              (281,616)
   Provision for depreciation                                                         27,457        23,837        21,017
   FHLB stock dividend                                                               (32,100)      (29,100)      (23,000)
   Deferred income taxes                                                             (12,856)      160,539         4,428
   Amortization of investment premium
    and (discount)                                                                     9,156         3,021         1,621
   Changes in:
    Interest receivable                                                               61,909      (118,350)      (39,751)
    Other liabilities                                                                 65,315        41,365         7,801
    Prepaid expense                                                                     (378)       (1,094)      (14,158)
    Interest payable                                                                   1,678         1,034         1,472
                                                                                 -----------   -----------   -----------

  Net cash provided by operating activities                                          739,013       922,680       620,080
                                                                                 -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Loan originations and principal payment on loans, net                            (3,473,994)   (4,474,324)   (3,208,304)
 Purchase of loans                                                                  (332,000)      (36,000)     (185,250)
 Proceeds from maturities of securities held-to-maturity                             250,000       251,310
 Purchase of securities held-to-maturity                                          (1,017,807)     (256,651)   (1,010,196)
 Purchase of certificates of deposit                                                            (2,400,000)
 Proceeds from maturities of certificates of deposit                               1,000,000     1,400,000
 Proceeds from sale of securities available-for-sale                                 294,167
 Principle repayment on mortgage back securities                                      51.969
 Purchase of fixed assets                                                             (7,127)     (109,237)      (16,231)
                                                                                 -----------   -----------   -----------

  Net cash provided (used) for investing activities                               (3,234,792)   (5,624,902)   (4,419,981)
                                                                                 -----------   -----------   -----------




                                  (Continued)

              The accompanying notes are an integral part of the
                      consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                                                   ---------------------------------------
                                                                                      1996         1995          1994
                                                                                  -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase (decrease) in demand deposits,
    NOW accounts and savings accounts                                                 366,519      (352,046)   (1,058,082)
 Net increase (decrease) in certificate of deposits                                 3,109,995      (579,055)   (2,253,706)
 Proceeds from FHLB advance                                                         1,000,000
 Payments on FHLB advances                                                            (35,862)      (34,961)     (168,420)
 Net increase (decrease) in custodial accounts                                         14,761         4,183
 Proceeds from issuance of common stock                                                                         9,565,708
 ESOP loan                                                                                                       (800,000)
 Purchase of common stock                                                          (1,508,882)
 Payment of dividends                                                                (379,542)     (184,000)
 Exercise of stock options                                                             44,625
                                                                                  -----------   -----------   -----------

    Net cash provided (used) by financing activities                                2,611,614    (1,145,879)    5,285,500
                                                                                  -----------   -----------   -----------

Increase (decrease) in cash and cash equivalents                                      115,835    (5,848,101)    1,485,599

Cash and cash equivalents, beginning of period                                      2,103,757     7,951,858     6,466,259
                                                                                  -----------   -----------   -----------

Cash and cash equivalents, end of period                                          $ 2,219,592   $ 2,103,757   $ 7,951,858
                                                                                  ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid for income taxes                                                        $  421,445    $  237,810   $   300,385
 Cash paid for interest                                                            $2,151,623    $1,929,289   $ 1,830,842

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
 Transfer of real estate to loans                                                                             $    32,810

 ESOP shares earned                                                                $  104,783    $   81,032


              The accompanying notes are an integral part of the
                      consolidated financial statements.

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              -------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

On December 29, 1994, Central Kentucky Federal Savings and Loan Association completed a conversion from a federal mutual savings and loan association to a federal stock savings bank, Central Kentucky Federal Savings Bank (Bank). All stock of the Bank was issued to CKF Bancorp, Inc. (Company), a holding company formed in connection with the conversion. Simultaneously, the Company completed an offering and sale of its common stock.

CKF Bancorp, Inc. is a corporation organized under the laws of Delaware. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. The Company's operations consist primarily of those of the Bank.

The Bank is a federally chartered stock savings bank located in Danville, Kentucky. The Bank is a member of the Federal Home Loan Bank System. As a member of this system, the Bank is required to maintain an investment in capital stock of the Federal Home Loan Bank of Cincinnati (FHLB) in an amount equal to at least the greater of 1% of its outstanding loan and mortgage-backed securities or .3% of total assets as of December 31 of each year. The Bank's operations consist of attracting deposits from the general public and using such deposits to originate loans primarily in the Bank's market area. The bank's profitability is significantly dependent on net interest income which is the difference between income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid by the Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

The consolidated financial information presented herein has been prepared in accordance with generally accepted accounting principles (GAAP) and general accounting practices within the financial services industry. In preparing the consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

The following is a summary of the Company's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of CKF Bancorp, Inc. and its subsidiary, Central Kentucky Federal Savings Bank. All significant intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS. For purposes of reporting consolidated cash flows, the Bank considers cash, balances with banks, and interest bearing deposits in other financial institutions with original

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              ------------------

maturities of three months or less to be cash equivalents. Cash and cash equivalents include approximately $93,000 on deposit with other banks which is not covered by FDIC insurance.

INVESTMENT SECURITIES. On January 1, 1994, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that all investments in debt securities and all investments in equity securities that have readily determinable fair values be classified into three categories. Securities that management has positive intent and ability to hold until maturity will be classified as held to maturity. Securities that are bought and held specifically for the purpose of selling them in the near term will be classified as trading securities. All other securities will be classified as available for sale. Securities classified as trading and available for sale will be carried at market value. Unrealized holding gains and losses for trading securities will be included in current income. Unrealized holding gains and losses for available for sale securities will be reported as a net amount in a separate component of stockholders' equity until realized. Investments classified as held to maturity will be carried at amortized cost. The cumulative effect of this change, as of January 1, 1994, was to increase stockholder's equity by $297,379, after a provision for deferred taxes of $153,196.

Investment securities that management has the intent and ability to hold to maturity are classified as held to maturity, and carried at cost, adjusted for amortization of premium or accretion of discount over the term of the security, using the level yield method. Included in this category of investments is FHLB stock which is a restricted stock carried at cost. Investment securities available for sale are carried at market value. Adjustments from amortized cost to market value are recorded in stockholder's equity net of deferred income tax until realized. The identified security method is used to determine gains or losses on sales of investment securities.

Regulations require the Bank to maintain an amount of cash and U. S. government and other approved securities equal to a prescribed percentage (5% at December 31, 1996 and 1995) of deposit accounts (net of loans on deposits) plus short-term borrowings. At December 31, 1996 and 1995, the Bank was in compliance with these requirements.

OFFICE PROPERTY AND EQUIPMENT. Office properties and equipment are stated at cost less accumulated depreciation computed principally by the straight-line method. The estimated useful lives used to compute depreciation are; office buildings and improvements, ten to fifty years; and furniture and equipment, five to ten years. The gain or loss on the sale of property and equipment is recorded in the year of disposition.

LOAN FEES. Loan fees are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 91. SFAS No. 91 requires loan origination fees and certain related direct loan origination costs be offset and the resulting net amount be deferred and amortized over the contractual life of the related loans as an adjustment to the yield of such loans.

FORECLOSED REAL ESTATE. Real estate properties acquired through, or in lieu of, loan foreclosures are to be sold and are initially recorded at fair value less estimated selling expenses at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             --------------------

by management, and the real estate is carried at the lower of the carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

LOANS. Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees. The Bank has adequate liquidity and capital, and it is management's intention to hold such assets to maturity.

An allowance for loan losses is provided to reduce the recorded balances of loans to estimated net realizable value. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Managements's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, estimated value of any underlying collateral, and current economic conditions. While management uses the best information available, future adjustments may be necessary if conditions differ substantially from assumptions used in management's evaluation.

Effective January 1, 1995, the Company implemented SFAS No. 114 "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Bank considers its investment in one-to-four family residential loans and consumer installment loans to be homogenous and therefore excluded from separate identification for evaluation of impairment. With respect to the Bank's investment in impaired multi-family and nonresidential loans, such loans are collateral dependent, and as a result, are carried as a practical expedient at the lower of cost or fair value.

Collateral dependent loans when put in non-accrual status are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

INCOME RECOGNITION ON NONACCRUAL AND IMPAIRED LOANS. Loans are generally classified as nonaccrual (impaired loans) if they are past due as to maturity or payment of principal and interest for a period of more than 90 days, unless such loans are well secured and in the process of collection. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is in nonaccrual status, interest income is generally recognized on a cash basis.

DEPOSITS. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). On September 30,


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            ---------------------

1996, the President signed legislation, which among other things, recapitalized the Savings Association Insurance Fund through a special assessment on savings financial institutions, such as the Bank. The special assessment amounted to $274,421 for the Bank and is included in the Federal and other insurance premium expense for the year ended December 31, 1996. As a result of the recapitalization of the SAIF, the Bank's assessment rate for insurance on deposits, beginning in 1997, is expected to decrease from .23% on customer deposit balances under $100,000 to approximately .4% on customer deposit balances under $100,000.

INCOME TAXES. The Company files a consolidated federal income tax return with its subsidiary. The current income tax benefit or liability is allocated to each corporation included in the consolidated return based on their tax benefit or liability computed on a separate return basis. The provision for federal and state taxes on income is based on earnings reported in the financial statements. Timing differences exist between income and expense recognition for financial reporting and income tax purposes. Deferred income taxes have been provided for these temporary differences.

FEDERAL HOME LOAN MORTGAGE CORPORATION STOCK. On December 6, 1984, the Federal Home Loan Mortgage Corporation created a new class of participating preferred stock. The preferred stock was distributed to the twelve district banks of the Federal Home Loan Banking System for subsequent distribution to their member institutions. The Bank received 817 shares of the stock and recorded it at its fair value of $40 per share as of December 31, 1984. The fair value of the stock recognized as of December 31, 1984 became its cost. The stock has been subsequently classified as available for sale and carried at market value.

ESOP AND STOCK OPTION AND COMPENSATION PLANS. Shares of common stock issued to the Company's employee stock ownership plan (ESOP) are initially recorded as unearned ESOP shares in stockholders' equity at the fair value of the shares at the date of issuance to the plan. As shares are committed to be released as compensation to employees, the Company reduces the carrying value of the unearned shares and records compensation expense equal to the current value of the shares.

Compensation cost of stock option plan awards is measured by the difference between the fair value of the Company's common stock at the date of the award and the price to be paid by the employee.

Shares of common stock awarded under the Company's stock compensation plan are recorded initially as unearned compensation in stockholders' equity at the fair value of the shares at the date of the award. The total compensation cost is recognized over the vesting period.

EARNINGS PER SHARE. Earnings per share for 1996 and 1995 are computed on the basis of the weighted average number of shares of common stock and common stock equivalents outstanding of 917,807 and 926,747 shares, respectively. Shares of common stock held by the ESOP are considered outstanding when they are committed to be released. Earnings per share is not presented for 1994 because the Company did not issue stock until December 29, 1994.


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              ------------------

     RECLASSIFICATIONS. Certain presentations of accounts previously reported have been reclassified in these consolidated financial statements. Such reclassification had no effect on net income or retained income as previously reported.

2.   INVESTMENT SECURITIES

     Investment securities held by the Company at December 31, 1996 and 1995 are summarized as follows:

                                                         DECEMBER 31, 1996
                                       -----------------------------------------------
                                                     GROSS       GROSS      ESTIMATED
                                       AMORTIZED   UNREALIZED  UNREALIZED    MARKET
                                          COST       GAINS       LOSSES       VALUE
                                       ----------  ----------  ----------  -----------
Securities available for-sale:

 Federal Home Loan Mortgage
   capital stock-6,600 shares          $   25,850  $  702,625  $           $   728,475
                                       ==========  ==========  ==========  ===========

Securities held-to-maturity:
 U. S. Treasury securities and
  obligations of U. S. Government
  corporations and agencies            $1,753,321  $    2,494  $           $ 1,755,815

 Mortgage backed securities               464,902                   6,012      458,890

 Federal Home Loan Bank of
   Cincinnati capital stock - 4,815
   shares                                 481,500                              481,500

 Intrieve Incorporated capital
   stock - 10 shares                       15,000                               15,000
                                       ----------  ----------  ----------  -----------

                                       $2,714,723  $    2,494  $    6,012  $ 2,711,205
                                       ==========  ==========  ==========  ===========


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       ---------------------------------


                                                                           DECEMBER 31, 1995
                                                             -----------------------------------------------
                                                                            GROSS        GROSS     ESTIMATED
                                                             AMORTIZED    UNREALIZED   REALIZED      MARKET
                                                               COST         GAINS       LOSSES       VALUE
                                                             ----------   ----------   --------    ---------

Securities available for-sale:

 Federal Home Loan Mortgage
         capital stock-9,804 shares                          $   38,399   $780,235     $           $  818,634
                                                             ==========   ========     ==========  ==========
Securities held-to-maturity:

 U. S. Treasury securities and
         obligations of U. S. Government
         corporations and agencies                           $1,511,541   $ 22,050     $      233  $1,533,358

 Federal Home Loan Bank of
         Cincinnati capital stock - 4,494
         shares                                                 449,400                               449,400


 Intrieve Incorporated capital
         stock - 10 shares                                       15,000                                15,000
                                                             ----------   --------     ----------  ----------
                                                             $1,975,941   $ 22,050     $      233  $1,997,758
                                                             ==========   ========     ==========  ==========

The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     ESTIMATED
                                         AMORTIZED     MARKET
                                            COST       VALUE
                                         ----------  ----------
December 31, 1996:
Due in one year or less                  $  500,466  $  501,795
Due after one year through five years     1,252,855   1,254,020
                                         ----------  ----------

                                         $1,753,321  $1,755,815
                                         ==========  ==========

     Investment securities with a carrying value of approximately $500,000 at December 31, 1996 and 1995, respectively, were pledged as collateral for certain municipal deposits.

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             -------------------

     For the year ended December 31, 1996, the Bank received $294,167 from the sell of an equity security, which was classified as available for sale. There were no sales of debt or equity securities for the years ended December 31, 1995 and 1994.

     At December 31, 1996 and 1995 the unrealized appreciation on investment securities available-for-sale in the amount of $702,625 and $780,235 net of the deferred tax liability of $238,893 and $265,280, respectively, is reflected as a separate component of stockholders' equity.

     Accrued interest receivable includes $8,555 and $66,520 as of December 31, 1996 and 1995, respectively, related to investment securities and term deposits.

3.   LOANS RECEIVABLE, NET

     The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first mortgages on single-family residences.

     Loans receivable, net at December 31, 1996 and 1995 consist of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
Real estate mortgage secured by one-to-four family
 residential property                                 $44,041,525  $40,649,332
Real estate mortgage secured by multi-family
 residential property                                   1,255,191    1,323,390
Real estate mortgage secured by other properties        6,509,812    6,270,124
Consumer loans:
 Loans to depositors, secured by savings                  416,443      423,946
 Other, principally unsecured                           1,913,295    1,814,897
                                                      -----------  -----------
                                                       54,136,266   50,481,689
Less:
 Undisbursed portion of mortgage loans                    784,066      690,661
 Allowance for loan losses                                107,000      100,000
 Net deferred loan origination fees                        63,691       52,765
                                                      -----------  -----------
                                                      $53,181,509  $49,638,263
                                                      ===========  ===========

Accrued interest receivable includes $369,850 and $373,794 at December 31, 1996 and 1995, respectively, related to loans receivable.


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             -------------------

 The following is a reconciliation of the allowance for loan losses:

                                              FOR THE YEARS ENDED DECEMBER 31,
                                              --------------------------------
                                                1996        1995        1994
                                              ---------  ---------    --------

Balance, beginning of period                   $100,000   $ 76,000     $76,000
Additions charged to operations                   7,000     24,000
Charge-offs
Recoveries                                    ---------  ---------    --------
Balance, end of period                         $107,000   $100,000     $76,000
                                              =========  =========    ========

    The following is a summary of non-performing loans:

                                                       AMOUNT (IN THOUSANDS)
                                                -----------------------------------
                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                -----------------------------------
                                                   1996         1995        1994
                                                -----------  -----------  ---------

Loans past due 90 days or more                       $ 359        $ 489      $ 631
Non-accrual loans                                       87           58        -0-
                                                     -----        -----      -----

Total nonperforming loan balances                    $ 446        $ 547      $ 631
                                                     =====        =====      =====

Nonperforming loans as a percentage of loans           .82%        1.10%      1.40%
                                                     =====        =====      =====

    During the year ended December 31, 1996, the Bank restructured one loan as defined under a "Troubled Debt Restructuring," which has a recorded investment amount of $270,465 at December 31, 1996.

    The Bank identified impaired loans as defined by SFAS No. 114 in the amount of $270,465 at December 31, 1996 for which no allowance for loan losses has been provided. There were no impaired loans at December 31, 1995. The average recorded investment in impaired loans was $285,056 and $58,887 during the years ended December 31, 1996 and 1995, respectively. Interest income on impaired loans of $5,480 and $4,350 was recognized for cash payments received in 1996 and 1995, respectively.


                                  (Continued)

                       CFK BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             -------------------

    Loans to executive officers and directors, including loans to affiliated companies of which executive officers and directors are principal owners, and loans to members of the immediate family of such persons at December 31, 1996 and 1995, were as follows:

                                                          DECEMBER 31,
                                                      --------------------
                                                        1996       1995
                                                      ---------  ---------

     Balance at beginning of period                   $280,691   $249,325
     New loans                                          22,722     51,331
     Repayments                                        (48,712)   (19,965)
                                                      --------   --------

     Balance at end of period                         $254,701   $280,691
                                                      ========   ========

     These loans were incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

4.   FORECLOSED REAL ESTATE

     Activity in the allowance for losses on foreclosed real estate for the year ended December 31, 1996 is as follows:

     Balance at January 1, 1996                          $   -0-
     Provision charged to income                          36,000
     Charge-offs, net of recoveries                            -
                                                         -------

     Balance at December 31, 1996                        $36,000
                                                         =======

     There was no allowance for losses on foreclosed real estate for the years ended December 31, 1995 and 1994.

5. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

     The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include mortgage commitments outstanding which amounted to approximately $275,500 and $503,700 as of December 31, 1996 and 1995, respectively. In addition, the Bank had approximately $854,790 and $575,795 of unused home equity lines of credit to customers at December 31, 1996 and 1995, respectively. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and home equity lines of credit, is represented by the


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             -------------------

     contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies, but primarily includes residential real estate.

     The Bank has no significant concentrations of credit risk with any individual counterparty to originate loans. The Bank lending is concentrated in residential real estate mortgages in the Central Kentucky area, within a 45 mile radius of Danville, Kentucky. A substantial portion of its debtors' ability to honor their contract is dependent on the economy of this area.

6.   OFFICE PROPERTY AND EQUIPMENT

     Office property and equipment consists of the following:

                                        DECEMBER 31,
                                     ------------------
                                       1996      1995
                                     --------  --------

Land, at cost                        $165,157  $165,157
Building, at cost                     524,233   524,233
Furniture, fixtures and equipment     264,952   258,163
                                     --------  --------
                                      954,342   947,553
Less accumulated depreciation         413,704   386,585
                                     --------  --------
                                     $540,638  $560,968
                                     ========  ========


                                  (Continued)

7.   DEPOSITS

   Deposit accounts are summarized as follows:
                                                                                            DECEMBER 31,
                                                                                      ------------------------
                                                                                         1996          1995
                                                                                      -----------  -----------
   Demand deposit accounts                                                            $  229,086   $   110,400

   Passbook accounts with a weighted average rate of 3.00%,
    at December 31, 1996 and 1995                                                      3,539,268     3,700,005

   NOW and MMDA deposits with a weighted average rate of
    3.69% and 3.52% at December 31, 1996 and 1995,
    respectively                                                                       5,167,136     4,758,567
                                                                                     -----------   -----------
                                                                                       8,935,490     8,568,972
   Certificate of deposits with a weighted average interest rate of
    5.60% and 5.67% at December 31, 1996 and 1995,
    respectively                                                                      33,896,864    30,786,869
                                                                                     -----------   -----------
    Total deposits                                                                   $42,832,354   $39,355,841
                                                                                     ===========   ===========

    Jumbo certificates of deposit (minimum denomination
     of $100,000)                                                                    $ 8,865,282   $ 6,705,413
                                                                                     ===========   ===========

    Certificates of deposit by maturity at December 31, 1996 and 1995 are as follows:

                                                                                            DECEMBER 31,
                                                                                      ------------------------
                                                                                        1996           1995
                                                                                      -----------  -----------
                                                                                          (IN THOUSANDS)
    Within 1 year                                                                     $    21,057  $    17,899
    1-2 years                                                                               6,711        5,709
    2-3 years                                                                               3,378        3,752
    Maturing in years thereafter                                                            2,751        3,427
                                                                                      -----------  -----------
                                                                                          $33,897  $    30,787
                                                                                      ===========  ===========

                                  (Continued)

     Certificates of deposit by maturity and interest rate category at December 31, 1996 are as follows:

                                                                           AMOUNT DUE
                                                                           (THOUSANDS)
                                               ------------------------------------------------------------------
                                                 WITHIN                                    AFTER
                                                 ONE YEAR      1-2 YEARS      2-3 YEARS    3 YEARS       TOTAL
                                               -----------  -------------  ------------  ----------  ------------
    4.01 - 6.00%                                  $ 19,143       $  5,393      $  2,530    $  1,603    $   28,669
    6.01 - 8.00%                                     1,914          1,318           848       1,148         5,228
                                               -----------  -------------  ------------  ----------  ------------

                                                  $ 21,057       $  6,711      $  3,378    $  2,751    $   33,897
                                               ===========  =============  ============  ==========  ============

Interest expense on deposits for the periods indicated are as follows:

                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                    --------------------------------------------
                                                                        1996             1995           1994
                                                                    ----------        ----------     -----------
    Money market and NOW accounts                                     $198,329        $  141,828       $ 146,590
    Savings accounts                                                   111,743           121,264         165,502
    Certificates                                                     1,824,652         1,645,939       1,488,625
                                                                    ----------        ----------     -----------
                                                                    $2,134,724        $1,909,031      $1,800,717
                                                                    ==========        ==========     ===========

    The Bank maintains clearing arrangements for its NOW and MMDA accounts with the Federal Home Loan Bank of Cincinnati. The Bank is required to maintain adequate collected funds in its Demand Account to cover average daily clearings. The Bank was in compliance with this requirement at December 31, 1996 and 1995.

8.  ADVANCE FROM FEDERAL HOME LOAN BANK

    The Bank has two notes payable to the Federal Home Loan Bank of Cincinnati with a total balance outstanding of $1,252,179 at December 31, 1996. One note matures on July 1, 2002 and bears interest at 6.85% per annum on the unpaid balance, which was $252,179 at December 31, 1996. The Bank makes monthly payments of $4,539.99 which includes principal and interest. The other note, with an unpaid balance of $1,000,000 matures on March 28, 1997 and has a floating interest rate. These borrowings are collateralized by qualified real estate first mortgages and Federal Home Loan Bank stock held by the Bank, which had a book value of $2,359,768 and $881,460 at December 31, 1996 and 1995, respectively.

                       CFK BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATMENTS
                             --------------------

    A schedule of the principal balance due over the remaining term of the note as of December 31, 1996 follows:

    1997                                                $1,038,396
    1998                                                    41,111
    1999                                                    44,017
    2000                                                    47,128
    2001                                                    50,460
    2002 and thereafter                                     31,067
                                                        ----------
                                                        $1,252,179
                                                        ==========

9.  STOCKHOLDERS' EQUITY

    REGULATORY CAPITAL. The Bank is subject to minimum regulatory capital requirements promulgated by the Office of Thrift Supervision (OTS). Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirements, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets such as capitalized mortgage servicing rights) equal to 3.0% of adjusted total assets. A recent OTS proposal, if adopted in present form, would increase the core capital requirement to a range of 4%-5% of adjusted total assets for substantially all savings institutions. Management anticipates no material change to the Bank's present excess regulatory capital position as a result of this change in the regulatory capital requirement. The risk-based capital requirement provides for the maintenance core capital plus general loss allowance equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weight factor, e.g., one-to-four family residential loans carry a risk-weighted factor of 50%.


                                  (Continued)

                       CFK BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             -------------------

    As of December 31, 1996, the Bank's regulatory capital exceeded all minimum regulatory capital requirements as shown in the following table:

                                                         REGULATORY CAPITAL
                                 ------------------------------------------------------------------
                                   TANGIBLE               CORE               RISK-BASED
                                    CAPITAL    PERCENT   CAPITAL   PERCENT     CAPITAL     PERCENT
                                 ------------  --------  --------  --------  ----------  ----------
                                                           in thousands
                                 ------------------------------------------------------------------
Capital under generally
accepted accounting
principles                           $12,431         %   $12,431         %     $12,431            %

Adjustments:
 Net unrealized appreciation
 on securities available-for-sale       (464)               (464)                 (464)
General valuation allowances                                                       107
                                   ---------  --------  --------  --------  ----------  -----------

Regulatory capital computed           11,967     19.9     11,967     19.9       12,074        35.4
Minimum capital requirement              893      1.5      1,787      3.0        2,730         8.0
                                   ---------  --------  --------  --------  ----------  -----------
Regulatory capital-excess            $11,074     18.4%   $10,180     16.9%     $ 9,344        27.4%
                                   =========  ========  ========  ========  ==========  ===========

RETAINED EARNINGS RESTRICTION. In September of 1996, legislation was passed by Congress which repealed the special provisions for thrift institutions, such as the Bank, which allowed qualifying bad debt deductions to be computed under the percentage of taxable income method. Post 1987 tax bad debt reserves in excess of allowable tax bad debt reserves under the current Internal Revenue Service Code provisions must be recaptured into taxable income beginning in 1996. Tax bad debt reserves accumulated prior to December 31, 1987 are not subject to being taxed except in certain circumstances, such as if the Bank converted to an institution that did not qualify as a bank for tax purposes. Accordingly, retained earnings at December 31, 1996 includes approximately $1,471,000 of tax bad debt reserves accumulated prior to December 31, 1987 for which no Federal income tax has been provided.

LIQUIDATION ACCOUNT. Upon conversion to a capital stock savings bank, eligible account holders who continued to maintain their deposit accounts in the Bank were granted priority in the event of the future liquidation of the Bank through the establishment of a special "Liquidation Account" in an amount equal to the consolidated net worth of the Bank at June 30, 1994. The June 30, 1994 Liquidation Account balance of $6,337,924 is reduced annually in proportion to decreases in the accounts of the eligible account holders. The Liquidation Account does not restrict the use or application of net worth, except with respect to the cash payment of dividends. The Bank may not declare or pay a cash dividend on or repurchase any of its common stock if the effect would cause its regulatory capital to be reduced below the amount required for the liquidation account.

DIVIDEND RESTRICTIONS:   The payment of cash dividends by the Bank on its Common
Stock is limited by regulations of the OTS. Interest on savings accounts will be paid prior to payments of dividends on Common Stock. The Bank may not declare or pay a cash dividend to the Company in excess of 100% of its net income to date during the current calendar year plus the amount that would reduce by one-half the Bank's capital ratio at the beginning of the year without prior OTS


                                  (Continued)
approval. Additional limitation on dividends declared or paid, or repurchases of the Bank stock are tied to the Bank's level of compliance with its regulatory capital requirements.

10.  INCOME TAXES

     The provision for income taxes for the periods indicated consist of the following:

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                             1996        1995        1994
                                                         -----------  ---------   ---------
     Federal income tax expense:
     Current                                              $ 612,292   $347,234    $274,665
     Deferred                                              (203,706)    51,118       4,428
                                                         ----------   --------    --------

                                                          $ 408,586   $398,352    $279,093
                                                         ==========   ========    ========

     Deferred income taxes result from temporary differences in the recognition of income and expenses for tax and financial statement purposes. The source of these temporary differences and the tax effect of each are as follows:

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                    ----------------------------------
                                                        1996        1995        1994
                                                    ----------   ---------   ---------
      FHLB stock                                    $  10,914     $  9,894    $  7,820
      Directors retirement plan                       (18,448)     (27,014)         -
      Prepaid pension costs                                             -      (36,587)
      Allowance for loan losses                      (171,523)      22,678      23,673
      Net accrued income                              (23,499)      44,051      10,531
      Other, net                                       (1,150)       1,509      (1,009)
                                                    ---------    ---------   ---------
                                                    $(203,706)    $ 51,118    $  4,428
                                                    =========    =========   =========

      For the periods indicated, total income tax expense differed from the amounts computed by applying the U. S. Federal income tax rate of 34 percent to income before income taxes as a result of the following:

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                            1996        1995        1994
                                                         ----------   ---------   ---------

      Expected income tax expense at federal tax rate      $397,407    $388,933    $279,093
      Other, net                                             11,179       9,419
                                                         ----------   ---------   ---------
           Total income tax expense                        $408,586    $398,352    $279,093
                                                         ==========   =========   =========

      Effective income tax rate                                34.9%       34.8%       34.0%
                                                         ==========   =========   =========

                                      35

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             -------------------

  Deferred tax assets and liabilities as of December 31, 1996 and 1995 consisted of the following:


                                                          1996      1995
                                                        --------  --------
Deferred tax assets:
  Deferred loan fee income                              $ 21,655  $ 17,940
  Directors retirement plan                               45,463    27,014
  Allowance for loan losses                               48,353
  Reserve for uncollected interest                         1,911
                                                        --------
                                                         117,382    44,954
                                                        --------  --------

 Deferred tax liabilities:
  Net accrued interest income                            127,981   151,480
  FHLB stock                                             105,039    94,125
  Allowance for loan losses                                        133,649
  Other, net                                              14,955     5,298
                                                        --------  --------
                                                         247,975   384,552
                                                        --------  --------

 Net deferred tax liability                             $130,593  $339,598
                                                        ========  ========

    In addition to the net deferred tax liability of $130,593 as of December 31, 1996 included in the preceding table, the financial statements include a deferred tax liability of $238,893 that was charged against the unrealized gain on securities available-for-sale of $702,625. The net amount of $463,732 is recorded as a separate component of stockholders' equity at December 31, 1996.

    For the years ended December 31, 1995 and 1994, the Bank was allowed a special bad debt deduction limited generally to eight percent (8%) of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts qualifying as deductions under the Internal Revenue Code provision were later used for purposes other than bad debt losses, they would be subject to Federal income tax at the then current corporation rate.

    In 1996, the Internal Revenue Service repealed this special provision for thrift institutions, such as the Bank, for determining the allowable tax bad debt reserves. Effective for tax years ending December 31, 1996 all thrift institutions will be taxed as other banking institutions. Institutions under $500 million in assets are allowed to use the reserve method of determining their bad debt deduction based on their actual experience while larger institutions (over $500 million) must use the specific charge off method in determining their deduction. Tax bad debt reserves accumulated since December 31, 1987 must be included in taxable income of the Bank prorated over a six year period, beginning in the tax year ended December 31, 1996. This change did not have a material impact on the Bank, as a deferred tax liability was provided for these accumulated reserves. The accumulated tax bad debt reserves as of December 31, 1987, which amounts to approximately $1,471,000 is only subject to being taxed at a later date under certain circumstances, such as the Bank converting to a type of institution that is not considered a bank for tax purposes. These financial statements do not include any deferred tax liability related to the accumulated tax bad debt reserves as of December 31, 1987.


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             -------------------

11. EMPLOYEE BENEFITS

    RETIREMENT SAVINGS PLAN. Effective January 1, 1994, the Bank became a participant in the Financial Institutions Thrift Plan. The Plan allows participating employees to make contributions by salary reduction pursuant to Section 401(K) of the Internal Revenue Code for all employees who meet certain requirements as to age and length of service. The Bank makes 25% matching contributions to each participant's account up to 6% of the participant's compensation. The Bank contributions to the Plan amounted to $2,094 and $290 for the years ended December 31, 1996 and 1995, respectively. Employees vest immediately in their contributions and 100% in the Bank's contributions after completing 5 years of service.

    DIRECTORS RETIREMENT PLAN. On July 5, 1995, the stockholders of the Company approved the establishment of a Director Retirement Plan. The Director Retirement Plan, which was effective January 1, 1994, covers each member of the Company's and the Bank's Board of Directors who at any time serves as a non-employee director. Under the Director Retirement Plan, each participating director will receive on a monthly basis for ten years following his or her retirement from the Board, an amount equal to the product of his or her "Benefit Percentage," his or her "Vested Percentage" and 75% of the amount of the monthly fee he or she received for service on the Board during the calendar year preceding his or her retirement from the Board. All benefits vest immediately in the case of retirement after age 70 with 15 years of service, upon death or disability, or upon a change in control of the Company. The Director Retirement Plan is a non-qualified benefit plan and will be funded by the general assets of the Company, and the Company will recognize the expense of providing these benefits as they become vested. The Company recognized an expense of $54,260 and $116,596, in connection with this plan for the years ended December 31, 1996 and 1995, respectively.

    OPTION PLAN. On July 5, 1995, the stockholders of the Company approved the establishment of the CKF Bancorp, Inc. 1995 Stock Option and Incentive Plan. Under the Option Plan, the Company may grant either incentive or non-qualified stock options to Directors and key employees for an aggregate of 100,000 shares of the Company's common stock, with an exercise price equal to the fair market value of the stock at the date of the award. Upon exercise of the options, the Company may issue stock out of authorized shares or purchase the stock in the open market. The option to purchase shares expires ten years after the date of the grant. Effective with the approval of the Option Plan, options to purchase 89,000 shares of common stock were awarded to key employees and directors with an exercise price of $13.13 per share. The options vest, and thereby become exercisable, at the rate of 20% per year beginning July 5, 1996. The Options become vested immediately in the case of death or disability, or upon a change in the control of the Company.

    During the year ended December 31, 1996, the Company purchased 22,925 shares of its common stock at a cost of $459,294, which is being held in trust for the purpose of issuing stock in connection with the exercise of options under this Plan. For the year ended December 31, 1996, 200 shares were issued from the Trust upon exercise of stock options, leaving a balance of 22,725 shares of common stock in the Trust at December 31, 1996.



                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              -------------------

    A summary of option transactions for the years indicated are as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                               1996                1995
                                                      ---------------------  ------------------
                                                        OPTION      NUMBER   OPTION    NUMBER
                                                         PRICE     OF UNITS   PRICE   OF UNITS
                                                      ---------    --------  ------  ----------

    Balance outstanding at beginning of year            $ 13.13      89,000
    Granted                                               20.00       2,000  $13.13     89,000
    Exercised                                             13.13       3,400
                                                                    -------           --------
    Balance outstanding at end of year               $13.13-$20.00   87,600  $13.13     89,000
                                                                    =======           ========
    Shares exercisable                                               14,400               -0-
                                                                    =======           ========
    Shares available for grant                                        9,000             11,000
                                                                    =======           ========

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation," which was effective for fiscal years beginning after December 15, 1995. The new standard defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date, based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

    Companies are not required to adopt the fair value method of accounting for employee stock-based transactions, and may continue to account for such transactions under Accounting Principles Based (APB) Opinion No. 25 "Accounting for Stock Issued to Employees." Under this method the compensation cost is measured by the difference between the fair value of the Company's stock at the date of the award, and the exercise price to be paid by the employee. If a company chooses to report stock based compensation under APB 25, they must disclose the pro forma net income and earnings per share as if the Company had applied the new method of accounting. Accordingly, the following table shows the Company's net income and earnings per share on a pro forma basis as if the compensation cost for the stock options awarded were accounted for in accordance with SFAS No. 123 for the years ended December 31, 1996 and 1995.

                          REPORTED PER CONSOLIDATED
                            FINANCIAL STATEMENTS        PRO FORMA AMOUNT
                          -------------------------    ------------------
                            1996             1995        1996      1995
                          --------         --------    --------  --------
    Net income            $760,258         $745,568    $664,336  $698,425
                          ========         ========    ========  ========
    Earnings per share    $   0.83         $   0.81    $   0.72  $   0.75
                          ========         ========    ========  ========

    EMPLOYEE RECOGNITION PLAN. On July 5, 1995, the stockholders of the Company approved the establishment of the Employee Recognition Plan (ERP). The objective of the ERP is to enable the Bank to attract and retain personnel of experience and ability in key positions of responsibility. Those eligible to receive benefits under the ERP will be such employees as selected by members of



                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             --------------------

    a committee appointed by the Company's Board of Directors. The ERP is a non-qualified plan that is managed through a separate trust. The Bank will contribute sufficient funds to the ERP Trust for the purchase of up to 40,000 shares of common stock.

    Awards made to employees will vest 20% on each anniversary date of the award. Shares will be held by the trustee and are voted by the ERP trustee in the same proportion as the trustee of the Company's ESOP plan votes shares held therein. Any assets of the trust are subject to the general creditors of the Company. All shares awarded vest immediately in the case of a participant's retirement after age 65, death or disability, or upon a change in control of the Company. The Company intends to expense ERP awards over the years during which the shares are payable, based on the fair market value of the common stock at the date of the grant to the employee. As of December 31, 1996, no awards had been made under the ERP.

    EMPLOYEE STOCK OWNERSHIP PLAN. In connection with the stock conversion December 29, 1994, the Company established an internally leveraged Employee Stock Ownership Plan (the "ESOP") which covers substantially all full time employees. The ESOP borrowed $800,000 from the Company and purchased 80,000 shares of common stock of the Company at the date of conversion. The loan is to be repaid in annual installments over a 15 year period with interest, which is based on the published prime rate (currently 8.25%) per the Wall Street Journal plus 1%.

    The Company makes annual contributions to ESOP equal to the ESOP's debt service less dividends, if any, received by the ESOP and used for debt service. Dividends received by the ESOP on shares held as collateral are to be used to pay debt service; dividends on allocated shares may be credited to participants' accounts or used for debt service. Dividends of $33,600 were used in fiscal year 1996 to pay ESOP debt service. The ESOP shares are pledged as collateral on the debt. As the debt is repaid, shares are released from collateral and allocated to active participants based on a formula specified in the ESOP agreement.

    ESOP compensation was $104,783 and $81,030 for the years ended December 31, 1996 and 1995, respectively. During 1996 and 1995, 5,333 shares were released from collateral each year. At December 31, 1996, there were 69,333 unallocated ESOP shares having a fair value of $1,351,994.

    DEFINED BENEFIT PLAN. The Bank maintained a noncontributory defined benefit pension plan (Plan) during 1994, which covered all employees who met certain age and length of service requirements. In August of 1994 the Board of Directors approved the termination of this Plan effective October 31, 1994. In connection with the termination of the Plan, the Plan was amended to allocate any excess assets at the date of termination to the participants of the Plan. The net pension cost recognized by the Bank for the year ended December 31, 1994 was $107,610, which includes the settlement cost of $123,305 realized upon termination of the Plan at October 31, 1994.

12.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     In December 1991, the FASB issued SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." This statement extends the existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments (as defined),



                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             -------------------

     both assets and liabilities recognized and not recognized in the statements of financial condition, for which it is practicable to estimate fair value.

     There are inherent limitations in determining fair value estimates, as they relate only to specific data based on relevant information at that time.
     As a significant percentage of the Bank's financial instruments do not have an active trading market, fair value estimates are necessarily based on future expected cash flows, credit losses, and other related factors. Such estimates are accordingly, subjective in nature, judgmental and involve imprecision. Future events will occur at levels different from that in the assumptions, and such differences may significantly affect the estimates.

     The statement excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     Additionally, the tax impact of the unrealized gains or losses has not been presented or included in the estimates of fair value.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

     CASH AND CASH EQUIVALENTS. The carrying amounts reported in the statement of financial condition for cash and short-term instruments approximate those assets' fair values.

     INVESTMENT SECURITIES. Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. No active market exists for the Federal Home Loan Bank capital stock. The carrying value is estimated to be fair value since if the Bank withdraws membership in the Federal Home Loan Bank, the stock must be redeemed for face value.

     LOANS RECEIVABLE. The fair value of loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     DEPOSITS. The fair value of savings deposits and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     LOAN COMMITMENTS AND UNUSED HOME EQUITY LINES OF CREDIT. The fair value of loan commitments and unused home equity lines of credit is estimated by taking into account the remaining terms of the agreements and the present credit-worthiness of the counterparties.


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             -------------------

     The estimated fair value of the Company's financial instruments at December 31, 1996 are as follows:

                                                 1996
                                       ------------------------
                                        CARRYING       FAIR
                                         AMOUNT        VALUE
                                       -----------  -----------
ASSETS
 Cash and interest bearing deposits    $ 2,219,592  $ 2,219,592
 Securities available-for-sale             728,475      728,475
 Securities held-to-maturity             2,714,723    2,711,205
 Loans receivable, net                  53,181,509   53,198,599

LIABILITIES
 Deposits                               42,832,354   43,001,334
 FHLB advances                           1,252,179    1,251,196

UNRECOGNIZED FINANCIAL INSTRUMENTS
 Loan commitments                                       275,500
 Unused home equity lines of credit                     854,790

13.  RELATED PARTY TRANSACTIONS

     Certain directors of the Bank perform legal services on behalf of the Bank and appraise selected real estate properties for which they receive fees paid by the Bank. A substantial portion of these fees are passed on to customers of the Bank in the origination of mortgage loans. Legal fees paid amounted to $30,025, $25,939 and $19,699 for the years ended December 31, 1996, 1995 and 1994, respectively. Appraisal fees paid by the Bank amounted to $37,095, $31,213 and $31,525 for these same periods. In addition, the Bank leases office space to a Director. Rent income received by the Bank amounted to $7,800, $7,200 and $7,200 for the years ended December 31, 1996, 1995 and 1994, respectively.

14.  SERVICE CORPORATION SUBSIDIARY

     During 1978, the Bank formed a wholly owned subsidiary for the principal
     purpose of acquiring stock in  a data processing service center.   The data
     processing center is a nonprofit corporation owned by user savings and loan associations and provides data processing services solely to its members.

     The subsidiary had no significant operations for the years ended December 31, 1996, 1995 and 1994, respectively.



                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             -------------------

     Summary balance sheets for the Bank's wholly owned subsidiary, Central Kentucky Savings and Loan Service Corporation, follow:

             CENTRAL KENTUCKY SAVINGS AND LOAN SERVICE CORPORATION
                                 BALANCE SHEETS
                             --------------------


                             AS OF DECEMBER 31,
                             ------------------
                              1996       1995
                             -------    -------
ASSETS
 Investment, at cost         $15,000    $15,000
                             =======    =======

STOCKHOLDER'S EQUITY
 Common stock                $15,000    $15,000
                             =======    =======

15.  STOCK PURCHASE

     On December 16, 1995, the Board of Directors of the Company authorized the repurchase of up to 5% or 50,000 shares of the Company's common stock. Subsequently, 50,000 shares of common stock were repurchased at a total cost of $986,388. In addition, the Company acquired 3,200 shares of common stock at a cost of $63,200, which were issued in connection with the exercise of stock options.

     On September 10,1996, the Board of Directors of the Company authorized the repurchase of 5% of the then outstanding shares or 47,500 shares to be held by the 1995 Stock Option Plan Trust. For the year ended December 31, 1996, 22,925 shares were repurchased at a total cost of $459,294, of which 200 shares at a cost of $3,950 were issued in connection with the exercise of stock options.


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             --------------------

16.  CKF BANCORP, INC. FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     The parent company's principal assets are its investment in the Bank, a loan to the ESOP Trust, and cash balances on deposit with the Bank. The following condensed statements summarize the financial position, operating results, and cash flows of CKF Bancorp, Inc. (Parent Company only).

                   CONDENSED STATEMENT OF FINANCIAL CONDITION

                                                                        DECEMBER 31,
                                                                     1996          1995
                                                                 ------------  ------------
ASSETS:
 Cash and due from banks                                         $ 1,917,434   $ 3,770,562
 Investment in subsidiary                                         13,123,375    12,295,396
 Other assets                                                         59,295        62,952
                                                                 -----------   -----------
                                                                 $15,100,104   $16,128,910
                                                                 ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
 Liabilities                                                     $     1,175   $
                                                                 -----------   -----------
STOCKHOLDERS' EQUITY:
 Common stock                                                         10,000        10,000
 Additional paid-in capital                                        9,612,331     9,583,408
 Retained earnings, restricted                                     7,147,931     6,767,215
 Treasury stock, 50,000 shares, at cost                             (986,388)
 Stock Option Trust, 22,725 shares, at cost                         (455,344)
 Net unrealized appreciation on securities available-for-sale        463,732       514,955
 Unearned ESOP shares                                               (693,333)     (746,668)
                                                                 -----------   -----------
Total stockholders' equity                                        15,098,929    16,128,910
                                                                 -----------   -----------
                                                                 $15,100,104   $16,128,910
                                                                 ===========   ===========

                         CONDENSED STATEMENT OF INCOME

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                           1996                   1995
                                                                         --------               --------
INCOME:
  Miscellaneous income                                                   $     15               $
                                                                         --------               --------
EXPENSE:
  Franchise and license tax                                                32,619                  8,611
  Other operating expenses                                                 23,512                 19,681
                                                                         --------               --------
                                                                           56,131                 28,292
                                                                         --------               --------
  Net loss before tax expense (benefit)                                   (56,116)               (28,292)
  Income tax (expense) benefit                                            (11,374)                 9,622
                                                                         --------               --------
  Net loss before equity in undistributed net income of subsidiary        (67,490)               (18,670)
  Equity in undistributed net income of subsidiary                        827,748                764,238
                                                                         --------               --------
  Net income                                                             $760,258               $745,568
                                                                         ========               ========


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             --------------------

                       CONDENSED STATEMENT OF CASH FLOWS

                                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                                            1996               1995
                                                                         -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                               $  760,258          $  745,568
Adjustments to reconcile net income to cash provide by
operating activities:
  Equity in undistributed net income of subsidiary                         (827,748)           (764,238)
  Change in other receivables                                                56,986              (6,931)
  Change in other liabilities                                                 1,175              (5,882)
                                                                         -----------         -----------
  Net cash used by operating activities                                      (9,329)            (31,483)
                                                                         -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITY:
  Net cash used by investing activities

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                           (379,542)           (184,000)
  Purchase of common stock                                               (1,508,882)
  Exercise of stock options                                                  44,625
                                                                        -----------         -----------

  Net cash used By financing activities                                  (1,843,799)           (184,000)
                                                                        -----------         -----------

Net decrease in cash and cash equivalents                                (1,853,128)           (215,483)

Cash and cash equivalents at beginning of period                          3,770,562           3,986,045
                                                                         -----------         -----------

Cash and cash equivalents at end of period                              $ 1,917,434          $3,770,562
                                                                         ===========         ===========

                             CORPORATE INFORMATION
--------------------------------------------------------------------------------
                               BOARD OF DIRECTORS

W. IRVINE FOX, JR.                      J.T. GOGGANS                 WARREN O. NASH
Chairman of the Board                   General Contractor           Veterinarian
Real Estate Developer/Partner
Charleston Green Townhouses

JOHN H. STIGALL                         W. BANKS HUDSON, III         THOMAS R. POLAND
President and Chief Executive           Attorney-at-Law              Vice President and Secretary
Officer of the Bank and the Company                                  of the Bank and the Company

JACK L. BOSLEY, JR.                                                  GUY P. RICHARDSON*
Farm Partner                                                         Owner of Danville
Viewpoint Farm                          *Director Emeritus           Piggly-Wiggly Supermarket

--------------------------------------------------------------------------------

                              EXECUTIVE OFFICERS

JOHN H. STIGALL                           ANN L. HOOKS                   THOMAS R. POLAND
President and Chief Executive     Vice President and Treasurer     Vice President and Secretary
 Officer of the Bank and the                   of                               of
 Company                            the Bank and the Company         the Bank and the Company

--------------------------------------------------------------------------------

                                OFFICE LOCATION

                              340 West Main Street
                            Danville, Kentucky 40422
--------------------------------------------------------------------------------

                              GENERAL INFORMATION

INDEPENDENT ACCOUNTANTS                         ANNUAL MEETING                          ANNUAL REPORT ON FORM 10-K
Miller, Mayer, Sullivan & Stevens, LLP          The 1997 Annual Meeting of              A COPY OF THE COMPANY'S 1996
2365 Harrodsburg Road                           Stockholders will be held on            ANNUAL REPORT ON FORM 10-K
Lexington, Kentucky  40504-3399                 April 15 1997 at 5:00 p.m. at           WILL BE FURNISHED WITHOUT CHARGE
                                                Central Kentucky Federal                TO STOCKHOLDERS AS OF THE RECORD
                                                Savings Bank, 340 West Main             DATE FOR THE 1997 ANNUAL MEETING
                                                Street, Danville,  Kentucky             UPON WRITTEN REQUEST TO JOHN H.
                                                                                        STIGALL, CKF BANCORP, INC., P.O.
                                                                                        BOX 400, 340 WEST MAIN STREET,
                                                                                        DANVILLE, KENTUCKY 40423
GENERAL COUNSEL                                 TRANSFER AGENT
W. Banks Hudson, III                            Illinois Stock Transfer Company
Attorney at Law                                 223 West Jackson Boulevard
102 S. Fourth Street                            Suite 1210
Danville, Kentucky  40422                       Chicago, Illinois  60606


SPECIAL COUNSEL
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W., Suite 700
Washington, DC  20036

                                      45