Form 10-K405, Exhibit 13
period 1997-12-31
CKF BANCORP INC
filed 1998-03-23
CIK 930203

--------------------------------------------------------------------------------
1997 ANNUAL REPORT
--------------------------------------------------------------------------------




                               CKF BANCORP, INC.

CKF BANCORP, INC.
================================================================================
CKF Bancorp, Inc., a Delaware corporation (the "Company"), was organized by Central Kentucky Federal Savings Bank, formerly Central Kentucky Federal Savings and Loan Association ("Central Kentucky Federal" or the "Bank") to be a savings institution holding company whose only subsidiaries are the Bank and its subsidiary. On December 29, 1994, the Bank converted from mutual to stock form as a wholly owned subsidiary of the Company. In conjunction with the conversion, the Company issued 1,000,000 shares of its common stock (the "Common Stock") to the public.

The Company is classified as a unitary savings and loan holding company subject to regulation by the Office of Thrift Supervision ("OTS") of the Department of the Treasury. The primary activity of the Company is holding the stock of the Bank and operating the Bank. Accordingly, the information set forth in this report, including financial statements and related data, relates primarily to the Bank and its subsidiary.

Central Kentucky Federal was formed in 1886 as a Kentucky-chartered mutual building and loan association. In December 1960, the Bank obtained federal insurance of accounts and became a member of the Federal Home Loan Bank ("FHLB") of Cincinnati. The Bank converted to a federal mutual savings and loan association in 1969 and changed its name to Central Kentucky Federal Savings and Loan Association. Upon its conversion to stock form in December 1994, the Bank adopted its present name. The Bank operates through one full service office in Danville, Kentucky.

The executive offices of the Company and the Bank are located at 340 West Main Street, Danville, Kentucky 40422, and its telephone number is (606) 236-4181.


MARKET AND DIVIDEND INFORMATION
================================================================================

MARKET FOR THE COMMON STOCK

Since January 4, 1995, the Common Stock has been listed for trading under the symbol "CKFB" on the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") SmallCap Market. As of March 4, 1998, there were 931,100 shares of the Common Stock issued and outstanding, held by approximately 418 stockholders of record, excluding beneficial owners in nominee or street name. For further information regarding stock prices and dividends paid, see stock prices and dividends on page 3.


TABLE OF CONTENTS
================================================================================

CKF Bancorp, Inc. ........................................... Inside Front Cover
Market and Dividend Information.............................. Inside Front Cover
Letter to Stockholders........................................................ 1
Selected Financial and Other Data............................................. 2
Management's Discussion and Analysis of
  Financial Condition and Results of Operations............................... 4
Financial Statements......................................................... 17
Corporate Information......................................... Inside Back Cover

                            LETTER TO STOCKHOLDERS
================================================================================


To Our Stockholders,

We are pleased to report the results of the CKF Bancorp, Inc.'s operations for 1997, our third full year as a public company.

The consolidated net income for 1997 was $1,116,881 or $1.33 per weighted average common share outstanding for the year or $1.29 per weighted average common share - assuming dilution. This compares to consolidated net income in 1996 of $760,258 or $.85 per weighted average common share, or $.83 per weighted average common share - assuming dilution.

For the year ended December 31, 1997, the Company and Bank, on a consolidated basis, had $4.6 million in interest income, $2.3 million in interest expense, and $2.3 million in net interest income. Non-interest income increased to $484,423 in 1997, compared to $334,275 in 1996, due primarily to an increase in the gain on sale of investments. Non-interest expenses decreased to $1,025,351 in 1997 compared to $1,333,607 in 1996, due primarily to a $351,070 decrease in the Savings Association Insurance Fund (SAIF) premium. The income tax expense in 1997 was $575,361 compared to $408,586 in 1996.

Total assets at December 31, 1997 were $62.9 million compared to $60.0 million at December 31, 1996. Deposits were $43.3 million at December 31, 1997, compared to $42.8 million at December 31, 1996. Stockholders' equity was $13.8 million at December 31, 1997, compared to $15.1 million at December 31, 1996. During 1997, $1.2 million of equity was used for stock repurchases and $1.3 million was paid in regular and special dividends. Stockholders' equity represented 21.9% of assets at December 31, 1997, as compared to 25.2% of assets at December 31, 1996. On December 31, 1997, stockholders equity was $17.11 per common share, as compared to $17.60 per common share on December 31, 1996, which is based on the common shares outstanding on those respective dates of 804,096 and 857,941.

In the fourth quarter of 1997, Central Kentucky Federal Savings Bank added two new services for our customers, Direct Teller, and a Home Page on the Internet. Direct Teller is a convenient automated voice response service that brings Central Kentucky Federal as close as your telephone. You may call toll free
(800) 436-5142 from anywhere, 24 hours a day, 7 days a week, to access your account information and transfer money between accounts. Our Internet address is: (www.centralkyfsb.com). You can check out our current products and services
     --------------------
by accessing this address on the Internet.

We appreciate your interest in CKF Bancorp, Inc. and your continued support.

Sincerely,


John H. Stigall
President and Chief Executive Officer

SELECTED FINANCIAL AND OTHER DATA
================================================================================

FINANCIAL CONDITION DATA:

                                                       At December 31,
                                      -------------------------------------------------
                                        1997      1996      1995      1994       1993
                                      --------  --------  --------  --------   --------
                                                   (Dollars in thousands)
Total amount of:
  Assets............................   $62,865   $60,002   $56,549   $56,375    $50,050
  Loans receivable, net.............    55,895    53,182    49,638    45,143     41,712
  Cash and investment securities....     5,977     5,663     5,898    10,391      7,418
  Deposits..........................    43,253    42,832    39,356    40,287     43,599
  FHLB advances.....................     5,214     1,252       288       323        491
  Stockholders' equity..............    13,763    15,099    16,129    15,273      5,664
---------------------------------------------------------------------------------------
Number of:
  Real estate loans outstanding/1/..     1,267     1,229     1,196     1,001        992
  Savings accounts..................     3,922     3,933     3,696     3,764      3,653
  Offices open......................         1         1         1         1          1

____________________
/1/   Includes home equity loans.




OPERATING DATA:

                                               Years Ended December 31,
                                       ------------------------------------------
                                        1997     1996     1995     1994     1993
                                       ------   ------   ------   ------   ------
                                                      (In thousands)
Interest income.....................   $4,586   $4,328   $4,088   $3,417   $3,455
Interest expense....................    2,335    2,153    1,930    1,832    1,890
                                       ------   ------   ------   ------   ------
Net interest income before
  provision for loan losses.........    2,251    2,175    2,158    1,585    1,565
Provision for loan losses...........       18        7       24       --       --
Non-interest income.................      484      334       43       36       36
Non-interest expense................    1,025    1,334    1,033      800      611
                                       ------   ------   ------   ------   ------
Income before federal income tax
  expense and cumulative effect of
  change in accounting principle....    1,692    1,168    1,144      821      990
Federal income tax expense..........      575      408      398      279      356
                                       ------   ------   ------   ------   ------
Income before cumulative effect of
  change in accounting principle....    1,117      760      746      542      634
Cumulative effect of change in
  accounting principle (1)..........       --       --       --       --       74
                                       ------   ------   ------   ------   ------
Net income..........................   $1,117   $  760   $  746   $  542   $  560
                                       ======   ======   ======   ======   ======

___________________
(1) Reflects adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

KEY OPERATING RATIOS:


                                                                   AT OR FOR THE
                                                              YEARS ENDED DECEMBER 31,
                                                    --------------------------------------------
                                                     1997     1996     1995     1994       1993
                                                    ------   ------   ------  ---------   ------
PERFORMANCE RATIOS:
 Return on assets (net income divided
  by average total assets)........................    1.84%    1.29%    1.34%      1.02%    1.14%
 Return on average equity (net income
  divided by average stockholders' equity)........    7.90     4.90     4.76  (1)  9.10    10.40
 Interest rate spread (combined weighted average
  interest rate earned less combined weighted
  weighted average interest rate cost)............    2.56     2.44     2.57       2.65     2.80
 Net yield on interest-earning assets (net
  interest income as a percentage of average
  balance of interest-earning assets).............    3.78     3.77     3.95       3.14     3.22
 Ratio of non-interest expense to average
  total assets....................................    1.69     2.26     1.85       1.56     1.24
 Dividend payout..................................  112.87    49.41    24.69

ASSET QUALITY RATIOS:.............................
 Nonperforming assets to total assets at
  end of period(3)................................     .46     1.12      .97       1.12      .91
 Allowance for loan losses to nonperforming
  loans at end of period..........................   42.80    23.99    18.28      12.04    18.05
 Allowance for loan losses to total loans
  receivable, net.................................     .22      .20      .20        .17      .18

CAPITAL RATIOS:
 Equity to total assets at end of period..........   21.89    25.16    28.52      27.09    11.32
 Average equity to average assets.................   23.33    26.30    28.07 /1/  12.50    11.04
 Ratio of average interest-earning assets to
  average interest-bearing liabilities............  131.02   135.72   139.12 /2/ 113.70   110.80

_______________
(1)Reflects increase in equity from initial public offering that was consummated on December 29, 1994.
(2)Reflects increase in interest-earning assets funded by the net proceeds from the initial public offering.
(3)Nonperforming assets include loans 90 days past due, non-accrual loans and foreclosed real estate.

STOCK PRICES AND DIVIDENDS:

The following table sets forth the range of high and low sales prices for the common stock as well as dividends declared in each quarter for 1997, 1996, and 1995. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

QUARTERLY STOCK INFORMATION
---------------------------

                      1997                                1996                                1995
        --------------------------------    --------------------------------    --------------------------------
          STOCK PRICE RANGE    PER SHARE      STOCK PRICE RANGE    PER SHARE      STOCK PRICE RANGE    PER SHARE
        ---------------------               ---------------------               ---------------------
QUARTER    LOW         HIGH    DIVIDEND        LOW         HIGH    DIVIDEND        LOW         HIGH    DIVIDEND
------------------------------------------  --------------------------------    --------------------------------
 1st       $17.50      $19.75     $ 1.22       $18.50     $20.25       $  .20      $11.00      $13.63     $   --
 2nd        18.00       20.50                   19.50      20.25                    12.50       13.75         --
 3rd        19.00       20.00        .25        19.50      20.75          .22       12.75       19.00       0.20
 4th        17.50       19.25                   19.50      20.75                    18.00       20.50         --
--------   ------      ------     ------       ------     ------       ------      ------      ------     ------

 Total                            $ 1.47                               $  .42                             $ 0.20
                                  ======                               ======                             ======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================

GENERAL

The primary business of the Company is the operation of the Bank. The assets of the Company consist primarily of all of the Bank's outstanding capital stock, and a note receivable from the Company's Employee Stock Ownership Plan ("ESOP").

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

ASSET/LIABILITY MANAGEMENT

Net interest income, the primary component of Bank's net income, is determined by the difference or "spread" between the yield earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Bank has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one- to four-family residential real estate, and, to a lesser extent, multi-family and commercial real estate loans and the origination of other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 1997, the Bank originated approximately $8.2 million of one- to four-family residential loans, of which $7.7 million were adjustable rate loans. The Bank's origination of multi-family and commercial loans amounted to approximately $1.5 million or 15.4% of total loan originations during the same period. Although customers typically prefer fixed-rate mortgage loans in a decreasing interest rate environment, the Bank has been successful in originating adjustable-rate loans in recent years. In addition, the Bank has used excess funds to invest in various short-term investments as well as U.S. Government Treasury and agency securities with one to five year maturities. At December 31, 1997, the Bank had approximately $5.8 million of funds so invested, including $552,000 in capital stock of the Federal Home Loan Mortgage Corporation and $2.2 million in U.S. government and agency securities with an average yield of 5.19%.

Asset/liability management in the form of structuring cash instruments provides greater flexibility to adjust exposure to interest rates. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term liabilities. This posture allows the Bank to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during the low interest rate periods allows the Bank to extend the repricing and/or maturity of its liabilities thus reducing its exposure to rising interest rates. At December 31, 1997, the Bank's interest-bearing deposit base was comprised of $8.7 million in interest-bearing demand deposits with an average rate of 3.3% and $34.6 million in time deposits with an average rate of 5.6%. Time deposits with maturities of one year or less at December 31, 1997 totaled $22.1 million, or 64% of total time deposits at such date. In addition to its focus on the repricing period of its deposit liabilities, management also seeks to lengthen the repricing period of its interest-bearing liabilities through borrowings from the FHLB. Such borrowings totaled $5.2 million at December 31, 1997, with monthly principal and interest payments due through the year 2002.

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

The following table sets forth the interest rate sensitivity of the Bank's net portfolio value as of December 31, 1997 in the event of 1%, 2%, 3%, and 4% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.


    CHANGE             NET PORTFOLIO VALUE          NPV AS % OF PORTFOLIO VALUE OF ASSETS
                ----------------------------------  -------------------------------------
   IN RATES     $ AMOUNT      $ CHANGE   % CHANGE   NPV RATIO          BASIS POINT CHANGE
-----------     --------   -----------  ----------  ----------         ------------------
   + 400 bp       10,843         (365)        (3%)      18.21%                  0 bp
   + 300 bp       11,097         (111)        (1%)      18.44%               + 23 bp
   + 200 bp       11,226           17         .1%       18.49%               + 28 bp
   + 100 bp       11,225           47         .4%       18.40%               + 20 bp
      0           11,208                                18.20%
   - 100 bp       11,160          (48)       (.4%)      18.00%               - 20 bp
   - 200 bp       11,349          140          1%       18.11%               - 10 bp
   - 300 bp       11,641          433          4%       18.33%               + 13 bp
   - 400 bp       11,878          669          6%       18.48%               + 27 bp

The following table sets forth the interest rate risk capital component for the Bank at December 31, 1997 (the most recent date for which such information is available to the Bank from the OTS) given a hypothetical 200 basis point rate change in market interest rates.

                                                                            DECEMBER 31, 1997
                                                                            -----------------
  Pre-shock NPV Ratio:  NPV as % of Portfolio Value of Assets...............      18.20%
  Exposure Measure:  Post-Shock NPV Ratio...................................      18.11%
  Sensitivity Measure:  Change in NPV Ratio.................................    (10) bp
  Change in NPV as % of Portfolio Value of Assets...........................          1%
  Interest Rate Risk Capital Component ($000)...............................          0

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, which represent the Bank's primary loan product, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable rate loans in the Bank's portfolios could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

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


                                                                    YEAR ENDED DECEMBER 31,
                             -----------------------------------------------------------------------------------------------
                                          1997                             1996                           1995
                             ------------------------------   ----------------------------   -------------------------------
                                                    AVERAGE                        AVERAGE                          AVERAGE
                              AVERAGE                YIELD/    AVERAGE              YIELD/    AVERAGE                YIELD/
                              BALANCE    INTEREST    COST      BALANCE   INTEREST   COST      BALANCE   INTEREST     COST
                             ---------  ----------  -------   ---------  --------  -------   ---------  --------    --------
                                                                  (Dollars in thousands)
Interest-earning assets:
  Loans receivable...........  $55,128      $4,368     7.92%    $52,470    $4,072     7.76%    $47,994    $3,705       7.72%
  Investment securities......    2,564         128     4.99       2,973       141     4.74       2,579       148       5.74
  Mortgage-backed
   securities................      421          27     6.41         407        24     5.90
  Other interest-earning
   assets....................    1,480          62     4.19       1,786        91     5.10       4,095       235       5.74
                               -------      ------              -------    ------              -------    ------
      Total interest-
       earning assets........   59,593       4,585     7.69      57,636     4,328     7.51      54,668     4,088       7.48
                                            ------                         ------                         ------
Non-interest-earning assets..    1,015                            1,373                          1,132
                               -------                          -------                        -------
    Total assets.............  $60,608                          $59,009                        $55,800
                               =======                          =======                        =======

Interest-bearing liabilities:
  Deposits...................  $42,587      $2,181     5.12%    $42,114    $2,135     5.07     $38,992    $1,909       4.90
  Borrowings.................    2,898         153     5.28         352        18     5.11         304        21       6.91
                               -------      ------              -------    ------              -------    ------
    Total interest-bearing
     liabilities.............   45,485       2,334     5.13      42,466     2,153     5.07      39,296     1,930       4.91
                                            ------                         ------                         ------
Non-interest-bearing
 liabilities.................      982                            1,025                            839
                                ------                          -------                         ------
    Total liabilities........   46,467                           43,491                         40,135
Stockholders' equity.........   14,141                           15,518                         15,665
                               -------                          -------                        -------
    Total liabilities and
     stockholders' equity....  $60,608                          $59,009                        $55,800
                               =======                          =======                        =======
Net interest income..........               $2,251                         $2,175                         $2,158
                                            ======                         ======                         ======
Interest rate spread (1).....                          2.56%                          2.44%                            2.57%
                                                     ======                         ======                           ======
Net yield on interest-
 earning assets (2)..........                          3.78%                          3.77%                            3.95%
                                                     ======                         ======                           ======
Ratio of average interest-
 earning assets to average
 interest-bearing
 liabilities.................                        131.02%                        135.72%                          139.12%
                                                     ======                         ======                           ======

____________________
(1) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Represents net interest income as a percentage of the average balance of interest-earning assets for the same period, and is also referred to as the net interest margin.

The net interest margin is a key indicator used in determining the Bank's income performance. The Bank's net interest margin was 3.78% for the year ended December 31, 1997 compared to 3.77% and 3.95% for the years ended December 31, 1996 and 1995, respectively. The net interest income increased by $76,000 during the year ended December 31, 1997 compared to the same period in 1996, and increased by $17,000 in 1996 compared to 1995.

The increase in net interest income of $76,000 between 1997 and 1996 was due to the increase in the volume of average net interest-earning assets of approximately $2.0 million in 1997 compared to 1996 and the average interest yield on interest earning assets increasing at a greater rate than the average interest rates paid on deposits.

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


                                                               Year Ended December 31,
                                          ---------------------------------------------------------------
                                                 1997  vs.  1996                  1996  vs.  1995
                                          ------------------------------   ------------------------------
                                               Increase (Decrease)              Increase (Decrease)
                                                      Due to                          Due to
                                          ------------------------------   ------------------------------
                                                          Rate/                            Rate/
                                          Volume   Rate   Volume   Total   Volume   Rate   Volume   Total
                                          ------   ----   ------   -----   ------   -----  ------   -----
Interest income:
  Loans.................................  $  209   $ 84   $    4   $ 295   $  345   $  19  $    2   $ 366
  Investment securities.................     (19)     7       (1)    (13)      23     (26)     (4)     (7)
  Mortgage-backed securities............       1      2        -       3        -       -      24      24
  Other interest-earning assets.........     (16)   (16)       3     (29)    (133)    (26)     15    (144)
                                          ------   ----   ------   -----   ------   -----  ------   -----
    Total interest-earning assets.......     175     77        6     258      235     (33)     37     239
                                          ------   ----   ------   -----   ------   -----  ------   -----

Interest expense:
  Deposits..............................      24     21        -      45      154      66       5     225
  Borrowings............................     132      1        4     137        3      (5)     (1)     (3)
                                          ------   ----   ------   -----   ------   -----  ------   -----
    Total interest-bearing liabilities..     156     22        4     182      157      61       4     222
                                          ------   ----   ------   -----   ------   -----  ------   -----
Change in net interest income...........  $   19   $ 55   $    2   $  76   $   78   $ (94) $   33   $  17
                                          ======   ====   ======   =====   ======   =====  ======   =====

COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

FINANCIAL CONDITION.

The Company's consolidated assets increased $2.9 million or 4.77% to $62.9 million at December 31, 1997 compared to $60.0 million at December 31, 1996. The net increase of $2.9 million was primarily due to an increase of $1.1 million in cash and interest bearing deposits, an increase of $2.7 million in loans receivable offset by decreases of $739,000 in the investment portfolio and $227,000 in foreclosed real estate.

The Company's investment portfolio decreased $739,000. Securities classified as available-for-sale per SFAS No. 115 decreased $176,000 due to the sale of 13,200 shares of Federal Home Loan Mortgage Corporation stock, which had a carrying value of $359,000, offset by an increase of $183,000 in the market value of the remaining securities. Securities held-to-maturity decreased $563,000 due to the purchase of a maturing FHLB bond.

Loans receivable increased $2.7 million or 5.1% to $55.9 million at December 31, 1997 from $53.2 million at December 31, 1996. The increase in loans during the year ended December 31, 1997 is the result of management becoming more active in loan solicitation, a continuation of the policy initiated in March of 1994, whereby the Bank offers more flexible options regarding the initial rate adjustment period on adjustable rate loans, plus a stable interest rate environment in 1997.

The allowance for loan losses totaled $125,000 and $107,000, respectively at December 31, 1997 and 1996. The allowance for loan losses as a percentage of non-performing loans was 42.80% and 23.99% as of December 31, 1997 and 1996, respectively. During these periods there were no loans charged off or recoveries of previous loan losses. The determination of the allowance for loan losses is based on management's analysis, done no less than on a quarterly basis, of various factors, including market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is in accordance with generally accepted accounting principles and reflects current regulatory and economic considerations, there can be no assurance that additional losses will not be incurred, or that the Bank's regulators or changes in the Bank's economic environment will not require further increases in the allowance.

In 1997, the Bank sold the property classified as foreclosed real estate, resulting in a loss of $78,000. The Bank had established an allowance for loss on this property of $36,000 at December 31, 1996, resulting in an additional loss of $42,000 being recognized for the year ended December 31, 1997.

Deposits increased $420,000 million or 1.0% from 42.8 million at December 31 1996 to $43.2 million at December 31, 1997. The increase in deposits reflects management's continued success in attracting depositors within the local market area.

Stockholders' equity decreased by $1.3 million to $13.8 million at December 31, 1997 as compared to $15.1 million at December 31, 1996. During 1997, the Company repurchased 63,975 shares of its common stock at a cost of $1.2 million, and these shares of common stock were transferred into the 1995 Stock Option Trust. Other changes to stockholders' equity from 1996 to 1997 resulted from an increase of $1.1 million in net income, an increase of $103,000 due to the release of ESOP shares from collateral, offset by decreases of $1.3 million from the payments of dividends and a $108,000 decrease in the net unrealized gain on securities available-for-sale.

RESULTS OF OPERATIONS

NET INCOME.   Net income increased by $357,000 or 46.9% to $1.1 million for the year ended December 31, 1997 as compared to $760,000 for the same period in 1996. The net increase was due to a $76,000 increase in net interest income, a $150,000 increase in non-interest income and a $308,000 decrease in non-interest expenses offset by an increase of $11,000 in the provision for loan losses and an increase of $166,000 in income taxes for 1997 compared to 1996.

INTEREST INCOME.   Interest income was $4.6 million, or 7.69% of average
interest-earning assets, for the year ended December 31, 1997 as compared to $4.3 million, or 7.51% of average interest-earning assets, for the year ended December 31, 1996. Interest income increased by $258,000 or 5.94% from 1996 to 1997. The change was due to an 18 basis point increase in the average rate earned on the average interest-earning assets plus a $2.0 million increase in the average balance of interest-earning assets during the year ended December 31, 1997 compared to the year ended December 31, 1996.

INTEREST EXPENSE.   Interest expense was $2.3 million, or 5.13% of average
interest-bearing liabilities for the year ended December 31, 1997 as compared to $2.1 million, or 5.07% of average interest-bearing liabilities for the corresponding period in 1996. The increase in interest expense of $181,000 was due primarily to a $3.0 million increase in the average balance of interest-bearing liabilities for the year ended December 31, 1997 as compared to the year ended December 31, 1996. Approximately $135,000 or 74.6% of the increase in interest expense was due to an increase of $2.5 million in the average balance of FHLB borrowings, which the Bank has used to meet loan demand as the competition for deposits increased.

PROVISION FOR LOAN LOSSES.   The provision for loan losses was approximately
$18,000 and $7,000 for the years ended December 31, 1997 and 1996, respectively. Management considers many factors in determining the necessary levels of the allowance for loan losses, including an analysis of specific loans in the portfolio, estimated value of the underlying collateral, assessment of general trends in the real estate market, delinquency trends, prospective economic and regulatory conditions, inherent loss in the loan portfolio, and the relationship of the allowance for loan losses to outstanding loans. At December 31, 1997 and 1996, the allowance for loan losses represented .22% and .20% of total loans, respectively.

NON-INTEREST INCOME.   Non-interest income amounted to $484,000 and $334,000 for
the years ended December 31, 1997 and 1996, respectively. The increase of $150,000 was due primarily to additional gains resulting from the sale of shares of Federal Home Loan Mortgage Corporation stock. The gain on the sale of investments in 1996 was also due to the sale of shares of this same stock.

NON-INTEREST EXPENSE.   Non-interest expense decreased approximately $308,000 or
23.11% to $1,025,000 at December 31, 1997 compared to $1,333,000 at December 31,
1996. Non-interest expenses was 1.69% of average assets for the year ended December 31, 1997 as compared to 2.26% of average assets for the same period in 1996. The decrease of $308,000 was due primarily to a decrease of $351,000 in federal insurance premiums offset by a $33,000 increase in compensation and benefits and a net increase of $10,000 in all other operating expenses. The decrease of $351,000 in federal insurance premiums was the result of a one-time special assessment of $274,000 charged in 1996 to recapitalize the Savings Association Insurance Fund (SAIF), and an additional $77,000 savings in 1997 due to the reduction of the insurance assessment rate on the Bank's deposits as a result of the recapitalization of SAIF. The increase of $33,000 in compensation and benefits was due primarily to the addition of one new person for 1997 and normal salary increases.

INCOME TAXES.   The provision for income tax expense amounted to approximately
$575,000 and $409,000 for the years ended December 31, 1997 and 1996, respectively. The provision for income tax expense as a percentage of income before tax expenses amounted to 34.0% and 34.9% for 1997 and 1996, respectively. (See Note 10 of Notes to Consolidated Financial Statements).


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND
1995

NET INCOME.   Net income increased by $15,000 or 2.0% to $760,000 for the year ended December 31, 1996 as compared to $746,000 for the same period in 1995. The net increase was due to a $240,000 increase in interest income, a $291,000 increase in non-interest income plus a decrease of $17,000 in the provision for loan losses offset by an increase of $223,000 in interest expense, an increase of $300,000 in non-interest expense and an increase of $10,000 in income taxes for 1996 compared to 1995.

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

INCOME TAXES. The provision for income tax expense amounted to approximately $409,000 and $399,000 for the years ended December 30, 1996 and 1995, respectively. The provision for income tax expense as a percentage of income before income tax expenses amounted to 34.9% and 34.8% for 1996 and 1995, respectively.

LIQUIDITY AND CAPITAL RESOURCES

The liquidity of the Company depends primarily on the dividends paid to it as the sole shareholder of the Bank. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company. See Note 9 of Notes to Consolidated Financial Statement.

The Bank's principal sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and proceeds from maturing investment securities. In addition, as a member of the FHLB of Cincinnati, the Bank is eligible to borrow funds from the FHLB of Cincinnati in the form of advances.

The Bank is required by OTS regulations to maintain minimum levels of specified liquid assets which are currently equal to 4% of deposits and borrowings. Central Kentucky Federal's liquidity ratio at December 31, 1997, was approximately 9.34%. A higher liquidity ratio can result in a reduced return on the investment of such assets due to the lower interest rates usually prevailing on shorter-term investments.

The Bank's most liquid assets are cash and cash equivalents, which are short term, highly liquid investments with original maturities of less than three months. The level of this asset is dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 1997 and 1996, cash and cash equivalents totaled approximately $3.3 million and $2.2 million, respectively.

The primary operating activity of the Bank is accepting deposits from the general public and the origination of residential mortgage and other loans. Cash flow from this activity is generally derived from net income, as increased or decreased in part by the income attributable to FHLB stock dividends, depreciation expense, interest accruals, deferred income taxes, and the change in prepaid expenses as amounts paid in prior periods are applied to subsequently incurred expenses. The Bank's operating activities produced positive cash flows for 1997 and 1996. The primary investing activities of the Bank are origination of loans and purchases of investment securities. For the year ended December 31, 1997 and 1996, respectively, the Bank's origination of loans exceeded repayments by $1.8 million and $3.5 million. The excess of originations over repayments during 1997 and 1996 reflected the success of management's strategy of offering more flexible options related to adjustable rate mortgage loans. The Bank's primary financing activities arise from certificates of deposits and from other deposit accounts, and from the issuance and repurchase of the Company's common stock. During the year ended December 31, 1997, the Bank had a net decrease in other deposit accounts of approximately $243,000 and a net increase in certificates of deposit of $664,000. In addition, the Company repurchased 63,975 shares of its stock at a cost of $1.2 million.

The Bank's capital ratios are substantially in excess of current regulatory capital requirements. At December 31, 1997, the Bank's tangible and core capital amounted to 19.47% of adjusted total assets, or 17.97% and 16.47%, respectively, in excess of the Bank's current 1.5% tangible and 3.0% core capital requirements. Additionally, the Bank's risk-weighted assets ratio was 34.12% at December 31, 1997, or 26.12% in excess of the Bank's 8.0% risk-based capital requirement (See Note 9 of Notes to Consolidated Financial Statements).

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

POSSIBLE YEAR 2000 COMPUTER PROGRAM PROBLEMS

A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest, or delinquency based on the wrong date or are expected to be unable to compute payment, interest, or delinquency. Rapid and accurate data processing is essential to the operations of the Company. Data processing is also essential to most other financial institutions and many other companies.

All of the material data processing of the Company that could be affected by this problem is provided by a third party service bureau. The service bureau of the Company has advised the Company that it expects to resolve this potential problem before the year 2000. However, if the service bureau is unable to resolve this problem in time, the Company would likely experience significant data processing delays, mistakes, or failures. These delays, mistakes, or failures could have a significant adverse impact on the financial condition and results of operations of the Company.

IMPACT OF RECENT ACCOUNTING STANDARDS

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

SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The Company adopted the provisions of SFAS 125 in January 1997 with no material effect on the Company's financial statements.

ACCOUNTING FOR EARNINGS PER SHARE. In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings Per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This statement requires restatement of all prior-period EPS data presented. The Company adopted the provisions of SFAS 128 in December 1997 with no material effect on the Company's financial statements.

REPORTING OF COMPREHENSIVE INCOME. In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 130, Reporting of Comprehensive Income ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company does not anticipate that adoption of SFAS 130 will have a material effect on the Company.

DISCLOSURE ABOUT SEGMENTS AND RELATED INFORMATION. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information ("SFAS 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments.

This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Company does not anticipate that the adoption of SFAS 131 will have a material effect on the Company.

             [LETTERHEAD OF MILLER, MAYER, SULLIVAN & STEVENS LLP]



                          INDEPENDENT AUDITORS' REPORT


Board of Directors
CKF Bancorp, Inc.
Danville, Kentucky

We have audited the accompanying consolidated balance sheets of CKF Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the management of CKF Bancorp, Inc. (Company). Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CKF Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/ MILLER, MAYER, SULLIVAN & STEVENS LLP

Lexington, Kentucky
January 21, 1998

                       CKF BANCORP, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                               ----------------


                                                                              AS OF DECEMBER 31,
                                                                          --------------------------
ASSETS                                                                        1997          1996
                                                                          ------------  ------------

Cash and due from banks                                                   $   134,032   $   564,003
Interest bearing deposits                                                   3,139,525     1,655,589
Investment securities:
  Securities available-for-sale                                               551,892       728,475
  Securities held-to-maturity (market values of $2,154,037
   and $2,711,205 for 1997 and 1996, respectively)                          2,152,020     2,714,723
Loans receivable, net                                                      55,894,813    53,181,509
Foreclosed real estate, net                                                                 227,340
Accrued interest receivable                                                   430,290       378,405
Office property and equipment, net                                            548,923       540,638
Other assets                                                                   13,852        11,778
                                                                          -----------   -----------

    Total assets                                                          $62,865,347   $60,002,460
                                                                          ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                  $43,253,068   $42,832,354
Deferred income taxes                                                         313,814       369,486
Advance from Federal Home Loan Bank                                         5,213,782     1,252,179
Advance payment by borrowers for taxes and insurance                           30,188        18,944
Other liabilities                                                             291,792       430,568
                                                                          -----------   -----------

    Total liabilities                                                      49,102,644    44,903,531
                                                                          -----------   -----------

Commitments and contingencies

Stockholders' equity
  Common stock, $.01 par value, 4,000,000 shares authorized;
   1,000,000 shares issued and outstanding                                     10,000        10,000
  Additional paid-in capital                                                9,638,682     9,612,331
  Retained earnings, substantially restricted                               7,004,137     7,147,931
  Treasury stock, 50,000 shares, at cost                                     (986,388)     (986,388)
  Stock Option Trust, 83,000 and 22,725 shares, respectively, at cost      (1,619,433)     (455,344)
  Net unrealized appreciation on securities available-for-sale                355,717       463,732
  Unearned Employee Stock Ownership Plan (ESOP) shares                       (640,012)     (693,333)
                                                                          -----------   -----------

    Total stockholders' equity                                             13,762,703    15,098,929
                                                                          -----------   -----------

    Total liabilities and stockholders' equity                            $62,865,347   $60,002,460
                                                                          ===========   ===========

  The accompanying notes are an integral part of the consolidated financial statements.

                       CKF BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME

                               ----------------

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                             ----------------------------------
                                                                                1997        1996        1995
                                                                             ----------  ----------  ----------
INTEREST INCOME:
  Interest on loans                                                          $4,368,261  $4,072,208  $3,704,999
  Interest and dividends on investments                                         154,938     165,018     148,264
  Other interest income                                                          62,497      91,251     234,554
                                                                             ----------  ----------  ----------
      Total interest income                                                   4,585,696   4,328,477   4,087,817
                                                                             ----------  ----------  ----------

INTEREST EXPENSE:
  Interest on deposits                                                        2,180,927   2,134,724   1,909,031
  Other interest                                                                153,599      18,577      20,795
                                                                             ----------  ----------  ----------
      Total interest expense                                                  2,334,526   2,153,301   1,929,826
                                                                             ----------  ----------  ----------

NET INTEREST INCOME                                                           2,251,170   2,175,176   2,157,991
Provision for loan losses                                                        18,000       7,000      24,000
                                                                             ----------  ----------  ----------
Net interest income after provision for loan losses                           2,233,170   2,168,176   2,133,991
                                                                             ----------  ----------  ----------

NON-INTEREST INCOME:
  Loan and other service fees                                                    61,614      50,032      41,364
  Gain on sale of investments                                                   420,575     281,616
  Other, net                                                                      2,234       2,627       1,907
                                                                             ----------  ----------  ----------
      Total non-interest income                                                 484,423     334,275      43,271
                                                                             ----------  ----------  ----------

NON-INTEREST EXPENSE:
  Compensation and benefits                                                     571,771     538,634     543,510
  Federal insurance premium                                                      22,369     373,439      97,939
  Legal                                                                          15,857      20,945      73,903
  State franchise tax                                                            52,922      49,094      50,240
  Occupancy expense, net                                                         45,387      44,792      41,406
  Data processing                                                                46,506      41,832      42,615
  Loss on foreclosed real estate                                                 41,813      36,000
  Other operating expenses                                                      228,726     228,871     183,729
                                                                             ----------  ----------  ----------
      Total non-interest expense                                              1,025,351   1,333,607   1,033,342
                                                                             ----------  ----------  ----------

Income before income tax expense                                              1,692,242   1,168,844   1,143,920
Provision for income taxes                                                      575,361     408,586     398,352
                                                                             ----------  ----------  ----------

Net income                                                                   $1,116,881  $  760,258  $  745,568
                                                                             ==========  ==========  ==========

Earnings per common share                                                         $1.33        $.85        $.81
                                                                             ==========  ==========  ==========

Earnings per common share - assuming dilution                                     $1.29        $.83        $.80
                                                                             ==========  ==========  ==========

  The accompanying notes are an integral part of the consolidated financial statements.

                       CKF BANCORP, INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                               -----------------

                                                            Net Unrealized
                                                           Appreciation On
                                   Additional                Securities                     Stock       Unearned       Total
                          Common    Paid-in     Retained      Available      Treasury       Option        ESOP      Stockholders'
                           Stock    Capital     Earnings      For-Sale         Stock        Trust        Shares        Equity
                         --------  ----------  ----------  ---------------  -----------   -----------   ---------   -------------
Balance,
 December 31, 1994        $10,000  $9,555,708  $6,205,647      $301,424     $             $             $(800,000)   $15,272,779

  Net income                                      745,568                                                                745,568
  Change in net
   unrealized gain
   on securities
   available-for-sale                                           213,531                                                  213,531
  Dividend declared                              (184,000)                                                              (184,000)
  ESOP shares earned
   in 1995                             27,700                                                              53,332         81,032
                          -------  ----------  ----------      --------     -----------   -----------   ---------    -----------
Balance,
 December 31, 1995         10,000   9,583,408   6,767,215       514,955                                  (746,668)    16,128,910

  Net income                                      760,258                                                                760,258
  Change in net
   unrealized gain
   on securities
   available-for-sale                                           (51,223)                                                 (51,223)
  Dividend declared                              (379,542)                                                              (379,542)
  ESOP shares earned
   in 1996                             51,448                                                              53,335        104,783
  Purchase of common
   stock, 76,125 shares                                                      (1,049,588)     (459,294)                (1,508,882)
  Shares issued upon
   exercise of options                (22,525)                                   63,200         3,950                     44,625
                          -------  ----------  ----------      --------     -----------   -----------   ---------    -----------
Balance,
 December 31, 1996         10,000   9,612,331   7,147,931       463,732        (986,388)     (455,344)   (693,333)    15,098,929

  Net income                                    1,116,881                                                              1,116,881
  Change in net
   unrealized gain
   on securities
   available-for-sale                                          (108,015)                                                (108,015)
  Dividend declared                            (1,260,675)                                                            (1,260,675)
  ESOP shares earned
   in 1997                             49,944                                                              53,321        103,265
  Purchase of common
   stock, 63,975 shares                                                                    (1,236,244)                (1,236,244)
  Shares issued upon
   exercise of options                (23,593)                                                 72,155                     48,562
                          -------  ----------  ----------      --------     -----------   -----------   ---------    -----------
Balance,
 December 31, 1997        $10,000  $9,638,682  $7,004,137      $355,717     $  (986,388)  $(1,619,433)  $(640,012)   $13,762,703
                          =======  ==========  ==========      ========     ===========   ===========   =========    ===========


   The accompanying notes are an integral part of the consolidated financial statements.

                       CKF BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                               ----------------

                                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                                                ---------------------------------------
                                                                                    1997          1996          1995
                                                                                -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                    $ 1,116,881   $   760,258   $   745,568
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    ESOP benefit expense                                                            103,265       104,783        81,032
    Provision for loan losses                                                        18,000         7,000        24,000
    Provisions for losses on foreclosed real estate                                  41,813        36,000
    Amortization of loan fees                                                       (10,273)       (7,593)       (9,172)
    Realized gain on sale of investment                                            (420,575)     (281,616)
    Provision for depreciation                                                       27,480        27,457        23,837
    FHLB stock dividend                                                             (35,400)      (32,100)      (29,100)
    Deferred income taxes                                                          (219,345)      (12,856)      160,539
    Amortization of investment premium and (discount)                                 3,014         9,156         3,021
    Changes in:
      Interest receivable                                                           (51,885)       61,909      (118,350)
      Other liabilities                                                              77,353        65,315        41,365
      Prepaid expense                                                                (2,074)         (378)       (1,094)
      Interest payable                                                                3,186         1,678         1,034
                                                                                -----------   -----------   -----------

    Net cash provided by operating activities                                       651,440       739,013       922,680
                                                                                -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Loan originations and principal payment on loans, net                          (1,833,321)   (3,473,994)   (4,474,324)
  Purchase of loans                                                                (887,710)     (332,000)      (36,000)
  Proceeds from sale of foreclosed real estate                                      185,527
  Proceeds from maturities of securities held-to-maturity                           500,000       250,000       251,310
  Purchase of securities held-to-maturity                                                      (1,017,807)     (256,651)
  Purchase of certificates of deposit                                                                        (2,400,000)
  Proceeds from maturities of certificates of deposit                                           1,000,000     1,400,000
  Proceeds from sale of securities available-for-sale                               433,500       294,167
  Principle repayment on mortgage back securities                                    95,089        51,969
  Purchase of fixed assets                                                          (35,765)       (7,127)     (109,237)
                                                                                -----------   -----------   -----------

    Net cash provided (used) for investing activities                            (1,542,680)   (3,234,792)   (5,624,902)
                                                                                -----------   -----------   -----------

                                  (Continued)

   The accompanying notes are an integral part of the consolidated financial statements.

                         CKF BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                               ----------------

                                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                                                ---------------------------------------
                                                                                    1997          1996          1995
                                                                                -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits,
   NOW accounts and savings accounts                                               (243,214)      366,519      (352,046)
  Net increase (decrease) in certificate of deposits                                663,927     3,109,995      (579,055)
  Proceeds from FHLB advance                                                     12,000,000     1,000,000
  Payments on FHLB advances                                                      (8,038,396)      (35,862)      (34,961)
  Net increase (decrease) in custodial accounts                                      11,245        14,761         4,183
  Purchase of common stock                                                       (1,236,244)   (1,508,882)
  Payment of dividends                                                           (1,260,675)     (379,542)     (184,000)
  Proceeds from exercise of stock options                                            48,562        44,625
                                                                                -----------   -----------   -----------

    Net cash provided (used) by financing activities                              1,945,205     2,611,614    (1,145,879)
                                                                                -----------   -----------   -----------

Increase (decrease) in cash and cash equivalents                                  1,053,965       115,835    (5,848,101)

Cash and cash equivalents, beginning of period                                    2,219,592     2,103,757     7,951,858
                                                                                -----------   -----------   -----------

Cash and cash equivalents, end of period                                        $ 3,273,557   $ 2,219,592   $ 2,103,757
                                                                                ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for income taxes                                                    $   794,708   $   421,445   $   237,810
  Cash paid for interest                                                        $ 2,322,838   $ 2,151,623   $ 1,929,289

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
  ESOP shares earned                                                            $   103,265   $   104,783   $    81,032

  The accompanying notes are an integral part of the consolidated financial statements.

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

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

     The Bank is a federally chartered stock savings bank located in Danville, Kentucky. The Bank is a member of the Federal Home Loan Bank System. As a member of this system, the Bank is required to maintain an investment in capital stock of the Federal Home Loan Bank of Cincinnati (FHLB) in an amount equal to at least the greater of 1% of its outstanding loan and mortgage-backed securities or .3% of total assets as of December 31 of each year. The Bank's operations consist of attracting deposits from the general public and using such deposits to originate loans primarily in the Bank's market area. The bank's profitability is significantly dependent on net interest income which is the difference between income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid by the Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

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

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     CASH AND CASH EQUIVALENTS. For purposes of reporting consolidated cash flows, the Bank considers cash, balances with banks, and interest-bearing deposits in other financial institutions with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include approximately $313,000 on deposit with other banks which is not covered by FDIC insurance.

     INVESTMENT SECURITIES. Investment securities that management has the intent and ability to hold to maturity are classified as held to maturity, and carried at cost, adjusted for amortization of premium or accretion of discount over the term of the security, using the level yield method. Included in this category of investments is FHLB stock which is a restricted stock carried at cost. Investment securities available for sale are carried at market value. Adjustments from amortized cost to market value are recorded in stockholders' equity net of deferred income tax until realized. The identified security method is used to determine gains or losses on sales of investment securities.

     Regulations require the Bank to maintain an amount of cash and U. S. government and other approved securities equal to a prescribed percentage (4% at December 31, 1997) of deposit accounts (net of loans on deposits) plus short-term borrowings. At December 31, 1997 and 1996, the Bank was in compliance with these requirements.

     OFFICE PROPERTY AND EQUIPMENT. Office properties and equipment are stated at cost less accumulated depreciation computed principally by the straight-line method. The estimated useful lives used to compute depreciation are: office buildings and improvements, ten to fifty years; and furniture and equipment, five to ten years. The gain or loss on the sale of property and equipment is recorded in the year of disposition.

     LOAN FEES. Loan fees are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 91. This statement requires loan origination fees and certain related direct loan origination costs be offset and the resulting net amount be deferred and amortized over the contractual life of the related loans as an adjustment to the yield of such loans.

     FORECLOSED REAL ESTATE. Real estate properties acquired through, or in lieu of loan foreclosures are to be sold, and are initially recorded at fair value less estimated selling expenses at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of the carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

     LOANS. Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees. The Bank has adequate liquidity and capital, and it is management's intention to hold such assets to maturity.

     An allowance for loan losses is provided to reduce the recorded balances of loans to estimated net realizable value. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Managements' periodic evaluation of the adequacy of the allowance

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, estimated value of any underlying collateral, and current economic conditions. While management uses the best information available, future adjustments may be necessary if conditions differ substantially from assumptions used in management's evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additions to the allowance based on their judgement about information available to them at the time of their examination.

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

     DEPOSITS. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). On September 30, 1996, the President signed legislation, which among other things, recapitalized the Savings Association Insurance Fund through a special assessment on savings financial institutions, such as the Bank. The special assessment amounted to $274,421 for the Bank and is included in the Federal and other insurance premium expense for the year ended December 31, 1996. As a result of the recapitalization of the SAIF, the Bank's assessment rate for insurance on deposits, beginning in 1997,

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     decreased from .23% on customer deposit balances under $100,000 to approximately .6% on customer deposit balances under $100,000.

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

     EARNINGS PER SHARE. In accordance with SFAS No. 128, which was effective for financial statement periods ending after December 15, 1997, earnings per common share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Earnings per common share - assuming dilution reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, that then shared in the earnings of the company. Earnings per share disclosures for the prior periods presented have been restated in accordance with SFAS No. 128.

     RECLASSIFICATIONS. Certain presentations of accounts previously reported have been reclassified in these consolidated financial statements. Such reclassification had no effect on net income or retained income as previously reported.

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

2.   INVESTMENT SECURITIES

     Investment securities held by the Company at December 31, 1997 and 1996 are summarized as follows:

                                                         DECEMBER 31, 1997
                                       -----------------------------------------------------
                                                            GROSS        GROSS    ESTIMATED
                                           AMORTIZED      UNREALIZED  UNREALIZED    MARKET
                                             COST           GAINS       LOSSES      VALUE
                                       -----------------  ----------  ----------  ----------
Securities available-for-sale:
 Federal Home Loan Mortgage
   capital stock-13,200 shares            $   12,925       $538,967    $         $  551,892
                                          ==========       ========    =======   ==========

Securities held-to-maturity:
 U. S. Treasury securities and
  obligations of U. S. Government
  corporations and agencies               $1,251,734       $  6,343    $   574   $1,257,503

 Mortgage backed securities                  368,386                     3,752      364,634

 Federal Home Loan Bank of
   Cincinnati capital stock - 5,169
   shares                                    516,900                                516,900

 Intrieve Incorporated capital
   stock - 10 shares                          15,000                                 15,000
                                          ----------       --------    -------   ----------

                                          $2,152,020       $  6,343    $ 4,326   $2,154,037
                                          ==========       ========    =======   ==========

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

                                                         DECEMBER 31, 1996
                                       -----------------------------------------------------
                                                            GROSS        GROSS    ESTIMATED
                                           AMORTIZED      UNREALIZED  UNREALIZED    MARKET
                                             COST           GAINS       LOSSES      VALUE
                                       -----------------  ----------  ----------  ----------
Securities available-for-sale:
 Federal Home Loan Mortgage
   capital stock-6,600 shares             $   25,850       $702,625    $          $  728,475
                                          ==========       ========    =======    ==========

Securities held-to-maturity:
 U. S. Treasury securities and
  obligations of U. S. Government
  corporations and agencies               $1,753,321       $  2,494    $          $1,755,815

 Mortgage backed securities                  464,902                     6,012       458,890

 Federal Home Loan Bank of
   Cincinnati capital stock - 4,815
   shares                                    481,500                                 481,500

 Intrieve Incorporated capital
   stock - 10 shares                          15,000                                  15,000
                                          ----------       --------    -------    ----------

                                          $2,714,723       $  2,494    $ 6,012    $2,711,205
                                          ==========       ========    =======    ==========

     The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 ESTIMATED
                                                    AMORTIZED     MARKET
                                                       COST       VALUE
                                                    ----------  ----------
         December 31, 1997:
           Due in one year or less                  $  500,029  $  499,455
           Due after one year through five years       751,705     758,048
                                                    ----------  ----------

                                                    $1,251,734  $1,257,503
                                                    ==========  ==========

     Investment securities with a carrying value of approximately $500,000 at December 31, 1997 and 1996, respectively, were pledged as collateral for certain municipal deposits.

     For the year ended December 31, 1997, the Bank received $433,500 from the sale of an equity security, which was classified as available-for-sale and $500,000 from the maturity of an obligation of a U.S. Government agency, which was classified as held-to-maturity. For the year ended


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------


     December 31, 1996, the Bank received $294,167 from the sale of an equity security, which was classified as available-for-sale and $250,000 from the maturity of an obligation of the U.S. Government, which was classified as held-to-maturity. For the year ended December 31, 1995, the Bank received $251,310 from the maturity of an obligation of the U.S. Government, which was classified as held-to-maturity.

     At December 31, 1997 and 1996 the unrealized appreciation on investment securities available-for-sale in the amount of $538,967 and $702,625 net of the deferred tax liability of $183,250 and $238,893, respectively, is reflected as a separate component of stockholders' equity.

     Accrued interest receivable includes $5,205 and $8,555 as of December 31, 1997 and 1996, respectively, related to investment securities and term deposits.

3.   LOANS RECEIVABLE, NET

     The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first mortgages on single-family residences.

     Loans receivable, net at December 31, 1997 and 1996 consist of the following:


                                                                  DECEMBER 31,
                                                            ------------------------
                                                               1997         1996
                                                            -----------  -----------
      Real estate mortgage secured by one-to-four family
       residential property                                 $44,394,107  $44,041,525
      Real estate mortgage secured by multi-family
       residential property                                   1,113,742    1,255,191
      Real estate mortgage secured by other properties        7,803,782    6,509,812
      Consumer loans:
        Loans to depositors, secured by savings                 458,916      416,443
        Other, principally unsecured                          2,610,249    1,913,295
                                                            -----------  -----------

                                                             56,380,796   54,136,266
      Less:
        Undisbursed portion of mortgage loans                   299,088      784,066
        Allowance for loan losses                               125,000      107,000
        Net deferred loan origination fees                       61,895       63,691
                                                            -----------  -----------

                                                            $55,894,813  $53,181,509
                                                            ===========  ===========

     Accrued interest receivable includes $425,085 and $369,850 at December 31, 1997 and 1996, respectively, related to loans receivable.


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     The following is a reconciliation of the allowance for loan losses:


                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                -----------------------------
                                                                  1997      1996      1995
                                                                --------  --------  ---------

     Balance, beginning of period                               $107,000  $100,000   $ 76,000
     Additions charged to operations                              18,000     7,000     24,000
     Charge-offs
     Recoveries
                                                                --------  --------  ---------

     Balance, end of period                                     $125,000  $107,000   $100,000
                                                                ========  ========   ========

     The following is a summary of non-performing loans:

                                                                                  AMOUNT (IN THOUSANDS)
                                                                           --------------------------------
                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                           --------------------------------
                                                                                1997      1996      1995
                                                                               ------    ------    ------

     Loans past due 90 days or more                                             $ 227     $ 359     $ 489
     Non-accrual loans                                                             65        87        58
                                                                                -----     -----     -----

     Total nonperforming loan balances                                          $ 292     $ 446     $ 547
                                                                                =====     =====     =====

     Nonperforming loans as a percentage of loans                                 .52%      .82%     1.10%
                                                                                =====     =====     =====

     The Bank identified impaired loans as defined by SFAS No. 114 in the amount of $65,432 and $270,465 at December 31, 1997 and 1996 for which no allowance for loan losses has been provided. The average recorded investment in impaired loans was $96,612, $285,056 and $58,887 during the years ended December 31, 1997, 1996, and 1995, respectively. Interest income on impaired loans of $7,905 and $5,480 and $4,350, respectively, was recognized for cash payments received in 1997, 1996, and 1995, respectively.

     Loans to executive officers and directors, including loans to affiliated companies of which executive officers and directors are principal owners, and loans to members of the immediate family of such persons at December 31, 1997 and 1996, were as follows:

                                                DECEMBER 31,
                                            --------------------
                                              1997       1996
                                            ---------  ---------

     Balance at beginning of period          $254,701   $280,691
     New loans                                 33,098     22,722
     Repayments                               (41,461)   (48,712)
                                             --------   --------

     Balance at end of period                $246,338   $254,701
                                             ========   ========


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     These loans were incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

4.   FORECLOSED REAL ESTATE

     Activity in the allowance for losses on foreclosed real estate for the years ended December 31, 1997 and 1996 is as follows:

                                                  DECEMBER 31,
                                            -----------------------
                                               1997          1996
                                            ---------     ---------

     Balance at beginning of period         $  36,000     $
     Provision charged to income               41,813        36,000
     Charge-offs, net of recoveries           (77,813)
                                            ---------     ---------

     Balance at end of period               $     -0-     $  36,000
                                            =========     =========

5. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

     The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include mortgage commitments outstanding which amounted to approximately $844,000 and $275,500 as of December 31, 1997 and 1996, respectively. In addition, the Bank had approximately $905,583 and $854,790 of unused home equity lines and licensed lines of credit to customers at December 31, 1997 and 1996, respectively. The mortgage loan commitments at December 31, 1997 included fixed rate loan commitments of $196,000. The mortgage loan commitments at December 31, 1996 were all adjustable rate loans commitments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and home equity lines of credit, is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies, but primarily includes residential real estate.

     The Bank has no significant concentrations of credit risk with any individual counterparty to originate loans. The Bank lending is concentrated in residential real estate mortgages in the Central Kentucky area, within a 45-mile radius of Danville, Kentucky. A substantial portion of its debtors' ability to honor their contract is dependent on the economy of this area.


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

6.   OFFICE PROPERTY AND EQUIPMENT

     Office property and equipment consist of the following:

                                                                                      DECEMBER 31,
                                                                               ---------------------------
                                                                                  1997           1996
                                                                               -----------  --------------

     Land, at cost                                                             $   165,157    $   165,157
     Building, at cost                                                             553,286        524,233
     Furniture, fixtures and equipment                                             271,665        264,952
                                                                               -----------    -----------
                                                                                   990,108        954,342
     Less accumulated depreciation                                                 441,185        413,704
                                                                               -----------    -----------
                                                                               $   548,923    $   540,638
                                                                               ===========    ===========

7.   DEPOSITS

     Deposit accounts are summarized as follows:

                                                                                      DECEMBER 31,
                                                                               --------------------------
                                                                                   1997           1996
                                                                               -----------    -----------
      Demand deposit accounts                                                  $   266,941    $   229,086
      Passbook accounts with a weighted average rate of 3.05%
       and 3.00% at December 31, 1997 and 1996, respectively                     3,431,241      3,539,268
      NOW and MMDA deposits with a weighted average rate of
       3.65% and 3.69% at December 31, 1997 and 1996,
       respectively                                                              4,994,093      5,167,136
                                                                               -----------    -----------

                                                                                 8,692,275      8,935,490
      Certificate of deposits with a weighted average interest rate of 5.59% and 5.60% at December 31, 1997 and 1996,
       respectively                                                             34,560,793     33,896,864
                                                                               -----------    -----------

        Total deposits                                                         $43,253,068    $42,832,354
                                                                               ===========    ===========

      Jumbo certificates of deposit (minimum denomination
       of $100,000)                                                            $ 9,435,274    $ 8,865,282
                                                                               ===========    ===========


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     Certificates of deposit by maturity at December 31, 1997 and 1996 are as follows:

                                                                                            DECEMBER 31,
                                                                                     -------------------------
                                                                                         1997          1996
                                                                                     -----------   -----------
                                                                                           (IN THOUSANDS)
     Within 1 year                                                                   $    22,067    $    21,057
     1-2 years                                                                             6,454          6,711
     2-3 years                                                                             3,152          3,378
     Maturing in years thereafter                                                          2,888          2,751
                                                                                     -----------    -----------

                                                                                     $    34,561    $    33,897
                                                                                     ===========    ===========

     Certificates of deposit by maturity and interest rate category at December 31, 1997 are as follows:

                                               AMOUNT DUE
                                               (THOUSANDS)
                      ---------------------------------------------------------
                        WITHIN                               AFTER
                       ONE YEAR    1-2 YEARS   2-3 YEARS    3 YEARS     TOTAL
                      -----------  ----------  ----------  ----------  --------

      4.01 - 6.00%       $19,956   $    5,497  $    1,764  $    1,202  $ 28,419
      6.01 - 8.00%         2,111          957       1,388       1,686     6,142
                         -------   ----------  ----------  ----------  --------

                         $22,067   $    6,454  $    3,152  $    2,888  $ 34,561
                         =======   ==========  ==========  ==========  ========

      Interest expense on deposits for the periods indicated are as follows:

                                            FOR THE YEARS ENDED DECEMBER 31,
                                           ----------------------------------
                                              1997        1996        1995
                                           ----------  ----------  ----------
      Money market and NOW accounts        $  189,195  $  198,329  $  141,828
      Savings accounts                        104,402     111,743     121,264
      Certificates                          1,887,330   1,824,652   1,645,939
                                           ----------  ----------  ----------

                                           $2,180,927  $2,134,724  $1,909,031
                                           ==========  ==========  ==========

     The Bank maintains clearing arrangements for its NOW and MMDA accounts with the Federal Home Loan Bank of Cincinnati. The Bank is required to maintain adequate collected funds in its Demand Account to cover average daily clearings. The Bank was in compliance with this requirement at December 31, 1997 and 1996.


                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

8.   ADVANCES FROM FEDERAL HOME LOAN BANK

     The advances from the Federal Home Loan Bank consist of the following:

                                                   DECEMBER 31,
                                              ----------------------
     MATURITY DATE        INTEREST RATE          1997        1996
     -------------       ---------------      ----------  ----------
        9/18/97                               $           $1,000,000
        1/23/98               6.90%            1,000,000
        2/03/98               6.90%            1,000,000
        2/24/98               6.90%            1,000,000
        3/30/98               6.98%            2,000,000
        7/01/02               6.85%              213,782     252,179
                                              ----------  ----------

                                              $5,213,782  $1,252,179
                                              ==========  ==========

     A schedule of the principal payments due over the remaining term of the notes as of December 31, 1997 follows:

                          YEAR                  AMOUNT
                       ----------            ------------
                          1998               $  5,041,111
                          1999                     44,017
                          2000                     47,128
                          2001                     50,460
                          2002                     31,066
                                             ------------

                          Total              $  5,213,782
                                             ============

     These borrowings are collateralized by qualified real estate first mortgages and Federal Home Loan Bank stock held by the Bank, which had a book value of $8,337,574 and $2,359,768 at December 31, 1997 and 1996,
     respectively. At December 31, 1997 FHLB advances totaling $5,000,000 have a variable or floating interest rate.

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

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     allowance equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weight factor, e.g., one-to-four family residential loans carry a risk-weighted factor of 50%.

     As of December 31, 1997, the Bank's regulatory capital exceeded all minimum regulatory capital requirements as shown in the following table:

                                                               REGULATORY CAPITAL
                                     -------------------------------------------------------------------
                                       TANGIBLE                 CORE               RISK-BASED
                                        CAPITAL     PERCENT    CAPITAL   PERCENT     CAPITAL    PERCENT
                                     -------------  --------  ---------  --------  -----------  --------
                                                                  in thousands
Capital under generally
 accepted accounting
 principles                             $12,601      19.47%    $12,601    19.47%     $12,601     19.47%

Adjustments:
  Net unrealized appreciation
   on securities available-for-sale        (356)                  (356)                 (356)

General valuation allowances                                                             125
                                        -------      -----     -------    -----      -------     -----

Regulatory capital computed              12,245      19.47%     12,245    19.47%      12,370     34.12%
Minimum capital requirement                 938        1.5       1,875      3.0        2,900       8.0
                                        -------      -----     -------    -----      -------     -----

Regulatory capital-excess               $11,307      17.97%    $10,370    16.47%     $ 9,470     26.12%
                                        =======      =====     =======    =====      =======     =====

     RETAINED EARNINGS RESTRICTION. Retained earnings at December 31, 1997 include approximately $1,471,000 of tax bad debt reserves accumulated prior to December 31, 1987 for which no Federal income tax has been provided. These tax bad debt reserves are only taxable in certain circumstances, such as if the Bank converted to an institution that did not qualify as a bank for tax purposes (see Note 10).

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

     DIVIDEND RESTRICTIONS: The payment of cash dividends by the Bank on its Common Stock is limited by regulations of the OTS. Interest on savings accounts will be paid prior to payments of dividends on Common Stock. The Bank may not declare or pay a cash dividend to the Company in excess of 100% of its net income to date during the current calendar year plus the amount that would reduce by one-half the Bank's capital ratio at the beginning of the year without prior OTS approval. Additional limitation on dividends declared or paid, or repurchases of the Bank stock are tied to the Bank's level of compliance with its regulatory capital requirements.

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

10.  INCOME TAXES

     The provision for income taxes for the periods indicated consist of the following:

                                      FOR THE YEARS ENDED DECEMBER 31,
                                    -----------------------------------
                                       1997         1996         1995
                                    ---------    ---------    ---------
     Federal income tax expense:
       Current                      $ 575,390    $ 612,292    $ 347,234
       Deferred                           (29)    (203,706)      51,118
                                    ---------    ---------    ---------

                                    $ 575,361    $ 408,586    $ 398,352
                                    =========    =========    =========

     Deferred income taxes result from temporary differences in the recognition of income and expenses for tax and financial statement purposes. The source of these temporary differences and the tax effect of each are as follows:

                                     FOR THE YEARS ENDED DECEMBER 31,
                                   -----------------------------------
                                      1997         1996         1995
                                   ---------    ---------    ---------

     FHLB stock                    $  (4,705)   $  10,914    $   9,894
     Directors retirement plan       (19,839)     (18,448)     (27,014)
     Allowance for loan losses         6,282     (171,523)      22,678
     Net accrued income               14,959      (23,499)      44,051
     Other, net                        3,274       (1,150)       1,509
                                   ---------    ---------    ---------

                                   $     (29)   $(203,706)   $  51,118
                                   =========    =========    =========

     For the periods indicated, total income tax expense differed from the amounts computed by applying the U. S. Federal income tax rate of 34 percent to income before income taxes as a result of the following:

                                         FOR THE YEARS ENDED DECEMBER 31,
                                       -----------------------------------
                                          1997         1996         1995
                                       ---------    ---------    ---------
     Expected income tax expense
       at federal tax rate             $ 575,361    $ 397,407    $ 388,933
     Other, net                                        11,179        9,419
                                       ---------    ---------    ---------

           Total income tax expense    $ 575,361    $ 408,586    $ 398,352
                                       =========    =========    =========

     Effective income tax rate              34.0%        34.9%        34.8%
                                       =========    =========    =========

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     Deferred tax assets and liabilities as of December 31, 1997 and 1996 consisted of the following:

                                          1997         1996
                                       ---------    ---------
     Deferred tax assets:
       Deferred loan fee income        $  21,044    $  21,655
       Directors retirement plan          65,302       45,463
       Allowance for loan losses          42,072       48,353
                                       ---------    ---------
                                         128,418      115,471
                                       ---------    ---------

     Deferred tax liabilities:
       Net accrued interest income       142,940      127,981
       FHLB stock                        100,334      105,039
       Other, net                         15,708       13,044
                                       ---------    ---------
                                         258,982      246,064
                                       ---------    ---------

     Net deferred tax liability        $ 130,564    $ 130,593
                                       =========    =========

     In addition to the net deferred tax liability of $130,564 as of December 31, 1997 included in the preceding table, the financial statements include a deferred tax liability of $183,250 that was charged against the unrealized gain on securities available-for-sale of $538,967. The net amount of $355,717 is recorded as a separate component of stockholders' equity at December 31, 1997.

     For the year ended December 31, 1995, the Bank was allowed a special bad debt deduction limited generally to eight percent (8%) of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts qualifying as deductions under the Internal Revenue Code provision were later used for purposes other than bad debt losses, they would be subject to Federal income tax at the then current corporation rate.

     In 1996, the Internal Revenue Service repealed this special provision for thrift institutions, such as the Bank, for determining the allowable tax bad debt reserves. Effective for tax years ending December 31, 1996 all thrift institutions are taxed as other banking institutions. Institutions under $500 million in assets are allowed to use the reserve method of determining their bad debt deduction based on their actual experience while larger institutions (over $500 million) must use the specific charge off method in determining their deduction. Tax bad debt reserves accumulated since December 31, 1987 must be included in taxable income of the Bank prorated over a six year period, beginning in the tax year ended December 31, 1997. This change did not have a material impact on the Bank, as a deferred tax liability was provided for these accumulated reserves. The accumulated tax bad debt reserves as of December 31, 1987, which amounts to approximately $1,471,000 is only subject to being taxed at a later date under certain circumstances, such as the Bank converting to a type of institution that is not considered a bank for tax purposes. These financial statements do not include any deferred tax liability related to the accumulated tax bad debt reserves as of December 31, 1987.

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

11.  EMPLOYEE BENEFITS

     RETIREMENT SAVINGS PLAN. Effective January 1, 1994, the Bank became a participant in the Financial Institutions Thrift Plan. The Plan allows participating employees to make contributions by salary reduction pursuant to Section 401(K) of the Internal Revenue Code for all employees who meet certain requirements as to age and length of service. The Bank makes 25% matching contributions to each participant's account up to 6% of the participant's compensation. The Bank contributions to the Plan amounted to $2,297 and $2,094 for the years ended December 31, 1997 and 1996, respectively. Employees vest immediately in their contributions and 100% in the Bank's contributions after completing 5 years of service.

     DIRECTORS RETIREMENT PLAN. On July 5, 1995, the stockholders of the Company approved the establishment of a Director Retirement Plan. The Director Retirement Plan, which was effective January 1, 1994, covers each member of the Company's and the Bank's Board of Directors who at any time serves as a non-employee director. Under the Director Retirement Plan, each participating director will receive on a monthly basis for ten years following his or her retirement from the Board, an amount equal to the product of his or her "Benefit Percentage," his or her "Vested Percentage" and 75% of the amount of the monthly fee he or she received for service on the Board during the calendar year preceding his or her retirement from the Board. All benefits vest immediately in the case of retirement after age 70 with 15 years of service, upon death or disability, or upon a change in control of the Company. The Director Retirement Plan is a non-qualified benefit plan and will be funded by the general assets of the Company, and the Company will recognize the expense of providing these benefits as they become vested. The Company recognized an expense of $58,351 and $54,260, in connection with this plan for the years ended December 31, 1997 and 1996, respectively.

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

     During the year ended December 31, 1997, the Company purchased 63,975 shares of its common stock at a cost of $1,236,244, which is being held in trust for the purpose of issuing stock in connection with the exercise of options under this Plan. For the year ended December 31, 1997, 3,700 shares were issued from the Trust upon exercise of stock options, leaving a balance of 83,000 shares of common stock in the Trust at December 31, 1997.

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     A summary of option transactions for the years indicated are as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------
                                                         1997                       1996
                                                -----------------------  -----------------------
                                                    OPTION      NUMBER      OPTION       NUMBER
                                                    PRICE      OF UNITS      PRICE      OF UNITS
                                                -------------  --------  -------------  --------

     Balance outstanding at beginning of year      $13.13       87,600      $13.13       89,000
     Granted                                        20.00                    20.00        2,000
     Exercised                                      13.13        3,700       13.13        3,400
                                                               -------                  -------
     Balance outstanding at end of year         $13.13-$20.00  $83,900   $13.13-$20.00  $87,600
                                                               =======                  =======
     Shares exercisable                                         28,900                   14,400
                                                               =======                  =======
     Shares available for grant                                  9,000                    9,000
                                                               =======                  =======

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

     Companies are not required to adopt the fair value method of accounting for employee stock-based transactions, and may continue to account for such transactions under Accounting Principles Based (APB) Opinion No. 25 "Accounting for Stock Issued to Employees." Under this method the compensation cost is measured by the difference between the fair value of the Company's stock at the date of the award, and the exercise price to be paid by the employee. If a company chooses to report stock based compensation under APB 25, they must disclose the pro forma net income and earnings per share as if the Company had applied the new method of accounting. Accordingly, the following table shows the Company's net income and earnings per share on a pro forma basis as if the compensation cost for the stock options awarded were accounted for in accordance with SFAS No. 123 for the years ended December 31, 1997 and 1996.


                             REPORTED PER CONSOLIDATED
                                FINANCIAL STATEMENTS        PRO FORMA AMOUNT
                               ----------------------    ----------------------
                                  1997        1996          1997        1996
                               ----------  ----------    ----------  ----------
     Net income                $1,116,881  $  760,258    $1,019,323  $  664,336
                               ==========  ==========    ==========  ==========
     Earnings per share        $     1.29  $     0.83    $     1.17  $     0.72
                               ==========  ==========    ==========  ==========

     EMPLOYEE RECOGNITION PLAN. On July 5, 1995, the stockholders of the Company approved the establishment of the Employee Recognition Plan (ERP). The objective of the ERP is to enable the Bank to attract and retain personnel of experience and ability in key positions of responsibility. Those eligible to receive benefits under the ERP will be such employees as selected by members of a committee appointed by the Company's Board of Directors. The ERP is a non-qualified plan that is

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     managed through a separate trust. The Bank will contribute sufficient funds to the ERP Trust for the purchase of up to 40,000 shares of common stock.

     Awards made to employees will vest 20% on each anniversary date of the award. Shares will be held by the trustee and are voted by the ERP trustee in the same proportion as the trustee of the Company's ESOP plan votes shares held therein. Any assets of the trust are subject to the general creditors of the Company. All shares awarded vest immediately in the case of a participant's retirement after age 65, death or disability, or upon a change in control of the Company. The Company intends to expense ERP awards over the years during which the shares are payable, based on the fair market value of the common stock at the date of the grant to the employee. As of December 31, 1997, no awards had been made under the ERP.

     EMPLOYEE STOCK OWNERSHIP PLAN. In connection with the stock conversion December 29, 1994, the Company established an internally leveraged Employee Stock Ownership Plan (the "ESOP") which covers substantially all full time employees. The ESOP borrowed $800,000 from the Company and purchased 80,000 shares of common stock of the Company at the date of conversion. The loan is being repaid in annual installments over a 15-year period with interest, which is based on the published prime rate (currently 8.25%) per the Wall Street Journal plus 1%.

     The Company makes annual contributions to ESOP equal to the ESOP's debt service less dividends, if any, received by the ESOP and used for debt service. Dividends received by the ESOP on shares held as collateral are to be used to pay debt service; dividends on allocated shares may be credited to participants' accounts or used for debt service. Dividends of $117,600 and $33,600 were used in fiscal year 1997 and 1996, respectively, to pay ESOP debt service. The ESOP shares are pledged as collateral on the debt. As the debt is repaid, shares are released from collateral and allocated to active participants based on a formula specified in the ESOP agreement.

     ESOP compensation was $103,265 and $104,783 for the years ended December 31, 1997 and 1996, respectively. During 1997 and 1996, 6,428.75 and
     5,333.33 shares were released from collateral, respectively. At December 31, 1997, there were 62,904.59 unallocated ESOP shares having a fair value of $1,163,735.

12.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     In December 1991, the FASB issued SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." This statement extends the existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments (as defined), both assets and liabilities recognized and not recognized in the statements of financial condition, for which it is practicable to estimate fair value.

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

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

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

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     The estimated fair values of the Company's financial instruments at December 31, 1997 are as follows:

                                                          1997
                                                ------------------------
                                                 CARRYING       FAIR
                                                  AMOUNT        VALUE
                                                -----------  -----------
        ASSETS
          Cash and interest bearing deposits    $ 3,273,557  $ 3,273,557
          Securities available-for-sale             551,892      551,892
          Securities held-to-maturity             2,152,020    2,154,037
          Loans receivable, net                  55,894,813   55,746,430

        LIABILITIES
          Deposits                               43,253,068   43,341,388
          FHLB advances                           5,213,782    5,216,583

        UNRECOGNIZED FINANCIAL INSTRUMENTS
          Loan commitments                                       844,000
          Unused home equity lines of credit                     905,583

13.  RELATED PARTY TRANSACTIONS

     Certain directors of the Bank perform legal services on behalf of the Bank and appraise selected real estate properties for which they receive fees paid by the Bank. A substantial portion of these fees are passed on to customers of the Bank in the origination of mortgage loans. Legal fees paid amounted to $26,064, $30,025 and $25,939 for the years ended December 31, 1997, 1996 and 1995, respectively. Appraisal fees paid by the Bank amounted to $26,825, $37,095 and $31,213 for these same periods. In addition, the Bank leases office space to a Director. Rent income received by the Bank amounted to $8,400, $7,800 and $7,200 for the years ended December 31, 1997, 1996 and 1995, respectively. Also in 1997, general contracting services totaling $26,186 were provided by a company affiliated with one of the Bank's directors, in connection with improvements made to the Bank's main office.

14.  SERVICE CORPORATION SUBSIDIARY

     During 1978, the Bank formed a wholly owned subsidiary for the principal purpose of acquiring stock in a data processing service center. The data processing center is a nonprofit corporation owned by user savings and loan associations and provides data processing services solely to its members.

     The subsidiary had no significant operations for the years ended December 31, 1997, 1996 and 1995, respectively.

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     Summary balance sheets for the Bank's wholly-owned subsidiary, Central Kentucky Savings and Loan Service Corporation, follow:

             CENTRAL KENTUCKY SAVINGS AND LOAN SERVICE CORPORATION
                                BALANCE SHEETS

                               ----------------

                                             AS OF DECEMBER 31,
                                            ---------------------
                                              1997         1996
                                            --------     --------
     ASSETS
       Investment, at cost                  $ 15,000     $ 15,000
                                            ========     ========

     STOCKHOLDER'S EQUITY
       Common stock                         $ 15,000     $ 15,000
                                            ========     ========

15.  STOCK TRANSACTIONS

     The Board of Directors authorized the repurchase of the Company's common shares outstanding as follows:

                                                PERCENTAGE
                                      NUMBER        OF
                                        OF      OUTSTANDING
     DATE OF AUTHORIZATION            SHARES      SHARES
     ---------------------            -------   -----------
     December 16, 1995                 50,000        5%
     September 10, 1996                47,500        5%
     October 4, 1997                   36,127        4%

     For the years ended December 31, 1997 and 1996, the Company repurchased 63,975 and 76,125 common shares. The 63,975 shares acquired in 1997 were transferred to the 1995 Stock Option Trust. For the year ended December 31, 1996, 50,000 shares were transferred to Treasury Stock while 26,125 shares were transferred to the 1995 Stock Option Trust.

     For the year ended December 31, 1997, 3,700 common shares were issued from the 1995 Stock Option Trust at an average cost of $19.50 per share for the exercise of stock options. For the year ended December 31, 1996, 3,200 common shares were issued from Treasury Stock, and 200 common shares were issued from the 1995 Stock Option Trust at an average cost of $19.75 per share for the exercise of stock options.

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

16.  EARNINGS PER SHARE

     The table below summarizes the computation of earnings per common share and earnings per common share, assuming dilution for the years ended December 31, 1997, 1996, and 1995, respectively.

                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                   ----------------------------------
                                                      1997        1996        1995
                                                   ----------  ----------  ----------
     EARNINGS PER COMMON SHARE
     Numerator:
       Income available to common shareholders     $1,116,881  $  760,258  $  745,568
                                                   ==========  ==========  ==========

     Denominator:
       Weighted average of common
        shares outstanding                            841,662     888,580     923,333
                                                   ==========  ==========  ==========

     Per Share Amount                              $     1.33  $      .85  $      .81
                                                   ==========  ==========  ==========

     EARNING PER COMMON SHARE - ASSUMING DILUTION
     Numerator:
       Income available to common shareholders     $1,116,881  $  760,258  $  745,568
                                                   ==========  ==========  ==========
     Denominator:
       Weighted average of common
        shares outstanding                            841,662     888,580     923,333
       Effect of outstanding stock options             26,643      29,227       3,414
                                                   ----------  ----------  ----------
       Weighted average of common shares
        outstanding - assuming dilution               868,305     917,807     926,747
                                                   ==========  ==========  ==========

       Per share amount                            $     1.29  $      .83  $      .80
                                                   ==========  ==========  ==========

     Unallocated shares held by the Company's ESOP are considered outstanding when they are committed to be released.

17.  SUBSEQUENT EVENT

     On January 20, 1998, the Board of Directors of the Company authorized the purchase of 5% of the then outstanding shares or 43,350 shares to be held as treasury stock.

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

18.  CKF BANCORP, INC. FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     The parent company's principal assets are its investment in the Bank, a loan to the ESOP Trust, and cash balances on deposit with the Bank. The following condensed statements summarize the financial position, operating results, and cash flows of CKF Bancorp, Inc. (Parent Company only).

                   CONDENSED STATEMENT OF FINANCIAL CONDITION

                                                                        DECEMBER 31,
                                                                     1997         1996
                                                                 -----------   -----------
     ASSETS:
       Cash and due from banks                                   $   353,567   $ 1,917,434
       Investment in subsidiary                                   13,240,671    13,123,375
       Other assets                                                  168,465        59,295
                                                                 -----------   -----------
                                                                 $13,762,703   $15,100,104
                                                                 ===========   ===========
     LIABILITIES AND STOCKHOLDERS' EQUITY:
       Liabilities                                               $             $     1,175
                                                                 -----------   -----------
     STOCKHOLDERS' EQUITY:
       Common stock                                                   10,000        10,000
       Additional paid-in capital                                  9,638,682     9,612,331
       Retained earnings, restricted                               7,004,137     7,147,931
       Treasury stock, 50,000 shares, at cost                       (986,388)     (986,388)
       Stock Option Trust, 83,000 shares, at cost                 (1,619,433)     (455,344)
       Net unrealized appreciation on securities
        available-for-sale                                           355,717       463,732
       Unearned ESOP shares                                         (640,012)     (693,333)
                                                                 -----------   -----------
             Total stockholders' equity                           13,762,703    15,098,929
                                                                 -----------   -----------
                                                                 $13,762,703   $15,100,104
                                                                 ===========   ===========

                         CONDENSED STATEMENT OF INCOME

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                     1997         1996
                                                                 -----------   -----------
     INCOME:
       Miscellaneous income                                      $             $        15
                                                                 -----------   -----------
     EXPENSE:
       Franchise and license tax                                      15,281        32,619
       Other operating expenses                                       25,831        23,512
                                                                 -----------   -----------
                                                                      41,112        56,131
                                                                 -----------   -----------
       Net loss before tax expense (benefit)                         (41,112)      (56,116)
       Income tax (expense) benefit                                   13,980       (11,374)
                                                                 -----------   -----------
       Net loss before equity in undistributed
        net income of subsidiary                                     (27,132)      (67,490)
       Equity in undistributed net income of subsidiary            1,144,013       827,748
                                                                 -----------   -----------
       Net income                                                $ 1,116,881   $   760,258
                                                                 ===========   ===========

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

                       CONDENSED STATEMENT OF CASH FLOWS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                     1997         1996
                                                                 -----------   -----------
      CASH FLOWS FROM OPERATING ACTIVITIES:
        Net income                                               $ 1,116,881   $   760,258
        Adjustments to reconcile net income to cash
         provided by operating activities:
          Equity in undistributed net income of subsidiary        (1,144,013)     (827,748)
          Change in other receivables                                (87,203)       56,986
          Change in other liabilities                                 (1,175)        1,175
                                                                 -----------   -----------
          Net cash used by operating activities                     (115,510)       (9,329)
                                                                 -----------   -----------
      CASH FLOWS FROM INVESTING ACTIVITY:
        Dividend payment from Bank                                 1,000,000
                                                                 -----------   -----------
        Net cash provided by investing activities                  1,000,000
                                                                 -----------   -----------
      CASH FLOWS FROM FINANCING ACTIVITIES:
        Dividends paid                                            (1,260,675)     (379,542)
        Purchase of common stock                                  (1,236,244)   (1,508,882)
        Proceeds from exercise of stock options                       48,562        44,625
                                                                 -----------   -----------
        Net cash used by financing activities                     (2,448,357)   (1,843,799)
                                                                 -----------   -----------
      Net decrease in cash and cash equivalents                   (1,563,867)   (1,853,128)

      Cash and cash equivalents at beginning of period             1,917,434     3,770,562
                                                                 -----------   -----------
      Cash and cash equivalents at end of period                 $   353,567   $ 1,917,434
                                                                 ===========   ===========

                                          CORPORATE INFORMATION

===============================================================================================================

                                           BOARD OF DIRECTORS

W. IRVINE FOX, JR.                          J.T. GOGGANS                         WARREN O. NASH
Chairman of the Board                       General Contractor                   Veterinarian
Real Estate Developer/Partner
Charleston Green Townhouses

JOHN H. STIGALL                             W. BANKS HUDSON, III                 THOMAS R. POLAND
President and Chief Executive               Attorney-at-Law                      Vice President and Secretary of
Officer of the Bank and the                                                      the Bank and the Company
Company                                     YVONNE YORK MORLEY
                                            Executive Assistant to the
JACK L. BOSLEY, JR.                         President and Assistant              GUY P. RICHARDSON*
Farm Partner                                Secretary to the Board of            Owner of Danville
Viewpoint Farm                              Trustees of Centre College           Piggly-Wiggly Supermarket

                                            *Director Emeritus

 ._____________________________________________________________________________________________________________.

                                             EXECUTIVE OFFICERS

JOHN H. STIGALL                             ANN L. HOOKS                         THOMAS R. POLAND
President and Chief Executive               Vice President and Treasurer of      Vice President and Secretary of
Officer of the Bank and the                 the Bank and the Company             the Bank and the Company
Company

 ._____________________________________________________________________________________________________________.

                                               OFFICE LOCATION

                                            340 West Main Street
                                          Danville, Kentucky 40422

 .-------------------------------------------------------------------------------------------------------------.

                                             GENERAL INFORMATION

INDEPENDENT ACCOUNTANTS                     ANNUAL MEETING                       ANNUAL REPORT ON FORM 10-K
Miller, Mayer, Sullivan & Stevens, LLP      The 1998 Annual Meeting of           A COPY OF THE
2365 Harrodsburg Road                       Stockholders will be held on         COMPANY'S 1997 ANNUAL
Lexington, Kentucky  40504-3399             April 21, 1998 at 4:00 p.m. at       REPORT ON FORM 10-K
                                            Central Kentucky Federal             WILL BE FURNISHED
                                            Savings Bank, 340 West Main          WITHOUT CHARGE TO
GENERAL COUNSEL                             Street, Danville, Kentucky           STOCKHOLDERS AS OF
W. Banks Hudson, III                                                             THE RECORD DATE FOR
Attorney at Law                             TRANSFER AGENT                       THE 1998 ANNUAL
102 S. Fourth Street                        Illinois Stock Transfer Company      MEETING UPON WRITTEN
Danville, Kentucky  40422                   223 West Jackson Boulevard           REQUEST TO JOHN H.
                                            Suite 1210                           STIGALL, CKF BANCORP,
SPECIAL COUNSEL                             Chicago, Illinois  60606             INC., P.O. BOX 400, 340 WEST
Housley Kantarian & Bronstein, P.C.                                              MAIN STREET, DANVILLE,
1220 19th Street, N.W., Suite 700                                                KENTUCKY 40423
Washington, DC  20036