Form 10KSB40, Exhibit 13
period 1998-12-31
CKF BANCORP INC
filed 1999-03-26
CIK 930203

                                                                      Exhibit 13

--------------------------------------------------------------------------------
 1998 ANNUAL REPORT
--------------------------------------------------------------------------------



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

Central Kentucky Federal was formed in 1886 as a Kentucky-chartered mutual building and loan association. In December 1960, the Bank obtained federal insurance on deposit accounts and became a member of the Federal Home Loan Bank ("FHLB") of Cincinnati. The Bank converted to a federal mutual savings and loan association in 1969 and changed its name to Central Kentucky Federal Savings and Loan Association. Upon its conversion to stock form in December 1994, the Bank adopted its present name. The Bank operates through one full service office in Danville, Kentucky.

The executive offices of the Company and the Bank are located at 340 West Main Street, Danville, Kentucky 40422, and its telephone number is (606) 236-4181.


MARKET AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------

Market for the Common Stock

Since January 4, 1995, the Common Stock has been listed for trading under the symbol "CKFB" on the Nasdaq SmallCap Market. As of March 1, 1999, there were 901,632 shares of the Common Stock issued and outstanding, held by approximately 445 stockholders of record, excluding beneficial owners in nominee or street name. For further information regarding stock prices and dividends paid, see stock prices and dividends on page 3.


TABLE OF CONTENTS
--------------------------------------------------------------------------------

CKF Bancorp, Inc.. ........................................ Inside Front Cover
Market and Dividend Information............................ Inside Front Cover
Letter to Stockholders.....................................................  1
Selected Financial and Other Data..........................................  2
Management's Discussion and Analysis of
  Financial Condition and Results of Operations............................  4
Financial Statements....................................................... 17
Corporate Information....................................... Inside Back Cover

                             LETTER TO STOCKHOLDERS
--------------------------------------------------------------------------------


To Our Stockholders,

We are pleased to report the results of the CKF Bancorp, Inc.'s operations for 1998, our fourth full year as a public company.

The consolidated net income for 1998 was $774,000 and amounted to $.98 per weighted average common share outstanding or $.96 per weighted average common share - assuming dilution. This compares to $1.1 million net income and $1.33 per weighted average common share or $1.29 per weighted average common share - assuming dilution, for the year ended December 31, 1997.

For the year ended December 31, 1998, the Company and the Bank, on a consolidated basis, had $4.6 million in interest income, $2.5 million in interest expense, and $2.1 million in net interest income compared to $2.2 million in net interest income for the year ended December 31, 1997. Non-interest income decreased to $218,000 in 1998, compared to $484,000 in 1997, due primarily to a decrease in the gain on sale of investments. Non-interest expense increased to $1.1 million in 1998 compared to $1.0 million in 1997, due primarily to an increase in legal and professional fees of $119,000. The income tax expense in 1998 was $398,000 compared to $575,000 in 1997.

Total assets at December 31, 1998 were $65.6 million, compared to $62.9 million at December 31, 1997. Deposits were $48.9 million at December 31, 1998, compared to $43.3 million at December 31, 1997. Stockholders' equity was $13.9 million at December 31, 1998, compared to $13.8 million at December 31, 1997. During 1998, $697,000 of equity was used for stock repurchases, and $412,000 was paid out in dividends. On December 31, 1998, stockholders equity was $17.47 per common share, as compared to $17.11 per common share on December 31, 1997, based on the common shares outstanding on those respective dates of 793,890 and 804,096.

Our newly implemented services have been well received by our customers. Our Home Page on the Internet can be found at www.centralkyfsb.com. The Direct Teller, a convenient automated voice response service brings Central Kentucky Federal as close as your telephone. You may call toll free (800) 436-5142 from anywhere, 24 hours a day, 7 days a week, to access your account information and transfer funds between accounts.

We appreciate your interest in CKF Bancorp, Inc. and your continued support.

Sincerely,


John H. Stigall
President and Chief Executive Officer

SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

Financial Condition Data:

                                                                          At December 31,
                                                -------------------------------------------------------------------
                                                   1998          1997          1996          1995         1994
                                                ------------ ------------- ------------- ------------- ------------
                                                                      (Dollars in thousands)
Total amount of:
  Assets.....................................   $    65,580  $     62,865  $     60,002  $     56,549  $    56,375
  Loans receivable, net......................        57,912        55,895        53,182        49,638       45,143
  Cash and investment securities.............         6,681         5,977         5,663         5,898       10,391
  Deposits...................................        48,938        43,253        42,832        39,356       40,287
  FHLB advances..............................         2,120         5,214         1,252           288          323
  Stockholders' equity.......................        13,867        13,763        15,099        16,129       15,273
-------------------------------------------------------------------------------------------------------------------
Number of:
  Real estate loans outstanding/1/...........         1,160         1,267         1,229         1,196        1,001
  Savings accounts...........................         3,644         3,922         3,933         3,696        3,764
  Offices open...............................             1             1             1             1            1

--------------------
/1/ Includes home equity loans.


Operating Data:

                                                                     Years Ended December 31,
                                                --------------------------------------------------------------------
                                                   1998           1997          1996         1995          1994
                                                ------------   ------------  ----------- ------------- -------------
                                                                      (Dollars in thousands)
Interest income.............................    $     4,608    $     4,586   $    4,328  $      4,088  $      3,417
Interest expense............................          2,506          2,335        2,153         1,930         1,832
                                                ------------   ------------  ----------- ------------- -------------
Net interest income before
  provision for loan losses.................          2,102          2,251        2,175         2,158         1,585
Provision for loan losses...................             24             18            7            24            --
Non-interest income.........................            218            484          334            43            36
Non-interest expense........................          1,124          1,025        1,334         1,033           800
                                                ------------   ------------  ----------- ------------- -------------
Income before federal income tax
  expense...................................          1,172          1,692        1,168         1,144           821
Federal income tax expense..................            398            575          408           398           279
                                                ------------   ------------  ----------- ------------- -------------
Net income..................................    $       774    $     1,117   $      760  $        746  $        542
                                                ============   ============  =========== ============  ============

Key Operating Ratios:

                                                                      At or for the
                                                                  Years Ended December 31,
                                                 ----------------------------------------------------------
                                                   1998        1997        1996         1995         1994
                                                 ---------  ---------    ---------    ---------    --------
Performance Ratios:
  Return on assets (net income divided
    by average total assets) .................      1.23%      1.84%       1.29%        1.34%       1.02%
  Return on average equity (net income
    divided by average stockholders' equity) .      5.72       7.90        4.90         4.76   (1)  9.10
  Interest rate spread (combined weighted
    average interest rate earned less
    combined weighted weighted average
    interest rate cost) ......................      2.32       2.56        2.44         2.57        2.65
  Net yield on interest-earning assets (net
    interest income as a percentage of average
    balance of interest-earning assets) ......      3.42       3.78        3.77         3.95        3.14
  Ratio of non-interest expense to average
    total assets .............................      1.79       1.69        2.26         1.85        1.56
  Dividend payout ............................     53.22     112.87       49.41        24.69

Asset Quality Ratios:
  Nonperforming assets to total assets at
    end of period(3) .........................       .64        .46        1.12          .97        1.12
  Allowance for loan losses to nonperforming
    loans at end of period ...................     35.20      42.80       23.99        18.28       12.04
  Allowance for loan losses to total loans
    receivable, net ..........................       .26        .22         .20          .20         .17

Capital Ratios:
  Equity to total assets at end of period ....     21.14      21.89       25.16        28.52       27.09
  Average equity to average assets ...........     21.51      23.33       26.30        28.07   1   12.50
  Ratio of average interest-earning assets to
    average interest-bearing liabilities .....    126.89     131.02      135.72       139.12   2  113.70

-----------------------------
(1) Reflects increase in equity from initial public offering that was consummated on December 29, 1994.
(2) Reflects increase in interest-earning assets funded by the net proceeds from the initial public offering.
(3) Nonperforming assets include loans 90 days past due, non-accrual loans and foreclosed real estate.

Stock Prices and Dividends:

The following table sets forth the range of high and low sales prices for the common stock as well as dividends declared in each quarter for 1998 and 1997. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

Quarterly Stock Information
---------------------------

                     1998                                   1997
      ------------------------------------    --------------------------------
            Stock Price Range    Per Share     Stock Price Range      Per Share
Quarter       Low      High      Dividend       Low         High      Dividend
-------------------------------------------------------------------------------
1st       $  18.50    $  21.25   $    .25     $  17.50   $  19.75     $   1.22
2nd          19.00       19.87                   18.00      20.50
3rd          15.00       19.37        .27        19.00      20.00          .25
4th          15.12       17.25                   17.50      19.25
------------------------------------------------------------------------------

Total                        $        .52                         $       1.47
                             ============                         ============

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

The Bank has functioned as a financial intermediary, attracting deposits from the general public and using such deposits, to make mortgage loans and, to a lesser extent, consumer loans and to purchase investment securities. As such, its earnings depend primarily on its net interest income, or "spread", which is the difference between the amount it receives from interest earned on loans and investments ("interest-earning assets") and the amount it pays in interest on its deposits ("interest-bearing liabilities"). Results of operations are also dependent upon the level of the Bank's non-interest income, including fee income and service charges and by the level of its non-interest expenses, the most significant component of which is salaries and employee benefits.

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

The Bank was organized as a Kentucky building and loan association in 1886. In 1969, it converted to a federally-chartered, mutually-owned savings and loan association and, in 1994, it converted to a federally-chartered stock savings bank and adopted its current name. The Bank's interest-earning assets are concentrated in real estate-collateralized instruments, principally one- to four-family loans and, to a lesser extent, loans secured by multi-family residential and commercial properties, construction loans, home equity lines of credit, second mortgages on single-family residences and consumer loans, both secured and unsecured, including loans secured by savings accounts. The Bank also invests in investment securities, primarily U.S. Government Treasury and agency securities and in interest-bearing deposits, primarily with the FHLB of Cincinnati. Its source of funding for these investments has principally been deposits placed with the Bank by consumers in the market areas it serves.

Forward-Looking Statements

When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and information provided by third-party vendors that could cause actual results to differ materiality from historical earnings and those presently anticipated and projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Asset/Liability Management

Net interest income, the primary component of Bank's net income, is determined by the difference or "spread" between the yield earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Bank has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one- to four-family residential real estate, and, to a lesser extent, multi-family and commercial real estate loans and the origination of other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 1998, the Bank originated approximately $12.2 million of one- to four-family residential loans, of which $7.9 million were adjustable rate loans. The Bank's origination of multi-family and commercial loans amounted to approximately $1.0 million or 5.8% of total loan originations during the same period. Although customers typically prefer fixed-rate mortgage loans in a decreasing interest rate environment, the Bank has been successful in originating adjustable-rate loans in recent years. In addition, the Bank has used excess funds to invest in various short-term investments as well as U.S. Government Treasury and agency securities with one to five year maturities. At December 31, 1998, the Bank had approximately $6.1 million of funds so invested, including $635,000 in capital stock of the Federal Home Loan Mortgage Corporation and $2.0 million in U.S. government and agency securities with an average yield of 4.86%.

Asset/liability management in the form of structuring cash instruments provides greater flexibility to adjust exposure to interest rates. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term liabilities. This posture allows the Bank to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during the low interest rate periods allows the Bank to extend the repricing and/or maturity of its liabilities thus reducing its exposure to rising interest rates. At December 31, 1998, the Bank's interest-bearing deposit base was comprised of $10.0 million in interest-bearing demand deposits with an average rate of 3.3% and $38.9 million in time deposits with an average rate of 5.6%. Time deposits with maturities of one year or less at December 31, 1998 totaled $24.3 million, or 62% of total time deposits at such date. In addition to its focus on the repricing period of its deposit liabilities, management also seeks to lengthen the repricing period of its interest-bearing liabilities through borrowings from the FHLB. Such borrowings totaled $2.1 million at December 31, 1998, with monthly principal and interest payments due through the year 2001.

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

The following table sets forth the interest rate sensitivity of the Bank's net portfolio value as of December 31, 1998 in the event of 1%, 2%, 3%, and 4% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.


      Change              Net Portfolio Value        NPV as % of Portfolio Value of Assets
                    -------------------------------  -------------------------------------
     in Rates        $ Amount  $ Change   % Change   NPV Ratio          Basis Point Change
     --------       ---------  --------   ---------  ---------          ------------------
     + 400 bp           9,538      (317)       (3%)      15.38%                + 4 bp
     + 300 bp           9,751      (104)       (1%)      15.56%               + 22 bp
     + 200 bp           9,833       (22)        0%       15.56%               + 21 bp
     + 100 bp           9,833       (22)        0%       15.44%                + 9 bp
         0              9,855                            15.34%
     - 100 bp          10,068       213         2%       15.50%               + 15 bp
     - 200 bp          10,312       457         5%       15.68%               + 33 bp
     - 300 bp          10,572       717         7%       15.87%               + 53 bp
     - 400 bp          10,608       754         8%       15.77%               + 43 bp


The following table sets forth the interest rate risk capital component for the Bank at December 31, 1998 (the most recent date for which such information is available to the Bank from the OTS) given a hypothetical 200 basis point rate change in market interest rates.

                                                                                     December 31, 1998
                                                                                     -----------------
    Pre-shock NPV Ratio:  NPV as % of Portfolio Value of Assets................            15.34%
    Exposure Measure:  Post-Shock NPV Ratio  .................................             15.34%
    Sensitivity Measure:  Change in NPV Ratio..................................             0 bp
    Change in NPV as % of Portfolio Value of Assets............................             0 to 5%
    Interest Rate Risk Capital Component ($000)................................             0

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


                                                                   Year Ended December 31,
                                              --------------------------------------------------------------------------
                                                            1998                                    1997
                                              ----------------------------------      ----------------------------------
                                                                        Average                                  Average
                                              Average                    Yield/       Average                     Yield/
                                              Balance      Interest       Cost        Balance     Interest         Cost
                                             ---------    ----------   ---------     ---------   ----------     ---------
                                                                        (Dollars in thousands)
Interest-earning assets:
  Loans receivable ........................   $56,673       $ 4,372         7.71%      $55,128      $ 4,368         7.92%
  Investment securities ...................     2,312           107         4.63         2,564          128         4.99
  Mortgage-backed securities ..............       280            19         6.79           421           27         6.41
  Other interest-earning assets ...........     2,229           110         4.93         1,480           62         4.19
                                             ---------    ----------                 ---------   ----------
    Total interest-earning assets .........    61,494         4,608         7.49        59,593        4,585         7.69
                                                          ----------                             ----------
Non-interest-earning assets ...............     1,380                                    1,015
                                             ---------                               ---------
    Total assets ..........................  $ 62,874                                $  60,608
                                             =========                               =========
Interest-bearing liabilities:
  Deposits ................................   $46,546     $   2,393         5.14%      $42,587      $ 2,181         5.12%
  Borrowings ..............................     1,915           113         5.90         2,898          153         5.28
                                             ---------    ----------                 ---------   ----------
    Total interest-bearing
      liabilities .........................    48,461         2,506         5.17        45,485        2,334         5.13
                                                          ----------                             ----------
Non-interest-bearing liabilities ..........       888                                      982
                                             ---------                               ---------
    Total liabilities .....................    49,349                                   46,467
Stockholders' equity ......................    13,525                                   14,141
                                             ---------                               ---------
    Total liabilities and
      stockholders' equity ................  $  62,874                               $  60,608
                                             =========                               =========
Net interest income .......................               $   2,102                              $   2,251
                                                          =========                              =========
Interest rate spread (1) ..................                                 2.32%                                   2.56%
                                                                       =========                                ========
Net yield on interest-earning assets (2) ..                                 3.42%                                   3.78%
                                                                       =========                                ========
Ratio of average interest-earning assets to
  average interest-bearing liabilities ....                               126.89%                                 131.02%
                                                                       =========                                ========
                                                   Year Ended December 31,
                                              ----------------------------------
                                                            1996
                                              ----------------------------------
                                                                        Average
                                              Average                    Yield/
                                              Balance      Interest       Cost
                                             ---------    ----------   ---------
                                                    (Dollars in thousands)

Interest-earning assets:
  Loans receivable ........................  $  52,470    $   4,072         7.76%
  Investment securities ...................      2,973          141         4.74
  Mortgage-backed securities ..............        407           24         5.90
  Other interest-earning assets ...........      1,786           91         5.10
                                             ---------    ---------
    Total interest-earning assets .........     57,636        4,328         7.51
Non-interest-earning assets ...............      1,373    ---------
                                             ---------
    Total assets ..........................  $  59,009
                                             =========
Interest-bearing liabilities:
  Deposits ...............................   $  42,114     $ 2,135         5.07
  Borrowings .............................         352          18         5.11
                                             ---------     -------
    Total interest-bearing
      liabilities ........................      42,466       2,153         5.07
Non-interest-bearing liabilities .........       1,025     -------
    Total liabilities ....................      43,491
Stockholders' equity .....................      15,518
    Total liabilities and
      stockholders' equity ...............   $  59,009
                                             =========
Net interest income ......................                 $ 2,175
                                                           =======
Interest rate spread (1) .................                                 2.44%
                                                                       =========
Net yield on interest-earning assets (2) .                                 3.77%
                                                                       =========
Ratio of average interest-earning assets to
  average interest-bearing liabilities ....                              135.72%
                                                                       =========

--------------------

(1) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(2) Represents net interest income as a percentage of the average balance of interest-earning assets for the same period, and is also referred to as the net interest margin.

The net interest margin is a key indicator used in determining the Bank's income performance. The Bank's net interest margin was 3.42% for the year ended December 31, 1998 compared to 3.78% and 3.77% for the years ended December 31, 1997 and 1996, respectively. The net interest income decreased by $149,000 during the year ended December 31, 1998 compared to the same period in 1997, and increased by $76,000 in 1997 compared to 1996.

The decrease in net interest income of $149,000 between 1998 and 1997 was due to the increase in the volume of average net interest-bearing liabilities growing at a greater rate than the average balance of interest earning assets and by the average interest rates paid on deposits increasing slightly to 5.14%, while the average interest yield on interest earning assets declined to 7.49% in 1998 from 7.69% in 1997.

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


                                                                          Year Ended December 31,
                                          ------------------------------------------------------------------------------------------

                                                       1998  vs.  1997                               1997  vs.  1996
                                          ------------------------------------------------------------------------------------------

                                                     Increase (Decrease)                           Increase (Decrease)
                                                           Due to                                         Due to
                                          ------------------------------------------------------------------------------------------

                                                                   Rate/                                           Rate/
                                          Volume       Rate       Volume      Total       Volume       Rate       Volume      Total
                                          ------      ------      ------      -----       ------      ------      ------      -----
Interest income:
  Loans ............................      $ 122       $(115)      $  (3)      $   4       $ 209       $  84       $   4       $ 297
  Investment securities ............        (13)         (9)          1         (21)        (19)          7          (1)        (13)

  Mortgage-backed securities .......         (9)          2          (1)         (8)          1           2           -           3
  Other interest-earning assets ....         31          11           6          48         (16)        (16)          3         (29)
                                          -----       -----       -----       -----       -----       -----       -----       -----
    Total interest-earning assets ..        131        (111)          3          23         175          77           6         258
                                          -----       -----       -----       -----       -----       -----       -----       -----

Interest expense:
  Deposits .........................        203           8           1         212          24          21           -          45
  Borrowings .......................        (52)         18          (6)        (40)        132           1           4         137
                                          -----       -----       -----       -----       -----       -----       -----       -----
    Total interest-bearing
     liabilities....................        151          26          (5)        172         156          22           4         182
                                          -----       -----       -----       -----       -----       -----       -----       -----
Change in net interest income ......      $ (20)      $(137)      $   8       $(149)      $  19       $  55       $   2       $  76
                                          =====       =====       =====       =====       =====       =====       =====       =====

COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

Financial Condition.

The Company's consolidated assets increased $2.7 million or 4.32% to $65.6 million at December 31, 1998 compared to $62.9 million at December 31, 1997. The net increase of $2.7 million primarily consists of an increase of $730,000 million in cash and interest bearing deposits, plus an increase of $2.0 million in loans receivable.

The Company's investment portfolio decreased $27,000. Securities classified as available-for-sale per SFAS No. 115 decreased $150,000 due to the sale of 3,200 shares of Federal Home Loan Mortgage Corporation stock, offset by an increase of $232,000 in the market value of the remaining securities. Securities held-to-maturity decreased $109,000 due primarily to principle repayment on a mortgage back security.

Loans receivable increased $2.0 million or 3.6% to $57.9 million at December 31, 1998 from $55.9 million at December 31, 1997. The increase in loans during the year ended December 31, 1998 is the result of management becoming more active in loan solicitation on adjustable rate loans, plus a stable interest rate environment in 1998.

The allowance for loan losses totaled $148,000 and $125,000, respectively at December 31, 1998 and 1997. The allowance for loan losses as a percentage of non-performing loans was 35.2% and 42.8% as of December 31, 1998 and 1997, respectively. During these periods there was one loan charged off and no recoveries of previous loan losses. The determination of the allowance for loan losses is based on management's analysis, done no less than on a quarterly basis, of various factors, including market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is in accordance with generally accepted accounting principles and reflects current regulatory and economic considerations, there can be no assurance that additional losses will not be incurred, or that the Bank's regulators or changes in the Bank's economic environment will not require further increases in the allowance.

Deposits increased $5.7 million or 13.1% from $43.2 million at December 31 1997 to $48.9 million at December 31, 1998. The increase in deposits reflects management's continued success in attracting depositors within the local market area.

Stockholders' equity increased by $104,000 to $13.9 million at December 31, 1998 as compared to $13.8 million at December 31, 1997. During 1998, the Company repurchased 21,970 shares of its common stock at a cost of $697,000. Other changes to stockholders' equity from 1997 to 1998 resulted from an increase of $774,000 in net income, an increase of $114,000 due to the release of ESOP stock from collateral, an increase of $55,000 in the net unrealized gain on securities available-for-sale, an increase of $270,000 from the issuance of stock, offset by a decrease of $412,000 from the payments of dividends.

Results of Operations

Net Income. Net income decreased $343,000 or 30.7% to $774,000 for the year ended December 31, 1998 as compared to $1.1 million for the same period in 1997. The net decrease was due to a $149,000 decrease in net interest income, a $6,000 increase in the provision for loan losses, a $266,000 decrease in non-interest income and a $99,000 increase in non-interest expense offset by the decrease of $177,000 in income taxes for 1998 compared to 1997.

Interest Income. Interest income was $4.6 million, or 7.49% of average interest-earning assets for the year ended December 31, 1998 as compared to $4.6 million, or 7.69% of average interest-earning assets for the year ended December 31, 1997. Interest income increased by $22,000 or .49% from 1997 to 1998. The change was due to a $1.9 million increase in the average balance of interest-earning assets offset by a 20 basis point decrease in the average rate earned on the average interest-earning assets during the year ended December 31, 1998 compared to the year ended December 31, 1997.

Interest Expense. Interest expense was $2.5 million, or 5.17% of average interest-bearing liabilities for the year ended December 31, 1998 as compared to $2.3 million, or 5.13% of average interest-bearing liabilities for the corresponding period in 1997. The increase in interest expense of $171,000 was due primarily to a $3.0 million increase in the average balance of interest-bearing liabilities for the year ended December 31, 1998 as compared to the year ended December 31, 1997.

Provision for Loan Losses. The provision for loan losses was $24,000 and $18,000 for the years ended December 31, 1998 and 1997, respectively. Management considers many factors in determining the necessary levels of the allowance for loan losses, including an analysis of specific loans in the portfolio, estimated value of the underlying collateral, assessment of general trends in the real estate market, delinquency trends, prospective economic and regulatory conditions, inherent loss in the loan portfolio, and the relationship of the allowance for loan losses to outstanding loans. At December 31, 1998 and 1997, the allowance for loan losses represented .26% and .22% of total loans, respectively.

Non-Interest Income. Non-interest income amounted to $218,000 and $484,000 for the years ended December 31, 1998 and 1997, respectively. The decrease of $266,000 was due primarily to a $420,000 gain resulting from the sale of investments classified as available-for-sale in 1997 as compared to a $137,000 gain in 1998.

Non-Interest Expense. Non-interest expense increased approximately $99,000 or 9.62% to $1,124,000 for the year ended December 31, 1998 compared to $1,025,000 for the year ended December 31, 1997. Non-interest expenses was 1.79% of average assets for the year ended December 31, 1998 as compared to 1.69% of average assets for the same period in 1997. The increase of $99,000 was due primarily to an increase of $119,000 in legal and professional fees. The net increase in other non-interest categories for 1998 compared to 1997 was $17,000. The increase of $119,000 in legal and professional fees was due to services provided in connection with the Bank's exploration of strategic capital employment.

Income Taxes. The provision for income tax expense amounted to approximately $398,000 and $575,000 for the years ended December 31, 1998 and 1997, respectively. The provision for income tax expense as a percentage of income before tax expense amounted to 34% for both 1998 and 1997 (see Note 10 of Notes to Consolidated Financial Statements).

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED
DECEMBER 31, 1997 AND 1996

Results of Operations

Net Income. Net income increased by $357,000 or 46.9% to $1.1 million for the year ended December 31, 1997 as compared to $760,000 for the same period in 1996. The net increase was due to a $76,000 increase in net interest income, a $150,000 increase in non-interest income and a $308,000 decrease in non-interest expense offset by an increase of $11,000 in the provision for loan losses and an increase of $166,000 in income taxes for 1997 compared to 1996.

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

Interest Expense. Interest expense was $2.3 million, or 5.13% of average interest-bearing liabilities for the year ended December 31, 1997 as compared to $2.1 million, or 5.07% of average interest-bearing liabilities for the corresponding period in 1996. The increase in interest expense of $181,000 was due primarily to a $3.0 million increase in the average balance of interest-bearing liabilities for the year ended December 31, 1997 as compared to the year ended December 31, 1996. Approximately $135,000 or 74.6% of the increase in interest expense was due to an increase of $2.5 million in the average balance of FHLB borrowings, which the Bank used to meet loan demand as the competition for deposits increased.

Provision for Loan Losses. The provision for loan losses was $18,000 and $7,000 for the years ended December 31, 1997 and 1996, respectively. Management considers many factors in determining the necessary levels of the allowance for loan losses, including an analysis of specific loans in the portfolio, estimated value of the underlying collateral, assessment of general trends in the real estate market, delinquency trends, prospective economic and regulatory conditions, inherent loss in the loan portfolio, and the relationship of the allowance for loan losses to outstanding loans. At December 31, 1997 and 1996, the allowance for loan losses represented .22% and .20% of total loans, respectively.

Non-Interest Income. Non-interest income amounted to $484,000 and $334,000 for the years ended December 31, 1997 and 1996, respectively. The increase of $150,000 was due primarily to additional gains resulting from the sale of shares of Federal Home Loan Mortgage Corporation stock. The gain on the sale of investments in 1996 was also due to the sale of shares of this same stock.

Non-Interest Expense. Non-interest expense decreased approximately $308,000 or 23.1% to $1,025,000 at December 31, 1997 compared to $1,333,000 at December 31,
1996. Non-interest expense was 1.69% of average assets for the year ended December 31, 1997 as compared to 2.26% of average assets for the same period in 1996. The decrease of $308,000 was due primarily to a decrease of $351,000 in federal insurance premiums offset by a $33,000 increase in compensation and benefits and a net increase of $10,000 in all other operating expenses. The decrease of $351,000 in federal insurance premiums was the result of a one-time special assessment of $274,000 charged in 1996 to recapitalize the Savings Association Insurance Fund (SAIF), and an additional $77,000 savings in 1997 due to the reduction of the insurance assessment rate on the Bank's deposits as a result of the recapitalization of SAIF. The increase of $33,000 in compensation and benefits was due primarily to the addition of one new person for 1997 and normal salary increases.

Income Taxes. The provision for income tax expense amounted to approximately $575,000 and $409,000 for the years ended December 31, 1997 and 1996, respectively. The provision for income tax expense as a percentage of income before tax expense amounted to 34.0% and 34.9% for 1997 and 1996, respectively. (See Note 10 of Notes to Consolidated Financial Statements).


Year 2000 Readiness Disclosure

The Company's operations, like those of most financial institutions, are substantially dependent upon computer systems for lending and deposit activities. The Company is addressing the potential problems associated with the possibility that the computers which control its data processing activities, facilities, and networks may not be programmed to read four-digit dates, and upon the arrival of the year 2000, may recognize the two-digit code "00" as the year 1900 rather than 2000. If uncorrected, this could cause systems to fail to function or generate erroneous information.

The following information is provided in accordance with the Year 2000 Information and Readiness Disclosure Act of 1998, a special law, which encourages companies, like Central Kentucky Federal, to communicate information about their Year 2000 readiness plan.

Central Kentucky Federal Savings Bank (CKF) began preparation for achieving Year 2000 compliance in May of 1997. All electronic data exchange systems, including both in-house applications and service bureau providers, were inventoried and assessed for Year 2000 compliance. Systems classified as mission critical have either been verified as Y2K compliant, replaced with compliant updates or scheduled for replacement and testing.

CKF is heavily dependent upon one major data processing service provider. Intrieve, Inc. provides customer account records, check clearing, general ledger, and ATM services to CKF. The majority of systems provided by Intrieve, Inc. were certified Y2K ready by the end of 1998. Intrieve, Inc. has completed migration of all core systems to a new Y2K ready mainframe computer. Proxy testing was completed in October 1998 and end-to-end testing was completed in November 1998. However, CKF will be replacing its on-line teller system with a Y2K compliant network in March of 1999. This equipment will be tested and certified upon completion of the installation. Similarly, the ATM network was upgraded in September of 1998 and could not be tested in conjunction with other systems at that time. CKF is working with Intrieve and the MAC ATM network to schedule network authorization for end-to-end testing.

CKF has spent approximately $8,000 for Y2K compliance efforts through December 31, 1998. It expects to spend an additional $56,000 through the end of 1999. These future costs are estimated at $24,000 for hardware changes, $27,000 for software upgrades, and an additional $5,000 for labor. All of these funds will come from budgeted operational and capital expenditure accounts.

The most critical element of CKF's Year 2000 preparation is the performance of Intrieve, Inc. Should Intrieve not meet deadlines or fail to successfully modify its systems, CKF would face the prospect of having to revert to manual posting and processing of customer accounts. Based on the number of accounts and activity volume, it is possible to continue operations for a reasonable period of time.

On August 1, 1998, the bank issued a Year 2000 contingency plan. Each core business was evaluated and prioritized for Year 2000 impact. Those systems identified as mission critical have a business recovery/contingency plan. The majority of these systems can be dealt with in a manner that will result in minimal impact to the customers or financial condition of the bank. However, if Intrieve, Inc. should fail to function properly after the century change date, a significant impact on customers, and operations would occur. Therefore, an extensive set of plans have been prepared to continue operations as close to normal as possible. Some of the key contingency items are: maintaining machine-readable copies of master files, printed and microfiche copies of records/trial balances, off-site storage of back-up records and computer hardware redundancy. If mainframe processing is unavailable to the bank, a plan for manual posting and processing is in place. With electronic records as of December 29, 1999, downloaded via diskettes to a stand alone PC at the bank, processing will continue through a spreadsheet (Excel) application. It is expected that this manual process will be adequate to maintain operations during the most likely worst case scenario.

The foregoing discussion, regarding the timing , effectiveness, implementation, and cost of CKF's Year 2000 efforts, contains forward-looking statements, which are based on management's best estimates derived using assumptions. These forward-looking statements involve inherent risks and uncertainties, and actual results could differ materially from those contemplated. Also, please note that the CKF will periodically update and revise this Year 2000 Readiness Disclosure as conditions warrant.

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

The Bank is required by OTS regulations to maintain minimum levels of specified liquid assets which are currently equal to 4% of deposits and borrowings. Central Kentucky Federal's liquidity ratio at December 31, 1998, was approximately 8.19%. A higher liquidity ratio can result in a reduced return on the investment of such assets due to the lower interest rates usually prevailing on shorter-term investments.

The Bank's most liquid assets are cash and cash equivalents, which are short term, highly liquid investments with original maturities of less than three months. The level of this asset is dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 1998 and 1997, cash and cash equivalents totaled approximately $4.0 million and $3.3 million, respectively.

The primary operating activity of the Bank is accepting deposits from the general public and the origination of residential mortgage and other loans. Cash flow from this activity is generally derived from net income, as increased or decreased in part by the income attributable to FHLB stock dividends, depreciation expense, interest accruals, deferred income taxes, and the change in prepaid expenses as amounts paid in prior periods are applied to subsequently incurred expenses. The Bank's operating activities produced positive cash flows for 1998 and 1997. The primary investing activities of the Bank are origination of loans and purchase of investment securities. For the year ended December 31, 1998 and 1997, respectively, the Bank's origination of loans exceeded repayments by $2.0 million and $1.8 million. The excess of originations over repayments during 1998 and 1997 reflected the success of management's strategy of offering more flexible options related to adjustable rate mortgage loans. The Bank's primary financing activities arise from certificates of deposit and from other deposit accounts, and from the issuance and repurchase of the Company's common stock. During the year ended December 31, 1998, the Bank had a net increase in other deposit accounts of approximately $1.3 million and a net increase in certificates of deposit of $4.4 million. In addition, the Company repurchased 21,970 shares of its stock at a cost of $697,000.

The Bank's capital ratios are substantially in excess of current regulatory capital requirements. At December 31, 1998, the Bank's core capital amounted to 17.2% of adjusted total assets, or 13.2%, in excess of the Bank's current 4% core capital requirement. Additionally, the Bank's risk-weighted assets ratio was 29.4% at December 31, 1998, or 21.4% in excess of the Bank's 8.0% risk-based capital requirement (See Note 9 of Notes to Consolidated Financial Statements).

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

Impact of Recent Accounting Standards

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

This statement was effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company adopted SFAS 130 with no material effect on the Company.

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

This statement was effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The adoption of SFAS 131 had no material effect on the Company.

                     MILLER, MAYER, SULLIVAN & STEVENS LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                      "INNOVATORS OF SOLUTION TECHNOLOGY"/SM/




                          INDEPENDENT AUDITORS' REPORT


Board of Directors
CKF Bancorp, Inc.
Danville, Kentucky

We have audited the accompanying consolidated balance sheets of CKF Bancorp, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the management of CKF Bancorp, Inc. (Company). Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CKF Bancorp, Inc. and Subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ Miller, Mayer, Sullivan, & Stevens, LLP

Lexington, Kentucky
January 21, 1999
                                                                (606)223-3095
2365 Harrodsburg Road Lexington, Kentucky, 40504-3399      FAX: (606)223-2143

                        CKF BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                -----------------

                                                                                        As of December 31,
                                                                                --------------------------------
ASSETS                                                                              1998                1997
                                                                                -------------      -------------
Cash and due from banks                                                         $     545,711      $     134,032
Interest bearing deposits                                                           3,458,161          3,139,525
Investment securities:
   Securities available-for-sale                                                      634,585            551,892
   Securities held-to-maturity (market values of $2,047,776
      and $2,154,037 for 1998 and 1997, respectively)                               2,042,705          2,152,020
Loans receivable, net                                                              57,911,846         55,894,813
Accrued interest receivable                                                           431,153            430,290
Office property and equipment, net                                                    546,203            548,923
Other assets                                                                            9,551             13,852
                                                                                -------------      -------------

       Total assets                                                             $  65,579,915      $  62,865,347
                                                                                =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                        $  48,938,374      $  43,253,068
Advance from Federal Home Loan Bank                                                 2,119,932          5,213,782
Advance payment by borrowers for taxes and insurance                                   39,737             30,188
Other liabilities                                                                     615,167            605,606
                                                                                -------------      -------------

     Total liabilities                                                             51,713,210         49,102,644
                                                                                -------------      -------------

Commitments and contingencies

Stockholders' equity
   Common stock, $.01 par value, 4,000,000 shares authorized;
     1,000,000 shares issued and outstanding                                           10,000             10,000
   Additional paid-in capital                                                       9,555,017          9,638,682
   Retained earnings, substantially restricted                                      7,366,006          7,004,137
   Accumulated other comprehensive income                                             410,294            355,717
   Treasury stock, 85,945 and 50,000 shares, respectively, at cost                 (1,683,489)          (986,388)
   Incentive Plan Trust, 62,500 and 83,000 shares, respectively, at cost           (1,221,853)        (1,619,433)
   Unearned Employee Stock Ownership Plan (ESOP) stock                               (569,270)          (640,012)
                                                                                -------------      -------------

     Total stockholders' equity                                                    13,866,705         13,762,703
                                                                                -------------      -------------

     Total liabilities and stockholders' equity                                 $  65,579,915      $  62,865,347
                                                                                =============      =============

The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                             -----------------

                                                                         For the Years Ended December 31,
                                                                ------------------------------------------------
                                                                     1998             1997              1996
                                                                -------------     -------------    -------------
Interest income:
    Interest on loans                                           $   4,372,430     $   4,368,261    $   4,072,208
    Interest and dividends on investments                             125,697           154,938          165,018
    Other interest income                                             110,002            62,497           91,251
                                                                -------------     -------------    -------------
         Total interest income                                      4,608,129         4,585,696        4,328,477
                                                                -------------     -------------    -------------

Interest expense:
    Interest on deposits                                            2,393,349         2,180,927        2,134,724
    Other interest                                                    112,968           153,599           18,577
                                                                -------------     -------------    -------------
         Total interest expense                                     2,506,317         2,334,526        2,153,301
                                                                -------------     -------------    -------------

Net interest income                                                 2,101,812         2,251,170        2,175,176
Provision for loan losses                                              24,000            18,000            7,000
                                                                -------------     -------------    -------------
Net interest income after provision for loan losses                 2,077,812         2,233,170        2,168,176
                                                                -------------     -------------    -------------

Non-interest income:
    Loan and other service fees                                        77,503            61,614           50,032
    Gain on sale of investments                                       137,067           420,575          281,616
    Other, net                                                          3,514             2,234            2,627
                                                                -------------     -------------    -------------
         Total non-interest income                                    218,084           484,423          334,275
                                                                -------------     -------------    -------------

Non-interest expense:
    Compensation and benefits                                         554,619           571,771          538,634
    Federal insurance premium                                          27,474            22,369          373,439
    Legal and professional fees                                       135,058            15,857           20,945
    State franchise tax                                                52,597            52,922           49,094
    Occupancy expense, net                                             62,225            45,387           44,792
    Data processing                                                    54,978            46,506           41,832
    Loss on foreclosed real estate                                      5,004            41,813           36,000
    Other operating expenses                                          232,074           228,726          228,871
                                                                -------------     -------------    -------------
         Total non-interest expense                                 1,124,029         1,025,351        1,333,607
                                                                -------------     -------------    -------------

Income before income tax expense                                    1,171,867         1,692,242        1,168,844
Provision for income taxes                                            398,254           575,361          408,586
                                                                -------------     -------------    -------------

Net income                                                      $     773,613     $   1,116,881    $     760,258
                                                                =============     =============    =============
Earnings per common share                                       $         .98     $        1.33    $         .85
                                                                ================  ================ =============

Earnings per common share - assuming dilution                   $         .96     $        1.29    $         .83
                                                                =============     =============    =============

The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY for the years ended December 31, 1998, 1997, and 1996

                       ----------------------------------

                                                                                                           Accumulated
                                                                      Additional                               Other
                                                     Common             Paid-in           Retained        Comprehensive
                                                      Stock             Capital           Earnings            Income
                                                  ------------       ------------       ------------      -------------
Balance, December 31, 1995                        $     10,000       $  9,583,408       $  6,767,215      $    514,955
Comprehensive income:
Net income                                                                                   760,258

   Other comprehensive income, net of tax                                                                      (51,223)
     Total comprehensive income

   Dividend declared                                                                        (379,542)
   ESOP stock earned in 1996                                               51,448
   Purchase of common stock, 76,125 shares
   Stock issued upon exercise of options                                  (22,525)
                                                  ------------       ------------       ------------      ------------

Balance, December 31, 1996                              10,000          9,612,331          7,147,931           463,732
Comprehensive income:
   Net income                                                                              1,116,881
   Other comprehensive income, net of tax                                                                     (108,015)
     Total comprehensive income

   Dividend declared                                                                      (1,260,675)
   ESOP stock earned in 1997                                               49,944
   Purchase of common stock, 63,975 shares
   Stock issued upon exercise of options                                  (23,593)
                                                  ------------       ------------       ------------      ------------

Balance, December 31, 1997                              10,000          9,638,682          7,004,137           355,717
Comprehensive income:
   Net income                                                                                773,613
   Other comprehensive income, net of tax,
     increase in unrealized gains on securities,
     net of reclassification adjustment
     (see disclosure)                                                                                           54,577

     Total comprehensive income

   Dividend declared                                                                        (411,744)
   ESOP stock earned in 1998                                               43,635
   Purchase of common stock, 21,970 shares
   Stock issued upon exercise of options                                 (127,300)
   Stock issued as compensation                   ------------       ------------       ------------      ------------

Balance, December 31, 1998                        $     10,000       $  9,555,017       $  7,366,006      $    410,294
                                                  ============       ============       ============      ============

Disclosure of reclassification amount:
   Unrealized holding gains arising during the
    period                                                                                                $    153,841
   Less: reclassification adjustment for gains
    included in net income, net of tax                                                                         (99,264)
                                                                                                          ------------
     Net change in unrealized gains on securities                                                         $     54,577
                                                                                                          ============

                                                                              Incentive              Unearned            Total
                                                        Treasury                 Plan                  ESOP          Stockholders'
                                                          Stock                 Trust                 Stock             Equity
                                                     --------------        ---------------        -------------     --------------
Balance, December 31, 1995                           $                     $                      $   (746,668)     $   16,128,910
                                                                                                                    --------------
Comprehensive income:
Net income                                                                                                                  760,258
   Other comprehensive income, net of tax                                                                                    51,223
                                                                                                                     --------------
     Total comprehensive income                                                                                             709,035

   Dividend declared                                                                                                       (379,542)
   ESOP stock earned in 1996                                                                            53,335              104,783
   Purchase of common stock, 76,125 shares             (1,049,588)               (459,294)                               (1,508,882)
   Stock issued upon exercise of options                   63,200                   3,950                                    44,625
                                                     ------------            ------------         ------------       --------------

Balance, December 31, 1996                               (986,388)               (455,344)            (693,333)          15,098,929
                                                                                                                     --------------
Comprehensive income:
   Net income                                                                                                             1,116,881
   Other comprehensive income, net of tax                                                                                  (108,015)
                                                                                                                     --------------
     Total comprehensive income                                                                                           1,008,866

   Dividend declared                                                                                                     (1,260,675)
   ESOP stock earned in 1997                                                                            53,321              103,265
   Purchase of common stock, 63,975 shares                                     (1,236,244)                               (1,236,244)
   Stock issued upon exercise of options                                           72,155                                    48,562
                                                     ------------            ------------         ------------       --------------

Balance, December 31, 1997                               (986,388)             (1,619,433)            (640,012)          13,762,703
                                                                                                                     --------------
Comprehensive income:
   Net income                                                                                                               773,613

   Other comprehensive income, net of tax,
     increase in unrealized gains on securities,
     net of reclassification adjustment
     (see disclosure)                                                                                                       54,577
                                                                                                                     -------------
     Total comprehensive income                                                                                            828,190

   Dividend declared                                                                                                      (411,744)
   ESOP stock earned in 1998                                                                            70,742             114,377
   Purchase of common stock, 21,970 shares               (697,101)                                                        (697,101)
   Stock issued upon exercise of options                                          389,800                                  262,500
   Stock issued as compensation                                                     7,780                                    7,780
                                                     ------------            ------------         ------------       -------------

Balance, December 31, 1998                           $ (1,683,489)           $ (1,221,853)        $   (569,270)      $  13,866,705
                                                     ============            ============         ============       =============


Disclosure of reclassification amount:
   Unrealized holding gains arising during the
    period
   Less: reclassification adjustment for gains included in net income, net of tax

      Net change in unrealized gains on securities

The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                ---------------

                                                                         For the Years Ended December 31,
                                                                ------------------------------------------------
                                                                     1998             1997              1996
                                                                -------------     -------------    -------------
Cash flows from operating activities:
   Net income                                                   $     773,613     $   1,116,881    $     760,258
   Adjustments to reconcile net income to net
   cash provided by operating activities:
     ESOP benefit expense                                              95,165           103,265          104,783
     Provision for loan losses                                         24,000            18,000            7,000
     Provisions for losses on foreclosed real estate                    5,004            41,813           36,000
     Amortization of loan fees                                        (14,231)          (10,273)          (7,593)
     Realized gain on sale of investment                             (137,067)         (420,575)        (281,616)
     Provision for depreciation                                        31,452            27,480           27,457
     FHLB stock dividend                                              (38,000)          (35,400)         (32,100)
     Amortization of investment premium and (discount)                  3,301             3,014            9,156
     Changes in:
       Interest receivable                                               (863)          (51,885)          61,909
       Other liabilities                                              (47,298)         (141,992)          52,459
       Prepaid expense                                                  4,301            (2,074)            (378)
       Interest payable                                               (13,022)            3,186            1,678
                                                                -------------     -------------    -------------

     Net cash provided by operating activities                        686,355           651,440          739,013
                                                                -------------     -------------    -------------

Cash flows from investing activities:
   Loan originations and principal payment on loans, net           (2,026,802)       (1,833,321)      (3,473,994)
   Purchase of loans                                                                   (887,710)        (332,000)
   Proceeds from sale of foreclosed real estate                        33,627           185,527
   Proceeds from maturities of securities held-to-maturity            500,000           500,000          250,000
   Purchase of securities held-to-maturity                           (500,000)                        (1,017,807)
   Purchase of certificates of deposit                                500,000
   Proceeds from maturities of certificates of deposit               (500,000)                         1,000,000
   Proceeds from sale of securities available-for-sale                140,203           433,500          294,167
   Principle repayment on mortgage back securities                    144,014            95,089           51,969
   Purchase of fixed assets                                           (28,732)          (35,765)          (7,127)
                                                                -------------     -------------    -------------

     Net cash provided (used) for investing activities             (1,737,690)       (1,542,680)      (3,234,792)
                                                                -------------     -------------    -------------

                                   (Continued)

The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                ---------------


                                                                         For the Years Ended December 31,
                                                                ------------------------------------------------
                                                                     1998             1997              1996
                                                                -------------     -------------    -------------
Cash flows from financing activities:
   Net increase (decrease) in demand deposits,
     NOW accounts and savings accounts                              1,332,908          (243,214)         366,519
   Net increase (decrease) in certificate of deposits               4,352,398           663,927        3,109,995
   Proceeds from FHLB advance                                       8,000,000        12,000,000        1,000,000
   Payments on FHLB advances                                      (11,093,851)       (8,038,396)         (35,862)
   Net increase (decrease) in custodial accounts                        9,549            11,245           14,761
   Purchase of common stock                                          (697,101)       (1,236,244)      (1,508,882)
   Payment of dividends                                              (411,744)       (1,260,675)        (379,542)
   Additional principal payment on ESOP loan                           19,211
   Stock issued as compensation                                         7,780
   Proceeds from exercise of stock options                            262,500            48,562           44,625
                                                                -------------     -------------    -------------

     Net cash provided (used) by financing activities               1,781,650         1,945,205        2,611,614
                                                                -------------     -------------    -------------

Increase (decrease) in cash and cash equivalents                      730,315         1,053,965          115,835

Cash and cash equivalents, beginning of period                      3,273,557         2,219,592        2,103,757
                                                                -------------     -------------    -------------

Cash and cash equivalents, end of period                        $   4,003,872     $   3,273,557    $   2,219,592
                                                                =============     =============    =============


Supplemental Disclosures of Cash Flow Information:
   Cash paid for income taxes                                   $     568,480     $     794,708    $     421,445
   Cash paid for interest                                       $   2,519,339     $   2,322,838    $   2,151,623

Supplemental Disclosures of Noncash Activities:
   ESOP stock earned                                            $      95,165     $     103,265    $     104,783

   Mortgage loans originated to finance sale of
     foreclosed real estate                                     $      15,000

The accompanying notes are an integral part of the consolidated financial statements.

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ---------------------------

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

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ---------------------------

          Cash and Cash Equivalents. For purposes of reporting consolidated cash flows, the Bank considers cash, balances with banks, and interest-bearing deposits in other financial institutions with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include approximately $228,000 on deposit with other banks which is not covered by FDIC insurance.

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

          Regulations require the Bank to maintain an amount of cash and U. S. government and other approved securities equal to a prescribed percentage (4% at December 31, 1998 and 1997) of deposit accounts (net of loans on deposits) plus short-term borrowings. At December 31, 1998 and 1997, the Bank was in compliance with these requirements.

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

          Foreclosed Real Estate. Real estate properties acquired through, or in lieu of, loan foreclosures are to be sold, and are initially recorded at fair value less estimated selling expenses at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of the carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

          Loans. Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees. The Bank has adequate liquidity and capital, and it is management's intention to hold such assets to maturity.

          An allowance for loan losses is provided to reduce the recorded balances of loans to estimated net realizable value. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Managements' periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ---------------------------

          situations that may affect the borrower's ability to pay, estimated value of any underlying collateral, and current economic conditions. While management uses the best information available, future adjustments may be necessary if conditions differ substantially from assumptions used in management's evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additions to the allowance based on their judgement about information available to them at the time of their examination.

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

          Deposits. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). On September 30, 1996, the President signed legislation, which among other things, recapitalized the Savings Association Insurance Fund through a special assessment on savings financial institutions, such as the Bank. The special assessment amounted to $274,421 for the Bank and is included in the Federal and other insurance premium expense for the year ended December 31, 1996. As a result of the recapitalization of the SAIF, the Bank's assessment rate for insurance on deposits, beginning in 1997, decreased from .23% on customer deposit balances under $100,000 to approximately .6% on customer deposit balances under $100,000.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ---------------------------

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

          ESOP and Stock Option and Compensation Plans. Shares of common stock issued to the Company's employee stock ownership plan (ESOP) are initially recorded as unearned ESOP stock in stockholders' equity at the fair value of the stock at the date of issuance to the plan. As shares of stock are committed to be released as compensation to employees, the Company reduces the carrying value of the unearned stock and records compensation expense equal to the current value of the stock.

          Compensation cost of stock option plan awards is measured by the difference between the fair value of the Company's common stock at the date of the award and the price to be paid by the employee.

          Shares of common stock awarded under the Company's stock compensation plan are recorded initially as unearned compensation in stockholders' equity at the fair value of the stock at the date of the award. The total compensation cost is recognized over the vesting period.

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

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ---------------------------

2.   Investment Securities

     Investment securities held by the Company at December 31, 1998 and 1997 are summarized as follows:

                                                                          December 31, 1998
                                                --------------------------------------------------------------------
                                                                      Gross              Gross           Estimated
                                                  Amortized         Unrealized         Unrealized          Market
                                                    Cost               Gains             Losses            Value
                                                -------------     --------------     -------------     -------------
Securities available-for-sale:
  Federal Home Loan Mortgage
    capital stock-10,000 shares                 $       9,789     $      624,796     $                 $     634,585
                                                =============     ==============     =============     =============

Securities held-to-maturity:
  U. S. Treasury securities and
    obligations of U. S. Government
    corporations and agencies                   $   1,253,877     $        4,205     $                 $   1,258,082

  Mortgage backed securities                          218,928                866                             219,794

  Federal Home Loan Bank of
    Cincinnati capital stock - 5,549
    shares                                            554,900                                                554,900

  Intrieve Incorporated capital
    stock - 10 shares                                  15,000                                                 15,000
                                                -------------     --------------     -------------     -------------

                                                $   2,042,705     $        5,071     $                 $   2,047,776
                                                =============     ==============     =============     =============

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ---------------------------

                                                                          December 31, 1997
                                                --------------------------------------------------------------------
                                                                      Gross              Gross           Estimated
                                                  Amortized         Unrealized         Unrealized          Market
                                                    Cost               Gains             Losses            Value
                                                -------------     --------------     -------------     -------------
Securities available-for-sale:
  Federal Home Loan Mortgage
    capital stock-13,200 shares                 $      12,925     $      538,967     $                 $     551,892
                                                =============     ==============     =============     =============

Securities held-to-maturity:
  U. S. Treasury securities and
    obligations of U. S. Government
    corporations and agencies                   $   1,251,734     $        6,343     $         574     $   1,257,503

  Mortgage backed securities                          368,386                                3,752           364,634

  Federal Home Loan Bank of
    Cincinnati capital stock - 5,169
    shares                                            516,900                                                516,900

  Intrieve Incorporated capital
    stock - 10 shares                                  15,000                                                 15,000
                                                -------------     --------------     -------------     -------------

                                                $   2,152,020     $        6,343     $       4,326     $   2,154,037
                                                =============     ==============     =============     =============

          The amortized cost and estimated market value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                        Estimated
                                                                                       Amortized          Market
                                                                                          Cost            Value
                                                                                     -------------     -------------
          December 31, 1998:
            Due in one year or less                                                  $     500,351     $     504,060
            Due after one year through five years                                          753,526           754,022
                                                                                     -------------     -------------

                                                                                     $   1,253,877     $   1,258,082
                                                                                     =============     =============

          Investment securities with a carrying value of approximately $1,000,000 and $500,000 at December 31, 1998 and 1997, respectively, were pledged as collateral for certain municipal deposits.

          For the year ended December 31, 1998, the Bank received $140,203 from the sale of an equity security, which was classified as available-for-sale and $500,000 from the maturity of an obligation of a U.S. Government Agency, which was classified as held-to-maturity.

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ---------------------------

          For the year ended December 31, 1997, the Bank received $433,500 from the sale of an equity security, which was classified as available-for-sale and $500,000 from the maturity of an obligation of a U.S. Government agency, which was classified as held-to-maturity. For the year ended December 31, 1996, the Bank received $294,167 from the sale of an equity security, which was classified as available-for-sale and $250,000 from the maturity of an obligation of the U.S. Government, which was classified as held-to-maturity.

          At December 31, 1998 and 1997 the unrealized appreciation on investment securities available-for-sale in the amount of $624,796 and $538,967 net of the deferred tax liability of $214,502 and $183,250, respectively, is included in Accumulated Other Comprehensive Income as a separate component of stockholders' equity.

          Accrued interest receivable includes $9,689 and $5,205 as of December 31, 1998 and 1997, respectively, related to investment securities and term deposits.

3.        Loans Receivable, Net

          The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first mortgages on single-family residences.

          Loans receivable, net at December 31, 1998 and 1997 consist of the following:

                                                                                           December 31,
                                                                                ---------------------------------
                                                                                    1998                1997
                                                                                --------------     --------------
          Real estate mortgage secured by one-to-four family
            residential property                                                $   45,375,024     $    44,394,107
          Real estate mortgage secured by multi-family
            residential property                                                     1,008,127           1,113,742
          Real estate mortgage secured by other properties                           9,006,876           7,803,782
          Consumer loans:
            Loans to depositors, secured by savings                                    533,052             458,916
            Other, principally unsecured                                             2,527,140           2,610,249
                                                                                --------------     ---------------

                                                                                    58,450,219          56,380,796
          Less:
            Undisbursed portion of mortgage loans                                      322,468             299,088
            Allowance for loan losses                                                  148,200             125,000
            Net deferred loan origination fees                                          67,705              61,895
                                                                                --------------     ---------------

                                                                                $   57,911,846     $    55,894,813
                                                                                ==============     ===============

         Accrued interest receivable includes $421,464 and $425,085 at December 31, 1998 and 1997, respectively, related to loans receivable.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ----------------------------

The following is a reconciliation of the allowance for loan losses:


                                                                          For the Years Ended December 31,
                                                                 -------------------------------------------------
                                                                      1998              1997             1996
                                                                 --------------    -------------     -------------
        Balance, beginning of period                             $      125,000    $     107,000     $     100,000
        Additions charged to operations                                  24,000           18,000             7,000
        Charge-offs                                                        (800)
        Recoveries
                                                                 --------------    -------------     -------------

        Balance, end of period                                   $      148,200    $     125,000     $     107,000
                                                                 ==============    =============     =============

        The following is a summary of non-performing loans:

                                                                               Amount (in thousands)
                                                                 -------------------------------------------------
                                                                           For the Years Ended December 31,
                                                                 -------------------------------------------------
                                                                      1998              1997             1996
                                                                 --------------    -------------     -------------
        Loans past due 90 days or more                           $          356    $         227     $         359
        Non-accrual loans                                                    65               65                87
                                                                 --------------    -------------     -------------

        Total nonperforming loan balances                        $          421    $         292     $         446
                                                                 ==============    =============     =============

        Nonperforming loans as a percentage of loans                        .73%             .52%              .82%
                                                                 ===============   ==============    ==============


        The Bank identified impaired loans as defined by SFAS No. 114 in the amount of $65,457, $65,432, and $270,465 at December 31, 1998, 1997, and
        1996 for which no allowance for loan losses has been provided. The average recorded investment in impaired loans was $57,070, $96,612 and $285,056 during the years ended December 31, 1998, 1997, and 1996, respectively. Interest income on impaired loans of $4,158 and $7,905 and $5,480, respectively, was recognized for cash payments received in 1998, 1997, and 1996, respectively.

        Loans to executive officers and directors, including loans to affiliated companies of which executive officers and directors are principal owners, and loans to members of the immediate family of such persons at December 31, 1998 and 1997, were as follows:

                                                                                            December 31,
                                                                                   -------------------------------
                                                                                       1998              1997
                                                                                   -------------    --------------
         Balance at beginning of period                                            $     246,338    $      254,701
         New loans                                                                       636,889            33,098
         Repayments                                                                     (418,428)          (41,461)
                                                                                   -------------    --------------

         Balance at end of period                                                  $     464,799    $      246,338
                                                                                   =============    ==============

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ----------------------------

         These loans were incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

4.   Foreclosed Real Estate

     Activity in the allowance for losses on foreclosed real estate for the years ended December 31, 1998 and 1997 is as follows:

                                                       December 31,
                                             --------------------------------
                                                  1998             1997
                                             --------------   ---------------

     Balance at beginning of period          $          -0-   $        36,000
     Provision charged to income                                       41,813
     Charge-offs, net of recoveries                                   (77,813)
                                             --------------   ---------------

     Balance at end of period                $          -0-   $           -0-
                                             ==============   ===============

5. Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk

     The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include mortgage commitments outstanding which amounted to approximately $329,000 and $844,000 as of December 31, 1998 and 1997, respectively. Also, as of December 31, 1998, the Bank had made a $1,000,000 commitment to participate in a mortgage loan with a local financial institution. In addition, the Bank had approximately $1,000,658 and $905,583 of unused home equity lines and other open lines of credit outstanding to customers at December 31, 1998 and 1997, respectively. The mortgage loan commitments at December 31, 1998 included fixed rate loan commitments of $89,000. The mortgage loan commitments at December 31, 1997 included fixed rate loan commitments of $196,000. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

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

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ----------------------------

     Kentucky area, within a 45-mile radius of Danville, Kentucky. A substantial portion of its debtors' ability to honor their contract is dependent on the economy of this area.

6.   Office Property and Equipment

         Office property and equipment consist of the following:

                                                                                            December 31,
                                                                                   -------------------------------
                                                                                       1998              1997
                                                                                   -------------    --------------
         Land, at cost                                                             $     165,157    $      165,157
         Building, at cost                                                               567,398           553,286
         Furniture, fixtures and equipment                                               286,285           271,665
                                                                                   -------------    --------------
                                                                                       1,018,840           990,108
         Less accumulated depreciation                                                   472,637           441,185
                                                                                   -------------    --------------
                                                                                   $     546,203    $      548,923
                                                                                   =============    ==============

7.  Deposits

         Deposit accounts are summarized as follows:

                                                                                            December 31,
                                                                                 ---------------------------------
                                                                                      1998               1997
                                                                                 --------------    ---------------
         Demand deposit accounts                                                 $      224,650    $       266,941
         Passbook accounts with a weighted average rate of 3.05%
           at December 31, 1998 and 1997                                              3,733,222          3,431,241
         NOW and MMDA deposits with a weighted average rate of
           3.62% and 3.65% at December 31, 1998 and 1997,
           respectively                                                               6,067,312          4,994,093
                                                                                 --------------    ---------------

                                                                                     10,025,184          8,692,275
         Certificate of deposits with a weighted average interest rate of 5.60%
           and 5.59% at December 31, 1998 and 1997,
           respectively                                                              38,913,190         34,560,793
                                                                                 --------------    ---------------

           Total deposits                                                        $   48,938,374    $    43,253,068
                                                                                 ==============    ===============

         Jumbo certificates of deposit (minimum denomination
           of $100,000)                                                          $   12,377,746    $     9,435,274
                                                                                 ==============    ===============


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ----------------------------

     Certificates of deposit by maturity at December 31, 1998 and 1997 are as follows:

                                                                                            December 31,
                                                                                  ------------------------------
                                                                                       1998             1997
                                                                                  -------------    -------------
                                                                                           (In Thousands)
         Within 1 year                                                            $      24,270    $      22,067
         1-2 years                                                                        7,114            6,454
         2-3 years                                                                        2,980            3,152
         Maturing in years thereafter                                                     4,549            2,888
                                                                                  -------------    -------------

                                                                                  $      38,913    $      34,561
                                                                                  =============    =============

     Certificates of deposit by maturity and interest rate category at December 31, 1998 are as follows:

                                                                   Amount Due
                                                                   (Thousands)
                              -------------------------------------------------------------------------------------
                                   Within                                              After
                                  One Year      1-2 Years           2-3 Years          3 Years           Total
                              -------------------------------------------------------------------------------------
         4.01 - 6.00%         $       22,491    $       5,880    $        2,893    $       2,757     $      34,021
         6.01 - 8.00%                  1,779            1,234                87            1,792             4,892
                              --------------    -------------    --------------    -------------     -------------

                              $       24,270    $       7,114    $        2,980    $       4,549     $      38,913
                              ==============    =============    ==============    =============     =============

         Interest expense on deposits for the periods indicated are as follows:


                                                                          For the Years Ended December 31,
                                                                 -------------------------------------------------
                                                                      1998              1997             1996
                                                                 --------------    -------------     -------------
        Money market and NOW accounts                            $      197,385    $     189,195     $     198,329
        Savings accounts                                                113,386          104,402           111,743
        Certificates                                                  2,082,578        1,887,330         1,824,652
                                                                 --------------    -------------     -------------

                                                                 $    2,393,349    $   2,180,927     $   2,134,724
                                                                 ==============    =============     =============


     The Bank maintains clearing arrangements for its NOW and MMDA accounts with the Federal Home Loan Bank of Cincinnati. The Bank is required to maintain adequate collected funds in its Demand Account to cover average daily clearings. The Bank was in compliance with this requirement at December 31, 1998 and 1997.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ----------------------------

8.   Advances from Federal Home Loan Bank

     The advances from the Federal Home Loan Bank consist of the following:

                                                 December 31,
                                       -------------------------------
 Maturity Date       Interest Rate           1998             1997
 -------------       -------------     --------------    -------------

   1/23/98               6.90%          $                $    1,000,000
   2/03/98               6.90%                                1,000,000
   2/24/98               6.90%                                1,000,000
   3/30/98               6.98%                                2,000,000
   3/22/99               5.77%              2,000,000
   7/01/01               6.85%                119,932           213,782
                                        -------------    --------------

                                        $   2,119,932    $    5,213,782
                                        =============    ==============

     A schedule of the principal payments due over the remaining term of the notes as of December 31, 1998 follows:

                Year                               Amount
                ----                            -------------

                1999                            $   2,047,128
                2000                                   50,460
                2001                                   22,344
                                                -------------

                Total                           $   2,119,932
                                                =============

     These borrowings are collateralized by qualified real estate first mortgages and Federal Home Loan Bank stock held by the Bank, which had a book value of $3,734,797 and $8,337,574 at December 31, 1998 and 1997,
     respectively. At December 31, 1998 FHLB advances totaling $2,000,000 have a variable or floating interest rate.

9.   Stockholders' Equity

     Regulatory Capital. The Bank is subject to minimum regulatory capital requirements promulgated by the Office of Thrift Supervision (OTS). Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of two tests, hereinafter described as the core capital requirement and the risk-based capital requirement. The core capital requirement provides for minimum core capital (stockholders' equity less all intangible assets plus certain forms of supervisory goodwill and other qualifying intangible assets such as capitalized mortgage servicing rights) equal to 4.0% of adjusted total assets. The risk-based capital requirement provides for the maintenance of core capital plus any general loss allowance equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weight factor, e.g., one-to-four family residential loans carry a risk-weighted factor of 50%.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ----------------------------

     As of December 31, 1998, the Bank's regulatory capital exceeded all minimum regulatory capital requirements as shown in the following table:

                                                             Regulatory Capital
                                          --------------------------------------------------------
                                             Core                      Risk-based
                                           Capital        Percent        Capital          Percent
                                          ---------      ---------    ------------       ---------
                                                                in thousands
                                          --------------------------------------------------------
Capital under generally accepted
   accounting principles                  $ 11,572           17.8       $ 11,572           30.2

Adjustments:
   Net unrealized appreciation on
     securities available-for-sale            (410)           (.6)          (410)          (1.1)

General valuation allowances                                                 148             .3
                                          --------       --------       --------         ------

Regulatory capital computed                 11,162           17.2         11,310           29.4

Minimum capital requirement                  2,600            4.0          3,070            8.0
                                          --------       --------       --------         ------

Regulatory capital-excess                 $  8,562           13.2       $  8,240           21.4
                                          ========       ========       ========         ======

     Retained Earnings Restriction. Retained earnings at December 31, 1998 include approximately $1,471,000 of tax bad debt reserves accumulated prior to December 31, 1987 for which no Federal income tax has been provided. These tax bad debt reserves are only taxable in certain circumstances, such as if the Bank converted to an institution that did not qualify as a bank for tax purposes (see Note 10).

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

     Dividend Restrictions. The payment of cash dividends by the Bank on its Common Stock is limited by regulations of the OTS. Interest on savings accounts will be paid prior to payments of dividends on Common Stock. The Bank may not declare or pay a cash dividend to the Company in excess of 100% of its net income to date during the current calendar year plus the amount that would reduce by one-half the Bank's capital ratio at the beginning of the year without prior OTS approval. Additional limitation on dividends declared or paid, or repurchases of the Bank stock are tied to the Bank's level of compliance with its regulatory capital requirements.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ----------------------------

10.  Income Taxes

     The provision for income taxes for the periods indicated consist of the following:

                                                                          For the Years Ended December 31,
                                                                 -------------------------------------------------
                                                                      1998              1997             1996
                                                                 --------------    -------------     -------------
          Federal income tax expense:
            Current                                              $      420,801    $     575,390     $     612,292
            Deferred                                                    (22,547)             (29)         (203,706)
                                                                 --------------    -------------     -------------

                                                                 $      398,254    $     575,361     $     408,586
                                                                 ==============    =============     =============

     Deferred income taxes result from temporary differences in the recognition of income and expenses for tax and financial statement purposes. The source of these temporary differences and the tax effect of each are as follows:

                                                                          For the Years Ended December 31,
                                                                 -------------------------------------------------
                                                                      1998              1997             1996
                                                                 --------------    -------------     -------------
          FHLB stock                                             $       12,920    $      (4,705)    $      10,914
          Directors retirement plan                                     (14,861)         (19,839)          (18,448)
          Allowance for loan losses                                      (7,976)           6,282          (171,523)
          Net accrued income                                             (5,164)          14,959           (23,499)
          Other, net                                                     (7,466)           3,274            (1,150)
                                                                 --------------    -------------     -------------

                                                                 $      (22,547)   $         (29)    $    (203,706)
                                                                 ==============    =============     =============

     For the periods indicated, total income tax expense differed from the amounts computed by applying the U. S. Federal income tax rate of 34 percent to income before income taxes as a result of the following:

                                                                          For the Years Ended December 31,
                                                                 -------------------------------------------------
                                                                      1998              1997             1996
                                                                 --------------    -------------     -------------
          Expected income tax expense at federal tax rate        $      398,435    $     575,361     $     397,407
          Other, net                                                       (181)                            11,179
                                                                 --------------    -------------     -------------

            Total income tax expense                             $      398,254    $     575,361     $     408,586
                                                                 ==============    =============     =============

          Effective income tax rate                                        34.0%            34.0%             34.9%
                                                                 ==============    =============     =============

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ----------------------------

     Deferred tax assets and liabilities as of December 31, 1998 and 1997 consisted of the following:


                                                                                        1998             1997
                                                                                   -------------     -------------
        Deferred tax assets:
            Deferred loan fee income                                               $      23,020     $      21,044
            Directors retirement plan                                                     80,163            65,302
            Allowance for loan losses                                                     50,048            42,072
                                                                                   -------------     -------------
                                                                                         153,231           128,418
                                                                                   -------------     -------------
        Deferred tax liabilities:
            Net accrued interest income                                                  137,775           142,940
            FHLB stock                                                                   113,254           100,334
            Other, net                                                                    10,217            15,708
                                                                                   -------------     -------------
                                                                                         261,246           258,982
                                                                                   -------------     -------------

        Net deferred tax asset (liability)                                         $     108,015     $    (130,564)
                                                                                   =============     =============

     In addition to the net deferred tax liability of $108,015 as of December 31, 1998 included in the preceding table, the financial statements include a deferred tax liability of $214,502 that was charged against the unrealized gain on securities available-for-sale of $624,796. The net amount of $410,294 is recorded in Accumulated Other Comprehensive Income, a separate component of stockholders' equity at December 31, 1998.

     In 1996, the Internal Revenue Service repealed a special provision for thrift institutions, such as the Bank, for determining the allowable tax bad debt reserves. Effective for tax years ending December 31, 1996 all thrift institutions are taxed as other banking institutions. Institutions under $500 million in assets are allowed to use the reserve method of determining their bad debt deduction based on their actual experience while larger institutions (over $500 million) must use the specific charge off method in determining their deduction. Tax bad debt reserves accumulated since December 31, 1987 must be included in taxable income of the Bank prorated over a six year period, beginning in the tax year ended December 31, 1997. This change did not have a material impact on the Bank, as a deferred tax liability was provided for these accumulated reserves. The accumulated tax bad debt reserves as of December 31, 1987, which amounts to approximately $1,471,000 is only subject to being taxed at a later date under certain circumstances, such as the Bank converting to a type of institution that is not considered a bank for tax purposes. These financial statements do not include any deferred tax liability related to the accumulated tax bad debt reserves as of December 31, 1987.


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ----------------------------

11.  Employee Benefits

     Retirement Savings Plan. Effective January 1, 1994, the Bank became a participant in the Financial Institutions Thrift Plan. The Plan allows participating employees to make contributions by salary reduction pursuant to Section 401(K) of the Internal Revenue Code for all employees who meet certain requirements as to age and length of service. The Bank makes 25% matching contributions to each participant's account up to 6% of the participant's compensation. The Bank contributions to the Plan amounted to $4,492 and $2,297 for the years ended December 31, 1998 and 1997, respectively. Employees vest immediately in their contributions and 100% in the Bank's contributions after completing 5 years of service.

     Directors Retirement Plan. On July 5, 1995, the stockholders of the Company approved the establishment of a Director Retirement Plan. The Director Retirement Plan, which was effective January 1, 1994, covers each member of the Company's and the Bank's Board of Directors who at any time serves as a non-employee director. Under the Director Retirement Plan, each participating director will receive on a monthly basis for ten years following his or her retirement from the Board, an amount equal to the product of his or her "Benefit Percentage," his or her "Vested Percentage" and 75% of the amount of the monthly fee he or she received for service on the Board during the calendar year preceding his or her retirement from the Board. All benefits vest immediately in the case of retirement after age 70 with 15 years of service, upon death or disability, or upon a change in control of the Company. The Director Retirement Plan is a non-qualified benefit plan and will be funded by the general assets of the Company, and the Company will recognize the expense of providing these benefits as they become vested. The Company recognized expense of $43,709, $58,351, and $54,260, in connection with this plan for the years ended December 31, 1998, 1997, and 1996, respectively.

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

     During the year ended December 31, 1998, the Company awarded options to purchase 4,000 shares of common stock at an exercise price of $17.19 per share. For the year ended December 31, 1996, the Company awarded options to purchase 2,000 shares of common stock at an exercise price of $20.00 per share. In 1998, the Company lowered the exercise price on the 2,000 stock options awarded in 1996 to $17.19 per share.


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ----------------------------

     A summary of option transactions for the years indicated are as follows:



                                                                     Year ended December 31,
                                                ---------------------------------------------------------------
                                                           1998                                1997
                                                --------------------------        -----------------------------
                                                    Option         Number             Option           Number
                                                    Price         of Units            Price           of Units
                                                ------------     ---------        -------------     -----------
Balance outstanding at beginning of year        $13.13-20.00        83,900        $       13.13         87,600
Granted                                                17.19         4,000                20.00
Exercised                                              13.13       (20,000)               13.13         (3,700)
Cancelled                                              13.13        (6,400)
                                                                 ---------                          ----------
Balance outstanding at end of year              $13.13-17.19        61,500        $13.13-$20.00         83,900
                                                                 =========                          ==========
Shares exercisable                                                  36,700                              28,900
                                                                 =========                          ==========
Shares available for grant                                          11,400                               9,000
                                                                 =========                          ==========

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

     Companies are not required to adopt the fair value method of accounting for employee stock-based transactions, and may continue to account for such transactions under Accounting Principles Based (APB) Opinion No. 25 "Accounting for Stock Issued to Employees." Under this method the compensation cost is measured by the difference between the fair value of the Company's stock at the date of the award, and the exercise price to be paid by the employee. If a company chooses to report stock based compensation under APB 25, they must disclose the pro forma net income and earnings per share as if the Company had applied the new method of accounting. Accordingly, the following table shows the Company's net income and earnings per share on a pro forma basis as if the compensation cost for the stock options awarded were accounted for in accordance with SFAS No. 123 for the years ended December 31, 1998, 1997, and 1996, respectively.


                                            Reported Per Consolidated
                                              Financial Statements                               Pro Forma Amount
                                 -----------------------------------------------   -------------------------------------------
                                      1998            1997             1996             1998           1997            1996
                                 -------------   --------------   --------------   -------------   ------------    -----------
        Net income               $    773,613    $    1,116,881   $      760,258   $     671,875   $  1,019,323    $   664,336
                                 ============    ==============   ==============   =============   ============    ===========

        Earnings per share       $        .98    $         1.29   $         0.83   $         .85   $      1.17     $      0.72
                                 ============    ==============   ==============   =============   ===========     ===========


     Employee Recognition Plan. On July 5, 1995, the stockholders of the Company approved the establishment of the Employee Recognition Plan (ERP). The objective of the ERP is to enable the Bank to attract and retain personnel of experience and ability in key positions of responsibility. Those eligible to receive benefits under the ERP will be such employees as selected by members of a committee appointed by the Company's Board of Directors. The ERP is a non-qualified plan that


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ----------------------------

     is managed through a separate trust. The Bank is authorized to contribute sufficient funds to the Incentive Plan Trust for the purchase of up to 40,000 shares of common stock.

     Awards made to employees will vest 20% on each anniversary date of the award. Shares will be held by the trustee and are voted by the ERP trustee in the same proportion as the trustee of the Company's ESOP plan votes shares held therein. Any assets of the trust are subject to the general creditors of the Company. All shares awarded vest immediately in the case of a participant's retirement after age 65, death or disability, or upon a change in control of the Company. The Company intends to expense ERP awards over the years during which the shares are payable, based on the fair market value of the common stock at the date of the grant to the employee. As of December 31, 1998, no awards had been made under the ERP.

     Employee Stock Ownership Plan. In connection with the stock conversion December 29, 1994, the Company established an internally leveraged Employee Stock Ownership Plan (the "ESOP") which covers substantially all full time employees. The ESOP borrowed $800,000 from the Company and purchased 80,000 shares of common stock of the Company at the date of conversion. The loan is being repaid in annual installments over a 15-year period with interest, which is based on the published prime rate (currently 7.75%) per the Wall Street Journal plus 1%.

     The Company makes annual contributions to ESOP equal to the ESOP's debt service less dividends, if any, received by the ESOP and used for debt service. Dividends received by the ESOP on shares held as collateral are to be used to pay debt service; dividends on allocated shares may be credited to participants' accounts or used for debt service. Dividends of $41,600 and $117,600 were used in fiscal year 1998 and 1997, respectively, to pay ESOP debt service. The ESOP shares are pledged as collateral on the debt. As the debt is repaid, shares are released from collateral and allocated to active participants based on a formula specified in the ESOP agreement.

     ESOP compensation was $95,165, $103,265, and $104,783 for the years ended December 31, 1998, 1997, and 1996, respectively. During 1998, 1997, and 1996, 5,237, 6,428, and 5,333 shares of stock were released from collateral, respectively. At December 31, 1998, there were 57,664 unallocated ESOP shares of stock having a fair value of $987,496.

12.  Disclosures about Fair Value of Financial Instruments

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

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

                          ----------------------------

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


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ----------------------------

     The estimated fair values of the Company's financial instruments at December 31, 1998 and 1997 are as follows:


                                                                   1998                          1997
                                                       ---------------------------    -----------------------------
                                                         Carrying          Fair         Carrying         Fair
                                                          Amount           Value         Amount          Value
                                                       ---------------------------    -----------------------------
         Assets
           Cash and interest bearing deposits          $ 4,003,872     $ 4,003,872    $ 3,273,557    $ 3,293,557
           Securities available-for-sale                   634,585         634,585        551,892        551,892
           Securities held-to-maturity                   2,042,705       2,047,776      2,152,020      2,154,037
           Loans receivable, net                        57,911,846      57,649,549     55,894,813     55,746,430

         Liabilities
           Deposits                                     48,938,374      49,377,089     43,253,068     43,341,388
           FHLB advances                                 2,119,932       2,123,238      5,213,782      5,216,583

         Unrecognized Financial Instruments
           Loan commitments                                              1,329,000                       844,000
           Unused home equity lines of credit                            1,000,658                       905,583

13.  Related Party Transactions

     Certain directors of the Bank perform legal services on behalf of the Bank and appraise selected real estate properties for which they receive fees paid by the Bank. A substantial portion of these fees are passed on to customers of the Bank in the origination of mortgage loans. Legal fees paid amounted to $35,772, $26,064 and $30,025 for the years ended December 31, 1998, 1997 and 1996, respectively. Appraisal fees paid by the Bank amounted to $36,395, $26,825 and $37,095 for these same periods. In addition, the Bank leases office space to a Director. Rent income received by the Bank amounted to $8,400, $8,400 and $7,800 for the years ended December 31, 1998, 1997 and 1996, respectively. Also in 1998 and 1997, general contracting services totaling $14,112 and $26,186, respectively, were provided by a company affiliated with one of the Bank's directors, in connection with improvements made to the Bank's main office.

14.  Service Corporation Subsidiary

     During 1978, the Bank formed a wholly owned subsidiary for the principal purpose of acquiring stock in a data processing service center. The data processing center is a nonprofit corporation owned by user savings and loan associations and provides data processing services solely to its members.

     The subsidiary had no significant operations for the years ended December 31, 1998, 1997 and 1996, respectively.


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ----------------------------

     Summary balance sheets for the Bank's wholly-owned subsidiary, Central Kentucky Savings and Loan Service Corporation, follow:

              Central Kentucky Savings and Loan Service Corporation
                                 Balance Sheets

                          ----------------------------

                                               As of December 31,
                                        ------------------------------
                                             1998             1997
                                        -------------    -------------
         Assets
           Investment, at cost          $      15,000    $      15,000
                                        =============    =============

         Stockholder's Equity
           Common stock                 $      15,000    $      15,000
                                        =============    =============

15.      Stock Transactions

         The Board of Directors authorized the repurchase of the Company's common stock outstanding as follows:

                                                                    Percentage
                                                        Number          of
                                                          of       Outstanding
                  Date of Authorization                 Shares        Shares
                  ---------------------                --------    -----------

                  December 16, 1995                     50,000          5%
                  September 10, 1996                    47,500          5%
                  October 4, 1997                       36,127          4%
                  February 10, 1998                     43,350          5%

     For the years ended December 31, 1998, 1997, and 1996, the Company repurchased 21,970, 63,975, and 76,125 common shares, respectively. The 63,975 shares of stock acquired in 1997 were transferred to the Incentive Plan Trust.

     For the year ended December 31, 1998, 20,000 common shares were issued from the Incentive Plan Trust at an average cost of $19.49 per share for the exercise of stock options. Also during 1998, 500 shares of common stock were issued from the Incentive Plan Trust, which was recorded as compensation at the fair value on the date of the award.

     For the years ended December 31, 1997 and 1996, 3,700 and 200 shares of common stock were issued from the Incentive Plan Trust at an average cost of $19.50 and $19.75 per share for the exercise of stock options. In 1996 an additional 3,200 shares of common stock were issued from Treasury Stock at an average cost of $19.75 per share for the exercise of stock options.


                                  (Continued)
                                      43

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              -------------------

16.  Earnings Per Share

     The table below summarizes the computation of earnings per common share and earnings per common share, assuming dilution for the years ended
     December 31, 1998, 1997, and 1996, respectively.

                                                                          For the years ended December 31,
                                                                  -------------------------------------------------
                                                                      1998              1997               1996
                                                                  -----------        -----------        -----------
     Earnings Per Common Share
     Numerator:
       Income available to common shareholders                    $   773,613        $ 1,116,881        $   760,258
                                                                  ===========        ===========        ===========

     Denominator:
       Weighted average of common
         shares outstanding                                           789,800            841,662            888,580
                                                                  ===========        ===========        ===========

     Per Share Amount                                             $       .98        $      1.33        $       .85
                                                                  ===========        ===========        ===========

     Earning Per Common Share - Assuming Dilution
     Numerator:
       Income available to common shareholders                    $   773,613        $ 1,116,881        $   760,258
                                                                  ===========        ===========        ===========

     Denominator:
       Weighted average of common
         shares outstanding                                           789,800            841,662            888,580
       Effect of outstanding stock options                             15,751             26,643             29,227
                                                                  -----------        -----------        -----------
       Weighted average of common shares
         outstanding - assuming dilution                              805,551            868,305            917,807
                                                                  ===========        ===========        ===========

       Per share amount                                           $       .96        $      1.29        $       .83
                                                                  ===========        ===========        ===========

     Unallocated shares held by the Company's ESOP are considered outstanding when they are committed to be released.

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              -------------------

17.  CKF Bancorp, Inc. Financial Information (Parent Company Only)

     The parent company's principal assets are its investment in the Bank, a loan to the ESOP Trust, and cash balances on deposit with the Bank. The following condensed statements summarize the financial position, operating results, and cash flows of CKF Bancorp, Inc. (Parent Company only).

                  Condensed Statement of Financial Condition

                                                                                           December 31,
                                                                                      1998             1997
                                                                                  -------------    -------------
       Assets:
         Cash and due from banks                                                  $   1,586,476    $     353,567
         Investment in subsidiary                                                    12,140,857       13,240,671
         Other assets                                                                   139,372          168,465
                                                                                  -------------    -------------

                                                                                  $  13,866,705    $  13,762,703
                                                                                  =============    =============

       Liabilities and Stockholders' Equity:
         Liabilities                                                              $                $
                                                                                  -------------    -------------

       Stockholders' equity:
         Common stock                                                                    10,000           10,000
         Additional paid-in capital                                                   9,555,017        9,638,682
         Retained earnings, restricted                                                7,366,006        7,004,137
         Treasury stock, 85,945 and 50,000 shares, respectively, at cost             (1,683,489)        (986,388)
         Stock Option Trust, 62,500 and 83,000 shares, respectively, at cost         (1,221,853)      (1,619,433)
         Accumulated other comprehensive income                                         410,294          355,717
         Unearned ESOP stock                                                           (569,270)        (640,012)
                                                                                  -------------    -------------

           Total stockholders' equity                                                13,866,705       13,762,703
                                                                                  -------------    -------------

                                                                                  $  13,866,705    $  13,762,703
                                                                                  =============    =============

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              -------------------

                         Condensed Statement of Income

                                                            For the years ended December 31,
                                                       1998                1997               1996
                                                   -----------         -----------         -----------
Income:                                            $                   $                   $
                                                   -----------         -----------         -----------

Expense:
  Legal and professional fees                          104,000
  Franchise and license tax                             10,621              15,281              32,604
  Other operating expenses                              24,011              25,831              23,512
                                                   -----------         -----------         -----------
                                                       138,632              41,112              56,116
                                                   -----------         -----------         -----------

Net loss before tax expense (benefit)                 (138,632)            (41,112)            (56,116)
Income tax (expense) benefit                            64,995              13,980             (11,374)
                                                   -----------         -----------         -----------

Net loss before equity in undistributed net
  income of subsidiary                                 (73,637)            (27,132)            (67,490)
Equity in net income of subsidiary                     847,250           1,144,013             827,748
                                                   -----------         -----------         -----------
Net income                                         $   773,613         $ 1,116,881         $   760,258
                                                   ===========         ===========         ===========

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              -------------------

                       Condensed Statement of Cash Flows

                                                                         For the years ended December 31,
                                                                     1998             1997              1996
                                                                -------------     -------------    -------------
       Cash flows from operating activities:
       Net income                                               $     773,613     $   1,116,881    $     760,258
       Adjustments to reconcile net income to cash
        provided by operating activities:
         Equity in undistributed net income of subsidiary            (847,250)       (1,144,013)        (827,748)
         Change in other receivables                                  145,111           (87,203)          56,986
         Change in other liabilities                                                     (1,175)           1,175
                                                                -------------     -------------    -------------

         Net cash used by operating activities                         71,474          (115,510)          (9,329)
                                                                -------------     -------------    -------------

       Cash flows from investing activity:
         Dividend payment from Bank                                 2,000,000         1,000,000
                                                                -------------     -------------    -------------
         Net cash provided by investing activities                  2,000,000         1,000,000
                                                                -------------     -------------    -------------

       Cash flows from financing activities:
         Dividends paid                                              (411,744)       (1,260,675)        (379,542)
         Purchase of common stock                                    (697,101)       (1,236,244)      (1,508,882)
         Proceeds from exercise of stock options                      262,500            48,562           44,625
         Stock issued as compensation                                   7,780
                                                                -------------     -------------    -------------

         Net cash used by financing activities                       (838,565)       (2,448,357)      (1,843,799)
                                                                -------------     -------------    -------------

       Net decrease in cash and cash equivalents                    1,232,909        (1,563,867)      (1,853,128)

       Cash and cash equivalents at beginning of period               353,567         1,917,434        3,770,562
                                                                -------------     -------------    -------------

       Cash and cash equivalents at end of period               $   1,586,476     $     353,567    $   1,917,434
                                                                =============     =============    =============

                             CORPORATE INFORMATION
================================================================================

                              BOARD OF DIRECTORS


W. Irvine Fox, Jr.
Chairman of the Board
Real Estate Developer/Partner
Charleston Green Townhouses


John H. Stigall
President and Chief Executive
Officer of the Bank and the Company


Jack L. Bosley, Jr.
Farm Partner
Viewpoint Farm


J.T. Goggans
General Contractor


W. Banks Hudson, III
Attorney-at-Law


Yvonne York Morley
Executive Assistant to the President and Assistant Secretary to the Board of Trustees of Centre College


Warren O. Nash
Veterinarian

--------------------------------------------------------------------------------

                              EXECUTIVE OFFICERS

John H. Stigall
President and Chief Executive Officer of the Bank and the Company

Ann L. Hooks
Vice President, Treasurer and Secretary of the Bank and the Company

--------------------------------------------------------------------------------

                                OFFICE LOCATION

                             340 West Main Street
                           Danville, Kentucky 40422

--------------------------------------------------------------------------------

                              GENERAL INFORMATION

Independent Accountants
Miller, Mayer, Sullivan & Stevens, LLP
2365 Harrodsburg Road
Lexington, Kentucky  40504-3399


General Counsel
W. Banks Hudson, III
Attorney at Law
102 S. Fourth Street
Danville, Kentucky  40422


Special Counsel
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W., Suite 700
Washington, DC  20036


Annual Meeting
The 1998 Annual Meeting of Stockholders will be held on April 20, 1999 at 4:00 p.m. at Central Kentucky Federal Savings Bank, 340 West Main Street, Danville, Kentucky


Transfer Agent
Illinois Stock Transfer Company
223 West Jackson Boulevard
Suite 1210
Chicago, Illinois  60606

Annual Report on Form 10-K
A COPY OF THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE FOR THE 1999 ANNUAL MEETING UPON WRITTEN REQUEST TO JOHN H. STIGALL, CKF BANCORP, INC., P.O. BOX 400, 340 WEST MAIN STREET, DANVILLE, KENTUCKY 40423