Form 10KSB40, Exhibit 13
period 1999-12-31
CKF BANCORP INC
filed 2000-03-17
CIK 930203

--------------------------------------------------------------------------------
1999 ANNUAL REPORT
--------------------------------------------------------------------------------



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

Market for the Common Stock

Since January 4, 1995, the Common Stock has been listed for trading under the symbol "CKFB" on the Nasdaq SmallCap Market. As of March 3, 2000, there were 800,560 shares of the Common Stock issued and outstanding, held by approximately 229 stockholders of record and approximately 131 beneficial owners. For further information regarding stock prices and dividends paid, see stock prices and dividends on page 3.


TABLE OF CONTENTS
--------------------------------------------------------------------------------

CKF Bancorp, Inc. ........................................  Inside Front Cover
Market and Dividend Information...........................  Inside Front Cover
Letter to Stockholders.....................................................  1
Selected Financial and Other Data..........................................  2
Management's Discussion and Analysis of
  Financial Condition and Results of Operations............................  4
Financial Statements....................................................... 15
Corporate Information.....................................   Inside Back Cover

                            LETTER TO STOCKHOLDERS
--------------------------------------------------------------------------------


To Our Stockholders,

We are pleased to report the results of the CKF Bancorp, Inc.'s operations for 1999, our fifth full year as a public company.

The consolidated net income for 1999 was $811,145 or $1.08 for both the weighted average common share and the per weighted average common share - assuming dilution. This compares to $773,613 of consolidated net income or $.98 cents per weighted average common share and $.96 cents per weighted average common share - assuming dilution, for the year ended December 31, 1998.

Total assets at December 31, 1999 were $71.2 million as compared to $65.6 million at December 31, 1998. Deposits were $53.3 million at December 31, 1999 as compared to $48.9 million at December 31, 1998. Stockholders' equity was $12.6 million at December 31, 1999, compared to $13.9 million at December 31, 1998. During 1999, $1.6 million of Stockholders' equity was used for stock repurchases and $443,433 was paid in dividends to stockholders. On December 31, 1999, Stockholders' equity was $18.00 per common share - assuming no dilution, as compared to $17.47 per common share - assuming no dilution, on December 31, 1998, based on the common shares outstanding on those respective dates of 700,613 and 793,890.

Our new full service branch bank is now under construction in the Ridgefield Shopping Center. We expect the new branch to be open in May or June.

Visit our home page on the Internet at www.centralkyfsc.com.
                                       --------------------

We appreciate your interest in CKF Bancorp, Inc. and your continued support.

Sincerely,

/s/ John H. Stigall

John H. Stigall
President and Chief Executive Officer

SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

Financial Condition Data:

                                                      At December 31,
                                    --------------------------------------------------
                                        1999      1998      1997      1996      1995
                                    ---------- --------- --------- --------- ---------
                                                  (Dollars in thousands)
Total amount of:
  Assets...........................    $71,214   $65,580   $62,865   $60,002   $56,549
  Loans receivable, net............     63,160    57,912    55,895    53,182    49,638
  Cash and investment securities...      6,705     6,681     5,977     5,663     5,898
  Deposits.........................     53,325    48,938    43,253    42,832    39,356
  FHLB advances....................      4,589     2,120     5,214     1,252       288
  Stockholders' equity.............     12,610    13,867    13,763    15,099    16,129
                                    ---------- --------- --------- --------- ---------
Number of:
  Real estate loans outstanding/1/.      1,163     1,160     1,267     1,229     1,196
  Savings accounts.................      3,710     3,644     3,922     3,933     3,696
  Offices open.....................          1         1         1         1         1

____________________
/1/ Includes home equity loans.


Operating Data:

                                             Years Ended December 31,
                                  ---------------------------------------------
                                     1999     1998     1997     1996     1995
                                  --------- -------- -------- -------- --------
                                              (Dollars in thousands)
Interest income..................    $4,725   $4,608   $4,586   $4,328   $4,088
Interest expense.................     2,596    2,506    2,335    2,153    1,930
                                  --------- -------- -------- -------- --------
Net interest income before
  provision for loan losses......     2,129    2,102    2,251    2,175    2,158
Provision for loan losses........        36       24       18        7       24
Non-interest income..............       180      218      484      334       43
Non-interest expense.............     1,045    1,124    1,025    1,334    1,033
                                  --------- -------- -------- -------- --------
Income before federal income tax
  expense                             1,228    1,172    1,692    1,168    1,144
Federal income tax expense.......       417      398      575      408      398
                                  --------- -------- -------- -------- --------
Net income.......................    $  811   $  774   $1,117   $  760   $  746
                                  ========= ======== ======== ======== ========

Key Operating Ratios:

                                                                   At or for the
                                                              Years Ended December 31,
                                                   ----------------------------------------------
                                                    1999     1998     1997       1996      1995
                                                   -------  -------  -------    -------   -------
Performance Ratios:
 Return on assets (net income divided
  by average total assets).......................    1.20%    1.23%    1.84%      1.29%    1.34%
 Return on average equity (net income
  divided by average stockholders' equity).......    5.86     5.72     7.90       4.90     4.76
 Interest rate spread (combined weighted average
  interest rate earned less combined weighted
  weighted average interest rate cost)...........    2.26     2.32     2.56       2.44     2.57
 Net yield on interest-earning assets (net
  interest income as a percentage of average
  balance of interest-earning assets)............    3.23     3.42     3.78       3.77     3.95
 Ratio of non-interest expense to average
  total assets...................................    1.55     1.79     1.69       2.26     1.85
 Dividend payout.................................   54.67    53.22   112.87      49.41    24.69

Asset Quality Ratios:............................
 Nonperforming assets to total assets at
  end of period(1)...............................     .43      .64      .46       1.12      .97
 Allowance for loan losses to nonperforming
  loans at end of period.........................   50.65    35.20    42.80      23.99    18.28
 Allowance for loan losses to total loans
  receivable, net................................     .25      .26      .22        .20      .20

Capital Ratios:
 Equity to total assets at end of period.........   17.71    21.14    21.89      25.16    28.52
 Average equity to average assets................   20.45    21.51    23.33      26.30    28.07
 Ratio of average interest-earning assets to
  average interest-bearing liabilities...........  124.74   126.89   131.02     135.72   139.12

------------------------
(1) Nonperforming assets include loans 90 days past due, non-accrual loans and foreclosed real estate.

Stock Prices and Dividends:

The following table sets forth the range of high and low sales prices for the common stock as well as dividends declared in each quarter for 1999 and 1998. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

Quarterly Stock Information
---------------------------

                      1999                            1998
          ------------------------------  ----------------------------
          Stock Price Range   Per Share   Stock Price Range  Per Share
          -----------------               -----------------
Quarter       Low     High     Dividend   Low       High     Dividend
---------------------------------------  -----------------------------
1st         $15.13    $18.88       $.27  $18.50     $21.25     $ .25
2nd          16.50     17.75              19.00      19.87
3rd          14.75     17.25        .30   15.00      19.37       .27
4th          11.63     14.50              15.12      17.25
--------------------------------------------------------------------

Total                              $.57                        $ .52
                                   ====                     ========

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

The Bank has functioned as a financial intermediary, attracting deposits from the general public and using such deposits, to make mortgage loans and, to a lesser extent, consumer loans and to purchase investment securities. As such, its earnings depend primarily on its net interest income, or "spread", which is the difference between the amount it receives from interest earned on loans and investments ("interest-earning assets") and the amount it pays in interest on its deposits ("interest-bearing liabilities"). Results of operations are also dependent upon the level of the Bank's non-interest income, including fee income and service charges and by the level of its non-interest expense, the most significant component of which is salaries and employee benefits.

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

The Bank was organized as a Kentucky building and loan association in 1886. In 1969, it converted to a federally-chartered, mutually-owned savings and loan association and, in 1994, it converted to a federally-chartered stock savings bank and adopted its current name. The Bank's interest-earning assets are concentrated in real estate-collateralized instruments, principally one- to four-family loans and, to a lesser extent, loans secured by multi-family residential and commercial properties, construction loans, home equity lines of credit, second mortgages on single-family residences and consumer loans, both secured and unsecured, including loans secured by savings accounts. The Bank also invests in investment securities, primarily U.S. Government Treasury and agency securities and in interest-bearing deposits, primarily with the FHLB of Cincinnati. Its source of funding for these investments has principally been deposits placed with the Bank by consumers in the market area it serves.

Forward-Looking Statements

When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and information provided by third-party vendors that could cause actual results to differ materially from historical earnings and those presently anticipated and projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Asset/Liability Management

Net interest income, the primary component of Bank's net income, is determined by the difference or "spread" between the yield earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Bank has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one- to four-family residential real estate, and, to a lesser extent, multi-family and commercial real estate loans and the origination of other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 1999, the Bank originated approximately $13.7 million of one- to four-family residential loans, of which $8.5 million were adjustable rate loans. The Bank's origination of multi-family and commercial loans amounted to approximately $4.2 million or 23.4% of total loan originations during the same period. In addition, the Bank has used excess funds to invest in various short-term investments as well as U.S. Government Treasury and agency securities with one to five year maturities. At December 31, 1999, the Bank had approximately $5.9 million of funds so invested, including $376,000 in capital stock of the Federal Home Loan Mortgage Corporation and $2.0 million in U.S. government and agency securities with an average yield of 4.99%.

Asset/liability management in the form of structuring cash instruments provides greater flexibility to adjust exposure to interest rates. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term liabilities. This posture allows the Bank to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during the low interest rate periods allows the Bank to extend the repricing and/or maturity of its liabilities thus reducing its exposure to rising interest rates. At December 31, 1999, the Bank's interest-bearing deposit base was comprised of $11.4 million in interest-bearing demand deposits with an average rate of 3.3% and $42.0 million in time deposits with an average rate of 5.35%. Time deposits with maturities of one year or less at December 31, 1999 totaled $26.2 million, or 62% of total time deposits at such date. In addition to its focus on the repricing period of its deposit liabilities, management also seeks to lengthen the repricing period of its interest-bearing liabilities through borrowings from the FHLB. Such borrowings totaled $4.6 million at December 31, 1999, with monthly principal and interest payments due through the year 2001.

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

The following table sets forth the interest rate sensitivity of the Bank's net portfolio value as of December 31, 1999 in the event of 1%, 2%, and 3% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.

    Change                       Net Portfolio Value             NPV as % of Portfolio Value of Assets
                       ----------------------------------------  -------------------------------------
   in Rates            $ Amount         $ Change       % Change     NPV Ratio     Basis Point Change
   --------            --------         --------       --------    -----------  ----------------------
   + 300 bp               8,637           -724              -8%        12.96%             -62 bp
   + 200 bp               8,990           -371              -4%        13.32%             -26 bp
   + 100 bp               9,226           -135              -1%        13.52%              -6 bp
       0                  9,361                                        13.59%
   - 100 bp               9,387             26               0%        13.51%              -8 bp
   - 200 bp               9,423             61              +1%        13.44%             -14 bp
   - 300 bp               9,632            270              +3%        13.58%               0 bp

The following table sets forth the interest rate risk capital component for the Bank at December 31, 1999 (the most recent date for which such information is available to the Bank from the OTS) given a hypothetical 200 basis point rate change in market interest rates.


                                                       December 31, 1999
                                                       -----------------

  Pre-shock NPV Ratio:  NPV as % of Portfolio
   Value of Assets.................................           13.59%
  Exposure Measure:
   Post-Shock NPV Ratio............................           13.32%
  Sensitivity Measure:
   Change in NPV Ratio.............................           26 bp
  Change in NPV as % of
   Portfolio Value of Assets.......................       1% to (-4)%

  Interest Rate Risk
   Capital Component ($000)........................           0


Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, which represent the Bank's primary loan product, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable rate loans in the Bank's portfolios could decrease in future periods if market interest rates decrease below current levels and refinance activity continues. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

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

                                                                        Year Ended December 31,
                                              -----------------------------------------------------------------
                                                            1999                                      1998
                                              ------------------------------   --------------------------------
                                                 Average             Average                         Average
                                                 Balance              Yield/    Average               Yeild/
                                                           Interest    Cost     Balance  Interest      Cost
                                              ----------- --------- ---------- --------- ---------- -----------
                                                                     (Dollars in thousands)
Interest-earning assets:
  Loans receivable.........................       $60,809    $4,499     7.40%    $56,673    $4,372     7.71%
  Investment securities....................         2,372       117     4.93%      2,312       107     4.63
  Mortgage-backed securities...............           172        11     6.41%        280        19     6.79
  Other interest-earning assets............         2,550        98     3.84%      2,229       110     4.93
                                              -----------  --------              -------    ------
    Total interest-earning assets..........        65,903     4,725     7.17%     61,494     4,608     7.49
                                                           --------                         ------
Non-interest-earning assets................         1,718                          1,380
                                              -----------                        -------
    Total assets...........................       $67,621                        $62,874
                                              ===========                        =======

Interest-bearing liabilities:
  Deposits.................................       $51,269    $2,514     4.90%    $46,546    $2,393     5.14%
  Borrowings...............................         1,564        82     5.24%      1,915       113     5.90
                                              -----------  --------              -------    ------
    Total interest-bearing liabilities.....        52,833     2,596     4.91%     48,461     2,506     5.17
                                                           --------                         ------
Non-interest-bearing liabilities...........           957                            888
                                              -----------                        -------
    Total liabilities......................        53,790                         49,349
Stockholders' equity.......................        13,831                         13,525
                                              -----------                        -------
    Total liabilities and
     stockholders' equity..................       $67,621                        $62,874
                                              ===========                        =======
Net interest income........................                  $2,129                         $2,102
                                                           ========                         ======
Interest rate spread (1)...................                             2.26%                          2.32%
                                                                      ======                      =========
Net yield on interest-earning assets (2)...                             3.23%                          3.42%
                                                                      ======                      =========
Ratio of average interest-earning assets to
  average interest-bearing liabilities.....                           124.74%                        126.89%
                                                                      ======                      =========

                                                       -------------------------------
                                                                        1997
                                                       -------------------------------
                                                       Average                 Average
                                                       Balance                  Yield/
                                                                     Interest    Cost
                                                       --------    ----------- -------
Interest-earning assets:
  Loans receivable................................      $55,128        $4,368     7.92%
  Investment securities...........................        2,564           128     4.99
  Mortgage-backed securities......................          421            27     6.41
  Other interest-earning assets...................        1,480            62     4.19
                                                        -------    ----------
    Total interest-earning assets.................       59,593         4,585     7.69
Non-interest-earning assets.......................        1,015    ----------
                                                        -------
    Total assets..................................      $60,608
                                                        =======

Interest-bearing liabilities:
  Deposits........................................      $42,587        $2,181     5.12%
  Borrowings......................................        2,898           153     5.28
                                                        -------    ----------
    Total interest-bearing liabilities............       45,485         2,334     5.13
Non-interest-bearing liabilities..................          982    ----------
                                                        -------
    Total liabilities.............................       46,467
Stockholders' equity..............................       14,141
                                                        -------
    Total liabilities and stockholders' equity....      $60,608
                                                        =======
Net interest income...............................                     $2,251
                                                                   ==========
Interest rate spread (1)..........................                                2.56%
                                                                               =======
Net yield on interest-earning assets (2)..........                                3.78%
                                                                               =======
Ratio of average interest-earning assets to
  average interest-bearing liabilities............                              131.02%
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

The net interest margin is a key indicator used in determining the Bank's income performance. The Bank's net interest margin was 3.23% for the year ended December 31, 1999 compared to 3.42% and 3.78% for the years ended December 31, 1998 and 1997, respectively. The net interest income increased by $27,000 during the year ended December 31, 1999 compared to the same period in 1998, and decreased by $149,000 in 1998 compared to 1997.

The increase in net interest income of $27,000 between 1999 and 1998 was due to the increase in the volume of average net interest-earning assets of approximately $4.4 million at 7.17% in 1999 compared to 1998 offset by the increase of approximately $4.4 million in average interest bearing liabilities at 4.91% in 1999 compared to 1998.

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

                                                                         Year Ended December 31,
                                           ----------------------------------------------------------------------
                                                     1999  vs.  1998                        1998  vs.  1997
                                           ----------------------------------  ----------------------------------
                                                   Increase (Decrease)                     Increase (Decrease)
                                                          Due to                                 Due to
                                           ----------------------------------  ----------------------------------
                                                               Rate/                             Rate/
                                            Volume    Rate    Volume   Total   Volume   Rate    Volume     Total
                                           --------  ------  -------  -------  ------  ------  --------  --------
Interest income:
  Loans.................................       $318   $(179)    $(12)   $127     $122   $(115)     $(3)   $   4
  Investment securities.................          3       7               10      (13)     (9)       1      (21)
  Mortgage-backed securities............         (7)     (1)              (8)      (9)      2       (1)      (8)
  Other interest-earning assets.........         16     (24)      (4)    (12)      31      11        6       48
                                           --------  ------  -------  ------   ------  ------  -------   ------
    Total interest-earning assets.......        330    (197)     (16)    117      131    (111)       3       23
                                           --------  ------  -------  ------   ------  ------  -------   ------

Interest expense:
  Deposits..............................        243    (110)     (11)    122      203       8        1      212
  Borrowings............................        (21)    (13)       2     (32)     (52)     18       (6)     (40)
                                           --------  ------  -------  ------   ------  ------  -------   ------
    Total interest-bearing liabilities..        222    (123)      (9)     90      151      26       (5)     172
                                           --------  ------  -------  ------   ------  ------  -------   ------
Change in net interest income...........       $108   $ (74)    $ (7)   $ 27     $(20)  $(137)     $ 8    $(149)
                                           ========  ======  =======  ======   ======  ======  =======   ======

COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

Financial Condition.

The Company's consolidated assets increased $5.6 million or 8.6% to $71.2 million at December 31, 1999 compared to $65.6 million at December 31, 1998. The net increase of $5.6 million primarily consists of an increase of $5.2 million in loans receivable.

The Company's investment portfolio decreased $296,000. Securities classified as available-for-sale per SFAS No. 115 decreased $100,000 due to the sale of 2,000 shares of Federal Home Loan Mortgage Corporation stock, compounded by a decrease of $158,000 in the market value of the remaining securities. Securities held-to-maturity decreased $38,000 due primarily to principle repayment on a mortgage back security.

Loans receivable increased $5.2 million or 9.1% to $63.1 million at December 31, 1999 from $57.9 million at December 31, 1998. The increase in loans during the year ended December 31, 1999 is the result of management's pricing to make adjustable rate loans more attractive.

The allowance for loan losses totaled $155,000 and $148,000, respectively at December 31, 1999 and 1998. The allowance for loan losses as a percentage of non-performing loans was 50.6% and 35.2% as of December 31, 1999 and 1998, respectively. During these periods there were two loans charged off and no recoveries of previous loan losses. The determination of the allowance for loan losses is based on management's analysis, done no less than on a quarterly basis, of various factors, including market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is in accordance with generally accepted accounting principles and reflects current regulatory and economic considerations, there can be no assurance that additional losses will not be incurred, or that the Bank's regulators or changes in the Bank's economic environment will not require further increases in the allowance.

Deposits increased $4.4 million or 9.0% from $48.9 million at December 31 1998 to $53.3 million at December 31, 1999. The increase in deposits reflects management's continued success in attracting depositors within the local market area.

Stockholders' equity decreased by $1.3 million to $12.6 million at December 31, 1999 as compared to $13.9 million at December 31, 1998. During 1999, the Company repurchased 101,420 shares of its common stock at a cost of $1.6 million. Other changes to stockholders' equity from 1998 to 1999 resulted from an increase of $811,000 in net income, an increase of $86,000 due to the release of ESOP stock from collateral, a decrease of $167,000 in the net unrealized gain on securities available-for-sale, an increase of $32,000 from the issuance of stock, offset by a decrease of $443,000 from the payments of dividends.

Results of Operations

Net Income. Net income increased $37,000 or 4.9% to $811,000 for the year ended December 31, 1999 as compared to $774,000 for the same period in 1998. The net increase was due to a $27,000 increase in net interest income, a $12,000 increase in the provision for loan losses, a $38,000 decrease in non-interest income, a $79,000 decrease in non-interest expense, and an increase of $19,000 in income taxes for 1999 compared to 1998.

Interest Income. Interest income was $4.7 million, or 7.17% of average interest-earning assets for the year ended December 31, 1999 as compared to $4.6 million, or 7.49% of average interest-earning assets for the year ended December 31, 1998. Interest income increased by $117,000 or 2.55% from 1998 to 1999. The change was due to a $4.4 million increase in the average balance of interest-earning assets offset by a 32 basis point decrease in the average rate earned on the average interest-earning assets during the year ended December 31, 1999 compared to the year ended December 31, 1998.

Interest Expense. Interest expense was $2.6 million, or 4.91% of average interest-bearing liabilities for the year ended December 31, 1999 as compared to $2.5 million, or 5.17% of average interest-bearing liabilities for the corresponding period in 1998. The increase in interest expense of $90,000 was due primarily to a $4.4 million increase in the average balance of interest-bearing liabilities offset by a 26 basis point decrease in the average rate paid on the average bearing liabilities during the year ended December 31, 1999 as compared to the year ended December 31, 1998.

Provision for Loan Losses. The provision for loan losses was $36,000 and $24,000 for the years ended December 31, 1999 and 1998, respectively. Management considers many factors in determining the necessary levels of the allowance for loan losses, including an analysis of specific loans in the portfolio, estimated value of the underlying collateral, assessment of general trends in the real estate market, delinquency trends, prospective economic and regulatory conditions, inherent loss in the loan portfolio, and the relationship of the allowance for loan losses to outstanding loans. At December 31, 1999 and 1998, the allowance for loan losses represented .25% and .26% of total loans, respectively.

Non-Interest Income. Non-interest income amounted to $180,000 and $218,000 for the years ended December 31, 1999 and 1998, respectively. The decrease of $38,000 was due primarily to a $93,000 gain resulting from the sale of investments classified as available-for-sale in 1999 as compared to a $137,000 gain in 1998.

Non-Interest Expense. Non-interest expense decreased approximately $79,000 or 7.03% to $1,045,000 for the year ended December 31, 1999 compared to $1,124,000 for the year ended December 31, 1998. Non-interest expense was 1.54% of average assets for the year ended December 31, 1999 as compared to 1.79% of average assets for the same period in 1998. The decrease of $79,000 was due primarily to a decrease of $104,000 in legal and professional fees. The net increase in other non-interest categories for 1999 compared to 1998 was $25,000. The decrease of $104,000 in legal and professional fees was due to services provided in connection with the Bank's exploration of strategic capital employment in 1998.

Income Taxes. The provision for income tax expense amounted to approximately $417,000 and $398,000 for the years ended December 31, 1999 and 1998, respectively. The provision for income tax expense as a percentage of income before tax expense amounted to 34% for both 1999 and 1998 (see Note 9 of Notes to Consolidated Financial Statements).

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND
1997

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

Non-Interest Expense. Non-interest expense increased approximately $99,000 or 9.62% to $1,124,000 for the year ended December 31, 1998 compared to $1,025,000 for the year ended December 31, 1997. Non-interest expense was 1.79% of average assets for the year ended December 31, 1998 as compared to 1.69% of average assets for the same period in 1997. The increase of $99,000 was due primarily to an increase of $119,000 in legal and professional fees. The net increase in other non-interest categories for 1998 compared to 1997 was $17,000. The increase of $119,000 in legal and professional fees was due to services provided in connection with the Bank's exploration of strategic capital employment.

Income Taxes. The provision for income tax expense amounted to approximately $398,000 and $575,000 for the years ended December 31, 1998 and 1997, respectively. The provision for income tax expense as a percentage of income before tax expense amounted to 34% for both 1998 and 1997 (see Note 9 of Notes to Consolidated Financial Statements).

Year 2000

Like many financial institutions, the Bank relies on computers to conduct its business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers might not be able to interpret the new year properly, causing computer malfunctions. Some banking industry experts remain concerned that some computers may not be able to interpret additional data in the year 2000 properly. The Bank has operated and evaluated its computer operating systems following January 1, 2000 and has not identified any errors or experienced any computer system malfunctions. The Bank will continue to monitor information systems to assess whether its systems are at risk of misinterpreting any future dates and will develop appropriate contingency plans to prevent any potential system malfunction or correct any system failures. The Bank has not been informed of any such problem experienced by its vendors or its customers, nor by any of the municipal agencies that provide services to the Bank.

Nevertheless, it is too soon to conclude that there will not be any problems arising from Year 2000 problem, particularly at some of the Bank's vendors. The Bank will continue to monitor its significant vendors of goods and services with respect to Year 2000 problems they may encounter as those issues may effect the Bank's ability to continue operations, or might adversely affect the Bank's financial position, results of operations, and cash flows. The Bank does not believe at this time that these potential problems will materially impact the ability of the Company to continue its operations; however, no assurance can be given that this will be the case.

Liquidity and Capital Resources

The liquidity of the Company depends primarily on the dividends paid to it as the sole shareholder of the Bank. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company. See Note 8 of Notes to Consolidated Financial Statement.

The Bank's principal sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and proceeds from maturing investment securities. In addition, as a member of the FHLB of Cincinnati, the Bank is eligible to borrow funds from the FHLB of Cincinnati in the form of advances.

The Bank is required by OTS regulations to maintain minimum levels of specified liquid assets which are currently equal to 4% of deposits and borrowings. Central Kentucky Federal's liquidity ratio at December 31, 1999, was approximately 8.10%. A higher liquidity ratio can result in a reduced return on the investment of such assets due to the lower interest rates usually prevailing on shorter-term investments.

The Bank's most liquid assets are cash and cash equivalents, which are short term, highly liquid investments with original maturities of less than three months. The level of this asset is dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 1999 and 1998, cash and cash equivalents totaled approximately $4.3 million and $4.0 million, respectively.

The primary operating activity of the Bank is accepting deposits from the general public and the origination of residential mortgage and other loans. Cash flow from this activity is generally derived from net income, as increased or decreased in part by the income attributable to FHLB stock dividends, depreciation expense, interest accruals, deferred income taxes, and the change in prepaid expenses as amounts paid in prior periods are applied to subsequently incurred expenses. The Bank's operating activities produced positive cash flows for 1999 and 1998. The primary investing activities of the Bank are origination of loans and purchase of investment securities. For the year ended December 31, 1999 and 1998, respectively, the Bank's origination of loans exceeded repayments by $5.3 million and $2.0 million. The excess of originations over repayments during 1999 and 1998 reflected the success of management's strategy of offering more flexible options related to adjustable rate mortgage loans. The Bank's primary financing activities arise from certificates of deposit and from other deposit accounts, and from the issuance and repurchase of the Company's common stock. During the year ended December 31, 1999, the Bank had a net increase in other deposit accounts of approximately $1.3 million and a net increase in certificates of deposit of $3.1 million. In addition, the Company repurchased 101,420 shares of its stock at a cost of $1.6 million.

The Bank's capital ratios are substantially in excess of current regulatory capital requirements. At December 31, 1999, the Bank's core capital amounted to 15.6% of adjusted total assets, or 11.6%, in excess of the Bank's current 4% core capital requirement. Additionally, the Bank's risk-weighted assets ratio was 27.1% at December 31, 1999, or 19.1% in excess of the Bank's 8.0% risk-based capital requirement (See Note 8 of Notes to Consolidated Financial Statements).

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

Accounting for Derivative Instruments and Hedging Activities

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS No. 133 also specifies new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged, and specifies detailed criteria to be met to qualify for hedge accounting.

The definition of a derivative financial instrument is complex, but in general, it is an instrument with one or more underlyings, such as an interest rate or foreign exchange rate, that is applied to a notional amount, such as an amount of currency, to determine the settlement amounts. It generally requires no significant initial investment and can be settled net or by delivery of an asset that is readily convertible to cash. SFAS No. 133 applies to derivatives embedded in other contracts, unless the underlying of the embedded derivative is clearly and closely related to the host contract.

SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. On adoption, entities are permitted to transfer held-to-maturity debt securities to the available-for-sale or trading category without calling into question their intent to hold other debt securities to maturity in the future. SFAS No. 133 is not expected to have a material impact on the Company's financial statements.

             [LETTERHEAD OF MILLER, MAYER, SULLIVAN & STEVENS LLP]
                         CERTIFIED PUBLIC ACCOUNTANTS



                         INDEPENDENT AUDITORS' REPORT


Board of Directors
CKF Bancorp, Inc.
Danville, Kentucky

We have audited the accompanying consolidated balance sheets of CKF Bancorp, Inc. and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the management of CKF Bancorp, Inc. (Company). Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CKF Bancorp, Inc. and Subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/ Miller, Mayer, Sullivan, & Stevens, LLP
Lexington, Kentucky
January 21, 2000

                       CKF BANCORP, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                            ______________________

                                                                                   As of December 31,
                                                                          ---------------------------------
                                                                                 1999              1998
                                                                          -------------------  ------------
 Assets

Cash and due from banks                                                          $   835,547   $   545,711
Interest bearing deposits                                                          3,488,269     3,458,161
Investment securities:
 Securities available-for-sale                                                       376,500       634,585
 Securities held-to-maturity (market values of $1,978,310
   and $2,047,776 for 1999 and 1998, respectively)                                 2,004,600     2,042,705
Loans receivable, net                                                             63,160,359    57,911,846
Real estate owned                                                                     32,923
Accrued interest receivable                                                          453,587       431,153
Office property and equipment, net                                                   854,154       546,203
Other assets                                                                           7,826         9,551
                                                                                 -----------   -----------

   Total assets                                                                  $71,213,765   $65,579,915
                                                                                 ===========   ===========

 Liabilities and Stockholders' Equity

Deposits                                                                         $53,324,839   $48,938,374
Advance from Federal Home Loan Bank                                                4,589,359     2,119,932
Advance payment by borrowers for taxes and insurance                                  25,966        39,737
Other liabilities                                                                    663,215       615,167
                                                                                 -----------   -----------

  Total liabilities                                                               58,603,379    51,713,210
                                                                                 -----------   -----------

Commitments and contingencies

Stockholders' equity
 Common stock, $.01 par value, 4,000,000 shares authorized;
  1,000,000 shares issued and outstanding                                             10,000        10,000
 Additional paid-in capital                                                        9,585,429     9,555,017
 Retained earnings, substantially restricted                                       7,733,718     7,366,006
 Accumulated other comprehensive income                                              243,322       410,294
 Treasury stock, 187,365 and 85,945 shares, respectively, at cost                 (3,265,804)   (1,683,489)
 Incentive Plan Trust, 59,600 and 62,500 shares, respectively, at cost            (1,172,073)   (1,221,853)
 Unearned Employee Stock Ownership Plan (ESOP) stock                                (524,206)     (569,270)
                                                                                 -----------   -----------

  Total stockholders' equity                                                      12,610,386    13,866,705
                                                                                 -----------   -----------

  Total liabilities and stockholders' equity                                     $71,213,765   $65,579,915
                                                                                 ===========   ===========

  The accompanying notes are an integral part of the consolidated financial statements.

                       CKF BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME

                            ______________________

                                                        For the Years Ended December 31,
                                                       ----------------------------------
                                                          1999        1998        1997
                                                       ----------  ----------  ----------
 Interest income:
  Interest on loans                                    $4,498,884  $4,372,430  $4,368,261
  Interest and dividends on investments                   128,281     125,697     154,938
  Other interest income                                    98,244     110,002      62,497
                                                       ----------  ----------  ----------
    Total interest income                               4,725,409   4,608,129   4,585,696
                                                       ----------  ----------  ----------

 Interest expense:
  Interest on deposits                                  2,514,203   2,393,349   2,180,927
  Other interest                                           81,587     112,968     153,599
                                                       ----------  ----------  ----------
    Total interest expense                              2,595,790   2,506,317   2,334,526
                                                       ----------  ----------  ----------

Net interest income                                     2,129,619   2,101,812   2,251,170
Provision for loan losses                                  36,000      24,000      18,000
                                                       ----------  ----------  ----------
Net interest income after provision for loan losses     2,093,619   2,077,812   2,233,170
                                                       ----------  ----------  ----------

 Non-interest income:
  Loan and other service fees                              83,505      77,503      61,614
  Gain on sale of investments                              92,544     137,067     420,575
  Other, net                                                4,357       3,514       2,234
                                                       ----------  ----------  ----------
    Total non-interest income                             180,406     218,084     484,423
                                                       ----------  ----------  ----------

 Non-interest expense:
  Compensation and benefits                               555,697     554,619     571,771
  Federal insurance premium                                29,757      27,474      22,369
  Legal and professional fees                              31,311     135,058      15,857
  State franchise tax                                      59,689      52,597      52,922
  Occupancy expense, net                                   51,942      62,225      45,387
  Data processing                                          60,456      54,978      46,506
  Loss on foreclosed real estate                               --       5,004      41,813
  Other operating expenses                                256,205     232,074     228,726
                                                       ----------  ----------  ----------
    Total non-interest expense                          1,045,057   1,124,029   1,025,351
                                                       ----------  ----------  ----------

Income before income tax expense                        1,228,968   1,171,867   1,692,242
Provision for income taxes                                417,823     398,254     575,361
                                                       ----------  ----------  ----------

Net income                                             $  811,145  $  773,613  $1,116,881
                                                       ==========  ==========  ==========

Earnings per common share                                   $1.08        $.98       $1.33
                                                       ==========  ==========  ==========

Earnings per common share - assuming dilution               $1.08        $.96       $1.29
                                                       ==========  ==========  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                       CKF BANCORP, INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             for the years ended December 31, 1999, 1998, and 1997

                               ----------------

                                                                               Accumulated
                                                     Additional                   Other                     Incentive    Unearned
                                         Common       Paid-in     Retained    Comprehensive    Treasury       Plan         ESOP
                                         Stock        Capital     Earnings       Income          Stock        Trust       Stock
                                      -----------  -----------  ------------  -------------  ------------  ------------  ----------
Balance, December 31, 1996            $    10,000  $ 9,612,331  $  7,147,931  $     463,732  $  (986,388)  $   (455,344) $(693,333)
 Comprehensive income:
  Net income                                                       1,116,881
  Other comprehensive
   income, net of tax,
   decrease in unrealized
   gains on securities                                                             (108,015)

   Total comprehensive income
  Dividend declared                                               (1,260,675)
  ESOP stock released in 1997                           49,944                                                              53,321
  Purchase of common stock,
   63,975 shares                                                                                             (1,236,244)
  Stock issued upon
   exercise of options                                 (23,593)                                                  72,155
                                      -----------  -----------  ------------  -------------  ------------  ------------  ----------

Balance, December 31, 1997                 10,000    9,638,682     7,004,137        355,717      (986,388)   (1,619,433)  (640,012)
 Comprehensive income:
  Net income                                                         773,613
  Other comprehensive
   income, net of tax,
   increase in unrealized
   gains on securities,
   net of reclassification
   adjustment (see disclosure)                                                       54,577

   Total comprehensive income

  Dividend declared                                                 (411,744)
  ESOP stock released in 1998                           43,635                                                              70,742
  Purchase of common stock,
   21,970 shares                                                                                 (697,101)
  Stock issued upon
   exercise of options                                (127,300)                                                 389,800
  Stock issued as compensation                                                                                    7,780
                                      -----------  -----------  ------------  -------------  ------------  ------------  ----------

Balance, December 31, 1998                 10,000    9,555,017     7,366,006        410,294    (1,683,489)   (1,221,853)  (569,270)
 Comprehensive income:
  Net income                                                         811,145
  Other comprehensive
   income, net of tax,
   decrease in unrealized
    gains on securities,
    net of reclassification
    adjustment (see disclosure)                                                    (166,972)

    Total comprehensive income
  Dividend declared                                                 (443,433)
  ESOP stock released in 1999                           40,912                                                              45,064
  Purchase of common stock,
   101,420 shares                                                                              (1,582,315)
  Stock issued upon
   exercise of options                                 (10,500)                                                  42,000
  Stock issued as compensation                                                                                    7,780
                                      -----------  -----------  ------------  -------------  ------------  ------------  ----------
Balance, December 31, 1999            $    10,000  $ 9,585,429  $  7,733,718  $     243,322  $ (3,265,804) $ (1,172,073) $(524,206)
                                      ===========  ===========  ============  =============  ============  ============  ==========

Disclosure of reclassification
 amount:                                                                           1998                        1999
                                                                              -------------                ------------
 Unrealized holding gains(loss)
  arising during the period                                                   $     153,841                $   (102,264)
 Less: reclassification
  adjustment for gains included
  in net income, net of tax                                                         (99,264)                    (64,708)
                                                                              -------------                ------------
   Net change in unrealized
    gains on securities                                                       $      54,577                $   (166,972)
                                                                              =============                ============
                                             Total
                                          Stockholders'
                                            Equity
                                          -----------
Balance, December 31, 1996                $15,098,929
                                          -----------
 Comprehensive income:
  Net income                                1,116,881
  Other comprehensive
   income, net of tax,
   decrease in unrealized
   gains on securities                       (108,015)
                                          -----------

   Total comprehensive income               1,008,866

  Dividend declared                        (1,260,675)
  ESOP stock released in 1997                 103,265
  Purchase of common stock,
   63,975 shares                           (1,236,244)
  Stock issued upon
   exercise of options                         48,562
                                          -----------
Balance, December 31, 1997                 13,762,703
                                          -----------
 Comprehensive income:
  Net income                                  773,613
  Other comprehensive
   income, net of tax,
   increase in unrealized
   gains on securities,
   net of reclassification
   adjustment (see disclosure)                 54,577
                                          -----------

   Total comprehensive income                 828,190

  Dividend declared                          (411,744)
  ESOP stock released in 1998                 114,377
  Purchase of common stock,
   21,970 shares                             (697,101)
  Stock issued upon
   exercise of options                        262,500
  Stock issued as compensation                  7,780
                                          -----------
Balance, December 31, 1998                 13,866,705
                                          -----------
 Comprehensive income:
  Net income                                  811,145
  Other comprehensive
   income, net of tax,
   decrease in unrealized
    gains on securities,
    net of reclassification
    adjustment (see disclosure)              (166,972)
                                          -----------

    Total comprehensive income                644,173
  Dividend declared                          (443,433)
  ESOP stock released in 1999                  85,976
  Purchase of common stock,
   101,420 shares                          (1,582,315)
  Stock issued upon
   exercise of options                         31,500
  Stock issued as compensation                  7,780
                                          -----------
Balance, December 31, 1999                $12,610,386
                                          ===========

Disclosure of reclassification
 amount:

 Unrealized holding gains(loss)
  arising during the period
 Less: reclassification
  adjustment for gains included
  in net income, net of tax

   Net change in unrealized
    gains on securities

  The accompanying notes are an integral part of the consolidated financial statements.

                       CKF BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                               -----------------

                                                                            For the Years Ended December 31,
                                                                        ----------------------------------------
                                                                            1999          1998          1997
                                                                        ------------  ------------  ------------
Cash flows from operating activities:
 Net income                                                             $   811,145   $   773,613   $ 1,116,881
 Adjustments to reconcile net income to net
 cash provided by operating activities:
  ESOP benefit expense                                                       77,085        95,165       103,265
  Provision for loan losses                                                  36,000        24,000        18,000
  Provisions for losses on foreclosed real estate                                           5,004        41,813
  Amortization of loan fees                                                 (19,866)      (14,231)      (10,273)
  Realized gain on sale of investment                                       (92,544)     (137,067)     (420,575)
  Provision for depreciation                                                 38,814        31,452        27,480
  FHLB stock dividend                                                       (40,000)      (38,000)      (35,400)
  Amortization of investment premium and (discount)                           2,227         3,301         3,014
  Stock issued for compensation                                               7,780         7,780
  Changes in:
   Interest receivable                                                      (22,434)         (863)      (51,885)
   Other liabilities                                                        108,999       (47,298)     (141,992)
   Prepaid expense                                                            1,725         4,301        (2,074)
   Interest payable                                                          28,203       (13,022)        3,186
                                                                        -----------   -----------   -----------

  Net cash provided by operating activities                                 937,134       694,135       651,440
                                                                        -----------   -----------   -----------

Cash flows from investing activities:
 Loan originations and principal payment on loans, net                   (5,264,647)   (2,026,802)   (1,833,321)
 Purchase of loans                                                                                     (887,710)
 Purchase of real estate owned                                              (32,923)
 Proceeds from sale of real estate owned                                                   33,627       185,527
 Proceeds from maturities of securities held-to-maturity                    500,000       500,000       500,000
 Purchase of securities held-to-maturity                                   (500,000)     (500,000)
 Purchase of certificates of deposit                                                     (500,000)
 Proceeds from maturities of certificates of deposit                                      500,000
 Proceeds from sale of securities available-for-sale                         94,502       140,203       433,500
 Principle repayment on mortgage back securities                             75,878       144,014        95,089
 Purchase of fixed assets                                                  (346,765)      (28,732)      (35,765)
                                                                        -----------   -----------   -----------

  Net cash provided (used) for investing activities                      (5,473,955)   (1,737,690)   (1,542,680)
                                                                        -----------   -----------   -----------

                                  (Continued)

  The accompanying notes are an integral part of the consolidated financial statements.

                       CKF BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                              ------------------

                                                           For the Years Ended December 31,
                                                       -----------------------------------------
                                                           1999          1998           1997
                                                       ------------  -------------  ------------
Cash flows from financing activities:
 Net increase (decrease) in demand deposits,
  NOW accounts and savings accounts                      1,327,430      1,332,908      (243,214)
 Net increase (decrease) in certificate of deposits      3,059,034      4,352,398       663,927
 Proceeds from FHLB advance                              6,500,000      8,000,000    12,000,000
 Payments on FHLB advances                              (4,030,572)   (11,093,851)   (8,038,396)
 Net increase (decrease) in custodial accounts             (13,771)         9,549        11,245
 Purchase of common stock                               (1,582,315)      (697,101)   (1,236,244)
 Payment of dividends                                     (443,433)      (411,744)   (1,260,675)
 Additional principal payment on ESOP loan                   8,892         19,211
 Proceeds from exercise of stock options                    31,500        262,500        48,562
                                                       -----------   ------------   -----------

  Net cash provided (used) by financing activities       4,856,765      1,773,870     1,945,205
                                                       -----------   ------------   -----------

Increase (decrease) in cash and cash equivalents           319,944        730,315     1,053,965

Cash and cash equivalents, beginning of period           4,003,872      3,273,557     2,219,592
                                                       -----------   ------------   -----------

Cash and cash equivalents, end of period               $ 4,323,816   $  4,003,872   $ 3,273,557
                                                       ===========   ============   ===========
Supplemental Disclosures of Cash Flow Information:
 Cash paid for income taxes                            $   317,000   $    568,480   $   794,708
 Cash paid for interest                                $ 2,567,581   $  2,519,339   $ 2,322,838

Supplemental Disclosures of Noncash Activities:
 ESOP stock released                                   $    77,085   $     95,165   $   103,265

 Mortgage loans originated to finance sale of
  foreclosed real estate                               $    97,625   $     15,000

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

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     Cash and Cash Equivalents. For purposes of reporting consolidated cash flows, the Bank considers cash, balances with banks, and interest-bearing deposits in other financial institutions with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include approximately $67,000 on deposit with other banks which is not covered by FDIC insurance.

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

     Regulations require the Bank to maintain an amount of cash and U. S. government and other approved securities equal to a prescribed percentage (4% at December 31, 1999 and 1998) of deposit accounts (net of loans on deposits) plus short-term borrowings. At December 31, 1999 and 1998, the Bank was in compliance with these requirements.

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

     Real Estate Owned. Real estate properties acquired through, or in lieu of, loan foreclosures are to be sold, and are initially recorded at fair value less estimated selling expenses at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of the carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

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

                               ----------------

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

     The Bank accounts for the impairment of a loan in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118 as to certain income recognition and disclosure provisions. These accounting standards require that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate, or as an alternative, at the loan's observable market price or fair value of the collateral. The Bank's current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

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

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

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

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

2.   Investment Securities

     Investment securities held by the Company at December 31, 1999 and 1998 are summarized as follows:

                                                    December 31, 1999
                                      ----------------------------------------------
                                                    Gross       Gross     Estimated
                                      Amortized   Unrealized  Unrealized    Market
                                         Cost       Gains       Losses      Value
                                      ----------  ----------  ----------  ----------
Securities available-for-sale:
 Federal Home Loan Mortgage
  capital stock - 8,000 shares        $    7,831  $  368,669  $           $  376,500
                                      ==========  ==========  ==========  ==========

Securities held-to-maturity:
 U. S. Treasury securities and
   obligations of U. S. Government
   corporations and agencies          $1,249,505  $           $   23,257  $1,226,248
 Mortgage backed securities              145,195                   3,033     142,162
 Federal Home Loan Bank of
  Cincinnati capital stock - 5,949
  shares                                 594,900                             594,900
 Intrieve Incorporated capital
  stock - 10 shares                       15,000                              15,000
                                      ----------  ----------  ----------  ----------

                                      $2,004,600  $           $   26,290  $1,978,310
                                      ==========  ==========  ==========  ==========
                                                    December 31, 1998
                                      ----------------------------------------------
                                                    Gross       Gross     Estimated
                                      Amortized   Unrealized  Unrealized    Market
                                         Cost       Gains       Losses      Value
                                      ----------  ----------  ----------  ----------
Securities available-for-sale:
 Federal Home Loan Mortgage
  capital stock-10,000 shares         $    9,789  $  624,796  $           $  634,585
                                      ==========  ==========  ==========  ==========

Securities held-to-maturity:
 U. S. Treasury securities and
   obligations of U. S. Government
   corporations and agencies          $1,253,877  $    4,205  $           $1,258,082
 Mortgage backed securities              218,928         866                 219,794
 Federal Home Loan Bank of
  Cincinnati capital stock - 5,549
  shares                                 554,900                             554,900
 Intrieve Incorporated capital
  stock - 10 shares                       15,000                              15,000
                                      ----------  ----------  ----------  ----------

                                      $2,042,705  $    5,071  $           $2,047,776
                                      ==========  ==========  ==========  ==========

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     The amortized cost and estimated market value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Estimated
                                                Amortized     Market
                                                   Cost       Value
                                                ----------  ----------
     December 31, 1999:
       Due in one year or less                  $  250,100  $  249,218
       Due after one year through five years       999,405     977,030
                                                ----------  ----------

                                                $1,249,505  $1,226,248
                                                ==========  ==========

     Investment securities with a carrying value of approximately $1,000,000 at December 31, 1999 and 1998 were pledged as collateral for certain municipal deposits.

     For the years ended December 31, 1999, 1998, and 1997, the Bank received $94,502, $140,203, and $433,500, respectively, from the sale of equity securities classified as available-for-sale investments, and $500,000 in each of those years from the maturity of U.S. Government and Agency obligations classified as held-to-maturity investments.

     At December 31, 1999 and 1998 the unrealized appreciation on investment securities available-for-sale in the amount of $368,669 and $624,796 net of the deferred tax liability of $125,347 and $214,502, respectively, is included in Accumulated Other Comprehensive Income as a separate component of stockholders' equity.

     Accrued interest receivable includes $9,881 and $9,689 as of December 31, 1999 and 1998, respectively, related to investment securities and term deposits.

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

3.   Loans Receivable, Net

     The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first mortgages on single-family residences.

     Loans receivable, net at December 31, 1999 and 1998 consist of the following:

                                                                 December 31,
                                                           ------------------------
                                                              1999         1998
                                                           -----------  -----------
     Real estate mortgage secured by one-to-four family
       residential property                                $51,365,227  $45,375,024
     Real estate mortgage secured by multi-family
       residential property                                    877,679    1,008,127
     Real estate mortgage secured by other properties        9,410,542    9,006,876
     Consumer loans:
       Loans to depositors, secured by savings                 347,590      533,052
       Other, principally unsecured                          2,269,164    2,527,140
                                                           -----------  -----------

                                                            64,270,202   58,450,219
     Less:
       Undisbursed portion of mortgage loans                   871,199      322,468
       Allowance for loan losses                               154,914      148,200
       Net deferred loan origination fees                       83,730       67,705
                                                           -----------  -----------

                                                           $63,160,359  $57,911,846
                                                           ===========  ===========

     Accrued interest receivable includes $443,706 and $421,464 at December 31, 1999 and 1998, respectively, related to loans receivable.

     The following is a reconciliation of the allowance for loan losses:

                                         For the Years Ended December 31,
                                        ----------------------------------
                                           1999         1998       1997
                                        -----------  ----------  ---------
     Balance, beginning of period         $148,200    $125,000    $107,000
     Additions charged to operations        36,000      24,000      18,000
     Charge-offs                           (29,286)       (800)
     Recoveries
                                          --------    --------    --------

     Balance, end of period               $154,914    $148,200    $125,000
                                          ========    ========    ========

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     The following is a summary of non-performing loans:

                                                            Amount (in thousands)
                                                     -----------------------------------
                                                      For the Years Ended December 31,
                                                     -----------------------------------
                                                        1999         1998        1997
                                                     -----------  -----------  ---------
     Loans past due 90 days or more                  $      146   $      356   $    227
     Non-accrual loans                                      160           65         65
                                                     ----------   ----------   --------

     Total nonperforming loan balances               $      306   $      421   $    292
                                                     ==========   ==========   ========

     Nonperforming loans as a percentage of loans           .48%         .73%       .52%
                                                     ==========   ==========   ========

     The Bank identified impaired loans as defined by SFAS No. 114 in the amount of $159,720, $65,457, and $65,432 at December 31, 1999, 1998, and 1997 for
     which no allowance for loan losses has been provided. The average recorded investment in impaired loans was $162,100, $57,070 and $96,612 during the years ended December 31, 1999, 1998, and 1997, respectively. Interest income on impaired loans of $3,675, $4,158, and $7,905, respectively, was recognized for cash payments received in 1999, 1998, and 1997, respectively.

     Loans to executive officers and directors, including loans to affiliated companies of which executive officers and directors are principal owners, and loans to members of the immediate family of such persons at December 31, 1999 and 1998, were as follows:

                                           December 31,
                                       ---------------------
                                         1999        1998
                                       ---------  ----------
     Balance at beginning of period    $464,799   $ 246,338
     New loans                          125,000     636,889
     Repayments                         (90,437)   (418,428)
                                       --------   ---------

     Balance at end of period          $499,362   $ 464,799
                                       ========   =========

     These loans were incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

4. Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk

     The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include mortgage loan commitments outstanding which amounted to approximately $75,000 and $329,000 as of December 31, 1999 and 1998, respectively. Also, as of December 31, 1999, the Bank had made a $315,000 commitment for a promissory note, and as of December 31, 1998, the Bank had made a $1,000,000 commitment to participate in a mortgage loan with a local financial institution. In addition, the Bank had approximately $2,036,478 and $1,000,658 of unused home equity lines and

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     other open lines of credit outstanding to customers at December 31, 1999 and 1998, respectively. There were no fixed rate mortgage loan commitments at December 31, 1999, and the mortgage loan commitments at December 31, 1998 included fixed rate loan commitments of $89,000. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

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

5.   Office Property and Equipment

     Office property and equipment consist of the following:

                                               December 31,
                                          ----------------------
                                             1999        1998
                                          ----------  ----------
     Land, at cost                        $  405,157  $  165,157
     Building, at cost                       592,084     567,398
     Furniture, fixtures and equipment       368,327     286,285
                                          ----------  ----------
                                           1,365,568   1,018,840
     Less accumulated depreciation           511,414     472,637
                                          ----------  ----------
                                          $  854,154  $  546,203
                                          ==========  ==========

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

6.   Deposits

     Deposit accounts are summarized as follows:

                                                                                      December 31,
                                                                             -----------------------------
                                                                                  1999           1998
                                                                             -------------   -------------
     Demand deposit accounts                                                 $     339,472   $     224,650
     Passbook accounts with a weighted average rate of 3.05%
      at December 31, 1999 and 1998                                              3,479,611       3,733,222
     NOW and MMDA deposits with a weighted average rate of
      3.62% at December 31, 1999 and 1998                                        7,533,531       6,067,312
                                                                             -------------   -------------

                                                                                11,352,614      10,025,184
     Certificate of deposits with a weighted average interest rate of
      5.35% and 5.60% at December 31, 1999 and 1998, respectively               41,972,225      38,913,190
                                                                             -------------   -------------

      Total deposits                                                         $  53,324,839   $  48,938,374
                                                                             =============   =============

     Jumbo certificates of deposit (minimum denomination of $100,000)        $  13,236,761   $  12,377,746
                                                                             =============   =============

     Certificates of deposit by maturity at December 31, 1999 and 1998 are as follows:

                                                                                      December 31,
                                                                             -----------------------------
                                                                                  1999           1998
                                                                             -------------   -------------
                                                                                     (In Thousands)

     Within 1 year                                                           $      26,230   $      24,270
     1-2 years                                                                       7,775           7,114
     2-3 years                                                                       3,369           2,980
     Maturing in years thereafter                                                    4,598           4,549
                                                                             -------------   -------------

                                                                             $      41,972   $      38,913
                                                                             =============   =============

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     Certificates of deposit by maturity and interest rate category at December 31, 1999 are as follows:

                                                  Amount Due
                                                  (Thousands)
                        --------------------------------------------------------------
                          Within                                 After
                         One Year     1-2 Years  2-3 Years      3 Years      Total
                        --------------------------------------------------------------
     4.01 - 6.00%       $   24,993    $   7,483  $    1,599   $     4,118  $    38,193
     6.01 - 8.00%            1,237          292       1,770           480        3,779
                        ----------    ---------  ----------   -----------  -----------

                        $   26,230    $   7,775  $    3,369   $     4,598  $    41,972
                        ==========    =========  ==========   ===========  ===========

     Interest expense on deposits for the periods indicated are as follows:

                                                          For the Years Ended December 31,
                                                       -------------------------------------
                                                          1999          1998         1997
                                                       ----------   -----------  -----------
     Money market and NOW accounts                     $  244,085   $   197,385  $   189,195
     Savings accounts                                     112,318       113,386      104,402
     Certificates                                       2,157,800     2,082,578    1,887,330
                                                       ----------   -----------  -----------

                                                       $2,514,203   $ 2,393,349  $ 2,180,927
                                                       ==========   ===========  ===========

     The Bank maintains clearing arrangements for its NOW and MMDA accounts with the Federal Home Loan Bank of Cincinnati. The Bank is required to maintain adequate collected funds in its Demand Account to cover average daily clearings. The Bank was in compliance with this requirement at December 31, 1999 and 1998.

7.   Advances from Federal Home Loan Bank

     The advances from the Federal Home Loan Bank consist of the following:

                                                                        December 31,
                                                               -----------------------------
     Maturity Date            Interest Rate                        1999              1998
     -------------            -------------                    -----------      ------------
        3/22/99                     5.77%                      $                $  2,000,000
        1/28/00                     4.75%                        1,000,000
        2/17/00                     4.75%                          500,000
        3/13/00                     4.75%                        1,000,000
        3/31/00                     4.75%                        2,000,000
        7/01/01                     6.85%                           89,359           119,932
                                                               -----------      ------------
                                                               $ 4,589,359      $  2,119,932
                                                               ===========      ============

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------


     A schedule of the principal payments due over the remaining term of the notes as of December 31, 1999 follows:

                              Year         Amount
                              ----      -----------
                              2000      $ 4,550,460
                              2001           38,899
                                        -----------

                              Total     $ 4,589,359
                                        ===========

     These borrowings are collateralized by qualified real estate first mortgages and Federal Home Loan Bank stock held by the Bank, which had a book value of $7,478,939 and $3,734,797 at December 31, 1999 and 1998,
     respectively. At December 31, 1999 FHLB advances totaling $4,500,000 have a variable or floating interest rate.

8.   Stockholders' Equity

     Regulatory Capital. The Bank's actual capital and its statutory required capital levels based on the consolidated financial statements accompanying these notes are as follows (in thousands):

                                                                    December 31, 1999
                               ----------------------------------------------------------------------------------------------
                                                                                                           To be Well
                                                                                                        Capitalized Under
                                                                        For Capital                     Prompt Corrective
                                                                     Adequacy Purposes                  Action Provisions
                               ----------------------------      ----------------------------    ----------------------------
                                         Actual                           Required                        Required
                               ----------------------------      ----------------------------    ----------------------------
                                   Amount          %                 Amount          %               Amount          %
                               ----------------------------      ----------------------------    ----------------------------
     Core capital                 $11,057         15.6%              $2,834        4.0%               $4,251        6.0%
     Tangible capital             $11,057         15.6%              $1,063        1.5%                 N/A         N/A
     Total Risk based capital     $11,212         27.1%              $3,305        8.0%               $4,131       10.0%
     Leverage                     $11,057         15.6%                N/A         N/A                $3,542        5.0%

                                                                    December 31, 1998
                               ----------------------------------------------------------------------------------------------
                                                                                                           To be Well
                                                                                                        Capitalized Under
                                                                        For Capital                     Prompt Corrective
                                                                     Adequacy Purposes                  Action Provisions
                               ----------------------------      ----------------------------    ----------------------------
                                         Actual                           Required                        Required
                               ----------------------------      ----------------------------    ----------------------------
                                   Amount          %                 Amount          %               Amount          %
                               ----------------------------      ----------------------------    ----------------------------
     Core capital                 $11,162        17.2%               $2,600        4.0%               $3,900        6.0%
     Tangible capital             $11,162        17.2%               $  975        1.5%                 N/A         N/A
     Total Risk based capital     $11,310        29.4%               $3,070        8.0%               $3,838       10.0%
     Leverage                     $11,162        17.2%                 N/A         N/A                $3,250        5.0%

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, OTS adopted final rules based upon FDICIA's five capital tiers. The rules provide that a savings bank is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risk-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive. Under this regulation, the Bank was deemed to be "well capitalized" as of December 31, 1999 and 1998 based upon the most recent notifications from its regulators. There are no conditions or events since those notifications that management believes would change its classifications.

     Retained Earnings Restriction. Retained earnings at December 31, 1999 include approximately $1,471,000 of tax bad debt reserves accumulated prior to December 31, 1987 for which no Federal income tax has been provided. These tax bad debt reserves are only taxable in certain circumstances, such as if the Bank converted to an institution that did not qualify as a bank for tax purposes (see Note 10).

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

9.   Income Taxes

     The provision for income taxes for the periods indicated consist of the following:

                                     For the Years Ended December 31,
                                    -----------------------------------
                                       1999         1998        1997
                                    -----------  ----------  ----------
     Federal income tax expense:
      Current                         $441,629    $420,801    $575,390
      Deferred                         (23,806)    (22,547)        (29)
                                      --------    --------    --------

                                      $417,823    $398,254    $575,361
                                      ========    ========    ========

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

     Deferred income taxes result from temporary differences in the recognition of income and expenses for tax and financial statement purposes. The source of these temporary differences and the tax effect of each are as follows:

                                   For the Years Ended December 31,
                                  -----------------------------------
                                     1999         1998        1997
                                  -----------  -----------  ---------
     FHLB stock                     $ 13,600     $ 12,920   $ (4,705)
     Directors retirement plan        (7,923)     (14,861)   (19,839)
     ESOP loan                       (28,489)
     Allowance for loan losses        (2,283)      (7,976)     6,282
     Net accrued income               (5,240)      (5,164)    14,959
     Other, net                        6,529       (7,466)     3,274
                                    --------     --------   --------

                                    $(23,806)    $(22,547)  $    (29)
                                    ========     ========   ========

     For the periods indicated, total income tax expense differed from the amounts computed by applying the U. S. Federal income tax rate of 34 percent to income before income taxes as a result of the following:

                                                            For the Years Ended December 31,
                                                           -----------------------------------
                                                              1999        1998        1997
                                                           ----------  ----------  -----------
     Expected income tax expense at federal tax rate        $417,849    $398,435    $ 575,361
     Other, net                                                  (26)       (181)
                                                            --------    --------    ---------

       Total income tax expense                             $417,823    $398,254    $ 575,361
                                                            ========    ========   ==========

     Effective income tax rate                                  34.0%       34.0%        34.0%
                                                            ========    ========   ==========

     Deferred tax assets and liabilities as of December 31, 1999 and 1998 consisted of the following:

                                                                          1999        1998
                                                                        --------   ----------
     Deferred tax assets:
       Deferred loan fee income                                         $ 28,468    $  23,020
       Directors retirement plan                                          88,086       80,163
       Allowance for loan losses                                          52,331       50,048
       Other, net                                                          6,293
                                                                        --------   ----------
                                                                         175,178      153,231
                                                                        --------   ----------
     Deferred tax liabilities:
       Net accrued interest income                                       132,535      137,775
       FHLB stock                                                        126,854      113,254
       Other, net                                                                      10,217
                                                                        --------   ----------
                                                                         259,389      261,246
                                                                        --------   ----------

     Net deferred tax asset (liability)                                 $(84,211)   $(108,015)
                                                                        ========   ==========

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                ---------------

     In addition to the net deferred tax liability of $84,211 as of December 31, 1999 included in the preceding table, the financial statements include a deferred tax liability of $125,347 that was charged against the unrealized gain on securities available-for-sale of $368,669. The net amount of $243,322 is recorded in Accumulated Other Comprehensive Income, a separate component of stockholders' equity at December 31, 1999.

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

10.  Employee Benefits

     Retirement Savings Plan. Effective January 1, 1994, the Bank became a participant in the Financial Institutions Thrift Plan. The Plan allows participating employees to make contributions by salary reduction pursuant to Section 401(K) of the Internal Revenue Code for all employees who meet certain requirements as to age and length of service. The Bank makes 25% matching contributions to each participant's account up to 6% of the participant's compensation. The Bank contributions to the Plan amounted to $2,409, $4,492, and $2,297 for the years ended December 31, 1999, 1998, and
     1997, respectively. Employees vest immediately in their contributions and 100% in the Bank's contributions after completing 5 years of service.

     Directors Retirement Plan. On July 5, 1995, the stockholders of the Company approved the establishment of a Director Retirement Plan. The Director Retirement Plan, which was effective January 1, 1994, covers each member of the Company's and the Bank's Board of Directors who at any time serves as a non-employee director. Under the Director Retirement Plan, each participating director will receive on a monthly basis for ten years following his or her retirement from the Board, an amount equal to the product of his or her "Benefit Percentage," his or her "Vested Percentage" and 75% of the amount of the monthly fee he or she received for service on the Board during the calendar year preceding his or her retirement from the Board. All benefits vest immediately in the case of retirement after age 70 with 15 years of service, upon death or disability, or upon a change in control of the Company. The Director Retirement Plan is a non-qualified benefit plan and will be funded by the general assets of the Company, and the Company will recognize the expense of providing these benefits as they become vested. The Company recognized expense of $28,252, $43,709, and $58,351, in connection with this plan for the years ended December 31, 1999, 1998, and 1997, respectively.

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                ---------------

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

     A summary of option transactions for the years indicated are as follows:

                                                                       Year ended December 31,
                                                        ---------------------------------------------------
                                                                  1999                       1998
                                                        -----------------------     -----------------------
                                                           Option      Number          Option      Number
                                                           Price      of Units         Price      of Units
                                                        ------------  ---------     ------------  ---------
     Balance outstanding at beginning of year          $13.13-$17.19    61,500      $13.13-20.00    83,900
     Granted                                                                               17.19     4,000
     Exercised                                                 13.13    (2,400)            13.13   (20,000)
     Cancelled                                                 13.13    (1,600)            13.13    (6,400)
                                                                        ------                     -------
     Balance outstanding at end of year                $13.13-$17.19    57,500      $13.13-17.19    61,500
                                                                        ======                     =======
     Shares exercisable                                                 39,300                      36,700
                                                                        ======                     =======
     Shares available for grant                                         13,000                      11,400
                                                                        ======                     =======

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

     Companies are not required to adopt the fair value method of accounting for employee stock-based transactions, and may continue to account for such transactions under Accounting Principles Based (APB) Opinion No. 25 "Accounting for Stock Issued to Employees." Under this method the compensation cost is measured by the difference between the fair value of the Company's stock at the date of the award, and the exercise price to be paid by the employee. If a company chooses to

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                ---------------

     report stock based compensation under APB 25, they must disclose the pro forma net income and earnings per share as if the Company had applied the new method of accounting. Accordingly, the following table shows the Company's net income and earnings per share on a pro forma basis as if the compensation cost for the stock options awarded were accounted for in accordance with SFAS No. 123 for the years ended December 31, 1999, 1998, and 1997, respectively.

                                       Reported Per Consolidated
                                         Financial Statements                        Pro Forma Amount
                            ----------------------------------------    ----------------------------------------
                               1999          1998           1997           1999          1998           1997
                            ----------    ----------    ------------    ----------    ----------    ------------
     Net income             $  811,145    $  773,613    $  1,116,881    $  770,667    $  733,135    $  1,078,687
                            ==========    ==========    ============    ==========    ==========    ============
     Earnings per share     $     1.08    $      .98    $       1.33    $     1.03    $      .93    $       1.28
                            ==========    ==========    ============    ==========    ==========    ============

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                           1999          1998           1997
                                                                        ----------    ----------    ------------
     Dividend yield                                                        3.0%           3.0%           3.0%
     Expected volatility                                                   .06%           .06%           .06%
     Expected life                                                          10             10             10
     Free interest rate                                                    5.3%           5.3%           5.3%

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

     Awards made to employees will vest 20% on each anniversary date of the award. Shares will be held by the trustee and are voted by the ERP trustee in the same proportion as the trustee of the Company's ESOP plan votes shares held therein. Any assets of the trust are subject to the general creditors of the Company. All shares awarded vest immediately in the case of a participant's retirement after age 65, death or disability, or upon a change in control of the Company. The Company intends to expense ERP awards over the years during which the shares are payable, based on the fair market value of the common stock at the date of the grant to the employee. As of December 31, 1999, no awards had been made under the ERP.

     Employee Stock Ownership Plan. In connection with the stock conversion December 29, 1994, the Company established an internally leveraged Employee Stock Ownership Plan (the "ESOP") which covers substantially all full time employees. The ESOP borrowed $800,000 from the Company and purchased 80,000 shares of common stock of the Company at the date of conversion. The loan is

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                ---------------

     being repaid in annual installments over a 15-year period with interest, which is based on the published prime rate (currently 8.5%) per the Wall Street Journal plus 1%.

     The Company makes annual contributions to ESOP equal to the ESOP's debt service less dividends, if any, received by the ESOP and used for debt service. Dividends received by the ESOP on shares held as collateral are to be used to pay debt service; dividends on allocated shares may be credited to participants' accounts or used for debt service. Dividends of $43,187 and $41,600 were used in fiscal year 1999 and 1998, respectively, to pay ESOP debt service. The ESOP shares are pledged as collateral on the debt. As the debt is repaid, shares are released from collateral and allocated to active participants based on a formula specified in the ESOP agreement.

     ESOP compensation was $77,085, $95,165, and $103,265 for the years ended December 31, 1999, 1998, and 1997, respectively. During 1999, 1998, and 1997, 5,240, 5,237, and 6,428 shares of stock were released from collateral, respectively. At December 31, 1999, there were 52,422 unallocated ESOP shares of stock having a fair value of $760,119.

11.  Disclosures about Fair Value of Financial Instruments

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

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                --------------

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

     The estimated fair values of the Company's financial instruments at December 31, 1999 and 1998 are as follows:

                                                         1999                     1998
                                              ------------------------  ------------------------
                                               Carrying       Fair       Carrying       Fair
                                                Amount        Value       Amount        Value
                                              -----------  -----------  -----------  -----------
     Assets
        Cash and interest bearing deposits    $ 4,323,816  $ 4,323,816  $ 4,003,872  $ 4,003,872
        Securities available-for-sale             376,500      376,500      634,585      634,585
        Securities held-to-maturity             2,004,600    1,978,310    2,042,705    2,047,776
        Loans receivable, net                  63,160,359   63,248,457   57,911,846   57,649,549

     Liabilities
        Deposits                               53,324,839   53,056,540   48,938,374   49,377,089
        FHLB advances                           4,589,359    4,595,629    2,119,932    2,123,238

     Unrecognized Financial Instruments
        Loan commitments                                       390,000                 1,329,000
        Unused home equity lines of credit                   2,036,478                 1,000,658

12.  Related Party Transactions

     Certain directors of the Bank perform legal services on behalf of the Bank and appraise selected real estate properties for which they receive fees paid by the Bank. A substantial portion of these fees are passed on to customers of the Bank in the origination of mortgage loans. Legal fees paid amounted to $17,154, $35,772 and $26,064 for the years ended December 31, 1999, 1998 and 1997, respectively. Appraisal fees paid by the Bank amounted to $37,825, $36,395 and $26,825 for these same periods. In addition, the Bank leases office space to a Director. Rent income received by the

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                --------------

     Bank amounted to $8,400 for each of the years ended December 31, 1999, 1998 and 1997. Also in 1998 and 1997, general contracting services totaling $14,112 and $26,186, respectively, were provided by a company affiliated with one of the Bank's directors, in connection with improvements made to the Bank's main office.

13.  Service Corporation Subsidiary

     During 1978, the Bank formed a wholly owned subsidiary for the principal purpose of acquiring stock in a data processing service center. The data processing center is a nonprofit corporation owned by user savings and loan associations and provides data processing services solely to its members.

     The subsidiary had no significant operations for the years ended December 31, 1999, 1998 and 1997, respectively.

     Summary balance sheets for the Bank's wholly-owned subsidiary, Central Kentucky Savings and Loan Service Corporation, follow:

             Central Kentucky Savings and Loan Service Corporation
                                Balance Sheets

                                --------------

                                                 As of December 31,
                                                 ------------------
                                                   1999      1998
                                                 --------  --------
     Assets
       Investment, at cost                        $15,000   $15,000
                                                  =======   =======

     Stockholder's Equity
       Common stock                               $15,000   $15,000
                                                  =======   =======

14.  Stock Transactions

     The Board of Directors authorized the repurchase of the Company's common stock outstanding as follows:

                                                           Percentage
                                                  Number       of
                                                    of     Outstanding
        Date of Authorization                     Shares     Shares
        ---------------------                    -------   -----------
          December 16, 1995                       50,000       5%
          September 10, 1996                      47,500       5%
          October 4, 1997                         36,127       4%
          February 10, 1998                       43,350       5%
          February 9, 1999                        45,000       5%
          September 14, 1999                      43,000       5%

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                --------------

     For the years ended December 31, 1999, 1998, and 1997, the Company repurchased 101,420, 21,970, and 63,975 common shares, respectively. The 63,975 shares of stock acquired in 1997 were transferred to the Incentive Plan Trust.

     For the year ended December 31, 1999, 2,400 common shares were issued from the Incentive Plan Trust at an average cost of $17.50 per share for the exercise of stock options. Also, during 1999, 500 shares of common stock were issued from the Incentive Plan, which was recorded as compensation at the fair value on the date of the award.

     For the year ended December 31, 1998, 20,000 common shares were issued from the Incentive Plan Trust at an average cost of $19.49 per share for the exercise of stock options. Also during 1998, 500 shares of common stock were issued from the Incentive Plan Trust, which was recorded as compensation at the fair value on the date of the award.

     For the years ended December 31, 1997, 3,700 shares of common stock were issued from the Incentive Plan Trust at an average cost of $19.50 per share for the exercise of stock options.

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                --------------

15.  Earnings Per Share

     The table below summarizes the computation of earnings per common share and earnings per common share, assuming dilution for the years ended December 31, 1999, 1998, and 1997, respectively.

                                                                   For the years ended December 31,
                                                          ----------------------------------------------
                                                              1999            1998             1997
                                                          -----------     -----------      -------------
     Earnings Per Common Share
     Numerator:
       Income available to common shareholders            $   811,145     $   773,613      $   1,116,881
                                                          ===========     ===========      =============

     Denominator:
       Weighted average of common
        shares outstanding                                    748,546         789,800            841,662
                                                          ===========     ===========      =============

     Per Share Amount                                     $      1.08     $       .98      $        1.33
                                                          ===========     ===========      =============

     Earning Per Common Share - Assuming Dilution
     Numerator:
       Income available to common shareholders            $   811,145     $   773,613      $   1,116,881
                                                          ===========     ===========      =============

     Denominator:
       Weighted average of common
        shares outstanding                                    748,546         789,800            841,662
       Effect of outstanding stock options                        997          15,751             26,643
                                                          -----------     -----------      -------------
       Weighted average of common shares
        outstanding - assuming dilution                       749,543         805,551            868,305
                                                          ===========     ===========      =============

       Per share amount                                   $      1.08     $       .96      $        1.29
                                                          ===========     ===========      =============

     Unallocated shares held by the Company's ESOP are considered outstanding when they are committed to be released.

16.  Commitments

     During December 1999, the Company entered into a construction contract to build a new branch in Danville, Kentucky. The contract price is based on cost plus 15%, but is not to exceed $420,000. As of December 31, 1999, this contract was approximately 5% complete.

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                --------------

17.  CKF Bancorp, Inc. Financial Information (Parent Company Only)

     The parent company's principal assets are its investment in the Bank, a loan to the ESOP Trust, and cash balances on deposit with the Bank. The following condensed statements summarize the financial position, operating results, and cash flows of CKF Bancorp, Inc. (Parent Company only).

                  Condensed Statement of Financial Condition

                                                                                                 December 31,
                                                                                               1999         1998
                                                                                           -----------   -----------
     Assets:
      Cash and due from banks                                                              $   693,911   $ 1,586,476
      Investment in subsidiary                                                              11,824,853    12,140,857
      Other assets                                                                              91,622       139,372
                                                                                           -----------   -----------

       Total assets                                                                        $12,610,386   $13,866,705
                                                                                           ===========   ===========

     Liabilities and Stockholders' Equity:
      Liabilities                                                                          $             $
                                                                                           -----------   -----------

     Stockholders' equity:
      Common stock                                                                              10,000        10,000
      Additional paid-in capital                                                             9,585,429     9,555,017
      Retained earnings, restricted                                                          7,733,718     7,366,006
      Treasury stock, 187,365 and 85,945 shares, respectively, at cost                      (3,265,804)   (1,683,489)
      Stock Option Trust, 59,600 and 62,500 shares, respectively, at cost                   (1,172,073)   (1,221,853)
      Accumulated other comprehensive income                                                   243,322       410,294
      Unearned ESOP stock                                                                     (524,206)     (569,270)
                                                                                           -----------   -----------

       Total stockholders' equity                                                           12,610,386    13,866,705
                                                                                           -----------   -----------

       Total liabilities and stockholders' equity                                          $12,610,386   $13,866,705
                                                                                           ===========   ===========

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                --------------

                         Condensed Statement of Income

                                                                           For the years ended December 31,
                                                                            1999          1998         1997
                                                                        -----------   -----------   -----------
Income:
 Dividends from Subsidiary                                              $   821,512   $   847,250   $ 1,000,000
                                                                        -----------   -----------   -----------

Expense:
 Legal and professional fees                                                  7,050       104,000         3,490
 Franchise and license tax                                                   11,420        10,621        15,281
 Other operating expenses                                                    21,708        24,011        22,341
                                                                        -----------   -----------   -----------
                                                                             40,178       138,632        41,112
                                                                        -----------   -----------   -----------

Net income before tax expense (benefit)                                     781,334       708,618       958,888
Income tax (expense) benefit                                                 29,811        64,995        13,980
                                                                        -----------   -----------   -----------
Net income before equity in undistributed net
 income of Subsidiary                                                       811,145       773,613       972,868
Equity in undistributed net income of Subsidiary                                                        144,013
                                                                        -----------   -----------   -----------
Net income                                                              $   811,145   $   773,613   $ 1,116,881
                                                                        ===========   ===========   ===========

                                  (Continued)

                       CKF BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                --------------

                       Condensed Statement of Cash Flows

                                                            For the years ended December 31,
                                                            1999         1998          1997
                                                        -----------   ----------   -----------
Cash flows from operating activities:
Net income                                              $   811,145   $  773,613   $ 1,116,881
Adjustments to reconcile net income to cash
 provided by operating activities:
  Equity in undistributed net income of Subsidiary                                    (144,013)
  Excess distributions from consolidated Subsidiary         178,488    1,152,750
  Change in other receivables                               104,270      145,111       (87,203)
  Change in other liabilities                                                           (1,175)
                                                        -----------   ----------   -----------

  Net cash provided by operating activities               1,093,903    2,071,474       884,490
                                                        -----------   ----------   -----------

Cash flows from investing activity:
  Net cash provided by investing activities
                                                        -----------   ----------   -----------

Cash flows from financing activities:
  Dividends paid                                           (443,433)    (411,744)   (1,260,675)
  Purchase of common stock                               (1,582,315)    (697,101)   (1,236,244)
  Proceeds from exercise of stock options                    31,500      262,500        48,562
  Stock issued as compensation                                7,780        7,780
                                                        -----------   ----------   -----------

  Net cash used by financing activities                  (1,986,468)    (838,565)   (2,448,357)
                                                        -----------   ----------   -----------

Net increase (decrease) in cash and cash equivalents       (892,565)   1,232,909    (1,563,867)

Cash and cash equivalents at beginning of period          1,586,476      353,567     1,917,434
                                                        -----------   ----------   -----------

Cash and cash equivalents at end of period              $   693,911   $1,586,476   $   353,567
                                                        ===========   ==========   ===========

                             CORPORATE INFORMATION
================================================================================


                                        BOARD OF DIRECTORS
W. Irvine Fox, Jr.                        Jack L. Bosley, Jr.              Warren O. Nash
Chairman of the Board                     Farm Partner                     Veterinarian
Real Estate Developer/Partner             Viewpoint Farm
Charleston Green Townhouses
                                          W. Banks Hudson, III
                                          Attorney-at-Law
John H. Stigall                                                            William H. Johnson
President and Chief Executive             Yvonne York Morley               Senior Vice President
Officer of the Bank and the               Executive Assistant to the       and Secretary of the Bank
Company                                   President and Assistant          and the Company
                                          Secretary to the Board of
                                          Trustees of Centre College
 . ------------------------------------------------------------------------------------------------------- .

                                        EXECUTIVE OFFICERS

John H. Stigall                           William H. Johnson               Ann L. Hooks
President and Chief                       Senior Vice President            Vice President and Treasurer
Executive Officer of the Bank             and Secretary of the Bank        of the Bank and the Company
and the Company                           and the Company

 . ------------------------------------------------------------------------------------------------------- .

                                        OFFICE LOCATION

                                       340 West Main Street
                                     Danville, Kentucky 40422

 . ------------------------------------------------------------------------------------------------------- .

                                       GENERAL INFORMATION

Independent Accountants                   Annual Meeting                        Annual Report on Form 10-K
Miller, Mayer, Sullivan & Stevens, LLP    The 1999 Annual Meeting of
2365 Harrodsburg Road                     Stockholders will be held on          A copy of the Company's 1999
Lexington, Kentucky  40504-3399           April 18, 2000 at 4:00 p.m. at        Annual Report on Form 10-k
                                          Central Kentucky Federal              will be furnished without charge
                                          Savings Bank, 340 West Main           to stockholders as of the record
General Counsel                           Street, Danville, Kentucky            date for the 1999 Annual
W. Banks Hudson, III                                                            Meeting upon written request
Attorney at Law                                                                 to:
102 S. Fourth Street
Danville, Kentucky  40422
                                                                                John H. Stigall
                                          Transfer Agent                        CKF Bancorp, Inc.
Special Counsel                           Illinois Stock Transfer Company       POB 400
Housley Kantarian & Bronstein, P.C.       223 West Jackson Boulevard            340 West Main Street Danville,
1220 19th Street, N.W., Suite 700         Suite 1210                            KY  40423
Washington, DC  20036                     Chicago, Illinois  60606