Form 10KSB40, Exhibit 13
period 2000-12-31
CKF BANCORP INC
filed 2001-03-23
CIK 930203

--------------------------------------------------------------------------------
2000 ANNUAL REPORT
--------------------------------------------------------------------------------




















                                CKF BANCORP, INC.

CKF BANCORP, INC.
--------------------------------------------------------------------------------

CKF Bancorp, Inc., a Delaware corporation (the         Central Kentucky Federal was formed in 1886 as a
"Company"), was organized by Central Kentucky          Kentucky-chartered mutual building and loan
Federal Savings Bank, formerly Central Kentucky        association. In December 1960, the Bank obtained
Federal Savings and Loan Association ("Central         federal insurance on deposit accounts and became a
Kentucky Federal" or the "Bank") to be a savings       member of the Federal Home Loan Bank ("FHLB") of
institution holding company whose only subsidiaries    Cincinnati. The Bank converted to a federal mutual
are the Bank and its subsidiary. On December 29,       savings and loan association in 1969 and changed
1994, the Bank converted from mutual to stock form     its name to Central Kentucky Federal Savings and
as a wholly owned subsidiary of the Company. In        Loan Association. Upon its conversion to stock
conjunction with the conversion, the Company issued    form in December 1994, the Bank adopted its
1,000,000 shares of its common stock (the "Common      present name. The Bank operates through a full
Stock") to the public.                                 service office and one branch location in
                                                       Danville, Kentucky.
The Company is classified as a unitary savings and
loan holding company  subject to regulation by the    The executive  offices of the Company and the Bank
Office of Thrift Supervision ("OTS") of the           are located at 340 West Main Street, Danville,
Department of the Treasury. The primary activity      of Kentucky 40422,  and its telephone number is (859)
the Company is holding the stock of the Bank and      236-4181.
operating the Bank.  Accordingly, the information
set forth in this report, including financial
statements and related data, relates primarily to
the Bank and its subsidiary.


MARKET AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------

MARKET FOR THE COMMON STOCK

Since January 4, 1995, the Common Stock has been listed for trading under the symbol "CKFB" on the Nasdaq SmallCap Market. As of March 1, 2001, there were 738,915 shares of the Common Stock issued and outstanding, held by approximately 215 stockholders of record and approximately 111 beneficial owners. For further information regarding stock prices and dividends paid, see stock prices and dividends on page 3.


TABLE OF CONTENTS
--------------------------------------------------------------------------------

CKF Bancorp, Inc..............................................Inside Front Cover
Market and Dividend Information...............................Inside Front Cover
Letter to Stockholders.........................................................1
Selected Financial and Other Data..............................................2
Management's Discussion and Analysis of
  Financial Condition and Results of Operations................................4
Financial Statements..........................................................16
Corporate Information..........................................Inside Back Cover

                             LETTER TO STOCKHOLDERS
--------------------------------------------------------------------------------



To Our Stockholders,

We are pleased to report the results of the CKF Bancorp, Inc.'s operations for year 2000, our sixth full year as a public company.

The consolidated net income for the year 2000 was $778,842 or $1.18 per common share for both the weighted average common share -- basic and the weighted average common share - diluted. This compares to $811,145 of consolidated net income or $1.08 per common share for both the weighted average common share - basic and the weighted average common share - diluted, for the year ended December 31, 1999. This decrease in net income was primarily due to the combined effect of a decrease in gain on sale of investments and an increase in operating expenses related to opening the new full service branch office in the Ridgefield Shopping Center, which was partially offset by an increase in net interest income.

Total assets at December 31, 2000 were $78.1 million compared to $71.2 million at December 31, 1999. Deposits were $54.5 million at December 31, 2000, compared to $53.3 million at December 31, 1999. Stockholders' equity was $12.3 million at December 31, 2000, compared to $12.6 million at December 31, 1999. During the year 2000, $870,456 in equity was used for stock repurchases, and $421,489 was paid in dividends to shareholders. On December 31, 2000, stockholders' equity was $19.02 per common share, as compared to $18.00 per common share on December 31, 1999, based on the common shares outstanding on those respective dates of 648,106 and 700,614 shares.

We opened our new full service branch office in the Ridgefield Shopping Center on June 14, 2000. The branch has met the projected business volume for the first six months, and business continues to increase steadily.

On December 14, 2000, we executed an Agreement and Plan of Merger, to acquire First Lancaster Bancshares, Inc. and First Lancaster Federal Savings Bank. After receiving regulatory approval and First Lancaster Bancshares, Inc. shareholders' approval, we hope to close the merger before the end of the second quarter. We will merge First Lancaster Federal Savings Bank into Central Kentucky Federal Savings Bank's operations upon approval of the Agreement and Plan of Merger.

Visit our home page on the Internet at www.centralkyfsb.com.

We appreciate your interest in CKF Bancorp, Inc. and your continued support.

Sincerely,

/s/ John H. Stigall

John H. Stigall
President and Chief Executive Officer

SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

FINANCIAL CONDITION DATA:

                                                                         AT DECEMBER 31,
                                                -------------------------------------------------------------------
                                                   2000          1999          1998          1997         1996
                                                ------------ ------------- ------------- ------------- ------------
                                                                      (Dollars in thousands)
Total amount of:
  Assets........................................$    78,116  $     71,214  $     65,580  $     62,865  $    60,002
  Loans receivable, net.........................     70,445        63,160        57,912        55,895       53,182
  Cash and investment securities................      5,514         6,705         6,681         5,977        5,663
  Deposits......................................     54,470        53,325        48,938        43,253       42,832
  FHLB advances.................................     10,557         4,589         2,120         5,214        1,252
  Stockholders' equity..........................     12,327        12,610        13,867        13,763       15,099
-------------------------------------------------------------------------------------------------------------------
Number of:
  Real estate loans outstanding (1).............      1,333         1,246         1,160         1,267        1,229
  Savings accounts..............................      4,003         3,710         3,644         3,922        3,933
  Offices open..................................          2             1             1             1            1

--------------------
(1)   Includes home equity loans.





OPERATING DATA:

                                                                     YEARS ENDED DECEMBER 31,
                                                --------------------------------------------------------------------
                                                   2000         1999           1998         1997          1996
                                                   ----         ----           ----         ----          ----
                                                                      (Dollars in thousands)

Interest income.................................$  5,426       $  4,725      $ 4,608       $ 4,586       $ 4,328
Interest expense................................   3,172          2,596        2,506         2,335         2,153
                                                --------       --------      -------       -------        ------
Net interest income before
  provision for loan losses.....................   2,254          2,129        2,102         2,251         2,175
Provision for loan losses.......................      36             36           24            18             7
Non-interest income.............................      97            180          218           484           334
Non-interest expense............................   1,135          1,045        1,124         1,025         1,334
                                                --------       --------      -------       -------        ------
Income before federal income tax
  expense                                          1,180          1,228        1,172         1,692         1,168
Federal income tax expense......................     401            417          398           575           408
                                                --------       --------      -------       -------        ------
Net income......................................$    779       $    811      $   774       $ 1,117        $  760
                                                ========       ========      =======       =======        ======

KEY OPERATING RATIOS:

                                                                         AT OR FOR THE
                                                                    YEARS ENDED DECEMBER 31,
                                                -------------------------------------------------------------------
                                                   2000          1999          1998          1997         1996
                                                  -------       -------      --------      --------      --------
Performance Ratios:
  Return on assets (net income divided
    by average total assets)...................    1.07%          1.20%        1.23%        1.84%          1.29%
  Return on average equity (net income
    divided by average stockholders' equity)...    6.82           5.86         5.72         7.90           4.90
  Interest rate spread  (combined  weighted
    average interest  rate earned less
    combined weighted average interest
    rate cost).................................    2.45           2.26         2.32         2.56           2.44
  Net yield on interest-earning assets (net
    interest income as a percentage of average
    balance of interest-earning assets)........    3.21           3.23         3.42         3.78           3.77
  Ratio of non-interest expense to average
    total assets...............................    1.56           1.55         1.79         1.69           2.26
  Dividend payout..............................   54.12          54.67        53.22       112.87          49.41

Asset Quality Ratios:
  Nonperforming assets to total assets at
    end of period(1)...........................     .73            .43          .64          .46           1.12
  Allowance for loan losses to nonperforming
    loans at end of period.....................   32.63          50.65        35.20        42.80          23.99
  Allowance for loan losses to total loans
    receivable, net............................     .26            .25          .26          .22            .20

Capital Ratios:
  Equity to total assets at end of period......   15.78          17.71        21.14        21.89          25.16
  Average equity to average assets.............   15.71          20.45        21.51        23.33          26.30
  Ratio of average interest-earning assets to
    average interest-bearing liabilities.......  116.72         124.74       126.89       131.02         135.72

___________
(1) Nonperforming assets include loans 90 days past due, non-accrual loans and foreclosed real estate.

STOCK PRICES AND DIVIDENDS:

The following table sets forth the range of high and low sales prices for the common stock as well as dividends declared in each quarter for 2000 and 1999. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

Quarterly Stock Information
---------------------------

                     2000                                1999
           ------------------------------  -------------------------------
           Stock Price Range                Stock Price Range
           -----------------   Per Share   ------------------   Per Share
  Quarter    Low    High       Dividend     Low       High      Dividend
  ------------------------------------------------------------------------
  1st       $11.25  $14.38     $   .30     $15.13    $18.88       $  .27
  2nd        13.00   14.63                  16.50     17.75
  3rd        13.89   14.94         .32      14.75     17.25          .30
  4th        12.69   14.25                  11.63     14.50
  -----------------------------------------------------------------------
  Total                        $   .62                           $   .57
                               =======                           ========

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

ASSET/LIABILITY MANAGEMENT

Net interest income, the primary component of Bank's net income, is determined by the difference or "spread" between the yield earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Bank has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one- to four-family residential real estate, and, to a lesser extent, multi-family and commercial real estate loans and the origination of other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 2000, the Bank originated approximately $13.0 million of one- to four-family residential loans, of which $11.1 million were adjustable rate loans. The Bank's origination of multi-family and commercial real estate loans amounted to approximately $4.3 million or 24.9% of total real estate loan originations during the same period. In addition, the Bank has used excess funds to invest in various short-term investments as well as U.S. Government Treasury and agency securities with one to five year maturities. At December 31, 2000, the Bank had approximately $5.1 million of funds so invested, including $536,000 in capital stock of the Federal Home Loan Mortgage Corporation and $1.0 million in U.S. government and agency securities with an average yield of 5.4%.

Asset/liability management in the form of structuring cash instruments provides greater flexibility to adjust exposure to interest rates. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term liabilities. This posture allows the Bank to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during the low interest rate periods allows the Bank to extend the repricing and/or maturity of its liabilities thus reducing its exposure to rising interest rates. At December 31, 2000, the Bank's interest-bearing deposit base was comprised of $9.5 million in interest-bearing demand deposits with an average rate of 3.3% and $45.0 million in time deposits with an average rate of 6.2%. Time deposits with maturities of one year or less at December 31, 2000 totaled $29.5 million, or 65.5% of total time deposits at such date. In addition to its focus on the repricing period of its deposit liabilities, management also seeks to lengthen the repricing period of its interest-bearing liabilities through borrowings from the FHLB. Such borrowings totaled $10.6 million at December 31, 2000, with monthly principal and interest payments due through the year 2002.

INTEREST RATE SENSITIVITY ANALYSIS

The Bank's future financial performance depends to a large extent on how successful it is in limiting the sensitivity of earnings and net asset value to changes in interest rates. Such sensitivity may be analyzed by examining the amount by which the market value of the Bank's portfolio equity changes given an immediate and sustained change in interest rates. Based on financial information provided by savings institutions, the OTS provides a quarterly report which shows the amounts by which the net present value of an institution's cash flows from assets, liabilities, and off balance sheet items (the institution's net portfolio value, or "NPV") would change in the event of a range of assumed changes in market interest rates. The OTS incorporates an interest rate risk ("IRR") component in determining the risk-based capital requirement of certain savings institutions. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets may require the institution to deduct from its capital 50% of that excess change.

The following table sets forth the interest rate sensitivity of the Bank's net portfolio value as of December 31, 2000 in the event of 1%, 2%, and 3% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.

                                         NET PORTFOLIO VALUE                   NPV AS % OF PORTFOLIO VALUE OF ASSETS
   CHANGE                      --------------------------------------          -------------------------------------
   IN RATES                    $ AMOUNT      $ CHANGE        % CHANGE            NPV RATIO       BASIS POINT CHANGE
   --------                    --------      --------        --------          ------------      -------------------

    +300 bp                      6,870        - 1,014          -13%                9.34%               -105 bp
    +200 bp                      7,210          - 674           -9%                9.70%                -69 bp
    +100 bp                      7,545          - 339           -4%               10.05%                -34 bp

    -100 bp                      8,256          + 372           +5%               10.76%                +37 bp
    -200 bp                      8,769          + 885          +11%               11.29%                +90 bp
    -300 bp                      9,273        + 1,389          +16%               11.79%               +140 bp

The following table sets forth the interest rate risk capital component for the Bank at December 31, 2000 (the most recent date for which such information is available to the Bank from the OTS) given a hypothetical 200 basis point rate change in market interest rates.

                                                                                       DECEMBER 31, 2000
                                                                                       -----------------
         Pre-shock NPV Ratio:  NPV as % of Portfolio Value of Assets................        10.39%
         Exposure Measure:  Post-Shock NPV Ratio  ..................................         9.70%
         Sensitivity Measure:  Change in NPV Ratio..................................         69 bp
         Change in NPV as % of Portfolio Value of Assets............................     11% to (-9)%
         Interest Rate Risk Capital Component ($000)................................         -0-

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

                                                                              YEAR ENDED DECEMBER 31,
                                                   ---------------------------------------------------------------------------------
                                                                  2000                                      1999
                                                   ---------------------------------------------------------------------------------
                                                                              AVERAGE                                   AVERAGE
                                                    AVERAGE                    YIELD/        AVERAGE                    YIELD/
                                                    BALANCE      INTEREST      COST          BALANCE      INTEREST       COST
                                                   --------      --------     -------        -------      --------      -------
                                                                                                   (Dollars in thousands)
Interest-earning assets:
  Loans receivable................................ $ 66,165      $ 5,221       7.89%        $ 60,809      $ 4,499        7.40%
  Investment securities...........................    2,097          111       5.29%           2,372          117        4.93%
  Mortgage-backed securities......................      115            7       6.09%             172           11        6.41%
  Other interest-earning assets...................    1,949           87       4.46%           2,550           98        3.84%
                                                   --------      -------                    --------      -------
              Total interest-earning assets.......   70,326        5,426       7.72%          65,903        4,725        7.17%
                                                                 -------                                  -------
Non-interest-earning assets.......................    2,376                                    1,718
                                                   --------                                 --------
    Total assets.................................. $ 72,702                                 $ 67,621
                                                   ========                                 ========
Interest-bearing liabilities:
  Deposits........................................ $ 53,512      $ 2,762       5.16%        $ 51,269      $ 2,513        4.90%
  Borrowings......................................    6,738          410       6.08%           1,564           82        5.24%
                                                   --------      -------                    --------      -------
    Total interest-bearing liabilities............   60,250        3,172       5.26%          52,833        2,595        4.91%
                                                                 -------                                  -------
Non-interest-bearing liabilities..................    1,029                                      957
                                                   --------                                 --------
    Total liabilities.............................   61,279                                   53,790
Stockholders' equity..............................   11,423                                   13,831
                                                   --------                                 --------
    Total liabilities and stockholders' equity.... $ 72,702                                 $ 67,621
                                                   ========                                 ========

Net interest income...............................               $ 2,254                                  $ 2,130
                                                                 =======                                  =======
Interest rate spread (1)..........................                             2.46%                                     2.26%
                                                                             ======                                    ======
Net yield on interest-earning assets (2)..........                             3.21%                                     3.23%
                                                                             ======                                    ======
Ratio of average interest-earning assets to
  average interest-bearing liabilities............                           116.72%                                   124.74%
                                                                             ======                                    ======


                                                          YEAR ENDED DECEMBER 31,
                                                   -----------------------------------
                                                                  1998
                                                   -----------------------------------
                                                                              AVERAGE
                                                    AVERAGE                    YIELD/
                                                    BALANCE      INTEREST      COST
                                                   --------      --------     -------
                                                          (Dollars in thousands)
Interest-earning assets:
  Loans receivable................................ $ 56,673     $ 4,372       7.71%
  Investment securities...........................    2,312         107       4.63%
  Mortgage-backed securities......................      280          19       6.79%
  Other interest-earning assets...................    2,229         110       4.93%
                                                   --------     -------
              Total interest-earning assets.......   61,494       4,608       7.49%
                                                                -------
Non-interest-earning assets.......................    1,380
                                                   --------
    Total assets.................................. $ 62,874
                                                   ========
Interest-bearing liabilities:
  Deposits........................................ $ 46,546     $ 2,392       5.14%
  Borrowings......................................    1,915         113       5.90%
                                                   --------     -------
    Total interest-bearing liabilities............   48,461       2,505       5.17%
                                                                -------
Non-interest-bearing liabilities..................     888
                                                   --------
    Total liabilities.............................   49,349
Stockholders' equity..............................   13,525
                                                   --------
    Total liabilities and stockholders' equity.... $ 62,874
                                                   ========
Net interest income...............................              $ 2,103
                                                                =======
Interest rate spread (1)..........................                            2.32%
                                                                            ======
Net yield on interest-earning assets (2)..........                            3.42%
                                                                            ======
Ratio of average interest-earning assets to
  average interest-bearing liabilities............                          126.89%
                                                                            ======

--------------------
(1)      Represents the  difference  between the average yield on  interest-earning  assets and the average cost of interest-bearing liabilities.
(2)      Represents net interest income as a percentage of the average balance of  interest-earning  assets for the same period, and is also referred to as the net interest margin.

The net interest margin is a key indicator used in determining the Bank's income performance. The Bank's net interest margin was 3.21% for the year ended December 31, 2000 compared to 3.23% and 3.42% for the years ended December 31, 1999 and 1998, respectively. Net interest income increased by $124,000 during the year ended December 31, 2000 compared to the same period in 1999, and increased by $27,000 in 1999 compared to 1998.

The increase in net interest income of $124,000 between 2000 and 1999 was due to the increase in the volume of average net interest-earning assets of approximately $4.4 million at 7.72% (55 basis point increase) in 2000 compared to 1999 offset by the increase of approximately $7.4 million in average interest bearing liabilities at 5.26% (35 basis point increase) in 2000 compared to 1999. The primary reason for the increase in net interest income in year 2000 compared to 1999 was that the rate of interest earned on interest earning assets increased at a faster rate than the rate of interest paid on average interest bearing liabilities for the year 2000.

The increase in net interest income of $27,000 between 1999 and 1998 was due to the increase in the volume of average net interest-bearing assets of approximately $4.4 million at 7.17% (32 basis point decline) in 1999 compared to 1998, offset by the increase of approximately $4.4 million in average interest bearing liabilities at 4.91% (26 basis point decline) in 1999 compared to 1998.


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

                                                              YEAR ENDED DECEMBER 31,
                                   --------------------------------------------------------------------------------
                                            2000  VS.  1999                           1999  VS.  1998
                                   --------------------------------------------------------------------------------
                                          INCREASE (DECREASE)                       INCREASE (DECREASE)
                                                 DUE TO                                    DUE TO
                                   --------------------------------------------------------------------------------
                                                         RATE/                                   RATE/
                                   VOLUME     RATE      VOLUME      TOTAL   VOLUME    RATE      VOLUME       TOTAL
                                   ------     ----      ------      -----   ------    ----      ------      -------
Interest income:
 Loans..........................   $ 396      $299      $  26       $721     $318     $(179)     $(12)       $127
  Investment securities..........    (14)        9         (1)        (6)       3         7                    10
  Mortgage-backed securities          (3)       (1)                   (4)      (7)       (1)                   (8)
  Other interest-earning assets..    (23)       16         (4)       (11)      16       (24)       (4)        (12)
                                   -----      ----      -----       ----     ----     -----      ----        ----
    Total interest-earning
      assets.....................    356       323         21        700      330      (197)      (16)        117
                                   -----      ----      -----       ----     ----     -----      ----        ----

Interest expense:
  Deposits.......................    110       132          6        248      243      (110)      (11)        122
  Borrowings.....................    271        13         44        328      (21)      (13)        2         (32)
                                   -----      ----      -----       ----     ----     -----      ----        ----
    Total interest-bearing
       liabilities...............    381       145         50        576      222      (123)       (9)         90
                                   -----      ----      -----       ----     ----     -----      ----        ----
Change in net interest income....  $ (25)     $178      $ (29)      $124     $108     $ (74)     $ (7)       $ 27
                                   =====      ====      =====       ====     ====     =====      ====        ====

COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


FINANCIAL CONDITION

The Company's consolidated assets increased $6.9 million or 9.7% to $78.1 million at December 31, 2000 compared to $71.2 million at December 31, 1999. The net increase of $6.9 million is reflected in the net increase in loans receivable of $7.3 million at December 31, 2000 compared to December 31, 1999. Liabilities increased $7.2 million to $65.8 million at December 31, 2000 compared to $58.6 million at December 31, 1999. This increase of $7.2 million is due to a $6.0 million increase in FHLB borrowings plus a net increase in deposits of $1.1 million. Stockholders' equity decreased by $284,000.

The Company's investment portfolio decreased $119,000 to $2.2 million at December 31, 2000. Securities classified as available-for-sale per SFAS No. 115 increased $160,000 due to an increase in the market value of the securities. Securities held-to-maturity decreased $279,000 due primarily to principal repayments on a mortgage backed security and a FHLB bond for $250,000 that matured in the year 2000.

Loans receivable increased $7.3 million or 11.5% to $70.4 million at December 31, 2000 from $63.1 million at December 31, 1999. The increase in loans during the year ended December 31, 2000 is the result of management's efforts to remain competitive in their mortgage lending market.

The allowance for loan losses totaled $186,000 and $155,000, respectively at December 31, 2000 and 1999. The allowance for loan losses as a percentage of non-performing loans was 32.6% and 50.6% as of December 31, 2000 and 1999, respectively. During both periods there was a total of three loans charged off and no recoveries of previous loan losses. The determination of the allowance for loan losses is based on management's analysis, done no less frequently than on a quarterly basis, of various factors, including market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is in accordance with generally accepted accounting principles and reflects current regulatory and economic considerations, there can be no assurance that additional losses will not be incurred, or that the Bank's regulators or changes in the Bank's economic environment will not require further increases in the allowance.

The office property and equipment of the Company increased $593,000 to $1.4 million at December 31, 2000 compared to $854,000 at December 31, 1999. The increase is due to the completion and furnishing of a new branch facility located in the Ridgefield Shopping Center in Danville, Kentucky. The branch began operating in June of 2000.

Deposits increased $1.1 million or 2.1% from $53.3 million at December 31 1999 to $54.4 million at December 31, 2000. The increase in deposits reflects management's continued success in attracting depositors within the local market area. The advances received from the FHLB of Cincinnati increased $6.0 million at December 31, 2000 compared to December 31, 1999. The increase was used to primarily fund the growth in loans during year 2000.

Stockholders' equity decreased by $284,000 to $12.3 million at December 31, 2000 as compared to $12.6 million at December 31, 1999. During 2000, the Company repurchased 61,720 shares of its common stock at a cost of $870,000. Other changes to stockholders' equity from 1999 to 2000 resulted from an increase in net income of $779,000, an increase of $71,000 due to the release of ESOP stock from collateral, an increase of $106,000 in the net unrealized gain on securities available-for-sale, an increase of $53,000 from the issuance of stock, offset by a decrease of $421,000 from the payments of dividends.

RESULTS OF OPERATIONS

NET INCOME. Net income decreased $32,000 or 4.0% to $779,000 for the year ended December 31, 2000 as compared to $811,000 for the same period in 1999. The net decrease of $32,000 in comparing year 2000 to 1999 was due to the combined effect of a $83,000 decrease in non-interest income, a $90,000 increase in non-interest expense, and a decrease of $17,000 in income taxes, partially offset by a $124,000 increase in net interest income.

INTEREST INCOME. Interest income was $5.4 million, or 7.72% of average interest-earning assets for the year ended December 31, 2000 as compared to $4.7 million, or 7.17% of average interest-earning assets for the year ended December 31, 1999. Interest income increased by $701,000 or 14.82% from 1999 to 2000. The change was due to a $4.4 million increase in the average balance of interest-earning assets plus a 55 basis point increase in the average rate earned on the average interest-earning assets during the year ended December 31, 2000 compared to the year ended December 31, 1999.

INTEREST EXPENSE. Interest expense was $3.2 million, or 5.26% of average interest-bearing liabilities for the year ended December 31, 2000 as compared to $2.6 million, or 4.91% of average interest-bearing liabilities for the corresponding period in 1999. The increase in interest expense of $577,000 was due primarily to a $7.4 million increase in the average balance of interest-bearing liabilities plus a 35 basis point increase in the average rate paid on the average interest bearing liabilities during the year ended December 31, 2000 as compared to the year ended December 31, 1999.

PROVISION FOR LOAN LOSSES. The provision for loan losses was $36,000 for the years ended December 31, 2000 and 1999, respectively. Management considers many factors in determining the necessary levels of the allowance for loan losses, including an analysis of specific loans in the portfolio, estimated value of the underlying collateral, assessment of general trends in the real estate market, delinquency trends, prospective economic and regulatory conditions, inherent loss in the loan portfolio, and the relationship of the allowance for loan losses to outstanding loans. At December 31, 2000 and 1999, the allowance for loan losses represented .26% and .25% of total loans, respectively.

NON-INTEREST INCOME. Non-interest income amounted to $97,000 and $180,000 for the years ended December 31, 2000 and 1999, respectively. The decrease of $83,000 was due primarily to the Company realizing a $93,000 gain from the sale of investments classified as available-for-sale in 1999, with no gain on sale of investments in the year 2000.

NON-INTEREST EXPENSE. Non-interest expense increased approximately $90,000 or 8.64% to $1.1 million for the year ended December 31, 2000 compared to $1.0 million for the year ended December 31, 1999. Non-interest expense was 1.56% of average assets for the year ended December 31, 2000 as compared to 1.54% of average assets for the same period in 1999. The increase of $90,000 was due primarily to increases of $52,000 in compensation, $34,000 in occupancy expense, and $15,000 in data processing expense, all of which are related to a new branch location in Danville, Kentucky that opened in June of 2000. The net decrease in all other non-interest expense categories was $11,000.

INCOME TAXES.  The provision  for income tax expense  amounted to  approximately
$401,000 and $418,000 for the years ended December 31, 2000 and 1999, respectively. The provision for income tax expense as a percentage of income before tax expense amounted to 34% for both 2000 and 1999 (see Note 9 of Notes to Consolidated Financial Statements).



COMPARISON  OF RESULTS OF OPERATIONS  FOR THE YEARS ENDED  DECEMBER 31, 1999 AND
1998

RESULTS OF OPERATIONS

NET INCOME. Net income increased $37,000 or 4.9% to $811,000 for the year ended December 31, 1999 as compared to $774,000 for the same period in 1998. The net increase of $37,000 in comparing 1999 to 1998 was due to a $27,000 increase in net interest income, a $12,000 increase in the provision for loan losses, a $38,000 decrease in non-interest income, a $79,000 decrease in non-interest expense, and an increase of $19,000 in income taxes.

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

INTEREST EXPENSE. Interest expense was $2.6 million, or 4.91% of average interest-bearing liabilities for the year ended December 31, 1999 as compared to $2.5 million, or 5.17% of average interest-bearing liabilities for the corresponding period in 1998. The increase in interest expense of $90,000 was due primarily to a $4.4 million increase in the average balance of interest-bearing liabilities offset by a 26 basis point decrease in the average rate paid on the average interest-bearing liabilities during the year ended December 31, 1999 as compared to the year ended December 31, 1998.

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

The Bank is required by OTS regulations to maintain minimum levels of specified liquid assets which are currently equal to 4% of deposits and borrowings. Central Kentucky Federal's liquidity ratio at December 31, 2000, was approximately 5.24%. A higher liquidity ratio can result in a reduced return on the investment of such assets due to the lower interest rates usually prevailing on shorter-term investments.

The Bank's most liquid assets are cash and cash equivalents, which are short term, highly liquid investments with original maturities of less than three months. The level of this asset is dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 2000 and 1999, cash and cash equivalents totaled approximately $3.3 million and $4.3 million, respectively.

The primary operating activities of the Bank are accepting deposits from the general public and the origination of residential mortgage and other loans. Cash flow from these activities is generally derived from net income, as increased or decreased in part by the income attributable to FHLB stock dividends, depreciation expense, interest accruals, deferred income taxes, and the change in prepaid expenses as amounts paid in prior periods are applied to subsequently incurred expenses. The Bank's operating activities produced positive cash flows for 2000 and 1999. The primary investing activities of the Bank are origination of loans and purchase of investment securities. For the year ended December 31, 2000 and 1999, respectively, the Bank's origination of loans exceeded repayments by $7.3 million and $5.3 million. The excess of originations over repayments during 2000 and 1999 reflected the success of management's continued strategy of offering more flexible options related to adjustable rate mortgage loans. The Bank's primary financing activities arise from certificates of deposit and from other deposit accounts, net advances borrowed from the FHLB of Cincinnati, and from the issuance and repurchase of the Company's common stock. During the year ended December 31, 2000, the Bank had a net decrease in other deposit accounts of approximately $1.8 million and a net increase in certificates of deposit of $2.9 million, and the Bank increased its net advances from the FHLB by $6.0 million. In addition, the Company repurchased 61,720 shares of its stock at a cost of $870,000.

The Bank's capital ratios are substantially in excess of current regulatory capital requirements. At December 31, 2000, the Bank's core capital amounted to 12.7% of adjusted total assets, or 8.7%, in excess of the Bank's current 4% core capital requirement. Additionally, the Bank's risk-weighted assets ratio was 19.2% at December 31, 2000, or 11.2% in excess of the Bank's 8.0% risk-based capital requirement (See Note 8 of Notes to Consolidated Financial Statements).

OTHER INFORMATION

The Board of Directors of the Company authorized management on behalf of the Company and the Bank to enter into an Agreement and Plan of Merger (the "Merger Agreement") with First Lancaster and its wholly-owned subsidiary, First Lancaster Federal Savings Bank ("First Lancaster Federal"), a federally chartered savings bank, located in Lancaster, Kentucky. The Merger Agreement was executed on December 14, 2000, and to become effective requires approval by the stockholders of First Lancaster and the regulatory authorities. It is anticipated by management that, if the Merger Agreement is approved, the Merger will become effective in the second quarter of year 2001. At the effective date, the Merger will be accounted for using the purchase method of accounting at an approximate cost of $13.7 million (see Note 17 of Notes to Consolidated Financial Statements).

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

IMPACT OF NEW ACCOUNTING STANDARDS

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS No. 133 also specifies new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged, and specifies detailed criteria to be met to qualify for hedge accounting. The definition of a derivative financial instrument is complex, but in general, it is an instrument with one or more underlyings, such as an interest rate or foreign exchange rate, that is applied to a notional amount, such as an amount of currency, to determine the settlement amounts. It generally requires no significant initial investment and can be settled net or by delivery of an asset that is readily convertible to cash. SFAS No. 133 applies to derivatives embedded in other contracts, unless the underlying of the embedded derivative is clearly and closely related to the host contract. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. On adoption, entities are permitted to transfer held-to-maturity debt securities to the available-for-sale or trading category without calling into question their intent to hold other debt securities to maturity in the future. SFAS No. 133 is not expected to have a material impact on the Company's financial statements.

ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE. In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends accounting and reporting standards for certain activities of mortgage banking enterprises that were established by SFAS No. 65. This statement was effective for the first fiscal quarter beginning after December 15, 1998. The Company adopted the provisions of the statement on January 1, 1999. The adoption of the statement did not materially affect the Company's financial position or operating results.

               [MILLER, MAYER, SULLIVAN & STEVENS LLP LETTERHEAD]





                          INDEPENDENT AUDITORS' REPORT


Board of Directors
CKF Bancorp, Inc.
Danville, Kentucky


We have audited the accompanying consolidated balance sheets of CKF Bancorp, Inc. and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the management of CKF Bancorp, Inc. (Company). Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CKF Bancorp, Inc. and Subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with generally accepted accounting principles.


/s/ Miller, Mayer, Sullivan, & Stevens, LLP

Miller, Mayer, Sullivan, & Stevens, LLP
Lexington, Kentucky
January 19, 2001

                        CKF BANCORP, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                ________________


                                                                                        AS OF DECEMBER 31,
                                                                                  -----------------------------
                                                                                     2000               1999
                                                                                  ----------         ----------
ASSETS

Cash and due from banks                                                           $   415,198        $   835,547
Interest bearing deposits                                                           2,851,509          3,488,269
Investment securities:
   Securities available-for-sale                                                      536,480            376,500
   Securities held-to-maturity (market values of $1,706,286
       and $1,963,310 for 2000 and 1999, respectively)                              1,710,916          1,989,600
Loans receivable, net                                                              70,444,968         63,160,359
Real estate owned                                                                                         32,923
Accrued interest receivable                                                           595,773            453,587
Office property and equipment, net                                                  1,447,550            854,154
Other assets                                                                          113,446             22,826
                                                                                  -----------        -----------

       Total assets                                                               $78,115,840        $71,213,765
                                                                                  ===========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                          $54,470,412        $53,324,839
Advances from Federal Home Loan Bank                                               10,556,625          4,589,359
Advance payment by borrowers for taxes and insurance                                   26,209             25,966
Other liabilities                                                                     735,728            663,215
                                                                                  -----------        -----------

     Total liabilities                                                             65,788,974         58,603,379
                                                                                  -----------        -----------

Commitments and contingencies

Preferred stock, 500,000 shares,  authorized and unissued Common stock, $.01 par value, 4,000,000 shares authorized;
   648,106 and 700,614 shares issued and outstanding at
   December 31, 2000 and 1999, respectively                                            10,000             10,000
Additional paid-in capital                                                          9,578,665          9,585,429
Retained earnings, substantially restricted                                         8,091,071          7,733,718
Accumulated other comprehensive income                                                348,909            243,322
Treasury stock, 249,085 and 187,365 shares, respectively, at cost                  (4,136,260)        (3,265,804)
Incentive Plan Trust, 55,600 and 59,600 shares, respectively, at cost              (1,093,433)        (1,172,073)
Unearned Employee Stock Ownership Plan (ESOP) stock                                  (472,086)          (524,206)
                                                                                  -----------        -----------

     Total stockholders' equity                                                    12,326,866         12,610,386
                                                                                  -----------        -----------

     Total liabilities and stockholders' equity                                   $78,115,840        $71,213,765
                                                                                  ===========        ===========

The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                        ______________________________


                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                  -----------------------------------------------
                                                                      2000              1999              1998
                                                                  -----------       -----------      ------------
INTEREST INCOME:
    Interest on loans                                             $ 5,220,925       $ 4,498,884      $ 4,372,430
    Interest and dividends on investments                             118,125           128,281          125,697
    Other interest income                                              86,893            98,244          110,002
                                                                  -----------       -----------      -----------
         Total interest income                                      5,425,943         4,725,409        4,608,129
                                                                  -----------       -----------      -----------

INTEREST EXPENSE:
    Interest on deposits                                            2,761,723         2,514,203        2,393,349
    Other interest                                                    410,469            81,587          112,968
                                                                  -----------       -----------      -----------
         Total interest expense                                     3,172,192         2,595,790        2,506,317
                                                                  -----------       -----------      -----------

Net interest income                                                 2,253,751         2,129,619        2,101,812
Provision for loan losses                                              36,000            36,000           24,000
                                                                  -----------       -----------      -----------
Net interest income after provision for loan losses                 2,217,751         2,093,619        2,077,812
                                                                  -----------       -----------      -----------

NON-INTEREST INCOME:
    Loan and other service fees                                        88,066            83,505           77,503
    Gain on sale of investments                                                          92,544          137,067
    Other, net                                                          9,556             4,357            3,514
                                                                  -----------       -----------      -----------
         Total non-interest income                                     97,622           180,406          218,084
                                                                  -----------       -----------      -----------


NON-INTEREST EXPENSE:
    Compensation and benefits                                         607,656           555,697          554,619
    Federal insurance premium                                          10,930            29,757           27,474
    Legal and professional fees                                        16,126            31,311          135,058
    State franchise tax                                                74,446            73,243           64,017
    Occupancy expense, net                                             85,882            51,942           62,225
    Data processing                                                    75,793            60,456           54,978
    Loss on foreclosed real estate                                                                         5,004
    Other operating expenses                                          264,476           242,651          220,654
                                                                  -----------       -----------      -----------
         Total non-interest expense                                 1,135,309         1,045,057        1,124,029
                                                                  -----------       -----------      -----------

Income before income tax expense                                    1,180,064         1,228,968        1,171,867
Provision for income taxes                                            401,222           417,823          398,254
                                                                  -----------       -----------      -----------


Net income                                                        $   778,842       $   811,145      $   773,613
                                                                  ===========       ===========      ===========


Earnings per common share - basic                                 $      1.18       $      1.08      $       .98
                                                                  ===========       ===========      ===========

Earnings per common share - diluted                               $      1.18       $      1.08      $       .96
                                                                  ===========       ===========      ===========

The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             for the years ended December 31, 2000, 1999, and 1998
                            ________________________



                                                                     ACCUMULATED
                                            ADDITIONAL                  OTHER                 INCENTIVE   UNEARNED      TOTAL
                                  COMMON      PAID-IN     RETAINED   COMPREHENSIVE TREASURY     PLAN        ESOP     STOCKHOLDERS'
                                   STOCK      CAPITAL     EARNINGS      INCOME       STOCK      TRUST       STOCK        EQUITY
                                  -------   -----------   ---------- ------------- ---------  ----------  ---------  -------------


Balance, December 31, 1997        $10,000   $9,638,682    $7,004,137  $ 355,717   $ (986,388) $(1,619,433) $(640,012) $13,762,703
                                                                                                                      -----------
Comprehensive income:
   Net income                                                773,613                                                      773,613
   Other comprehensive income,
   net of tax, increase in
   unrealized  gains on
   securities, net of
   reclassification adjustment
   (see disclosure)                                                      54,577                                            54,577
                                                                                                                      -----------
     Total comprehensive income                                                                                           828,190
   Dividend declared                                        (411,744)                                                    (411,744)
   ESOP stock released in 1998                  43,635                                                        70,742      114,377
   Purchase of common stock,
     21,970 shares                                                                  (697,101)                            (697,101)
   Stock issued upon exercise
     of options                               (127,300)                                           389,800                 262,500
   Stock issued as compensation                                                                     7,780                   7,780
                                  -------   ----------    ----------  ---------   ----------  -----------  ---------  -----------
Balance, December 31, 1998         10,000    9,555,017     7,366,006    410,294   (1,683,489)  (1,221,853)  (569,270)  13,866,705
                                                                                                                      -----------
Comprehensive income:
   Net income                                                811,145                                                      811,145
   Other  comprehensive  income,
     net of tax,  decrease in
     unrealized  gains on
     securities, net of
     reclassification adjustment
     (see disclosure)                                                  (166,972)                                         (166,972)
                                                                                                                      -----------
     Total comprehensive income                                                                                           644,173
   Dividend declared                                        (443,433)                                                    (443,433)
   ESOP stock released in 1999                  40,912                                                        45,064       85,976
   Purchase of common stock,
     101,420 shares                                                               (1,582,315)                          (1,582,315)
   Stock issued upon exercise
     of options                                (10,500)                                            42,000                  31,500
   Stock issued as compensation                                                                     7,780                   7,780
                                  -------   ----------    ----------  ---------   ----------  -----------  ---------  -----------

Balance, December 31, 1999         10,000    9,585,429     7,733,718    243,322   (3,265,804)  (1,172,073)  (524,206)  12,610,386
                                                                                                                      -----------
Comprehensive income:
   Net income                                                778,842                                                      778,842
   Other comprehensive income,
     net of tax, decrease in
     unrealized gains on
     securities                                                         105,587                                           105,587
                                                                                                                      -----------
     Total comprehensive income                                                                                           884,429

   Dividend declared                                        (421,489)                                                    (421,489)
   ESOP stock released in 2000                  19,376                                                        52,120       71,496
   Purchase of common stock,
     61,720 shares                                                                  (870,456)                            (870,456)
   Stock issued upon exercise
     of options                                (26,140)                                            78,640                  52,500
                                  -------   ----------    ----------  ---------  -----------  -----------  ---------  -----------
Balance, December 31, 2000        $10,000   $9,578,665    $8,091,071  $ 348,909  $(4,136,260) $(1,093,433) $(472,086) $12,326,866
                                  =======   ==========    ==========  =========  ===========  ===========  =========  ===========

Disclosure of reclassification
  amount:                                       1998                     1999                     2000
                                            ----------                ---------               -----------
   Unrealized holding gains(loss)
    arising during the period               $  153,841                $(102,264)              $   105,587
   Less: reclassification
     adjustment for gains
     included in net income,
     net of tax                                (99,264)                 (64,708)
                                            ----------                ---------               -----------
     Net change in unrealized
       gains on securities                  $   54,577                $(166,972)              $   105,587
                                            ==========                =========               ===========

                        CKF BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                               _________________


                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                  -----------------------------------------------
                                                                      2000              1999              1998
                                                                  -----------       -----------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                    $   778,842       $   811,145       $   773,613
    Adjustments to reconcile net income to net
    cash provided by operating activities:
         ESOP benefit expense                                          71,496            77,085            95,165
         Provision for loan losses                                     36,000            36,000            24,000
         Provision for losses on foreclosed real estate                                                     5,004
         Amortization of loan fees                                    (13,608)          (19,866)          (14,231)
         Realized gain on sale of investment                                            (92,544)         (137,067)
         Provision for depreciation                                    64,474            38,814            31,452
         FHLB stock dividend                                          (44,700)          (40,000)          (38,000)
         Amortization of investment premium (discount)                  1,037             2,227             3,301
         Stock issued for compensation                                                    7,780             7,780
         Changes in:
              Interest receivable                                    (142,186)          (22,434)             (863)
              Other liabilities                                        (5,865)          108,999           (47,298)
              Prepaid expense                                         (20,075)            1,725             4,301
              Interest payable                                         23,985            28,203           (13,022)
                                                                  -----------       -----------       -----------
         Net cash provided by operating activities                    749,400           937,134           694,135
                                                                  -----------       -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Loan originations and principal payment on loans, net          (6,360,127)       (5,264,647)       (2,026,802)
    Purchase of loans                                                (946,874)
    Purchase of real estate owned                                                       (32,923)
    Proceeds from sale of real estate owned                            32,923                              33,627
    Proceeds from maturities of securities held-to-maturity           250,000           500,000           500,000
    Purchase of securities held-to-maturity                                            (500,000)         (500,000)
    Purchase of certificates of deposit                                                                  (500,000)
    Proceeds from maturities of certificates of deposit                                                   500,000
    Proceeds from sale of securities available-for-sale                                  94,502           140,203
    Principle repayment on mortgage back securities                    72,347            75,878           144,014
    Purchase of office property and equipment                        (657,870)         (346,765)          (28,732)
    Acquisition cost                                                  (70,545)
                                                                  -----------       -----------       -----------
         Net cash provided (used) for investing activities         (7,680,146)       (5,473,955)       (1,737,690)
                                                                  -----------       -----------       -----------

The accompanying notes are an integral part of the consolidated financial statements.



                                   (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                              ____________________


                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                  -----------------------------------------------
                                                                      2000              1999              1998
                                                                  -----------       -----------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in demand deposits,
         NOW accounts and savings accounts                        (1,837,506)       1,327,430        1,332,908
    Net increase (decrease) in certificate of deposits             2,983,079        3,059,034        4,352,398
    Proceeds from FHLB advances                                   30,000,000        6,500,000        8,000,000
    Payments on FHLB advances                                    (24,032,734)      (4,030,572)     (11,093,851)
    Net increase (decrease) in custodial accounts                        243          (13,771)           9,549
    Purchase of common stock                                        (870,456)      (1,582,315)        (697,101)
    Payment of dividends                                            (421,489)        (443,433)        (411,744)
    Additional principal payment on ESOP loan                                           8,892           19,211
    Proceeds from exercise of stock options                           52,500           31,500          262,500
                                                                ------------      -----------     ------------

         Net cash provided (used) by financing activities          5,873,637        4,856,765        1,773,870
                                                                ------------      -----------     ------------

Increase (decrease) in cash and cash equivalents                  (1,057,109)         319,944          730,315

Cash and cash equivalents, beginning of period                     4,323,816        4,003,872        3,273,557
                                                                ------------      -----------     ------------

Cash and cash equivalents, end of period                        $  3,266,707      $ 4,323,816     $  4,003,872
                                                                ============      ===========     ============


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid for income taxes                                  $    450,000      $   317,000     $    568,480
    Cash paid for interest                                      $  3,148,207      $ 2,567,581     $  2,519,339

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
    ESOP stock released                                         $     71,496      $    77,085     $     95,165

    Mortgage loans originated to finance sale of
         foreclosed real estate                                 $                 $    97,625     $     15,000


The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________

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

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


     CASH AND CASH EQUIVALENTS. For purposes of reporting consolidated cash flows, the Bank considers cash, balances with banks, and interest-bearing deposits in other financial institutions with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include approximately $311,000 on deposit with other banks which is not covered by FDIC insurance.

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

     Regulations require the Bank to maintain an amount of cash and U. S. government and other approved securities equal to a prescribed percentage (4% at December 31, 2000 and 1999) of deposit accounts (net of loans on deposits) plus short-term borrowings. At December 31, 2000 and 1999, the Bank was in compliance with these requirements.

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

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________

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

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________

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

     Shares of common stock awarded under the Company's stock compensation plan are recorded initially as unearned compensation in stockholders' equity at the fair value of the stock at the date of the award. The total compensation cost is recognized over the vesting period. The Company has not made any awards under this Plan as of December 31, 2000.

     EARNINGS PER SHARE. Earnings per common share - basic is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Earnings per common share - diluted reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, that then shared in the earnings of the company.

     RECLASSIFICATIONS. Certain presentations of accounts previously reported have been reclassified in these consolidated financial statements. Such reclassification had no effect on net income or retained income as previously reported.


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


2.   INVESTMENT SECURITIES

     Investment securities held by the Company at December 31, 2000 and 1999 are summarized as follows:

                                                                               DECEMBER 31, 2000
                                                 ----------------------------------------------------------------
                                                                   GROSS              GROSS            ESTIMATED
                                                 AMORTIZED       UNREALIZED          UNREALIZED         MARKET
                                                    COST           GAINS              LOSSES             VALUE
                                                 ----------------------------------------------------------------
Securities available-for-sale:
   Federal Home Loan Mortgage
     capital stock - 8,000 shares               $       7,831    $      528,649    $                 $     536,480
                                                =============    ==============    =============     =============

Securities held-to-maturity:
   U. S. Treasury securities and
     obligations of U. S. Government
     corporations and agencies                  $     999,704    $                 $      (3,374)    $     996,330
   Mortgage backed securities                          71,612                             (1,256)           70,356
   Federal Home Loan Bank of
     Cincinnati capital stock - 6,396
     shares                                           639,600                                              639,600
                                                -------------    --------------    -------------     -------------

                                                $   1,710,916    $                 $      (4,630)    $   1,706,286
                                                =============    ==============    =============     =============


                                                                        DECEMBER 31, 1999
                                                 ----------------------------------------------------------------
                                                                   GROSS              GROSS            ESTIMATED
                                                 AMORTIZED       UNREALIZED          UNREALIZED         MARKET
                                                    COST           GAINS              LOSSES             VALUE
                                                 ----------------------------------------------------------------
Securities available-for-sale:
   Federal Home Loan Mortgage
     capital stock - 8,000 shares               $       7,831    $      368,669    $                 $     376,500
                                                =============    ==============    =============     =============

Securities held-to-maturity:
   U. S. Treasury securities and
     obligations of U. S. Government
     corporations and agencies                  $   1,249,505    $                 $      23,257     $   1,226,248
   Mortgage backed securities                         145,195                              3,033           142,162
   Federal Home Loan Bank of
     Cincinnati capital stock - 5,949
     shares                                           594,900                                              594,900
                                                -------------    --------------    -------------     -------------

                                                $   1,989,600    $                 $      26,290     $   1,963,310
                                                =============    ==============    =============     =============

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


     The amortized cost and estimated market value of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                       ESTIMATED
                                                                                     AMORTIZED           MARKET
                                                                                        COST             VALUE
                                                                                     ---------         ----------
         December 31, 2000:
            Due in one year or less                                                $     499,867     $     496,875
            Due after one year through five years                                        499,837           499,455
                                                                                   -------------     -------------

                                                                                   $     999,704     $     996,330
                                                                                   =============     =============


     Investment securities with a carrying value of approximately $1,000,000 at December 31, 2000 and 1999 were pledged as collateral for certain municipal deposits.

     For the year ended December 31, 2000, the Bank received $250,000 from the maturity of U.S. Government and Agency Obligations, which were classified as held-to-maturity investments. For the years ended December 31, 1999 and 1998, the Bank received $94,502 and $140,203, respectively, from the sale of equity securities classified as available-for-sale investments, and $500,000 in each of those years from the maturity of U.S. Government and Agency obligations classified as held-to-maturity investments.

     At December 31, 2000 and 1999 the unrealized appreciation on investment securities available-for-sale in the amount of $528,650 and $368,669 net of the deferred tax liability of $179,741 and $125,347, respectively, is included in Accumulated Other Comprehensive Income as a separate component of stockholders' equity.

     Accrued interest receivable includes $9,839 and $9,881 as of December 31, 2000 and 1999, respectively, related to investment securities and term deposits.


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


3.   LOANS RECEIVABLE, NET


     The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first mortgages on single-family residences.

     Loans receivable, net at December 31, 2000 and 1999 consist of the following:

                                                                                            DECEMBER 31,
                                                                                ----------------------------------
                                                                                     2000               1999
                                                                                --------------     ---------------
         Real estate mortgage secured by one-to-four family
            residential property                                                $   55,605,604     $    51,365,227
         Real estate mortgage secured by multi-family
            residential property                                                       847,702             877,679
         Real estate mortgage secured by other properties                           10,882,675           9,410,542
         Consumer loans:
            Loans to depositors, secured by savings                                    458,208             347,590
            Other, principally unsecured                                             3,754,621           2,269,164
                                                                                --------------     ---------------

                                                                                    71,548,810          64,270,202
         Less:
            Undisbursed portion of mortgage loans                                      848,006             871,199
            Allowance for loan losses                                                  185,714             154,914
            Net deferred loan origination fees                                          70,122              83,730
                                                                                --------------     ---------------

                                                                                $   70,444,968     $    63,160,359
                                                                                ==============     ===============


     Accrued interest receivable includes $585,934 and $443,706 at December 31, 2000 and 1999, respectively, related to loans receivable.

     The following is a reconciliation of the allowance for loan losses:

                                                                           FOR THE  YEARS  ENDED  DECEMBER 31,
                                                                 -------------------------------------------------
                                                                      2000              1999             1998
                                                                 --------------    -------------     -------------

         Balance, beginning of period                            $      154,914    $     148,200     $     125,000
         Additions charged to operations                                 36,000           36,000            24,000
         Charge-offs                                                     (5,200)         (29,286)             (800)
         Recoveries                                                           -                -                 -
                                                                 --------------    -------------     -------------

         Balance, end of period                                  $      185,714    $     154,914     $     148,200
                                                                 ==============    =============     =============

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


     The following is a summary of non-performing loans:

                                                                               AMOUNT (IN THOUSANDS)
                                                                 -------------------------------------------------
                                                                         FOR THE  YEARS  ENDED  DECEMBER 31,
                                                                 -------------------------------------------------
                                                                     2000               1999             1998
                                                                 --------------    -------------     -------------
         Loans past due 90 days or more                          $          348    $         146     $         356
         Non-accrual loans                                                  222              160                65
                                                                 --------------    -------------     -------------

         Total nonperforming loan balances                       $          570    $         306     $         421
                                                                 ==============    =============     =============

         Nonperforming loans as a percentage of loans                       .81%             .48%              .73%
                                                                 ==============    =============     =============


     The Bank identified impaired loans as defined by SFAS No. 114 in the amount of $27,723, $159,720, and $65,457 at December 31, 2000, 1999, and 1998 for
     which no allowance for loan losses has been provided. The average recorded investment in impaired loans was $17,669, $162,100 and $57,070 during the years ended December 31, 2000, 1999, and 1998, respectively. Interest income on impaired loans of $588, $3,675, and $4,158, respectively, was recognized for cash payments received in 2000, 1999, and 1998, respectively. At December 31, 2000 and 1999, the amount of interest income that would have been recorded on loans in non-accrual status had such loans performed in accordance with their terms would have been approximately $12,465 and $6,792, respectively.

     Loans to executive officers and directors, including loans to affiliated companies of which executive officers and directors are principal owners, and loans to members of the immediate family of such persons at December 31, 2000 and 1998, were as follows:

                                                                                            DECEMBER 31,
                                                                                ----------------------------------
                                                                                     2000               1999
                                                                                --------------     ---------------
         Balance at beginning of period                                         $     499,362       $      464,799
         New loans                                                                     85,000              125,000
         Repayments                                                                    (8,589)             (90,437)
                                                                                -------------       --------------


         Balance at end of period                                               $     575,773       $      499,362
                                                                                =============       ==============

     These loans were incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

4. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

     The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate mortgage loans that amounted to approximately $48,000 and $75,000 at December 31, 2000 and 1999, respectively, plus other loan commitments totaling $1,624,059 and


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


     $315,000 outstanding at December 31, 2000 and 1999, respectively. In addition, the Bank had approximately $2,908,000 and $2,036,478 of unused home equity lines and other open lines of credit, including standby letters of credit outstanding to customers at December 31, 2000 and 1999, respectively. There were no fixed rate mortgage loan commitments at December 31, 2000. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, home equity lines of credit, other open lines of credit, and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies, but primarily includes residential real estate.

     The Bank has no significant concentrations of credit risk with any individual counterparty to originate loans. The Bank lending is concentrated in residential real estate mortgages in the Central Kentucky area, within a 45-mile radius of Danville, Kentucky. A substantial portion of its debtors' ability to honor their contract is dependent on the economy of this area.


5.   OFFICE PROPERTY AND EQUIPMENT

     Office property and equipment consist of the following:

                                                                                              DECEMBER 31,
                                                                                  ----------------------------------
                                                                                       2000               1999
                                                                                  --------------     ---------------
         Land, at cost                                                             $     405,157    $      405,157
         Buildings, at cost                                                            1,057,919           592,084
         Furniture, fixtures and equipment                                               560,362           368,327
                                                                                   -------------    --------------
                                                                                       2,023,438         1,365,568
         Less accumulated depreciation                                                   575,888           511,414
                                                                                   -------------    --------------
                                                                                   $   1,447,550    $      854,154
                                                                                   =============    ==============

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


6.   DEPOSITS

     Deposit accounts are summarized as follows:

                                                                                              DECEMBER 31,
                                                                                  ----------------------------------
                                                                                       2000               1999
                                                                                  --------------     ---------------
         Demand deposit accounts                                                 $      669,456    $       339,472
         Passbook accounts with a weighted average rate of 3.05%
           at December 31, 2000 and 1999                                              2,914,063          3,479,611
         NOW and MMDA deposits with a weighted average rate
           of 3.54% and 3.62% at December 31, 2000 and 1999,
           respectively                                                               5,931,589          7,533,531
                                                                                 --------------    ---------------

                                                                                      9,515,108         11,352,614
         Certificate of deposits with a weighted  average interest rate of
           6.17% and 5.35% at December 31, 2000 and 1999,
           respectively                                                              44,955,304         41,972,225
                                                                                 --------------    ---------------

           Total deposits                                                        $   54,470,412    $    53,324,839
                                                                                 ==============    ===============

         Jumbo certificates of deposit (minimum denomination
           of $100,000)                                                          $    8,136,169    $    13,236,761
                                                                                 ==============    ===============

     Certificates of deposit by maturity at December 31, 2000 and 1999 are as follows:

                                                                                              DECEMBER 31,
                                                                                  ----------------------------------
                                                                                       2000               1999
                                                                                  --------------     ---------------
                                                                                            (IN THOUSANDS)

         Within 1 year                                                            $      29,453    $      26,230
         1-2 years                                                                        8,684            7,775
         2-3 years                                                                        3,059            3,369
         Maturing in years thereafter                                                     3,759            4,598
                                                                                  -------------    -------------

                                                                                  $      44,955    $      41,972
                                                                                  =============    =============


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


     Certificates of deposit by maturity and interest rate category at December 31, 2000 and 1999 are as follows:

                                                             AMOUNT DUE DECEMBER 31, 2000
                                                                     (THOUSANDS)
                              ------------------------------------------------------------------------------------
                                  WITHIN                                               AFTER
                                 ONE YEAR         1-2 YEARS         2-3 YEARS          3 YEARS           TOTAL
                              ------------------------------------------------------------------------------------
         4.01 - 6.00%         $       15,347    $       1,589    $        1,934    $         581     $      19,451
         6.01 - 8.00%                 14,106            7,095             1,125            3,178            25,504
                              --------------    -------------    --------------    -------------     -------------

                              $       29,453    $       8,684    $        3,059    $       3,759     $      44,955
                              ==============    =============    ==============    =============     =============

                                                             AMOUNT DUE DECEMBER 31, 1999
                                                                     (THOUSANDS)
                              ------------------------------------------------------------------------------------
                                  WITHIN                                               AFTER
                                 ONE YEAR         1-2 YEARS         2-3 YEARS          3 YEARS           TOTAL
                              ------------------------------------------------------------------------------------
         4.01 - 6.00%         $       24,993    $       7,483    $        1,599    $       4,118     $      38,193
         6.01 - 8.00%                  1,237              292             1,770              480             3,779
                              --------------    -------------    --------------    -------------     -------------

                              $       26,230    $       7,775    $        3,369    $       4,598     $      41,972
                              ==============    =============    ==============    =============     =============


     Interest expense on deposits for the periods indicated are as follows:

                                                                          FOR THE  YEARS  ENDED  DECEMBER 31,
                                                                 -------------------------------------------------
                                                                     2000               1999             1998
                                                                 --------------    -------------     -------------
        Money market and NOW accounts                            $      241,798    $     244,085     $     197,385
        Savings accounts                                                 96,323          112,318           113,386
        Certificates                                                  2,423,602        2,157,800         2,082,578
                                                                 --------------    -------------     -------------
                                                                 $    2,761,723    $   2,514,203     $   2,393,349
                                                                 ==============    =============     =============


     The Bank maintains clearing arrangements for its NOW and MMDA accounts with the Federal Home Loan Bank of Cincinnati. The Bank is required to maintain adequate collected funds in its Demand Account to cover average daily clearings. The Bank was in compliance with this requirement at December 31, 2000 and 1999.


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


7.   ADVANCES FROM FEDERAL HOME LOAN BANK


     The advances from the Federal Home Loan Bank at December 31, 2000 consisted of the following:

        MATURITY DATE             INTEREST RATE                        2000
        -------------             -------------                   -------------
        01/19/01                     6.75%                        $   1,000,000
        02/16/01                     6.75%                            1,500,000
        02/23/01                     6.75%                            1,000,000
        03/05/01                     6.75%                            1,000,000
        03/13/01                     6.75%                            1,000,000
        03/22/01                     6.75%                            1,000,000
        03/27/01                     6.75%                            2,000,000
        03/28/01                     6.75%                            1,000,000
        03/29/01                     6.75%                            1,000,000
        07/01/02                     6.85%                               56,625
                                                                  -------------
                                                                  $  10,556,625
                                                                  =============

        The advances from the Federal Home Loan Bank at December 31, 1999 consisted of the following:

        MATURITY DATE             INTEREST RATE                        1999
        -------------             -------------                   -------------
           1/28/00                   4.75%                        $   1,000,000
           2/17/00                   4.75%                              500,000
           3/13/00                   4.75%                            1,000,000
           3/31/00                   4.75%                            2,000,000
           7/01/01                   6.85%                               89,359
                                                                  -------------
                                                                  $   4,589,359
                                                                  =============

     A schedule of the principal payments due over the remaining term of the notes as of December 31, 2000 follows:

                              YEAR                                     AMOUNT
                              ----                                -------------

                              2001                                $  10,500,000
                              2002                                       56,625
                                                                  -------------


                              Total                               $  10,556,625
                                                                  =============

     These borrowings are collateralized by qualified real estate first mortgages and Federal Home Loan Bank stock held by the Bank, which had a book value of $13,835,382 and $7,478,939 at December 31, 2000 and 1999,
     respectively. At December 31, 2000, the FHLB advances of $10,500,000 had a variable or floating interest rate. As of December 31, 2000, the Bank had an additional borrowing capacity with the FHLB of approximately $34 million.


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


8.   STOCKHOLDERS' EQUITY

     REGULATORY CAPITAL. The Bank's actual capital and its statutory required capital levels based on the consolidated financial statements accompanying these notes are as follows (in thousands):

                                                              DECEMBER 31, 2000
                               --------------------------------------------------------------------------------
                                                                                             TO BE WELL
                                                                                         CAPITALIZED UNDER
                                                                 FOR CAPITAL             PROMPT CORRECTIVE
                                                              ADEQUACY PURPOSES          ACTION PROVISIONS
                               ------------------------    ------------------------   -------------------------
                                       ACTUAL                     REQUIRED                    REQUIRED
                               ------------------------    ------------------------   -------------------------
                                 AMOUNT         %            AMOUNT         %           AMOUNT         %
                               ------------------------    ------------------------   -------------------------
Core capital                        $9,837    12.7%             $3,108    4.0%             $4,663         6.0%
Tangible capital                    $9,837    12.7%             $3,108    4.0%                N/A          N/A
Total Risk based capital           $10,023    19.2%             $4,185    8.0%             $5,231        10.0%
Leverage                            $9,837    12.7%                N/A     N/A             $3,886         5.0%

                                                             DECEMBER 31, 1999
                              --------------------------------------------------------------------------------
                                                                                            TO BE WELL
                                                                                        CAPITALIZED UNDER
                                                                FOR CAPITAL             PROMPT CORRECTIVE
                                                             ADEQUACY PURPOSES          ACTION PROVISIONS
                              ------------------------    ------------------------   -------------------------
                                      ACTUAL                     REQUIRED                    REQUIRED
                              ------------------------    ------------------------   -------------------------
                                AMOUNT         %            AMOUNT         %           AMOUNT         %
                              ------------------------    ------------------------   -------------------------
Core capital                      $11,057    15.6%             $2,834    4.0%             $4,251         6.0%
Tangible capital                  $11,057    15.6%             $2,834    4.0%                N/A          N/A
Total Risk based capital          $11,212    27.1%             $3,305    8.0%             $4,131        10.0%
Leverage                          $11,057    15.6%                N/A     N/A             $3,542         5.0%

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, OTS adopted final rules based upon FDICIA's five capital tiers. The rules provide that a savings bank is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risk-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive. Under this regulation, the Bank was deemed to be "well capitalized" as of December 31, 2000 and 1999 based upon the most recent notifications from its regulators. There are no conditions or events since those notifications that management believes would change its classifications.

     RETAINED EARNINGS RESTRICTION. Retained earnings at December 31, 2000 include approximately $1,471,000 of tax bad debt reserves accumulated prior to December 31, 1987 for which no Federal income tax has been provided. These tax bad debt reserves are only taxable in certain circumstances, such as if the Bank converted to an institution that did not qualify as a bank for tax purposes (see Note 9).


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


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

9.   INCOME TAXES

     The provision for income taxes for the periods indicated consist of the following:

                                                                        FOR THE  YEARS  ENDED  DECEMBER 31,
                                                                 -------------------------------------------------
                                                                     2000               1999             1998
                                                                 --------------    -------------     -------------
          Federal income tax expense:
            Current                                              $      358,069    $     441,629     $     420,801
            Deferred                                                     43,153          (23,806)          (22,547)
                                                                 --------------    -------------     -------------
                                                                 $      401,222    $     417,823     $     398,254
                                                                 ==============    =============     =============

     Other liabilities in the accompanying consolidated balance sheets include deferred tax liabilities of $307,139 and $209,558 as of December 31, 2000 and 1999, respectively. The current tax liability included in Other Liabilities amounts to $43,870 and $81,515 at the end of these same periods.

     Deferred income taxes result from temporary differences in the recognition of income and expenses for tax and financial statement purposes. The source of these temporary differences and the tax effect of each are as follows:

                                                                        FOR THE  YEARS  ENDED  DECEMBER 31,
                                                                 -------------------------------------------------
                                                                     2000               1999             1998
                                                                 --------------    -------------     -------------
          FHLB stock                                             $       15,198    $      13,600     $      12,920
          Directors retirement plan                                      (6,770)          (7,923)          (14,861)
          ESOP loan                                                      (2,609)         (28,489)
          Allowance for loan losses                                     (10,132)          (2,283)           (7,976)
          Net accrued income                                             33,247           (5,240)           (5,164)
          Other, net                                                     14,219            6,529            (7,466)
                                                                 --------------    -------------     -------------

                                                                 $       43,153    $     (23,806)    $     (22,547)
                                                                 ==============    =============     =============


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


     For the periods indicated, total income tax expense differed from the amounts computed by applying the U. S. Federal income tax rate of 34 percent to income before income taxes as follows:

                                                                        FOR THE  YEARS  ENDED  DECEMBER 31,
                                                                 -------------------------------------------------
                                                                     2000               1999             1998
                                                                 --------------    -------------     -------------

          Expected income tax expense at federal tax rate        $      401,222    $     417,849     $     398,435
          Other, net                                                                         (26)             (181)
                                                                 --------------    -------------     -------------

             Total income tax expense                            $      401,222    $     417,823     $     398,254
                                                                 ==============    =============     =============

          Effective income tax rate                                        34.0%            34.0%             34.0%
                                                                 ==============    =============     =============

     Deferred tax assets and liabilities as of December 31, 2000 and 1999 consisted of the following:

                                                                                       2000              1999
                                                                                   -------------     -------------
        Deferred tax assets:
            Deferred loan fee income                                               $      23,841     $      28,468
            Directors retirement plan                                                     94,856            88,086
            Allowance for loan losses                                                     62,463            52,331
            Other, net                                                                    35,334             6,293
                                                                                   -------------     -------------
                                                                                         216,494           175,178
        Deferred tax liabilities:
            Net accrued interest income                                                  165,816           132,535
            FHLB stock                                                                   142,052           126,854
            Other, net                                                                    36,024
                                                                                   -------------     -------------
                                                                                         343,892           259,389

        Net deferred tax asset (liability)                                         $    (127,398)    $     (84,211)
                                                                                   =============     =============

     In addition to the net deferred tax liability of $127,398 and $84,211 as of December 31, 2000 and 1999, respectively, included in the preceding table, the financial statements include a deferred tax liability of $179,741 and $125,347 that were charged against the unrealized gain on securities available-for-sale of $528,649 and $368,669 at December 31, 2000 and 1999, respectively. The net amount of $348,909 and $243,322 are recorded in Accumulated Other Comprehensive Income, a separate component of stockholders' equity at December 31, 2000 and 1999, respectively.

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


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


     of December 31, 1987, which amounts to approximately $1,471,000 is only subject to being taxed at a later date under certain circumstances, such as the Bank converting to a type of institution that is not considered a bank for tax purposes. These financial statements do not include any deferred tax liability related to the accumulated tax bad debt reserves as of December 31, 1987.

10.  EMPLOYEE BENEFITS

     RETIREMENT SAVINGS PLAN. Effective January 1, 1994, the Bank became a participant in the Financial Institutions Thrift Plan. The Plan allows participating employees to make contributions by salary reduction pursuant to Section 401(K) of the Internal Revenue Code for all employees who meet certain requirements as to age and length of service. The Bank makes 25% matching contributions to each participant's account up to 6% of the participant's compensation. The Bank contributions to the Plan amounted to $5,002, $2,409, and $4,492 for the years ended December 31, 2000, 1999, and
     1998, respectively. Employees vest immediately in their contributions and 100% in the Bank's contributions after completing 5 years of service.

     DIRECTORS RETIREMENT PLAN. On July 5, 1995, the stockholders of the Company approved the establishment of a Director Retirement Plan. The Director Retirement Plan, which was effective January 1, 1994, covers each member of the Company's and the Bank's Board of Directors who at any time serves as a non-employee director. Under the Director Retirement Plan, each participating director will receive on a monthly basis for ten years following his or her retirement from the Board, an amount equal to the product of his or her "Benefit Percentage," his or her "Vested Percentage" and 75% of the amount of the monthly fee he or she received for service on the Board during the calendar year preceding his or her retirement from the Board. All benefits vest immediately in the case of retirement after age 70 with 15 years of service, upon death or disability, or upon a change in control of the Company. The Director Retirement Plan is a non-qualified benefit plan and will be funded by the general assets of the Company, and the Company will recognize the expense of providing these benefits as they become vested. The Company recognized expense of $23,685, $28,252, and $43,709, in connection with this plan for the years ended December 31, 2000, 1999, and 1998, respectively.

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


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


     per share. In 1998, the Company lowered the exercise price on the 2,000 stock options awarded in 1996 to $17.19 per share.
     A summary of option transactions for the years indicated are as follows:


                                                                      YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------------------
                                                                  2000                        1999
                                                      --------------------------    --------------------------
                                                      OPTION             NUMBER     OPTION            NUMBER
                                                       PRICE            OF UNITS     PRICE            OF UNITS
                                                      ------            --------    ------            --------

        Balance outstanding at beginning of year     $13.13-$17.19        57,500    $13.13-$17.19      61,500
        Granted                                                                             17.19       4,000
        Exercised                                            13.13        (4,000)           13.13      (2,400)
        Cancelled                                                                           13.13      (1,600)
                                                                         -------                       ------
        Balance outstanding at end of year           $13.13-$17.19        53,500    $13.13-$17.19      57,500
                                                                         =======                       ======
        Shares exercisable                                                51,500                       39,300
                                                                         =======                       ======
        Shares available for grant                                        13,000                       13,000
                                                                         =======                       ======

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

     Companies are not required to adopt the fair value method of accounting for employee stock-based transactions, and may continue to account for such transactions under Accounting Principles Based (APB) Opinion No. 25 "Accounting for Stock Issued to Employees." Under this method the compensation cost is measured by the difference between the fair value of the Company's stock at the date of the award, and the exercise price to be paid by the employee. If a company chooses to report stock based compensation under APB 25, they must disclose the pro forma net income and earnings per share as if the Company had applied the new method of accounting. Accordingly, the following table shows the Company's net income and earnings per share on a pro forma basis as if the compensation cost for the stock options awarded were accounted for in accordance with SFAS No. 123 for the years ended December 31, 2000, 1999, and 1998, respectively.

                                          REPORTED PER CONSOLIDATED
                                             FINANCIAL STATEMENTS                           PRO FORMA AMOUNT
                                 ---------------------------------------   ----------------------------------------------
                                    2000          1999         1998            2000             1999            1998
                                 ------------- ------------ ------------   ------------    -------------    -------------

        Net income               $     778,842 $    811,145 $    773,613   $     756,965   $      770,667   $    733,135
                                 ============= ============ ============   =============   ==============   ============

        Earnings per share       $        1.18 $       1.08 $        .98   $        1.15   $         1.03   $        .93
                                 ============= ============ ============   =============   ==============   ============

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________



     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                        2000         1999        1998
                                                       -------     --------    -------
        Dividend yield                                  3.0%         3.0%        3.0%
        Expected volatility                             .06%         .06%        .06%
        Expected life                                    10           10          10
        Free interest rate                              5.3%         5.3%        5.3%

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

     Awards made to employees will vest 20% on each anniversary date of the award. Shares will be held by the trustee and are voted by the ERP trustee in the same proportion as the trustee of the Company's ESOP plan votes shares held therein. Any assets of the trust are subject to the general creditors of the Company. All shares awarded vest immediately in the case of a participant's retirement after age 65, death or disability, or upon a change in control of the Company. The Company intends to expense ERP awards over the years during which the shares are payable, based on the fair market value of the common stock at the date of the grant to the employee. As of December 31, 2000, no awards had been made under the ERP.

     EMPLOYEE STOCK OWNERSHIP PLAN. In connection with the stock conversion December 29, 1994, the Company established an internally leveraged Employee Stock Ownership Plan (the "ESOP") which covers substantially all full time employees. The ESOP borrowed $800,000 from the Company and purchased 80,000 shares of common stock of the Company at the date of conversion. The loan is being repaid in annual installments over a 15-year period with interest, which is based on the published prime rate (currently 8.0%) per the Wall Street Journal plus 1%.

     The Company makes annual contributions to ESOP equal to the ESOP's debt service less dividends, if any, received by the ESOP and used for debt service. Dividends received by the ESOP on unallocated shares held as collateral are to be used to pay debt service; dividends on allocated shares may be credited to participants' accounts or used for debt service. Dividends of $46,975 and $43,187 were used in fiscal year 2000 and 1999, respectively, to pay ESOP debt service. The ESOP unallocated shares are pledged as collateral on the debt. As the debt is repaid, shares are released from collateral and allocated to active participants based on a formula specified in the ESOP agreement.

     ESOP compensation was $71,496, $77,085, and $95,165 for the years ended December 31, 2000, 1999, and 1998, respectively. During 2000, 1999, and 1998, 5,211, 5,240, and 5,237 shares of stock were released from collateral, respectively. At December 31, 2000 and 1999, there were 47,209 and

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


     52,422 unallocated ESOP shares of stock having a fair value of $625,519 and $760,119, respectively. In the case of a distribution of ESOP shares which are not readily tradeable on an established securities market, the Plan provides the participant with a put option that complies with the requirements of Section 490H of the Internal Revenue Code.

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


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________

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

     The estimated fair values of the Company's financial instruments at December 31, 2000 and 1999 are as follows:

                                                                  2000                           1999
                                                      ----------------------------    --------------------------
                                                       CARRYING            FAIR         CARRYING         FAIR
                                                        AMOUNT             VALUE         AMOUNT          VALUE
                                                      ------------     -----------    -----------    -----------
         ASSETS
            Cash and interest bearing deposits         $ 3,266,707     $ 3,266,707    $ 4,323,816    $ 4,323,816
            Securities available-for-sale                  536,480         536,480        376,500        376,500
            Securities held-to-maturity                  1,710,916       1,706,286      2,004,600      1,978,310
            Loans receivable, net                       70,444,968      70,266,558     63,160,359     63,248,457

         LIABILITIES
            Deposits                                    54,470,412      54,499,516     53,324,839     53,056,540
            FHLB advances                               10,556,625      10,556,625      4,589,359      4,595,629

         UNRECOGNIZED FINANCIAL INSTRUMENTS
            Loan commitments                                             1,672,059                       390,000
            Unused lines of credit                                       2,908,000                     2,036,478

12.  RELATED PARTY TRANSACTIONS

     Certain directors of the Bank perform legal services on behalf of the Bank and appraise selected real estate properties for which they receive fees paid by the Bank. A substantial portion of these fees are passed on to customers of the Bank in the origination of mortgage loans. Legal fees paid amounted to $36,691, $17,154 and $35,772 for the years ended December 31, 2000, 1999 and 1998, respectively. Appraisal fees paid by the Bank amounted to $34,150, $37,825 and $36,395 for these same periods. In addition, the Bank leases office space to a Director. Rent income received by the Bank amounted to $8,400 for each of the years ended December 31, 2000, 1999 and 1998. Also in 2000 and 1999, general contracting services totaling $414,197 and $14,112, respectively, were provided by a company affiliated with one of the Bank's directors, in connection with the construction of the new branch bank building and with improvements made to the Bank's main office.


13.  SERVICE CORPORATION SUBSIDIARY

     During 1978, the Bank formed a wholly owned subsidiary for the principal purpose of acquiring stock in a data processing service center. The data processing center is a nonprofit corporation

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


     owned by user savings and loan associations and provides data processing services solely to its members.

     The subsidiary had no significant operations for the years ended December 31, 2000, 1999 and 1998, respectively.

     Summary balance sheets for the Bank's wholly-owned subsidiary, Central Kentucky Savings and Loan Service Corporation, follow:


              CENTRAL KENTUCKY SAVINGS AND LOAN SERVICE CORPORATION
                                 BALANCE SHEETS
                                ________________

                                                                                    AS OF DECEMBER 31,
                                                                                  ---------------------
                                                                                     2000       1999
                                                                                  ---------   --------
         ASSETS
            Investment, at cost                                                   $ 15,000    $ 15,000
                                                                                  ========    ========
         STOCKHOLDER'S EQUITY
            Common stock                                                          $ 15,000    $ 15,000
                                                                                  ========    ========


14.  STOCK TRANSACTIONS

     For the years ended December 31, 2000, 1999, and 1998, the Company repurchased 61,720, 101,420, and 21,970 common shares, respectively. Other stock transactions for the periods presented are summarized as follows:

         i. For the year ended December 31, 2000, stock options for 4,000 shares were exercised. Common stock held by the Incentive Plan Trust were issued at an average cost of $19.66, which was offset by the exercise price of $13.13 per share, with the total proceeds amounting to $52,500.

         ii. For the year ended December 31, 1999, 2,400 common shares were issued from the Incentive Plan Trust at an average cost of $17.50 per share for the exercise of stock options, with the total proceeds amounting to $31,500. Also, during 1999, 500 shares of common stock were issued from the Incentive Plan, which was recorded as compensation at the fair value on the date of the award totaling $7,780.

         iii. For the year ended December 31, 1998, 20,000 common shares were issued from the Incentive Plan Trust at an average cost of $19.49 per share for the exercise of stock options, with the total proceeds amounting to $262,500. Also during 1998, 500 shares of common stock were issued from the Incentive Plan Trust, which was recorded as compensation at the fair value on the date of the award of $7,780.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


15.  EARNINGS PER SHARE

     The table below summarizes the computation of earnings per common share - basic and earnings per common share - diluted for the years ended December 31, 2000, 1999, and 1998, respectively.

                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                -------------------------------------------------
                                                                    2000              1999              1998
                                                                ---------------   -------------    --------------
         EARNINGS PER COMMON SHARE - BASIC
         Numerator:
              Income available to common shareholders           $      778,842    $     811,145    $      773,613
                                                                ==============    =============    ==============

         Denominator:
              Weighted average of common
                shares outstanding                                     659,691          748,546           789,800
                                                                ==============    =============    ==============

         Per Share Amount                                       $         1.18    $        1.08    $          .98
                                                                ==============    =============    ==============

         EARNING PER COMMON SHARE - DILUTED
         Numerator:
              Income available to common shareholders           $      778,842    $     811,145    $      773,613
                                                                ==============    =============    ==============

         Denominator:
              Weighted average of common
                shares outstanding                                     659,691          748,546           789,800
              Effect of outstanding stock options                           75              997            15,751
                                                                --------------    -------------    --------------
              Weighted average of common shares
                outstanding - assuming dilution                        659,766          749,543           805,551
                                                                ==============    =============    ==============

              Per share amount                                  $         1.18    $        1.08    $          .96
                                                                ==============    =============    ==============


     Unallocated shares held by the Company's ESOP are considered outstanding when they are committed to be released.


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


16.  CKF BANCORP, INC. FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     The following condensed statements summarize the financial position, operating results, and cash flows of CKF Bancorp, Inc. (Parent Company only).


                   CONDENSED STATEMENT OF FINANCIAL CONDITION

                                                                                        DECEMBER 31,
                                                                                     2000         1999
                                                                                  -----------  -----------
         ASSETS:
              Cash and due from banks                                             $ 1,403,096  $   693,911
              Investment in subsidiary                                             10,626,124   11,824,853
              Other assets                                                            169,098       91,622
                                                                                  -----------  -----------
                  Total assets                                                    $12,198,318  $12,610,386
                                                                                  ===========  ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY:
              Liabilities                                                         $            $
                                                                                  -----------  -----------

         Stockholders' equity                                                      12,198,318   12,610,386
                                                                                  -----------  -----------

                  Total liabilities and stockholders' equity                      $12,198,318  $12,610,386
                                                                                  ===========  ===========

                         CONDENSED STATEMENT OF INCOME

                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                                    2000              1999              1998
                                                                ------------      -------------    -------------

         Dividends from Subsidiary                              $   2,000,000     $   1,000,000    $   2,000,000
         Interest income                                               53,090            55,775           63,621

         Legal and professional fees                                   (4,150)           (7,050)        (104,000)
         Franchise and license tax                                    (11,380)          (11,420)         (10,621)
         Other operating expenses                                     (25,355)          (21,708)         (24,011)
                                                                -------------     -------------    -------------

       Net income before tax benefit                                2,012,205         1,015,597        1,924,989
       Income tax benefit                                              13,901            29,811           64,995
                                                                -------------     -------------    -------------

       Net income before equity in undistributed net
         income of Subsidiary                                       2,026,106         1,045,408        1,989,984
       Dividends in excess of earnings of Subsidiary               (1,247,264)         (234,263)      (1,216,371)
                                                                -------------     -------------    -------------
       Net income                                                     778,842           811,145          773,613
       Other comprehensive income (loss)                              105,587          (166,972)          54,577
                                                                -------------     -------------    -------------
       Comprehensive income                                     $     884,429     $     644,173    $     828,190
                                                                =============     =============    =============

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________



                        CONDENSED STATEMENT OF CASH FLOWS

                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                                    2000              1999              1998
                                                                ------------      -------------    -------------

       CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                               $     778,842     $     811,145    $     773,613
       Adjustments to reconcile net income to cash
          provided by operating activities:
         Dividends in excess of earnings of Subsidiary              1,247,264           234,263        1,216,371
         Change in other receivables                                  (77,476)           48,495           81,490
                                                                -------------     -------------    -------------

         Net cash provided by operating activities                  1,948,630         1,093,903        2,071,474
                                                                -------------     -------------    -------------

       CASH FLOWS FROM INVESTING ACTIVITY:
         Net cash provided by investing activities                          -                 -                -
                                                                -------------     -------------    -------------

       CASH FLOWS FROM FINANCING ACTIVITIES:
         Dividends paid                                              (421,489)         (443,433)        (411,744)
         Purchase of common stock                                    (870,456)       (1,582,315)        (697,101)
         Proceeds from exercise of stock options                       52,500            31,500          262,500
         Stock issued as compensation                                                     7,780            7,780
                                                                -------------     -------------    -------------
         Net cash used by financing activities                     (1,239,445)       (1,986,468)        (838,565)
                                                                -------------     -------------    -------------
       Net increase (decrease) in cash and cash equivalents           709,185          (892,565)       1,232,909
       Cash and cash equivalents at beginning of period               693,911         1,586,476          353,567
                                                                -------------     -------------    -------------
       Cash and cash equivalents at end of period               $   1,403,096     $     693,911    $   1,586,476
                                                                =============     =============    =============


17.  AGREEMENT AND PLAN OF MERGER

     On December 14, 2000, CKF Bancorp, Inc. and Central Kentucky Federal Savings Bank (Central Kentucky Federal) entered into an Agreement and Plan of Merger (the "Merger Agreement") with First Lancaster and its wholly-owned subsidiary, First Lancaster Federal Savings Bank ("First Lancaster Federal"), a federally chartered savings bank, located in Lancaster, Kentucky. The Merger Agreement, to become effective, requires the approval of the First Lancaster stockholders, regulatory authorities including the Office of Thrift Supervision and the Securities and Exchange Commission, plus all conditions to closing required by the Merger Agreement being satisfied.

     Pursuant to the Merger Agreement and to effect the acquisition, (i) Central Kentucky shall form a merger subsidiary ("Merger Sub") organized under the laws of the State of Delaware that will be merged into First Lancaster, with First Lancaster surviving the merger and, subject to the rights of dissenting shareholders, each share of common stock of First Lancaster shall be canceled in exchange for the right to receive a cash payment of $16.27 per share; (ii) immediately after (i), First Lancaster shall be liquidated with the result that Central Kentucky Federal will acquire all the assets and liabilities of First Lancaster; and (iii) First Lancaster Federal will be merged with and into Central

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               __________________


     Kentucky Federal with Central Kentucky Federal acquiring all the assets and liabilities of First Lancaster Federal.

     It is anticipated by management that the Merger Agreement, if approved, will become effective in the second quarter of 2001. The transactions, pursuant to the Merger Agreement and on the effective date, would be accounted for by Central Kentucky Federal, using the purchase method of accounting at an approximate cost of $13.7 million.

                              CORPORATE INFORMATION
--------------------------------------------------------------------------------------------------------

                               BOARD OF DIRECTORS

W. IRVINE FOX, JR.                       JACK L. BOSLEY, JR.                 WARREN O. NASH
Chairman of the Board                    Farm Partner                        Veterinarian
Real Estate Developer/Partner            Viewpoint Farm
Charleston Green Townhouses
                                         W. BANKS HUDSON, III
                                         Attorney-at-Law
JOHN H. STIGALL                                                              WILLIAM H. JOHNSON
President and Chief Executive            YVONNE YORK MORLEY                  Senior Vice President
Officer of the Bank and the Company      Executive Assistant to the          and Secretary of the Bank
                                         President and Assistant             and the Company
                                         Secretary to the Board of
                                         Trustees of Centre College

-------------------------------------------------------------------------------------------------------

                               EXECUTIVE OFFICERS

JOHN H. STIGALL                               WILLIAM H. JOHNSON             ANN L. HOOKS
President and Chief                           Senior Vice President          Vice President and Treasurer
Executive Officer of the Bank and the         and Secretary of the Bank      of the Bank and the Company
Company                                       and the Company

                                              WILLIAM E. LORAN, II
                                              Vice President
--------------------------------------------------------------------------------------------------------


                                 OFFICE LOCATION

                              340 West Main Street
                            Danville, Kentucky 40422
--------------------------------------------------------------------------------------------------------

                              GENERAL INFORMATION


INDEPENDENT ACCOUNTANTS                       ANNUAL MEETING                    ANNUAL REPORT ON FORM 10-KSB
Miller, Mayer, Sullivan & Stevens, LLP        The 2000 Annual Meeting of        A COPY OF THE  COMPANY'S
2365 Harrodsburg Road                         Stockholders will be held on      2000 ANNUAL  REPORT ON FORM
Lexington, Kentucky  40504-3399               April 17, 2001 at 4:00 p.m. at    10-KSB WILL BE  FURNISHED
                                              Central Kentucky Federal          WITHOUT CHARGE TO
GENERAL COUNSEL                               Savings Bank, 340 West Main       STOCKHOLDERS AS OF THE
W. Banks Hudson, III                          Street, Danville, Kentucky        RECORD DATE FOR THE 2000
Attorney at Law                                                                 ANNUAL MEETING UPON WRITTEN
102 S. Fourth Street                                                            REQUEST TO:
Danville, Kentucky  40422
                                              TRANSFER AGENT                    JOHN H. STIGALL
SPECIAL COUNSEL                               Illinois Stock Transfer Company   CKF BANCORP, INC.
Stradley Ronon Housley Kantarian              209 West Jackson Boulevard        POB 400
  & Bronstein, LLP                            Suite 903                         340 WEST MAIN STREET
1220 19th Street, N.W., Suite 700             Chicago, Illinois  60606          DANVILLE,  KY  40423
Washington, DC  20036                         1-800-757-5755