Form 10KSB40, Exhibit 13
period 2001-12-31
CKF BANCORP INC
filed 2002-03-28
CIK 930203

--------------------------------------------------------------------------------
2001 ANNUAL REPORT
--------------------------------------------------------------------------------












                                CKF BANCORP, INC.

CKF BANCORP, INC.
-----------------------------------------------------------------------------------------------------------------------

CKF Bancorp, Inc., a Delaware corporation (the                   In December of 1994, the Bank converted from
"Company"), was organized in 1994 by Central                     mutual  to stock form, becoming a wholly owned
Kentucky Federal Savings Bank, formerly Central                  subsidiary of the Company. Upon its conversion to
Kentucky Federal Savings and Loan Association                    stock form, the Bank adopted its present name.
("Central Kentucky Federal" or the "Bank") to be                 The Bank operates through its main office in
a savings institution holding company whose only                 Danville, Kentucky and two full service branch
subsidiaries are the Bank and its subsidiary.                    locations, which are located in Danville and in
                                                                 Lancaster, Kentucky, plus a loan production office
The Company is  classified  as a unitary  savings                located in  Nicholasville, Kentucky.
and loan holding  company  subject to  regulation
by the Office of Thrift Supervision ("OTS") of the               The  branch  operating  in  Lancaster,  Kentucky  was
Department of the Treasury.  The primary  activity of            formerly the First Lancaster  Federal Savings Bank, a
the  Company  is  holding  the  stock of the Bank and            subsidiary  of  First  Lancaster  Bancshares,   Inc.,
operating the Bank. Accordingly,  the information set            which was  acquired  by Central  Kentucky  Federal on
forth in this report,  including financial statements            May 31, 2001.
and related data,  relates  primarily to the Bank and
its subsidiary.                                                  The  executive  offices of the  Company  and the Bank
                                                                 are  located  at  340  West  Main  Street,  Danville,
Central  Kentucky  Federal  was  formed  in 1886 as a            Kentucky  40422,  and its  telephone  number is (859)
Kentucky-chartered    mutual    building   and   loan            236-4181.
association.  In  December  1960,  the Bank  obtained
federal  insurance  on deposit  accounts and became a
member of the  Federal  Home Loan  Bank  ("FHLB")  of
Cincinnati.  The Bank  converted to a federal  mutual
savings and loan  association in 1969 and changed its
name to Central  Kentucky  Federal  Savings  and Loan
Association.

MARKET AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------

MARKET FOR THE COMMON STOCK

Since January 4, 1995, the Common Stock has been listed for trading under the symbol "CKFB" on the Nasdaq SmallCap Market. As of March 1, 2002, there were 738,915 shares of the Common Stock issued and outstanding, held by approximately 233 stockholders of record and approximately 129 beneficial owners. For further information regarding stock prices and dividends paid, see stock prices and dividends on page 3.


TABLE OF CONTENTS
--------------------------------------------------------------------------------

CKF Bancorp, Inc..............................................Inside Front Cover
Market and Dividend Information...............................Inside Front Cover
Letter to Stockholders.........................................................1
Selected Financial and Other Data..............................................2
Management's Discussion and Analysis of
  Financial Condition and Results of Operations................................4
Financial Statements..........................................................14
Corporate Information..........................................Inside Back Cover

                             LETTER TO STOCKHOLDERS
--------------------------------------------------------------------------------



To Our Stockholders,

We are pleased to report the results of the CKF Bancorp, Inc.'s operations for year 2001. On May 31, 2001, we completed the acquisition of First Lancaster Bancshares. With the acquisition of First Lancaster Bancshares, we now have two full service offices in Danville, Kentucky, one full service branch in Lancaster, Kentucky and a Loan Production Office in Nicholasville, Kentucky.

After the first full year of operation, our Ridgefield Center Branch has generated in excess of $10 million in deposits. Located in a rapidly growing commercial area of Danville Kentucky, this office has established numerous business and personal account relationships. In the next few months, a Super Lowes Store will be opening across the road from our branch. Also, a Cracker Barrel restaurant is under construction. We anticipate a continued positive impact on the Ridgefield Center Branch.

The consolidated net income for the year 2001 was $1,063,316 or $1.66 basic earnings per share and $1.65 diluted earnings per share. This compares to $778,842 of consolidated net income or $1.18 per share for both basic and diluted earnings per share for the year ended December 31, 2000. The net income for 2001 includes seven months of combined operations after the First Lancaster Bancshares acquisition.

Total assets at December 31, 2001 were $139.1 million, compared to $78.1 million at December 31, 2000. Deposits were $113.6 million at December 31, 2001, compared to $54.5 million at December 31, 2000. Stockholders' equity was $13.0 million at December 31, 2001, compared to $12.3 million at December 31, 2000. On December 31, 2001, stockholders' equity was $19.97 per outstanding common share, as compared to $19.02 per outstanding common share on December 31, 2000, based on the common shares outstanding on those respective dates of 651,083 and 648,106 shares.

Looking forward, we anticipate increased efficiency as a result of our combined operations. With a broader product mix, we expect to be in a more competitive position in our expanded market area. The year 2002 will present numerous challenges, which we stand prepared to undertake.

Visit our home page on the Internet at www.centralkyfsb.com.

We appreciate your interest in CKF Bancorp, Inc. and your continued support.

Sincerely,

/s/ John H. Stigall

John H. Stigall
President and Chief Executive Officer

SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

FINANCIAL CONDITION DATA:

                                                                          AT DECEMBER 31,
                                                 ----------------------------------------------------------------
                                                    2001         2000          1999          1998          1997
                                                 ---------    ---------     ---------     ----------    ---------
                                                                      (Dollars in thousands)
Total amount of:
  Assets......................................   $  139,103   $   78,116    $   71,214    $   65,580    $  62,865
  Loans receivable, net.......................      123,489       70,445        63,160        57,912       55,895
  Cash and investment securities..............       10,911        5,514         6,705         6,681        5,977
  Deposits....................................      113,642       54,470        53,325        48,938       43,253
  FHLB advances...............................       10,922       10,557         4,589         2,120        5,214
  Stockholders' equity........................       13,003       12,327        12,610        13,867       13,763
-----------------------------------------------------------------------------------------------------------------
Number of:
  Real estate loans outstanding(1)............        1,858        1,333         1,246         1,160        1,267
  Deposit accounts............................        7,701        4,003         3,710         3,644        3,922
  Offices open................................            4            2             1             1            1

--------------------
(1)  Includes home equity loans.

OPERATING DATA:

                                                                       YEARS ENDED DECEMBER 31,
                                                  ----------------------------------------------------------------
                                                     2001         2000          1999          1998          1997
                                                 ----------     ----------    ---------   ----------     ---------
                                                                       (Dollars in thousands)
Interest income...............................   $    8,265     $    5,426    $   4,725   $    4,608    $    4,586
Interest expense..............................        5,050          3,172        2,596        2,506         2,335
                                                 ----------     ----------    ---------   ----------     ---------
Net interest income before
  provision for loan losses...................        3,215          2,254        2,129        2,102         2,251
Provision for loan losses.....................           50             36           36           24            18
Non-interest income...........................          222             97          180          218           484
Non-interest expense..........................        1,753          1,135        1,045        1,124         1,025
                                                 ----------     ----------    ---------   ----------     ---------
Income before federal income tax expense......        1,634          1,180        1,228        1,172         1,692
Federal income tax expense....................          571            401          417          398           575
                                                 ----------     ----------    ---------   ----------     ---------
Net income....................................   $    1,063     $      779    $     811   $     774      $   1,117
                                                 ==========     ==========    =========   ==========     =========

KEY OPERATING RATIOS:

                                                                          AT OR FOR THE
                                                                       YEARS ENDED DECEMBER 31,
                                                  ----------------------------------------------------------------
                                                     2001         2000          1999          1998          1997
                                                 ----------     ----------    ---------   ----------     ---------
                                                                       (Dollars in thousands)
PERFORMANCE RATIOS:
  Return on assets (net income divided
    by average total assets)...................     .90%         1.07%          1.20%      1.23%         1.84%

  Return on average equity (net income
    divided by average stockholders' equity)...    8.58          6.82           5.86       5.72          7.90

  Interest rate spread (combined weighted
    average interest rate earned less
    combined weighted weighted average
    interest rate cost)........................    2.50          2.45           2.26       2.32          2.56

  Net yield on interest-earning assets (net
    interest income as a percentage of average
    balance of interest-earning assets)........    2.86          3.21           3.23       3.42          3.78

  Ratio of non-interest expense to average
    total assets...............................    1.49          1.56           1.55       1.79          1.69
  Dividend payout..............................   40.60         54.12          54.67      53.22        112.87

ASSET QUALITY RATIOS:
  Nonperforming assets to total assets at
    end of period(1)...........................    1.54           .73            .43        .64           .46

  Allowance for loan losses to nonperforming
    loans at end of period.....................   21.37         32.63          50.65      35.20         42.80

  Allowance for loan losses to total loans
    receivable, net............................     .37           .26            .25        .26           .22

CAPITAL RATIOS:
  Equity to total assets at end of period......    9.35         15.78          17.71      21.14         21.89

  Average equity to average assets.............   10.52         15.71          20.45      21.51         23.33

  Ratio of average interest-earning assets to
    average interest-bearing liabilities.......  108.21        116.72         124.74     126.89        131.02

----------
(1) Nonperforming assets include loans 90 days past due, non-accrual loans and foreclosed real estate.

STOCK PRICES AND DIVIDENDS:

The following table sets forth the range of high and low sales prices for the common stock as well as dividends declared in each quarter for 2001 and 2000. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

QUARTERLY STOCK INFORMATION
---------------------------

                       2001                               2000
           -----------------------------        -------------------------------
           STOCK PRICE RANGE                    STOCK PRICE RANGE
           -----------------   PER SHARE        -----------------     PER SHARE
  QUARTER    LOW       HIGH    DIVIDEND         LOW        HIGH      DIVIDEND
  -------    ---       ----    ----------       ----      ------     ---------
  1st       $11.75     $13.25     $  .32       $11.25     $14.38     $   .30
  2nd        12.00      16.00                   13.00      14.63
  3rd        15.00      17.50        .35        13.89      14.94         .32
  4th        14.78      16.80     ------        12.69      14.25     -------
  ---        -----     ------                   -----      -----

  Total                           $  .67                             $   .62
                                  ======                             =======

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

The Bank has functioned as a financial intermediary, attracting deposits from the general public and using such deposits, to make mortgage loans and, to a lesser extent, commercial and consumer loans and to purchase investment securities. As such, its earnings depend primarily on its net interest income, or "spread", which is the difference between the amount it receives from interest earned on loans and investments ("interest-earning assets") and the amount it pays in interest on its deposits ("interest-bearing liabilities"). Results of operations are also dependent upon the level of the Bank's non-interest income, including fee income and service charges and by the level of its non-interest expense, the most significant component of which is salaries and employee benefits.

The operations of the Bank are significantly affected by prevailing economic conditions and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are likewise heavily influenced by prevailing market rates of interest on competing investment alternatives, account maturities, and the levels of personal income and savings in the Bank's market areas.

The Bank was organized as a Kentucky building and loan association in 1886. In 1969, it converted to a federally-chartered, mutually-owned savings and loan association and, in 1994, it converted to a federally-chartered stock savings bank and adopted its current name. The Bank's interest-earning assets are concentrated in real estate-collateralized instruments, principally one- to four-family loans and, to a lesser extent, loans secured by multi-family residential and commercial properties, construction loans, home equity lines of credit, second mortgages on single-family residences, and commercial and consumer loans, both secured and unsecured, including loans secured by savings accounts. The Bank also invests in investment securities, primarily U.S. Government Treasury and agency securities and in interest-bearing deposits, primarily with the FHLB of Cincinnati. Its source of funding for these investments has principally been deposits placed with the Bank both by consumers in the market area it serves, and to a lesser extent, consumers outside the Bank's market area.

On May 31, 2001, Central Kentucky Federal Savings Bank acquired First Lancaster Bancshares, Inc. (First Lancaster), the holding company of First Lancaster Federal Savings Bank (Lancaster), a federally chartered savings bank, located in Lancaster, Kentucky. Under the agreement and Plan of Merger dated as of December 14, 2000, the Company acquired First Lancaster for a cash purchase price of $13.6 million, which represented $16.27 per share for each outstanding share of First Lancaster common stock. An additional payment of $130,371 was made for the cancellation of all outstanding First Lancaster stock options. As a result of the merger, First Lancaster and Lancaster were merged into Central Kentucky Federal Savings Bank.

The combination was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of acquisition, May 31, 2001. Fair value adjustments on the assets and liabilities included in the purchase are being amortized over the estimated lives of the related assets and liabilities. The excess of the purchase price over the estimated fair value of the underlying net assets of $1,144,080 was allocated to goodwill and is being amortized over 15 years using the straight-line method. Subsequent to December 31, 2001, the Company will no longer amortize goodwill, but will be required to evaluate the carrying value on at least an annual basis in accordance with requirements of the Statement of Financial Accounting Standards Board (FASB) Statement No. 42 (see Impact of New Accounting Standards).

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

ASSET/LIABILITY MANAGEMENT

Net interest income, the primary component of Bank's net income, is determined by the difference or "spread" between the yield earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Bank has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one- to four-family residential real estate, and, to a lesser extent, multi-family and commercial real estate loans and the origination of other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. As part of the First Lancaster acquisition, the Bank acquired loans totaling approximately $48.0 million, which included approximately $40.0 million in one-to-four family residential loans, of which $29.9 million were adjustable rate loans. The balance of the loans acquired included $3.8 million in construction loans, loans secured by other real estate totaling $2.4 million, and consumer loans totaling $800,000. For the year ended December 31, 2001, the Bank originated approximately $28.4 million of one-to-four family residential loans, plus $3.7 million of multi-family and commercial real estate loans. An additional $2.8 million of commercial real estate loans were purchased in 2001. In addition, the Bank has used excess funds to invest in various short-term investments as well as U.S. Government Treasury and agency securities with one to five year maturities. At December 31, 2001, the Bank had approximately $7.7 million of funds so invested, including $2.1 million in capital stock of the Federal Home Loan Mortgage Corporation and $1.7 in U.S. government and agency securities with an average yield of 4.32%.

Asset/liability management in the form of structuring cash instruments provides greater flexibility to adjust exposure to interest rates. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term liabilities. This posture allows the Bank to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during the low interest rate periods allows the Bank to extend the repricing and/or maturity of its liabilities thus reducing its exposure to rising interest rates. At December 31, 2001, the Bank's interest-bearing deposit base was comprised of $15.5 million in interest-bearing demand deposits with an average rate of 2.3% and $97.1 million in time deposits with an average rate of 5.29%. Time deposits with maturities of one year or less at December 31, 2001 totaled $60.2 million, or 62.0% of total time deposits at such date. In addition to its focus on the repricing period of its deposit liabilities, management also seeks to lengthen the repricing period of its interest-bearing liabilities through borrowings from the FHLB. Such borrowings totaled $10.9 million at December 31, 2001, with monthly principal and interest payments due through the year 2019.

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

The following table sets forth the interest rate sensitivity of the Bank's net portfolio value per the quarterly OTS report as of December 31, 2001 in the event of 1%, 2%, and 3% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.

                                      NET PORTFOLIO VALUE                    NPV AS % OF PORTFOLIO VALUE OF ASSETS
     CHANGE                 --------------------------------------         ----------------------------------------
     IN RATES               $ AMOUNT      $ CHANGE        % CHANGE         NPV RATIO             BASIS POINT CHANGE
     --------               --------      --------        --------         ---------             ------------------
      +300 bp                9,649        - 1,357          -12%             7.11%                   -72 bp
      +200 bp               10,197          - 809           -7%             7.42%                   -41 bp
      +100 bp               10,650          - 356           -3%             7.66%                   -17 bp

      -100 bp               11,134          + 128           +1%             7.84%                    +1 bp
      -200 bp                  -0-            -0-          -0-%              -0-%                   -0- bp
      -300 bp                  -0-            -0-          -0-%              -0-%                   -0- bp

The following table sets forth the interest rate risk capital component for the Bank at December 31, 2001 (the most recent date for which such information is available to the Bank from the OTS) given a hypothetical 200 basis point rate change in market interest rates.

                                                                                    DECEMBER 31, 2001
                                                                                    -----------------
         Pre-shock NPV Ratio:  NPV as % of Portfolio Value of Assets................    7.83%
         Exposure Measure:  Post-Shock NPV Ratio  ..................................    7.42%
         Sensitivity Measure:  Change in NPV Ratio..................................    41 bp
         Change in NPV as % of Portfolio Value of Assets............................0% to (-7)%
         Interest Rate Risk Capital Component ($000)................................      -0-

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

                                                                          YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------------------------------------
                                                              2001                                     2000
                                               ---------------------------------        ----------------------------------
                                                                         AVERAGE                                   AVERAGE
                                               AVERAGE                    YIELD/        AVERAGE                     YIELD/
                                               BALANCE      INTEREST       COST         BALANCE      INTEREST        COST
                                               -------      --------     --------       -------      --------      -------
                                                                             (Dollars in thousands)
Interest-earning assets:
  Loans receivable..........................  $  103,968    $  7,927     7.62%        $66,165       $  5,221       7.89%
  Investment securities.....................       4,606         199     4.32%          2,212            118       5.33%
  Other interest-earning assets.............       3,779         139     3.68%          1,949             87       4.46%
                                              ----------    --------                  -------       --------
     Total interest-earning assets..........     112,353       8,265     7.36%         70,326          5,426       7.72%
Non-interest-earning assets.................       5,376    --------                    2,376       --------
                                              ----------                              -------
    Total assets............................  $  117,729                              $72,702
                                              ==========                              =======


Interest-bearing liabilities:
  Deposits..................................  $   92,928    $  4,584     4.93%        $53,512      $   2,762       5.16%
  Borrowings................................      10,902         465     4.27%          6,738            410       6.08%
                                              ----------    --------                  -------       --------
    Total interest-bearing liabilities......     103,830       5,049     4.86%         60,250          3,172       5.26%
Non-interest-bearing liabilities............       1,513    --------                    1,029       --------
                                              ----------                              -------
    Total liabilities.......................     105,343                               61,279
Stockholders' equity........................      12,386                               11,423
                                              ----------                              -------
    Total liabilities and stockholders'
      equity................................  $  117,729                              $72,702
                                              ==========                              =======
Net interest income.........................                $  3,216                                $   2,254
                                                            ========                                ==========
Interest rate spread (1)....................                                2.50%                                     2.46%
                                                                          ======                                    ======
Net yield on interest-earning assets (2)....                                2.86%                                     3.21%
                                                                          ======                                    ======
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities...............................                              108.21%                                   116.72%
                                                                          ======                                    ======

--------------------
(1) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Represents net interest income as a percentage of the average balance of interest-earning assets for the same period, and is also referred to as the net interest margin.

The net interest margin is a key indicator used in determining the Bank's income performance. The Bank's net interest margin was 2.86% for the year ended December 31, 2001 compared to 3.21% for the year ended December 31, 2000. Net interest income increased by $961,000 during the year ended December 31, 2001 compared to the same period in 2000. This increase was due primarily to the interest earned on the increase in the average balance of interest earning assets of $42.0 million offset by the interest paid on the increase in the average balance of interest-bearing liabilities of $43.6 million. The average balances for both interest-earning assets and interest-bearing liabilities increased in 2001 primarily from the acquisition of First Lancaster.


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

                                                                   YEAR ENDED DECEMBER 31,
                                                        --------------------------------------------
                                                                      2001  VS.  2000
                                                        --------------------------------------------
                                                                     INCREASE (DECREASE)
                                                                           DUE TO
                                                        --------------------------------------------
                                                                                 RATE/
                                                        VOLUME       RATE       VOLUME        TOTAL
                                                        ------       ----       -------       ------
Interest income:
  Loans..............................................    $2,982      $(176)       $(101)       $2,705
  Investment securities..............................       128        (22)         (25)           81
  Other interest-earning assets......................        82        (15)         (15)           52
                                                         ------      -----        -----        ------
    Total interest-earning assets....................     3,192       (213)        (141)        2,838
                                                         ------      -----        -----        ------

Interest expense:
  Deposits...........................................     2,034       (122)         (90)        1,822
  Borrowings.........................................       254       (123)         (76)           55
                                                         ------      -----        -----        ------
    Total interest-bearing liabilities...............     2,288       (245)        (166)        1,877
                                                         ------      -----        -----        ------
Change in net interest income........................    $  904      $  32        $  25        $  961
                                                         ======      =====        =====        ======

COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

FINANCIAL CONDITION

Total assets increased $61.0 million, from $78.1 million at December 31, 2000 to $139.1 million at December 31, 2001. The increase in the assets of the Company was primarily due to the Company's acquisition of First Lancaster Bancshares, Inc. on May 31, 2001. The assets acquired in this transaction totaled $56.0 million, which included loans of $48.0 million. Liabilities assumed in the transaction totaled approximately $42.0 million, including deposits of $32.0 million and FHLB borrowings of $10.0 million. The goodwill recorded as a result of this transaction totaled $1.1 million. Since December 31, 2000, net loans have increased $53.0 million, while cash, interest-bearing deposits, and investments have increased a total of $5.4 million.

The  Company's  aggregate  investment  portfolio  increased  $3.1  million  from
December 31, 2000 to $5.4 million at December 31, 2001. Approximately $2.7 million was due to investments acquired in the First Lancaster acquisition. The remaining increase was primarily due to the purchase of government agency-backed bonds totaling approximately $1.0 million, net of a bond in the amount of $500,000, which matured, and principal repayments of $105,000 on mortgage-backed securities.

Loans increased $53.0 million from December 31, 2000 to $123.5 million at December 31, 2001 with approximately $48.0 million of the increase due to the First Lancaster acquisition. In addition, real estate owned acquired in the Lancaster acquisition totaling $855,000 was sold at a net gain of $23,000.

The allowance for loan losses totaled $458,000 and $186,000, respectively at December 31, 2001 and 2000. The increase of $272,000 was primarily due to an increase of $246,000 acquired in the purchase of Lancaster. The allowance as a percentage of non-performing loans was 21.4% and 32.6% as of December 31, 2001 and 2000, respectively. Loan charge offs amounted to $23,000 and $5,200 in years 2001 and 2000, respectively. The determination of the allowance for loan losses is based on management's analysis, done no less frequently than on a quarterly basis, of various factors, including market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is in accordance with generally accepted accounting principles and reflects current regulatory and economic considerations, there can be no assurance that additional losses will not be incurred, or that the Bank's regulators or changes in the Bank's economic environment will not require further increases in the allowance.

Deposits increased $59.2 million from December 31, 2000 to $113.6 million at December 31, 2001 with approximately $32.0 million of the increase due to the First Lancaster acquisition. In addition to the First Lancaster acquisition, deposits have increased an additional $27.2 million. This increase is due to the Company's competitively priced product line within the local market area, plus the reaction of customers to the increased risks in alternative investments, as evidenced by the decline in equity market indexes during this period.

Federal Home Loan Bank Advances increased a net $365,000 from December 31, 2000 to $10.9 million at December 31, 2001. Approximately $10.0 million in Federal Home Loan Bank Advances were assumed in the Lancaster transition.

Stockholders' equity increased by $676,000 to $13.0 million at December 31, 2001 as compared to $12.3 million at December 31, 2000. The increase of $676,000 was due to net income of $1.1 million, plus an increase of $100,000 from the release of ESOP shares, an increase of $126,000 from the issuance of stock offset by dividend payments of $427,000, the repurchase of Company stock totaling
$165,000, and a decrease in the net unrealized gain on available-for-sale securities of $22,000.

RESULTS OF OPERATIONS

NET INCOME. Net income for the year ended December 31, 2001 was $1.1 million, as compared to $779,000 for the year ended December 31, 2000, an increase of $284,000, or 36.5%. The increase resulted primarily from an increase of $961,000 in net interest income, an increase of $125,000 in non-interest income, offset by a $618,000 increase in non-interest expense, a $14,000 increase in the provision for loan losses, and a $170,000 increase in income tax expense.

INTEREST INCOME. Interest income totaled $8.3 million for the year ended December 31, 2001, which was $2.8 million more than the comparable period in 2000. The increase in interest income of $2.8 million, or 52.3%, for the year 2001 compared to year 2000 was due primarily to an increase of $42.0 million in the average balance of interest earning assets for the year ended December 31, 2001 compared to the year ended December 31, 2000. The average balance of interest earning assets for 2001 was $112.4 million, compared to $70.3 million for 2000, which was primarily due to the loan and investment assets acquired from First Lancaster Bancshares, Inc. Average yields on the average balance of interest-earning assets was 7.36% and 7.72% for the years ended December 31, 2001 and 2000, respectively.

INTEREST EXPENSE. Interest expense totaled $5.0 million for the year ended December 31, 2001, which was $1.9 million more than the year ended December 31, 2000. The increase in interest expense of $1.9 million, or 59.2%, was due primarily to the increase in the average balance of interest bearing liabilities in the year 2001, compared to the year 2000. The average balance of interest bearing liabilities was $103.8 million for the year ended December 1, 2001, compared to $60.3 million for the year ended December 31, 2000. The average rate paid on the average balance of interest-bearing liabilities was 4.86% and 5.26% for the years ended December 31, 2001 and 2000, respectively.

PROVISION FOR LOAN LOSSES. The bank recorded a provision for loan losses of $50,000 and $36,000 for the years ended December 31, 2001 and 2000, respectively. Management considers many factors in determining the necessary levels of the allowance for loan losses, including an analysis of specific loans in the portfolio, estimated value of the underlying collateral, assessment of general trends in the real estate market, delinquency trends, prospective economic and regulatory conditions, inherent loss in the loan portfolio, and the relationship of the allowance for loan losses to outstanding loans.

NON-INTEREST INCOME. Non-interest income amounted to $222,000 and $98,000 for the years ended December 31, 2001 and 2000, respectively. Non-interest income included primarily fees charged in connection with loans and service charges on deposit accounts of $152,000 for the year ended December 31, 2001 and $88,000 for the year ended December 31, 2000. In addition, the Company realized a net gain on the sale of real estate owned for the year ended December 31, 2001 totaling $39,000.

NON-INTEREST EXPENSE. Non-interest expense totaled $1.8 million and $1.1 million for the years ended December 31, 2001 and 2000, respectively, an increase of $618,000 or 54.4%. The increase of $618,000 was due primarily to a $253,000 increase in compensation and benefits, a $87,000 increase in occupancy expenses, a $58,000 increase in data processing expenses, a $172,000 increase in other operating expenses, and a $47,000 increase in legal and other professional fees. The increases were primarily due to the increased costs in these categories, related to the First Lancaster acquisition.

INCOME TAXES. The provision for income taxes for the year ended December 31, 2001 and 2000 was $571,000 and $401,000, respectively, and as a percentage of income before income taxes, was 34.9% and 34.0% for year 2001 and 2000, respectively.


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

The primary operating activities of the Bank are accepting deposits from the general public and the origination of residential mortgage and other loans. Cash flow from these activities is generally derived from net income, as increased or decreased in part by the income attributable to FHLB stock dividends, depreciation expense, interest accruals, deferred income taxes, and the change in prepaid expenses as amounts paid in prior periods are applied to subsequently incurred expenses. The Bank's operating activities produced positive cash flows for 2001 and 2000. The primary investing activities of the Bank are origination of loans and purchase of investment securities. For the years ended December 31, 2001 and 2002, the Bank used $16.0 million and $7.7 million of funds for investing activities. Of the $16.0 million used in 2001, approximately $10.8 million was used for the purchase of First Lancaster's net assets. The Bank's primary financing activities arise from certificates of deposit and from other deposit accounts, net advances borrowed from the FHLB of Cincinnati, and from the issuance and repurchase of the Company's common stock. During the year ended December 31, 2001, the Bank had a net increase in other deposit accounts of approximately $2.8 million and a net increase in certificates of deposit of $24.7 million, exclusive of the deposit liabilities assumed in the acquisition of First Lancaster. The Bank decreased its net advances from the FHLB by $9.7 million, excluding approximately $10.0 million of FHLB advances assumed in the acquisition of First Lancaster. In addition, the Company repurchased 12,000 shares of its stock at a cost of $165,000.

The Bank's capital ratios are substantially in excess of current regulatory capital requirements. At December 31, 2001, the Bank's core capital amounted to 7.2% of adjusted total assets, or 3.2%, in excess of the Bank's current 4% core capital requirement. Additionally, the Bank's risk-weighted assets ratio was 11.4% at December 31, 2001, or 3.4% in excess of the Bank's 8.0% risk-based capital requirement (See Note 9 of Notes to Consolidated Financial Statements).


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


IMPACT OF NEW ACCOUNTING STANDARDS

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS No. 133 also specifies new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged, and specifies detailed criteria to be met to qualify for hedge accounting. The definition of a derivative financial instrument is complex, but in general, it is an instrument with one or more underlyings, such as an interest rate or foreign exchange rate, that is applied to a notional amount, such as an amount of currency, to determine the settlement amounts. It generally requires no significant initial investment and can be settled net or by delivery of an asset that is readily convertible to cash. SFAS No. 133 applies to derivatives embedded in other contracts, unless the underlying of the embedded derivative is clearly and closely related to the host contract. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. On adoption, entities are permitted to transfer held-to-maturity debt securities to the available-for-sale or trading category without calling into question their intent to hold other debt securities to maturity in the future. The adoption of SFAS No. 133 did not have a material impact on the Company's financial statements.

BUSINESS COMBINATIONS. In June of 2001, the FASB issued SFAS No. 141, "Business Combinations." This statement pertains to business combinations initiated after June 30, 2001, and requires all business combinations after this date to be accounted for using the purchase method of accounting. This standard is not expected to have a material impact on the Company's financial statements.

GOODWILL AND OTHER INTANGIBLE ASSETS. In June of 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which is effective for the Company beginning January 1, 2002. Under Statement No. 142, companies will be required to test goodwill for impairment at the reporting unit level, which is the operating segment or component of the business identified with the goodwill. The test requires companies to compare the fair value of the reporting unit, including goodwill, with its carrying value. If the carrying value of the reporting unit exceeds its fair value, then a goodwill test must be applied to measure the impairment loss, if any. This test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying value of goodwill exceeds the implied value of goodwill, then an impairment loss must be recognized equal to that excess. Other intangible assets shall be initially recognized and measured based on their fair value. The accounting for intangible assets is based on its useful life to the reporting entity. An intangible asset with a finite useful life is amortized to operations over its useful life. An intangible asset with an indefinite useful life is not amortized, but is tested for impairment at least on an annual basis.

                      MILLER, MAYER, SULLIVAN & STEVENS LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                     "INNOVATORS OF SOLUTION TECHNOLOGY"(SM)



                          INDEPENDENT AUDITORS' REPORT


Board of Directors
CKF Bancorp, Inc.
Danville, Kentucky

We have audited the accompanying consolidated balance sheets of CKF Bancorp, Inc. and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the management of CKF Bancorp, Inc. (Company). Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CKF Bancorp, Inc. and Subsidiary as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.


/s/ Miller, Mayer, Sullivan, & Stevens, LLP

Lexington, Kentucky
February 15, 2002



www.mmssllp.com                                                   (859) 223-3095
2365 HARRODSBURG ROAD     LEXINGTON, KENTUCKY 40504-3399     FAX: (859) 223-2143

                        CKF BANCORP, INC. AND SUBSIDIARY

                        CKF BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                             ______________________

                                                                                       AS OF DECEMBER 31,
                                                                               ---------------------------------
                                                                                   2001                2000
                                                                              ---------------     --------------
ASSETS

Cash and due from banks                                                       $     1,653,515     $      415,198
Interest bearing deposits                                                           3,867,477          2,851,509
Investment securities:
   Securities available-for-sale                                                    2,136,749            536,480
   Securities held-to-maturity (market values of $3,306,169
      and $1,706,286 for 2001 and 2000, respectively)                               3,253,418          1,710,916
Loans receivable, net                                                             123,488,713         70,444,968
Accrued interest receivable                                                           997,077            595,773
Office property and equipment, net                                                  2,054,217          1,447,550
Goodwill, net of amortization of $44,492                                            1,099,588
Other assets                                                                          552,037            113,446
                                                                              ---------------     --------------

       Total assets                                                           $   139,102,791     $   78,115,840
                                                                              ===============     ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                      $   113,642,079     $   54,470,412
Federal Home Loan Bank advances                                                    10,921,675         10,556,625
Advance payment by borrowers for taxes and insurance                                   40,482             26,209
Deferred federal income tax                                                           832,431            307,139
Other liabilities                                                                     663,322            428,589
                                                                              ---------------     --------------

     Total liabilities                                                            126,099,989         65,788,974
                                                                              ---------------     --------------

Commitments and contingencies

Preferred stock, 100,000 shares, authorized and unissued
Common stock, $.01 par value, 4,000,000 shares authorized;
   651,083 and 648,106 shares issued and outstanding at
   December 31, 2001 and 2000, respectively                                            10,000             10,000
Additional paid-in capital                                                          9,555,941          9,578,665
Retained earnings, substantially restricted                                         8,727,481          8,091,071
Accumulated other comprehensive income                                                327,117            348,909
Treasury stock, 261,085 and 249,085 shares, respectively, at cost                  (4,301,010)        (4,136,260)
Incentive Plan Trust, 46,100 and 55,600 shares, respectively, at cost                (899,411)        (1,093,433)
Unearned Employee Stock Ownership Plan (ESOP) stock                                  (417,316)          (472,086)
                                                                              ---------------     --------------

     Total stockholders' equity                                                    13,002,802         12,326,866
                                                                              ---------------     --------------

     Total liabilities and stockholders' equity                               $   139,102,791     $   78,115,840
                                                                              ===============     ==============


The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                             ______________________

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                             -----------------------------------
                                                                                  2001                  2000
                                                                             -------------         -------------
INTEREST INCOME:
    Interest on loans                                                        $   7,926,620         $   5,220,925
    Interest and dividends on investments                                          198,686               118,125
    Other interest income                                                          139,325                86,893
                                                                             -------------         -------------
         Total interest income                                                   8,264,631             5,425,943
                                                                             -------------         -------------

INTEREST EXPENSE:
    Interest on deposits                                                         4,584,258             2,761,723
    Other interest                                                                 465,291               410,469
                                                                             -------------         -------------
         Total interest expense                                                  5,049,549             3,172,192
                                                                             -------------         -------------

Net interest income                                                              3,215,082             2,253,751
Provision for loan losses                                                           50,000                36,000
                                                                             -------------         -------------
Net interest income after provision for loan losses                              3,165,082             2,217,751
                                                                             -------------         -------------

NON-INTEREST INCOME:
    Loan and other service fees                                                    152,389                88,066
    Gain on foreclosed real estate                                                  39,338
    Other, net                                                                      30,545                 9,556
                                                                             -------------         -------------
         Total non-interest income                                                 222,272                97,622
                                                                             -------------         -------------

NON-INTEREST EXPENSE:
    Compensation and benefits                                                      860,247               607,656
    Legal and other professional fees                                               88,460                41,576
    State franchise tax                                                             76,733                74,446
    Occupancy expense, net                                                         172,707                85,882
    Data processing                                                                183,234               125,659
    Other operating expenses                                                       371,968               200,090
                                                                             -------------         -------------
         Total non-interest expense                                              1,753,349             1,135,309
                                                                             -------------         -------------

Income before income tax expense                                                 1,634,005             1,180,064
Provision for income taxes                                                         570,689               401,222
                                                                             -------------         -------------

Net income                                                                   $   1,063,316         $     778,842
                                                                             =============         =============

Basic earnings per common share                                              $        1.66         $        1.18
                                                                             =============         =============

Diluted earnings per common share                                            $        1.65         $        1.18
                                                                             =============         =============

The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                              ____________________

                                                                                                  ACCUMULATED
                                                                ADDITIONAL                           OTHER
                                                  COMMON         PAID-IN          RETAINED       COMPREHENSIVE
                                                  STOCK          CAPITAL          EARNINGS           INCOME
                                                ----------    -------------     -------------    -------------
Balance, December 31, 1999                      $   10,000      $ 9,585,429       $ 7,733,718        $ 243,322

Comprehensive income:
   Net income                                                                         778,842
   Other comprehensive income, net of tax,
     increase in unrealized gains on securities                                                        105,587

     Total comprehensive income

   Dividend declared                                                                 (421,489)
   ESOP stock released                                               19,376
   Purchase of common stock, 61,720 shares
   Stock issued                                                     (26,140)
                                                ----------      -----------       -----------        ---------

Balance, December 31, 2000                          10,000        9,578,665         8,091,071          348,909
Comprehensive income:
   Net income                                                                       1,063,316
   Other comprehensive income, net of tax,
     decrease in unrealized gains on securities                                                        (21,792)

     Total comprehensive income

   Dividend declared                                                                 (426,906)
   ESOP stock released                                               45,298
   Purchase of common stock, 12,000 shares
   Stock issued                                                     (68,022)
                                                ----------      -----------       -----------        ---------
Balance, December 31, 2001                      $   10,000      $ 9,555,941       $ 8,727,481        $ 327,117
                                                ==========      ===========       ===========        =========


                                                                  INCENTIVE     UNEARNED         TOTAL
                                                   TREASURY        PLAN           ESOP        STOCKHOLDERS'
                                                     STOCK         TRUST          STOCK          EQUITY
                                                 -------------    ---------     --------      ------------
Balance, December 31, 1999                        $ (3,265,804)   $ (1,172,073)  $(524,206)    $12,610,386
                                                                                               -----------
Comprehensive income:
   Net income                                                                                      778,842
   Other comprehensive income, net of tax,
     increase in unrealized gains on securities                                                    105,587
                                                                                               -----------
     Total comprehensive income                                                                    884,429

   Dividend declared                                                                              (421,489)
   ESOP stock released                                                              52,120          71,496
   Purchase of common stock, 61,720 shares            (870,456)                                   (870,456)
   Stock issued                                                         78,640                      52,500
                                                  ------------    ------------   ---------     -----------

Balance, December 31, 2000                          (4,136,260)     (1,093,433)   (472,086)     12,326,866
Comprehensive income:
   Net income                                                                                    1,063,316
   Other comprehensive income, net of tax,
     decrease in unrealized gains on securities                                                    (21,792)
                                                                                               -----------
     Total comprehensive income                                                                  1,041,524

   Dividend declared                                                                              (426,906)
   ESOP stock released                                                              54,770         100,068
   Purchase of common stock, 12,000 shares            (164,750)                                   (164,750)
   Stock issued                                                        194,022                     126,000
                                                  ------------    ------------   ---------     -----------
Balance, December 31, 2001                        $ (4,301,010)   $   (899,411)  $(417,316)    $13,002,802
                                                  ============    ============   =========     ===========

                        CKF BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             ______________________

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                                2001                    2000
                                                                           -------------           -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                              $   1,063,316           $     778,842
   Adjustments to reconcile net income to net
   cash provided by operating activities:
     ESOP benefit expense                                                         80,748                  71,496
     Provision for loan losses                                                    50,000                  36,000
     Amortization of loan fees                                                   (23,991)                (13,608)
     Provision for depreciation                                                  105,991                  64,474
     FHLB stock dividend                                                         (87,600)                (44,700)
     Amortization of premium (discount), net                                     107,591                   1,037
     Compensation under stock-based benefit plan                                  21,000
     Changes in:
       Interest receivable                                                       (67,968)               (142,186)
       Other liabilities and federal income taxes payable                       (294,562)                 (5,865)
       Other assets                                                               12,911                 (20,075)
       Interest payable                                                            1,798                  23,985
                                                                           -------------           -------------

     Net cash provided by operating activities                                   969,234                 749,400
                                                                           -------------           -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Cash consideration in the acquisition of First Lancaster, net             (10,795,858)
   Loan originations and principal payment on loans, net                        (302,659)             (6,360,127)
   Purchase of loans                                                          (4,433,294)               (946,874)
   Proceeds from sale of real estate owned                                                                32,923
   Proceeds from maturities of securities held-to-maturity                       500,000                 250,000
   Purchase of securities held-to-maturity                                      (992,468)
   Principal repayment on mortgage back securities                               105,304                  72,347
   Purchase of office property and equipment                                     (11,631)               (657,870)
   Investment in data service corporation                                        (76,320)
   Prepaid acquisition cost                                                                              (70,545)
                                                                           -------------           -------------

     Net cash provided (used) for investing activities                       (16,006,926)             (7,680,146)
                                                                           -------------           -------------


                                   (Continued)

The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             ______________________

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                                2001                    2000
                                                                           -------------           -------------
 CASH FLOWS FROM FINANCING ACTIVITIES:

   Net increase (decrease) in demand deposits,
     NOW accounts and savings accounts                                         2,799,415              (1,837,506)
   Net increase (decrease) in certificate of deposits                         24,663,642               2,983,079
   Proceeds from FHLB advances                                                22,000,000              30,000,000
   Payments on FHLB advances                                                 (31,665,098)            (24,032,734)
   Net increase (decrease) in custodial accounts                                 (19,329)                    243
   Purchase of common stock                                                     (164,750)               (870,456)
   Payment of dividends                                                         (426,903)               (421,489)
   Proceeds from exercise of stock options                                       105,000                  52,500
                                                                           -------------           -------------

     Net cash provided (used) by financing activities                         17,291,977               5,873,637
                                                                           -------------           -------------

Increase (decrease) in cash and cash equivalents                               2,254,285              (1,057,109)

Cash and cash equivalents, beginning of period                                 3,266,707               4,323,816
                                                                           -------------           -------------

Cash and cash equivalents, end of period                                   $   5,520,992           $   3,266,707
                                                                           =============           =============


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid for income taxes                                              $     651,000           $     450,000
   Cash paid for interest                                                  $   5,047,751           $   3,148,207

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
   ESOP stock released                                                     $      80,748           $      71,496

   Mortgage loans originated to finance sale of
     foreclosed real estate                                                $     855,127

The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            ________________________

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CKF Bancorp, Inc. (Company) is a corporation organized under the laws of Delaware. The Company's articles of incorporation authorize the issuance of up to 100,000 shares of preferred stock, which may be issued with certain rights and preferences. As of December 31, 2001, no preferred stock has been issued. The activities of the Company are primarily limited to holding stock in Central Kentucky Federal Savings Bank (Bank), a wholly owned subsidiary. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. The Company's operations consist primarily of those of the Bank.

     The Bank is a federally chartered stock savings bank, with its main office located in Danville, Kentucky. The Bank is a member of the Federal Home Loan Bank System. As a member of this system, the Bank is required to maintain an investment in capital stock of the Federal Home Loan Bank of Cincinnati (FHLB) in an amount equal to at least the greater of 1% of its outstanding loan and mortgage-backed securities, or 5% of outstanding FHLB advances. The Bank's operations consist of attracting deposits from the general public and using such deposits to originate loans primarily in the Bank's market area. The Bank's profitability is significantly dependent on net interest income which is the difference between income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid by the Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

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

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            ________________________

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

     REAL ESTATE OWNED. Real estate properties acquired through, or in lieu of, loan foreclosures are to be sold, and are initially recorded at fair value less estimated selling expenses at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of the carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the gain or loss on foreclosed real estate.

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

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            ________________________

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

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            ________________________


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

     Compensation cost of stock option plan awards is measured by the difference between the fair value of the Company's common stock at the date of the award and the price to be paid by the employee. Shares of common stock acquired to be issued in connection with the exercise of stock options and awarded under the Company's stock compensation plan are held in the Incentive Plan Trust as a reduction of stockholder's equity.

     Shares of common stock awarded under the Company's stock compensation plan are recorded initially as unearned compensation in stockholders' equity at the fair value of the stock at the date of the award. The total compensation cost is recognized over the vesting period. The Company has not made any awards under this Plan as of December 31, 2001.

     EARNINGS PER SHARE. Basic earnings per common share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, that then shared in the earnings of the company.

     BUSINESS COMBINATIONS. In June of 2001 the Financial Accounting Standards Board (FASB) issued Statement No. 141, "Business Combinations." Statement No. 141 pertains to business combinations initiated after June 30, 2001 and requires all business combinations after this date to be accounted for using the purchase method of accounting. Statement No. 141 requires companies that have goodwill recorded as a result of business combinations prior to June 30, 2001, to continue amortizing goodwill through December 31, 2001. The Company is amortizing goodwill recorded from the First Lancaster acquisition based on a 15-year life.

     GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS Statement No. 142, "Goodwill and Other Intangible Assets" is effective for the Company beginning January 1, 2002. Subsequent to December 31, 2001 all companies must comply with Statement No. 142 in accounting for goodwill and other intangible assets. In accordance with Statement No. 142, companies will be required to test goodwill for impairment at the reporting unit level, which is the operating segment or component of the business identified with the goodwill. The first part of the test requires the comparison of the fair value of the reporting unit, including goodwill, with its carrying value. If the carrying amount of the reporting unit exceeds its fair value, then a goodwill impairment test must be applied to measure the amount of impairment loss, if any. This test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount exceeds the implied goodwill, then an impairment loss must be recognized equal to that excess.

     The accounting for intangible assets is based on its useful life to the reporting entity. Under SFAS No. 142, other intangible assets are initially recognized and measured based on their fair value. An

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            ________________________


     intangible asset with a finite useful life is amortized to operations over the useful life. An intangible asset with an indefinite useful life is not amortized, but is tested for impairment at least on an annual basis.

     The Company does not anticipate the effect of implementing this statement to be material to its financial position or results of operations.

     RECLASSIFICATIONS. Certain presentations of accounts previously reported have been reclassified in these consolidated financial statements. Such reclassification had no effect on net income or retained income as previously reported.

2.   BUSINESS COMBINATION

     On May 31, 2001, Central Kentucky Federal Savings Bank acquired First Lancaster Bancshares, Inc. (First Lancaster), the holding company of First Lancaster Federal Savings Bank (Lancaster), a federally chartered savings bank, located in Lancaster, Kentucky. Under the Agreement and Plan of Merger (Merger) dated as of December 14, 2000, the Company acquired 100% of the outstanding common shares of First Lancaster for a cash purchase price of $13.6 million. The purchase price represented $16.27 per share for each outstanding share of First Lancaster common stock. An additional payment of $130,371 was made for the cancellation of all outstanding First Lancaster stock options. As a result of the merger, First Lancaster and Lancaster were merged into Central Kentucky Federal Savings Bank.

     The Company's primary reason for acquiring First Lancaster was to strengthen its position in the primary market area it serves, and at the same time leverage its capital with an acquisition that provides an opportunity to increase shareholder value through economies from the combined operations with the merger of First Lancaster and Lancaster into Central Kentucky Federal Savings Bank. The consolidated statement of income for the year ended December 31, 2001 includes the combined operations resulting from the merger for the period June 1, 2001 through December 31, 2001.

     The combination was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of acquisition, May 31, 2001. Fair value adjustments on the assets and liabilities included in the purchase are being amortized over the estimated lives of the related assets and liabilities. The excess of the purchase price over the estimated fair value of the underlying net assets of $1,144,080 was allocated to goodwill, which was amortized over 15 years using the straight-line method through December 31, 2001.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

                                                     AT MAY 31, 2001
                                                     ---------------
                                                     (In Thousands)

Cash and investments                                     $ 5,190
Loans, net                                                47,846
Real estate owned                                            855
Goodwill                                                   1,144
Office property and equipment                                708
Other assets                                                 354
                                                         -------

  Total assets acquired                                   56,097
                                                         -------

Deposits                                                     572
FHLB advances                                             10,053
Other liabilities                                            776
                                                         -------
  Total liabilities assumed                               42,401
                                                         -------
  Net assets acquired                                    $13,696
                                                         =======

     The $1,144,080 of goodwill was assigned to the branch operations in Lancaster. None of the goodwill amortization is expected to be deductible for tax purposes.

     In accordance with SFAS No. 141, "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets," the amortization of the recorded goodwill will cease as of December 31, 2001. Subsequently, the Company will be required to evaluate the carrying value of goodwill, $1,099,588 at December 31, 2001, and test for any impairment. If it is determined that there has been an impairment of the carrying value of goodwill, then the impairment loss will be recognized at that time.

     The following unaudited pro forma condensed consolidated financial information reflects the results of operations of the Company for the years ended December 31, 2001 and 2000 as if the transaction had occurred at the beginning of each period presented. These pro forma results are not necessarily indicative of what the Company's results of operations would have been had the acquisition actually taken place at the beginning of each period presented.

                                                                     PRO FORMA
                                                      ----------------------------------------
                                                        YEAR ENDED              YEAR ENDED
                                                      DECEMBER 31, 2001      DECEMBER 31, 2000
                                                      -----------------      -----------------
                                                              (Dollars in Thousands)
Net interest income                                       $3,583                   $3,768
                                                          ======                   ======
Net income                                                $1,090                   $  886
                                                          ======                   ======
Diluted net income per share                              $ 1.69                   $ 1.34
                                                          ======                   ======

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________

3.   INVESTMENT SECURITIES

     Investment securities held by the Company at December 31, 2001 and 2000 are summarized as follows:

                                                                              DECEMBER 31, 2001
                                                   ------------------------------------------------------------
                                                                       GROSS            GROSS       ESTIMATED
                                                      AMORTIZED     UNREALIZED       UNREALIZED       MARKET
                                                        COST           GAINS           LOSSES          VALUE
                                                   -------------    ------------    ------------    ----------
   Securities available-for-sale:
     Federal Home Loan Mortgage
       capital stock - 32,672 shares               $   1,641,117  $      495,632    $              $   2,136,749
                                                   =============  ==============    =============  =============

   Securities held-to-maturity:
     U. S. Treasury securities and
     obligations of U. S. Government
     corporations and agencies                     $   1,494,766  $       45,622    $              $   1,540,388
     Mortgage backed securities                          167,752           7,129                         174,881
     Federal Home Loan Bank of
       Cincinnati capital stock - 15,909 shares        1,590,900                                       1,590,900
                                                   -------------  --------------    -------------  -------------

                                                   $   3,253,418  $       52,751    $              $   3,306,169
                                                   =============  ==============    =============  =============

                                                                              DECEMBER 31, 2000
                                                   ------------------------------------------------------------
                                                                       GROSS            GROSS       ESTIMATED
                                                      AMORTIZED     UNREALIZED       UNREALIZED       MARKET
                                                        COST           GAINS           LOSSES          VALUE
                                                   -------------    ------------    ------------    ----------
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
                                                   =============  ==============    =============  =============

     The amortized cost and estimated market value of debt securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                       ESTIMATED
                                                                                     AMORTIZED          MARKET
                                                                                       COST              VALUE
                                                                                  -------------     -------------
         December 31, 2001:
           Due in one year or less                                                 $     499,956     $     506,250
           Due after one year through five years                                         994,810         1,034,138
                                                                                   -------------     -------------

                                                                                   $   1,494,766     $   1,540,388
                                                                                   =============     =============

     Investment securities with a carrying value of approximately $750,000 and $1,000,000 at December 31, 2001 and 2000 were pledged as collateral for certain customer deposits.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________

     For the years ended December 31, 2001 and 2000, the Bank received $500,000 and $250,000, respectively, from the maturity of U.S. Government and Agency Obligations, which were classified as held-to-maturity investments.

     At December 31, 2001 and 2000 the unrealized appreciation on investment securities available-for-sale in the amount of $495,632 and $528,650 net of the deferred tax liability of $168,515 and $179,741, respectively, is included in Accumulated Other Comprehensive Income as a separate component of stockholders' equity.

     Accrued interest receivable includes $18,131 and $9,839 as of December 31, 2001 and 2000, respectively, related to investment securities and term deposits.

4.   LOANS RECEIVABLE, NET

     The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first mortgages on single-family residences.

     Loans receivable, net at December 31, 2001 and 2000 consist of the following:

                                                                                        DECEMBER 31,
                                                                             -----------------------------------
                                                                                   2001                2000
                                                                             ----------------    ---------------
         Real estate mortgage secured by one-to-four family
           residential property                                              $     96,855,904    $    54,446,521
         Real estate mortgage secured by multi-family
           residential property                                                     1,478,881            847,702
         Real estate mortgage secured by commercial and
           other properties                                                        20,492,245          9,790,675
         Commercial, secured by various collateral other
           than real estate                                                         3,407,580          1,092,000
         Consumer loans:
           Home equity, secured by real estate                                      1,024,676          1,159,083
           Loans to depositors, secured by savings                                    475,430            458,208
           Other, principally unsecured                                             3,690,351          3,754,621
                                                                             ----------------    ---------------

                                                                                  127,425,067         71,548,810
         Less:
           Undisbursed portion of mortgage loans                                    3,431,894            848,006
           Allowance for loan losses                                                  458,329            185,714
           Net deferred loan origination fees                                          46,131             70,122
                                                                             ----------------    ---------------

                                                                             $    123,488,713    $    70,444,968
                                                                             ================    ===============

     Accrued interest receivable includes $978,946 and $585,934 at December 31, 2001 and 2000, respectively, related to loans receivable.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________

     The following is a reconciliation of the allowance for loan losses:

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                             -----------------------------------
                                                                                  2001                  2000
                                                                             -------------         -------------
         Balance, beginning of period                                        $     185,714         $     154,914
         Additions charged to operations                                            50,000                36,000
         Charge-offs                                                               (23,490)               (5,200)
         Recoveries                                                                     --                    --
         Balance recorded in acquisition                                           246,105                    --
                                                                             -------------         -------------
         Balance, end of period                                              $     458,329         $     185,714
                                                                             =============         =============

     The following is a summary of non-performing loans:

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                             -----------------------------------
                                                                                  2001                  2000
                                                                             -------------         -------------
                                                                                        (in thousands)
         Loans past due 90 days or more                                      $       1,770         $         348
         Non-accrual loans                                                             373                   222
                                                                             -------------         -------------
         Total nonperforming loan balances                                   $       2,143         $         570
                                                                             =============         =============
         Nonperforming loans as a percentage of loans                                 1.74%                  .81%
                                                                             =============         =============

     The Bank identified impaired loans in the amount of $40,532 and $27,723 at December 31, 2001 and 2000 for which no allowance for loan losses has been provided. The average recorded investment in impaired loans was $30,718 and $17,669 during the years ended December 31, 2001 and 2000, respectively. Interest income on impaired loans of $1,129 and $588, respectively, was recognized for cash payments received in 2001 and 2000, respectively. At December 31, 2001 and 2000, the amount of interest income that would have been recorded on loans in non-accrual status had such loans performed in accordance with their terms would have been approximately $17,865 and $12,465, respectively.

     Loans to executive officers and directors, including loans to affiliated companies of which executive officers and directors are principal owners, and loans to members of the immediate family of such persons at December 31, 2001 and 2000, were as follows:

                                                                                          DECEMBER 31,
                                                                             -----------------------------------
                                                                                 2001                  2000
                                                                             -------------         -------------
         Balance at beginning of period                                      $     575,773         $     499,362
         New loans                                                                 735,000                85,000
         Repayments                                                               (333,457)               (8,589)
                                                                             -------------         -------------
         Balance at end of period                                            $     977,316         $     575,773
                                                                             =============         =============

     These loans were incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________

5. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

     The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate mortgage loans that amounted to approximately $1,378,000 and $48,000 at December 31, 2001 and 2000, respectively, plus other loan commitments totaling $3,821,000 and $1,624,059 outstanding at December 31, 2001 and 2000, respectively. In addition, the Bank had approximately $1,586,000 and $2,908,000 of unused home equity lines and other open lines of credit, including standby letters of credit outstanding to customers at December 31, 2001 and 2000, respectively. There were no fixed rate mortgage loan commitments at December 31, 2001. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

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

     The Bank has no significant concentrations of credit risk with any individual counterparty to originate loans. The Bank lending is concentrated in residential real estate mortgages in the Central Kentucky area, within a 45-mile radius of Danville, Kentucky. A substantial portion of its debtors' ability to honor their contract is dependent on the economy of this area. In addition, the Company maintains cash in bank deposit accounts at various financial institutions. The balances, at times, may exceed federally insured limits. At December 31, 2001 and 2000, the cash balances with other financial institutions exceeded the insured limit by approximately $802,000 and $311,000, respectively.

6.   OFFICE PROPERTY AND EQUIPMENT

     Office property and equipment consist of the following:

                                                                                            DECEMBER 31,
                                                                                   -------------------------------
                                                                                       2001              2000
                                                                                   -------------    --------------
         Land, at cost                                                             $     531,657    $      405,157
         Buildings, at cost                                                            1,690,919         1,057,919
         Furniture, fixtures and equipment                                               798,231           560,362
                                                                                   -------------    --------------
                                                                                       3,020,807         2,023,438
         Less accumulated depreciation                                                   966,590           575,888
                                                                                   -------------    --------------
                                                                                   $   2,054,217    $    1,447,550
                                                                                   =============    ==============

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________

7.   DEPOSITS

     Deposit accounts are summarized as follows:

                                                                                            DECEMBER 31,
                                                                                 ---------------------------------
                                                                                      2001              2000
                                                                                 --------------    ---------------
         Demand deposit accounts                                                 $      991,379    $       669,456
         Passbook accounts with a weighted average rate of 2.02%
           and 3.05% at December 31, 2001 and 2000                                    4,644,375          2,914,063
         NOW and MMDA deposits with a weighted average rate
           of 2.52% and 3.54% at December 31, 2001 and 2000,
           respectively                                                              10,903,122          5,931,589
                                                                                 --------------    ---------------

                                                                                     16,538,876          9,515,108
         Certificate of deposits with a weighted average interest rate of 5.29% and 6.17% at December 31, 2001 and 2000,
           respectively                                                              97,103,203         44,955,304
                                                                                 --------------    ---------------

           Total deposits                                                        $  113,642,079    $    54,470,412
                                                                                 ==============    ===============
         Jumbo certificates of deposit (minimum denomination
           of $100,000)                                                          $   32,314,117    $    14,161,657
                                                                                 ==============    ===============

     Certificates of deposit by maturity at December 31, 2001 and 2000 are as follows:

                                                                                             DECEMBER 31,
                                                                                  ------------------------------
                                                                                       2001             2000
                                                                                  -------------    -------------
                                                                                            (In Thousands)
         Within 1 year                                                            $      60,222    $      29,453
         1-2 years                                                                       21,438            8,684
         2-3 years                                                                        8,356            3,059
         Maturing in years thereafter                                                     7,087            3,759
                                                                                  -------------    -------------
                                                                                  $      97,103    $      44,955
                                                                                  =============    =============

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________

     Certificates of deposit by maturity and interest rate category at December 31, 2001 and 2000 are as follows:

                                                          AMOUNT DUE DECEMBER 31, 2001
                                                                   (THOUSANDS)
                              -------------------------------------------------------------------------------------
                                   WITHIN                                              AFTER
                                  ONE YEAR      1-2 YEARS           2-3 YEARS          3 YEARS           TOTAL
                              -------------------------------------------------------------------------------------

         2.01 - 4.00%         $       13,177    $       2,229    $           62    $          54     $      15,522
         4.01 - 6.00%                 33,275           14,614             4,619            1,127            53,635
         6.01 - 8.00%                 13,770            4,595             3,675            5,906            27,946
                              --------------    -------------    --------------    -------------     -------------

                              $       60,222    $      21,438    $        8,356    $       7,087     $      97,103
                              ==============    =============    ==============    =============     =============

                                                          AMOUNT DUE DECEMBER 31, 2000
                                                                   (THOUSANDS)
                              -------------------------------------------------------------------------------------
                                   WITHIN                                              AFTER
                                  ONE YEAR      1-2 YEARS           2-3 YEARS          3 YEARS           TOTAL
                              -------------------------------------------------------------------------------------
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
                              ==============    =============    ==============    =============     =============

     Interest expense on deposits for the periods indicated are as follows:

                                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                        2001             2000
                                                                                   -------------     -------------
        Money market, NOW, and savings accounts                                    $     392,086     $     338,121
        Certificates                                                                   4,192,172         2,423,602
                                                                                   -------------     -------------
                                                                                   $   4,584,258     $   2,761,723
                                                                                   =============     =============

     The Bank maintains clearing arrangements for its NOW and MMDA accounts with the Federal Home Loan Bank of Cincinnati. The Bank is required to maintain adequate collected funds in its Demand Account to cover average daily clearings. The Bank was in compliance with this requirement at December 31, 2001 and 2000.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________

8.   ADVANCES FROM FEDERAL HOME LOAN BANK

     The advances from the Federal Home Loan Bank at December 31, 2001 consisted of the following:

         MATURITY DATE          INTEREST RATE                          2001
         -------------          -------------                     -------------
         05/31/02                   4.36%                         $   4,000,000
         05/30/03                   4.99%                             4,000,000
         12/01/04                   6.50%                               848,243
         01/01/03                   6.93%                               695,658
         01/01/05                   7.08%                               474,916
         01/30/15                   5.13%                               650,000
         08/01/19                   6.55%                               123,578
         02/10/08                   6.37%                                54,763
         07/01/02                   6.85%                                15,273
                                                                  -------------
                                                                     10,862,431
               Purchase adjustment to fair market value                  59,244
                                                                  -------------
                                                                  $  10,921,675
                                                                  =============

     The advances from the Federal Home Loan Bank at December 31, 2000 consisted of the following:

         MATURITY DATE          INTEREST RATE                          2001
         -------------          -------------                     -------------
         01/19/01                   6.75%                         $   1,000,000
         02/16/01                   6.75%                             1,500,000
         02/23/01                   6.75%                             1,000,000
         03/05/01                   6.75%                             1,000,000
         03/13/01                   6.75%                             1,000,000
         03/22/01                   6.75%                             1,000,000
         03/27/01                   6.75%                             2,000,000
         03/28/01                   6.75%                             1,000,000
         03/29/01                   6.75%                             1,000,000
         07/01/02                   6.85%                                56,625
                                                                  -------------
                                                                  $  10,556,625
                                                                  =============

         A schedule of the principal payments due over the remaining term of the notes as of December 31, 2001 follows:

                  YEAR                                    AMOUNT
                  ----                                ------------
                  2002                                $  4,858,430
                  2003                                   4,816,916
                  2004                                     447,324
                  2005                                      20,691
                  2006 and thereafter                      778,314
                                                      ------------
                  Total                               $ 10,921,675
                                                      ============
                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________

     These borrowings are collateralized by qualified real estate first mortgages and Federal Home Loan Bank stock held by the Bank, which had a book value of $17,884,547 and $13,835,382 at December 31, 2001 and 2000,
     respectively. At December 31, 2001, the FHLB advances of $650,000 had a variable or floating interest rate. As of December 31, 2001, the Bank had an additional borrowing capacity with the FHLB of approximately $59 million.

9.   STOCKHOLDERS' EQUITY

     REGULATORY CAPITAL. The Bank's actual capital and its statutory required capital levels based on the consolidated financial statements accompanying these notes are as follows (in thousands):

                                                              DECEMBER 31, 2001
                               --------------------------------------------------------------------------------
                                                                                             TO BE WELL
                                                                                         CAPITALIZED UNDER
                                                                 FOR CAPITAL             PROMPT CORRECTIVE
                                                              ADEQUACY PURPOSES          ACTION PROVISIONS
                               ------------------------    ------------------------   -------------------------
                                       ACTUAL                     REQUIRED                    REQUIRED
                               ------------------------    ------------------------   -------------------------
                                 AMOUNT         %            AMOUNT         %           AMOUNT         %
                               ------------------------    ------------------------   -------------------------
Tier I core capital                 $9,914    7.2%              $5,504    4.0%             $8,243         6.0%
Tangible equity capital             $9,914    7.2%              $5,504    4.0%                N/A          N/A
Total Risk based capital           $10,699    11.4%             $7,536    8.0%             $9,420        10.0%
Tier I Risk based capital           $9,914    10.5%                N/A     N/A             $4,710         5.0%

                                                             DECEMBER 31, 2000
                              --------------------------------------------------------------------------------
                                                                                            TO BE WELL
                                                                                        CAPITALIZED UNDER
                                                                FOR CAPTIAL             PROMPT CORRECTIVE
                                                             ADEQUACY PURPOSES          ACTION PROVISIONS
                              ------------------------    ------------------------   -------------------------
                                      ACTUAL                     REQUIRED                    REQUIRED
                              ------------------------    ------------------------   -------------------------
                                AMOUNT         %            AMOUNT         %           AMOUNT         %
                              ------------------------    ------------------------   -------------------------
Tier I core capital                $9,837    12.7%             $3,108    4.0%             $4,663         6.0%
Tangible equity capital            $9,837    12.7%             $3,108    4.0%                N/A          N/A
Total Risk based capital          $10,023    19.2%             $4,185    8.0%             $5,231        10.0%
Tier I Risk based capital          $9,837    12.7%                N/A     N/A             $3,886         5.0%

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, OTS adopted final rules based upon FDICIA's five capital tiers. The rules provide that a savings bank is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risk-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive. Under this regulation, the Bank was deemed to be "well capitalized" as of December 31, 2001 and 2000 based upon the most recent notifications from its regulators. There are no conditions or events since those notifications that management believes would change its classifications.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________


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

     DIVIDEND RESTRICTIONS. The payment of cash dividends by the Bank on its Common Stock is limited by regulations of the OTS. Interest on savings accounts will be paid prior to payments of dividends on Common Stock. Additional limitation on dividends declared or paid, or repurchases of the Bank stock are tied to the Bank's level of compliance with its regulatory capital requirements. Under current OTS regulations the Bank must either
     (i) file notification with the OTS because it is a subsidiary of a savings and loan holding company or (ii) apply for distributions if the total amount of capital distributions for the applicable calendar year exceeds net income for that year to date plus retained net income for the preceding two years.

10.  INCOME TAXES

     The provision for income taxes for the periods indicated consist of the following:

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                             -----------------------------------
                                                                                  2001                  2000
                                                                             -------------         -------------
         Federal income tax expense:
           Current                                                           $     557,018         $     358,069
           Deferred                                                                 13,671                43,153
                                                                             -------------         -------------

                                                                             $     570,689         $     401,222
                                                                             =============         =============

     For the periods indicated, total income tax expense differed from the amounts computed by applying the U. S. Federal income tax rate of 34 percent to income before income taxes as follows:

                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                             -----------------------------------
                                                                                  2001                  2000
                                                                             -------------         -------------
         Expected income tax expense at federal tax rate                     $     555,562         $     401,222
         Other, net                                                                 15,127
                                                                             -------------         -------------

           Total income tax expense                                          $     570,689         $     401,222
                                                                             =============         =============

         Effective income tax rate                                                    34.9%                 34.0%
                                                                             =============         =============

     A Federal income tax receivable of $369,027 is included in other assets as of December 31, 2001. Other liabilities at December 31, 2000 includes a Federal income tax payable of $43,870.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________

     Deferred income taxes result from temporary differences in the recognition of income and expenses for tax and financial statement purposes. The source of these temporary differences and the tax effect of each are as follows:

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                             -----------------------------------
                                                                                  2001                  2000
                                                                             -------------         -------------
           FHLB stock                                                        $      29,784         $      15,198
           Directors retirement plan expense                                        (2,294)               (6,770)
           ESOP expense                                                             (1,672)               (2,609)
           Allowance for loan losses                                                43,347               (10,132)
           Net accrued income                                                      (41,454)               33,247
           Deferred loan fees                                                       (1,356)                4,627
           Provision for uncollected interest                                       14,272                (1,929)
           Depreciation                                                             (5,149)               11,521
           Purchase accounting adjustment, net                                     (21,807)
                                                                             -------------         -------------

                                                                             $      13,671         $      43,153
                                                                             =============         =============

     Deferred tax assets and liabilities as of December 31, 2001 and 2000 consisted of the following:

                                                                                  2001                  2000
                                                                             -------------         -------------
         Deferred tax assets:

           Deferred loan fee income                                          $      15,685         $      23,841
           Directors retirement plan                                               123,092                94,856
           Allowance for loan losses                                               155,492                62,463
           ESOP expense                                                             32,768                31,096
           Supplemental retirement plan                                             29,701
           Uncollected interest                                                      6,074                 4,238
                                                                             -------------         -------------
                                                                                   362,812               216,494
                                                                             -------------         -------------
         Deferred tax liabilities:
           Net accrued interest income                                             124,362               165,816
           FHLB stock                                                              297,397               142,052
           Depreciation on office property and equipment                            46,367                36,024
           Purchase accounting adjustments, net                                     11,499
           Unrealized gain on available-for-sale securities                        715,618               179,741
                                                                             -------------         -------------
                                                                                 1,195,243               523,633
                                                                             -------------         -------------
         Net deferred tax asset (liability)                                  $    (832,431)        $    (307,139)
                                                                             =============         =============

     As of December 31, 2001, the Bank's tax bad debt reserve was approximately $2,287,000, which represents the base year amount. The Bank's base year tax reserve is only subject to being taxed at a later date under certain circumstances, such as the Bank converting to a type of institution that is not considered a bank for tax purposes, or if the reserve is used for a purpose other than to absorb loan losses. These financial statements do not include any deferred tax liability related to the base year tax bad debt reserves.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________

11.  EMPLOYEE BENEFITS

     RETIREMENT SAVINGS PLAN. Effective January 1, 1994, the Bank became a participant in the Financial Institutions Thrift Plan. The Plan allows participating employees to make contributions by salary reduction pursuant to Section 401(K) of the Internal Revenue Code for all employees who meet certain requirements as to age and length of service. The Bank makes 25% matching contributions to each participant's account up to 6% of the participant's compensation. The Bank contributions to the Plan amounted to $6,196 and $5,002 for the years ended December 31, 2001 and 2000, respectively. Employees vest immediately in their contributions and 100% in the Bank's contributions after completing 5 years of service.

     DIRECTORS RETIREMENT PLAN. On July 5, 1995, the stockholders of the Company approved the establishment of a Director Retirement Plan. The Director Retirement Plan, which was effective January 1, 1994, covers each member of the Company's and the Bank's Board of Directors who at any time serves as a non-employee director. Under the Director Retirement Plan, each participating director will receive on a monthly basis for ten years following his or her retirement from the Board, an amount equal to the product of his or her "Benefit Percentage," his or her "Vested Percentage" and 75% of the amount of the monthly fee he or she received for service on the Board during the calendar year preceding his or her retirement from the Board. All benefits vest immediately in the case of retirement after age 70 with 15 years of service, upon death or disability, or upon a change in control of the Company. The Director Retirement Plan is a non-qualified benefit plan and will be funded by the general assets of the Company, and the Company will recognize the expense of providing these benefits as they become vested. The Company recognized expense of $23,695 and $25,838, in connection with this plan for the years ended December 31, 2001 and 2000, respectively.

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

     During the year ended December 31, 1998, the Company awarded options to purchase 4,000 shares of common stock at an exercise price of $17.19 per share. For the year ended December 31, 1996, the Company awarded options to purchase 2,000 shares of common stock at an exercise price of $20.00 per share. In 1998, the Company lowered the exercise price on the 2,000 stock options awarded in 1996 to $17.19 per share. Additional options to purchase 5,000 shares of common stock at $16.67 per share were awarded during the year ended December 31, 2001.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________


     A summary of option transactions for the years indicated are as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------------------------
                                                                   2001                        2000
                                                      --------------------------  -----------------------------
                                                          OPTION         NUMBER        OPTION           NUMBER
                                                           PRICE        OF UNITS        PRICE          OF UNITS
                                                      -------------     --------    -------------      --------
        Balance outstanding at beginning of year      $13.13-$17.19      $53,500    $13.13-$17.19      $57,500
        Granted                                               16.67        5,000
        Exercised                                             13.13       (8,000)           13.13       (4,000)
        Expired                                                          _______                       _______
        Balance outstanding at end of year            $13.13-$17.19       50,500    $13.13-$17.19       53,500
                                                                         =======                       =======

        Shares exercisable                                                44,700                        51,500
                                                                         =======                       =======
        Shares available for grant                                         8,000                        13,000
                                                                         =======                       =======
        Weighted average fair value of options                           $  2.13
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

     Companies are not required to adopt the fair value method of accounting for employee stock-based transactions, and may continue to account for such transactions under Accounting Principles Based (APB) Opinion No. 25 "Accounting for Stock Issued to Employees." Under this method the compensation cost is measured by the difference between the fair value of the Company's stock at the date of the award, and the exercise price to be paid by the employee. If a company chooses to report stock based compensation under APB 25, they must disclose the pro forma net income and earnings per share as if the Company had applied the new method of accounting. Accordingly, the following table shows the Company's net income and earnings per share on a pro forma basis as if the compensation cost for the stock options awarded were accounted for in accordance with SFAS No. 123 for the years ended December 31, 2001 and 2000, respectively.

                                            REPORTED PER CONSOLIDATED
                                               FINANCIAL STATEMENTS                   PRO FORMA AMOUNT
                                      -----------------------------------    -----------------------------------
                                          2001                  2000              2001                  2000
                                      -------------         -------------    -------------         -------------
        Net income                    $   1,063,316         $     778,842    $   1,061,132         $     756,965
                                      =============         =============    =============         =============
        Diluted earnings per share    $        1.65         $        1.18    $        1.65         $        1.15
                                      =============         =============    =============         =============

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                    2001             2000
                                               -------------     ------------
        Dividend yield                              3.0%             3.0%
        Expected volatility                         .06%             .06%
        Expected life                                10               10
        Free interest rate                          5.3%             5.3%

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

     Awards made to employees will vest 20% on each anniversary date of the award. Shares will be held by the trustee and are voted by the ERP trustee in the same proportion as the trustee of the Company's ESOP plan votes shares held therein. Any assets of the trust are subject to the general creditors of the Company. All shares awarded vest immediately in the case of a participant's retirement after age 65, death or disability, or upon a change in control of the Company. The Company intends to expense ERP awards over the years during which the shares are payable, based on the fair market value of the common stock at the date of the grant to the employee. As of December 31, 2001, no awards had been made under the ERP.

     EMPLOYEE STOCK OWNERSHIP PLAN. The Company sponsors an employee stock ownership plan (the "ESOP") which covers substantially all full time employees. In 1994, the ESOP borrowed $800,000 from the Company and purchased 80,000 shares of common stock of the Company. The loan is being repaid in annual installments over a 15-year period with interest, which is based on the published prime rate per the Wall Street Journal plus 1%. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares represented by outstanding debt are reported as unearned ESOP shares on the consolidated balance sheet. As shares are earned, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations.

     The Company makes annual contributions to ESOP equal to the ESOP's debt service less dividends, if any, received by the ESOP and used for debt service. Dividends received by the ESOP on unallocated shares held as collateral are to be used to pay debt service; dividends on allocated shares may be credited to participants' accounts or used for debt service. Dividends of $50,763 and $46,975 were used in fiscal year 2001 and 2000, respectively, to pay ESOP debt service. The ESOP unallocated shares are pledged as collateral on the debt. As the debt is repaid, shares are released from collateral and allocated to active participants based on a formula specified in the ESOP agreement.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________

     ESOP compensation was $80,748 and $71,496 for the years ended December 31, 2001 and 2000, respectively. During 2001 and 2000, 5,477 and 5,211 shares of stock were released from collateral, respectively. At December 31, 2001 and 2000, there were 41,732 and 47,209 unallocated ESOP shares of stock having a fair value of $616,799 and $625,519, respectively. In the case of a distribution of ESOP shares which are not readily tradeable on an established securities market, the Plan provides the participant with a put option that complies with the requirements of Section 490H of the Internal Revenue Code.

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

     CASH AND CASH EQUIVALENTS. The carrying amounts reported on the balance sheet for cash and short-term instruments approximate those assets' fair values.

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

                           __________________________

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

     The estimated fair values of the Company's financial instruments at December 31, 2001 and 2000 are as follows:

                                                                   2001                          2000
                                                       ---------------------------  -------------------------------
                                                         CARRYING         FAIR       CARRYING          FAIR
                                                          AMOUNT          VALUE       AMOUNT           VALUE
                                                       ---------------------------  -------------------------------
                                                                                  (In thousands)
         ASSETS
           Cash and interest bearing deposits          $     5,521     $     5,521    $     3,267    $  3,267
           Securities available-for-sale                     2,136           2,136            536         536
           Securities held-to-maturity                       3,253           3,306          1,711       1,706
           Loans receivable, net                           123,489         132,600         70,445      70,267

         LIABILITIES
           Deposits                                        113,642         116,601         54,470      54,500
           FHLB advances                                    10,922          11,186         10,557      10,557

         UNRECOGNIZED FINANCIAL INSTRUMENTS
           Loan commitments                                                  5,199                      1,672
           Unused lines of credit                                            1,586                      2,908

13.  RELATED PARTY TRANSACTIONS

     Certain directors of the Bank perform legal services on behalf of the Bank and appraise selected real estate properties for which they receive fees paid by the Bank. A substantial portion of these fees are passed on to customers of the Bank in the origination of mortgage loans. Legal fees paid amounted to $33,697 and $36,691 for the years ended December 31, 2001 and 2000, respectively. Appraisal fees paid by the Bank amounted to $28,875 and $34,150 for these same periods. In addition, the Bank leases office space to a Director. Rent income received by the Bank amounted to $8,400 for each of the years ended December 31, 2001 and 2000. Also in year 2000, general contracting services totaling $414,197 were provided by a company affiliated with one of the Bank's directors, in connection with the construction of the new branch bank building and with improvements made to the Bank's main office.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           __________________________

14.  STOCK TRANSACTIONS

     For the years ended December 31, 2001 and 2000, the Company repurchased 12,000 and 61,720 common shares, respectively. Other stock transactions for the periods presented are summarized as follows:

     i. For the year ended December 31, 2001, stock options for 8,000 shares were exercised. Common stock held by the Incentive Plan Trust were issued at an average cost of $19.51 per share, which was offset by the exercise price of $13.13 per share, with the total proceeds amounting to $105,000. In addition, 1,500 shares of common stock were issued as additional compensation based on the fair market value of the stock at the date issued ($14.00 per share) for a total compensation expense of $21,000. The Bank paid the Company $21,000, and the Company issued the shares from the Incentive Plan Trust at a cost of $19.51. These stock transactions resulted in $59,345 being charged to additional paid-in capital of the Company.

     ii. For the year ended December 31, 2000, stock options for 4,000 shares were exercised. Common stock held by the Incentive Plan Trust were issued at an average cost of $19.66, which was offset by the exercise price of $13.13 per share, with the total proceeds amounting to $52,500.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           __________________________

15.  EARNINGS PER SHARE

     The table below summarizes the computation of basic earnings per common share and earnings per common share - diluted for the years ended December 31, 2001 and 2000, respectively.

                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                             -----------------------------------
                                                                                  2001                  2000
                                                                             -------------         -------------
         BASIC EARNINGS PER COMMON SHARE
         Numerator:
              Income available to common shareholders                        $   1,063,316         $      778,842
                                                                             =============         ==============

         Denominator:
              Weighted average of common
                shares outstanding                                                 641,092                659,691
                                                                             -------------         ==============

         Per Share Amount                                                    $        1.66         $         1.18
                                                                             =============         ==============


         EARNING PER COMMON SHARE - DILUTED
         Numerator:
              Income available to common shareholders                        $   1,063,316         $      778,842
                                                                             =============         ==============

         Denominator:
              Weighted average of common
                shares outstanding                                                 641,092                659,691
              Effect of outstanding stock options                                    3,699                     75
                                                                             -------------         --------------
              Weighted average of common shares
                outstanding assuming dilution                                      644,791                659,766
                                                                             -------------         ==============

         Per share amount                                                    $        1.65         $         1.18
                                                                             =============         ==============


                                        CORPORATE INFORMATION
--------------------------------------------------------------------------------------------------------------------
                                         BOARD OF DIRECTORS

W. IRVINE FOX, JR.                       JACK L. BOSLEY, JR.                      WARREN O. NASH
Chairman of the Board                    Farm Partner                             Veterinarian
Real Estate Developer/Partner            Viewpoint Farm
Charleston Green Townhouses                                                       WILLIAM H. JOHNSON
                                                                                  Senior Vice President
                                                                                  and Secretary of the
JOHN H. STIGALL                          W. BANKS HUDSON, III                     Bank and the Company
President and Chief Executive            Attorney-at-Law
Officer of the Bank and the
Company
                                         YVONNE YORK MORLEY                       VIRGINIA R. S. STUMP
                                         Executive Assistant                      Senior Vice President
                                         to the President and                     of the Bank and the
                                         Assistant Secretary to                   Company
                                         the Board of Trustees
                                         of Centre College

o----------------------------------------------------------------------------------------------------------------o

                                         EXECUTIVE OFFICERS


JOHN H. STIGALL                          WILLIAM H. JOHNSON                       ANN L. HOOKS
President and Chief                      Senior Vice President                    Vice President and Treasurer
Executive Officer of the Bank            and Secretary of the Bank                of the Bank and the Company
and the Company                          and the Company
                                                                                  RUSSELL M. BROOKS
VIRGINIA R. S. STUMP                     WILLIAM E. LORAN, II                     Vice President and Chief
Senior Vice President of the             Vice President of the Bank and           Financial Officer of the Bank
Bank and the Company                     the Company                              and the Company

o----------------------------------------------------------------------------------------------------------------o

                                          OFFICE LOCATION

                                        340 West Main Street
                                       Danville, Kentucky 40422

o----------------------------------------------------------------------------------------------------------------o

                                       GENERAL INFORMATION

INDEPENDENT ACCOUNTANTS                    ANNUAL MEETING                       ANNUAL REPORT ON FORM 10-KSB
Miller, Mayer, Sullivan & Stevens, LLP     The 2001 Annual Meeting of
2365 Harrodsburg Road                      Stockholders will be held on         A COPY OF THE COMPANY'S 2001 ANNUAL REPORT
Lexington, Kentucky  40504-3399            April 16, 2002 at 4:00 p.m.          ON FORM 10-KSB WILL BE FURNISHED WITHOUT
                                           at Central Kentucky Federal          CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE
                                           Savings Bank, 340 West Main Street,  FOR THE 2001 ANNUAL MEETING UPON WRITTEN
GENERAL COUNSEL                            Danville, Kentucky                   REQUEST TO:
W. Banks Hudson, III
Attorney at Law
102 S. Fourth Street
Danville, Kentucky  40422                                                       JOHN H. STIGALL
                                                                                CKF BANCORP, INC.
SPECIAL COUNSEL                            TRANSFER AGENT                       POB 400
Stradley Ronon Stevens & Young, LLP        Illinois Stock Transfer Company      340 WEST MAIN STREET
1220 19th Street, N.W., Suite 700          209 West Jackson Boulevard           DANVILLE,  KY  40423
Washington, DC  20036                      Suite 903
                                           Chicago, Illinois  60606
                                           1-800-757-5755
                                           FAX 312-427-2879