Form 10KSB, Exhibit 13
period 2002-12-31
CKF BANCORP INC
filed 2003-03-31
CIK 930203

--------------------------------------------------------------------------------
2002 ANNUAL REPORT
--------------------------------------------------------------------------------

















                                CKF BANCORP, INC.

CKF BANCORP, INC.
--------------------------------------------------------------------------------

CKF Bancorp, Inc., a Delaware corporation (the "Company"), was organized in 1994 by Central Kentucky Federal Savings Bank, formerly Central Kentucky Federal Savings and Loan Association ("Central Kentucky Federal" or the "Bank") to be a savings institution holding company whose only subsidiaries are the Bank and its subsidiary.

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

In December of 1994, the Bank converted from mutual to stock form, becoming a wholly owned subsidiary of the Company. Upon its conversion to stock form, the Bank adopted its present name. The Bank operates through its main office in Danville, Kentucky and two full service branch locations, which are located in Danville and in Lancaster, Kentucky, plus a loan production office located in Nicholasville, Kentucky.

The branch operating in Lancaster, Kentucky was formerly the First Lancaster Federal Savings Bank, a subsidiary of First Lancaster Bancshares, Inc., which was acquired by Central Kentucky Federal on May 31, 2001.

The executive offices of the Company and the Bank are located at 340 West Main Street, Danville, Kentucky 40422, and its telephone number is (859) 236-4181.


MARKET AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------

MARKET FOR THE COMMON STOCK

Since January 4, 1995, the Common Stock has been listed for trading under the symbol "CKFB" on the Nasdaq SmallCap Market. As of March 3, 2003, there were 735,843 shares of the Common Stock issued and outstanding, held by approximately 232 stockholders of record and approximately 161 beneficial owners. For further information regarding stock prices and dividends paid, see stock prices and dividends on page 3.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

CKF Bancorp, Inc..............................................Inside Front Cover
Market and Dividend Information...............................Inside Front Cover
Letter to Stockholders.........................................................1
Selected Financial and Other Data..............................................2
Management's Discussion and Analysis of
  Financial Condition and Results of Operations................................4
Financial Statements..........................................................13
Corporate Information..........................................Inside Back Cover

                                CKF BANCORP, INC.
             Parent Company of Central Kentucky Federal Savings Bank



                             LETTER TO STOCKHOLDERS
--------------------------------------------------------------------------------



To Our Stockholders,

We are pleased to report the financial results of the CKF Bancorp, Inc.'s operations for the year ended December 31, 2002. This was the first full year of combined operations after our acquisition of First Lancaster Bancshares in May 2001. The contribution to your Company's performance by the Lancaster location and its Nicholasville loan production office has been significant. Also, the Ridgefield Center branch in Danville, which opened in 2000, continues to grow and contribute, as commercial development in its area of the community has been rapid this past year.

Net income for the year 2002 was $1,328,000, an all-time record level, and represents a 24.9% improvement over the $1,063,000 reported the previous year. Return on average equity in 2002 was 9.9%, up from 8.6% the previous year. The Company reported diluted earnings per share of $1.99 in 2002 compared to $1.65 in the previous year. Net income for the year 2001 included seven months of combined operations after the First Lancaster acquisition.

The improvement of the interest margin, to 2.96% in the year 2002 from 2.86% the previous year, while at the same time maintaining an attractive operating expense efficiency ratio were primary factors in improved earnings. Total deposits increased 5.8%, to $120.3 million at December 31, 2002, up from $113.6 million one year earlier. Total assets were $142.4 million at December 31, 2002 compared to $139.1 million at December 31, 2001.

CKF Bancorp, Inc. has continued to produce strong and consistent financial results during the eight years that it has been a public company. Looking forward, we anticipate increased efficiencies as a result of our combined operations to continue. With a broader product mix, we expect to be in a more competitive position in our expanded market area. The year 2003 will present numerous challenges, which we stand prepared to undertake.

Visit our home page on the Internet at www.centralkyfsb.com.

We appreciate your interest in CKF Bancorp, Inc. and your continued support.

Sincerely,

/s/ John H. Stigall

John H. Stigall
President and Chief Executive Officer

SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

FINANCIAL CONDITION DATA:

                                                                         AT DECEMBER 31,
                                                 -----------------------------------------------------------------
                                                    2002          2001          2000          1999         1998
                                                 ----------    ----------    ----------    ----------   ----------
                                                                      (Dollars in thousands)
Total amount of:
  Assets ....................................    $  142,356    $  139,103    $   78,116    $   71,214   $   65,580
  Loans receivable, net .....................       119,117       123,489        70,445        63,160       57,912
  Cash and investment securities (1) ........        18,945        10,911         5,514         6,705        6,681
  Deposits ..................................       120,253       113,642        54,470        53,325       48,938
  Advances from the FHLB ....................         6,680        10,922        10,557         4,589        2,120
  Stockholders' equity ......................        13,914        13,003        12,327        12,610       13,867
-------------------------------------------------------------------------------------------------------------------
Number of:
  Real estate loans outstanding (2) .........         1,729         1,858         1,333         1,246        1,160
  Deposit accounts ..........................         7,482         7,701         4,003         3,710        3,644
  Offices open ..............................             4             4             2             1            1

--------------------
     (1)  Includes FHLB stock
     (2)  Includes home equity loans

OPERATING DATA:

                                                                     YEARS ENDED DECEMBER 31,
                                                -------------------------------------------------------------------
                                                    2002           2001          2000         1999          1998
                                                 ----------     ----------   ----------    ----------    ----------
                                                                      (Dollars in thousands)
Interest income .............................    $    9,183     $    8,265   $    5,426    $    4,725    $    4,608
Interest expense ............................         5,117          5,050        3,172         2,596         2,506
                                                 ----------     ----------   ----------    ----------    ----------
Net interest income before provision for              4,066          3,215        2,254         2,129         2,102
        loan losses .........................
Provision for loan losses ...................           120             50           36            36            24
Non-interest income .........................           200            222           97           180           218
Non-interest expense ........................         2,134          1,753        1,135         1,045         1,124
                                                 ----------     ----------   ----------    ----------    ----------
Federal income tax expense ..................           684            571          401           417           398
                                                 ----------     ----------   ----------    ----------    ----------
Net income ..................................    $    1,328     $    1,063   $      779    $      811    $      774
                                                 ==========     ==========   ==========    ==========    ==========

KEY OPERATING RATIOS:

                                                                           At or for the
                                                 ------------------------------------------------------------------
                                                                  Years Ended December 31,
                                                 -------------------------------------------------------------
                                                   2002         2001          2000         1999         1998
                                                 ---------    ---------    ---------    ---------    ---------
PERFORMANCE RATIOS:
  Return on assets (net income divided by
    average total assets) ......................     .93%         .90%         1.07%        1.20%        1.23%
  Return on average equity (net income
    divided by average stockholders' equity) ...    9.94         8.58          6.82         5.86         5.72
  Interest rate spread (combined weighted
    average interest rate earned less combined
    weighted average interest rate cost) .......    2.66         2.50          2.45         2.26         2.32
  Net yield on interest-earning assets (net
    interest income as a percentage of average
    balance of interest-earning assets) ........    2.96         2.86          3.21         3.23         3.42
  Ratio of non-interest expense to average
    total assets ...............................    1.50         1.49          1.56         1.55         1.79
  Dividend payout ..............................   37.13        40.60         54.12        54.67        53.22

ASSET QUALITY RATIOS:
  Non-performing assets to total assets at
    end of period  (1)  ........................    1.35         1.54           .73          .43          .64
  Allowance for loan losses to non-performing
    loans at end of period .....................   31.18        21.37         32.63        50.63        35.20
  Allowance for loan losses to total loans
    receivable, net ............................     .48          .37           .26          .25          .26

CAPITAL RATIOS:
  Equity to total assets at end of period ......    9.77         9.35         15.78        17.71        21.14
  Average equity to average assets .............    9.39        10.52         15.71        20.45        21.51
  Ratio of average interest-earning assets to
    average interest-bearing liabilities .......  108.10       108.21        116.72       124.74       126.89

(1) Non-performing assets include loans 90 days past due, non-accrual loans and foreclosed real estate.

STOCK PRICES AND DIVIDENDS:

The following table sets forth the range of high and low sales prices for the common stock as well as dividends declared in each quarter for 2002 and 2001. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

  QUARTERLY STOCK INFORMATION

                               2002                                             2001
              -----------------------------------------       ----------------------
                   STOCK PRICE RANGE                               STOCK PRICE RANGE
              --------------------------     PER SHARE        --------------------------     PER SHARE
QUARTER            LOW         HIGH          DIVIDEND               LOW         HIGH         DIVIDEND
-------       -----------------------------------------       ------------------------------------------
  1st          $  14.78     $  18.30         $   .35           $   11.75   $    13.25         $  .32
  2nd             18.31        20.10                               12.00        16.00
  3rd             18.05        19.40             .40               15.00        17.50            .35
  4th             17.60        18.67                               14.78        16.80
---------     -----------------------------------------       ------------------------------------------

  Total                                      $   .75                                          $  .67
                                             =======                                          ======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

The primary business of the Company is the operation of the Bank. The assets of the Company consist primarily of all of the Bank's outstanding capital stock, and a note receivable from the Company's Employee Stock Ownership Plan ("ESOP").

The Bank has functioned as a financial intermediary, attracting deposits from the general public and using such deposits, to make mortgage loans and, to a lesser extent, commercial and consumer loans and to purchase investment securities. As such, its earnings depend primarily on its net interest income, or "spread", which is the difference between the amount it receives from interest earned on loans and investments ("interest-earning assets") and the amount it pays in interest on its deposits and borrowings ("interest-bearing liabilities"). Results of operations are also dependent upon the level of the Bank's non-interest income, including fee income and service charges and by the level of its non-interest expense, the most significant component of which is salaries and employee benefits.

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

The Bank was organized as a Kentucky building and loan association in 1886. In 1969, it converted to a federally-chartered, mutually-owned savings and loan association and, in 1994, it converted to a federally-chartered stock savings bank and adopted its current name. The Bank's interest-earning assets are concentrated in real estate-collateralized instruments, principally one- to four-family loans and, to a lesser extent, loans secured by multi-family residential and non-residential properties, construction loans, home equity lines of credit, second mortgages on single-family residences, and commercial and consumer loans, both secured and unsecured, including loans secured by savings accounts. The Bank also invests in investment securities, primarily U.S. Government agency securities and in interest-bearing deposits, primarily with the Federal Home Loan Bank of Cincinnati. Its source of funding for these investments has principally been deposits placed with the Bank both by consumers in the market area it serves, and to a lesser extent, consumers outside the Bank's market area.

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

The combination was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of acquisition, May 31, 2001. Fair value adjustments on the assets and liabilities included in the purchase are being amortized over the estimated lives of the related assets and liabilities. The excess of the purchase price over the estimated fair value of the underlying net assets of $1,144,080 was allocated to goodwill and was being amortized over 15 years using the straight-line method. Subsequent to December 31, 2001, the Company will no longer amortize goodwill, but will be required to evaluate the carrying value on at least an annual basis in accordance with requirements of the Statement of Financial Accounting Standards Board (FASB) Statement No. 42 (see Impact of New Accounting Standards).

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

ASSET/LIABILITY MANAGEMENT

Net interest income, the primary component of Bank's net income, is determined by the difference or "spread" between the yield earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Bank has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one- to four-family residential real estate, and, to a lesser extent, multi-family and non-residential real estate loans and the origination of other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 2002, the Bank originated approximately $34.6 million of one-to-four family residential loans plus $7.8 million of multi-family and non-residential real estate loans. An additional $1.8 million of one-to-four family residential loans and $2.6 million of multi-family and non-residential real estate loans were purchased in 2002. Adjustable rate loans and short-term (one year or less) fixed rate loans comprised $42.0 million, or 89.6%, of the total real estate loans originated or purchased during the year. Additionally, the Bank originated or purchased $6.3 million in non-mortgage loans, all of which were adjustable rate loans or were fixed rate loans with terms of less than five years. The only investment security purchased by the Bank during the year was a fixed rate federal agency bond with a book value of $532,000 with a maturity of less than five years. At December 31, 2002, the Bank's assets included variable rate interest-earning deposits in overnight or demand accounts at the Federal Home Loan Bank totaling $12.0 million.

Asset/liability management in the form of structuring cash instruments provides greater flexibility to adjust exposure to interest rates. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term liabilities. This posture allows the Bank to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during the low interest rate periods allows the Bank to extend the re-pricing and/or maturity of its liabilities thus reducing its exposure to rising interest rates. At December 31, 2002, the Bank's interest-bearing deposit base was comprised of $22.8 million in interest-bearing demand deposits with a weighted average rate of 2.05% and $96.6 million in time deposits with a weighted average rate of 3.93%. Time deposits with maturities of one year or less, at December 31, 2002, totaled $64.9 million, or 67.2% of total time deposits at such date. In addition to its focus on the re-pricing period of its deposit liabilities, management also seeks to lengthen the re-pricing period of its interest-bearing liabilities through borrowings from the Federal Home Loan Bank. Such borrowings totaled $6.7 million at December 31, 2002, of which $1.2 million in borrowings have fixed rates and have a remaining time to maturity of greater than one year.


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

The following table sets forth the interest rate sensitivity of the Bank's net portfolio value per the quarterly OTS report as of December 31, 2002 in the event of 1%, 2%, and 3% instantaneous and permanent increases and of a 1% instantaneous and permanent decrease in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points (bp) equals one percentage point.

                                 Net Portfolio Value                 NPV as % of Portfolio Value of Assets
      Change           --------------------------------------        -------------------------------------
     in Rates          $ Amount        $ Change      % Change        NPV Ratio          Basis Point Change
     --------          --------        --------      --------        ---------          ------------------
                             (Dollars in thousands)
      +300 bp             10,965         - 1,114          - 9%         7.84%               - 55 bp
      +200 bp             11,480           - 599          - 5%         8.12%               - 27 bp
      +100 bp             11,889           - 190          - 2%         8.33%               -  6 bp
         0 bp             12,079            n/a           n/a          8.39%                 n/a
      -100 bp             12,183           + 104          + 1%         8.39%                  0 bp

The following table sets forth the interest rate risk capital component for the Bank at December 31, 2002 (the most recent date for which such information is available to the Bank from the OTS) given a hypothetical 200 basis point rate change in market interest rates.

                                                               DECEMBER 31, 2002
                                                               -----------------

  Pre-shock NPV Ratio:  NPV as % of Portfolio Value of Assets........    8.39%
  Exposure Measure:  Post-Shock NPV Ratio  ..........................    8.12%
  Sensitivity Measure:  Change in NPV Ratio..........................      27 bp
  Change in NPV as % of Portfolio Value of Assets.................... +1% to -9%
  Interest Rate Risk Capital Component ($000)........................         0

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, which represent the Bank's primary loan product, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable rate loans in the Bank's portfolios could decrease in future periods if market interest rates decrease below current levels and refinance activity continues. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.


AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

Net interest income is affected by (i) the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Savings institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" which is net interest income divided by average interest-earning assets. The following table sets forth certain information relating to the Bank's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of interest-earning assets or interest-costing liabilities, respectively, for the periods presented. During the periods indicated, non-accruing loans are included in the net loan category.

                                                                         YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------------------------------------
AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS                  2002                                  2001
                                                 ----------------------------------     ---------------------------------
                                                                           AVERAGE                                AVERAGE
                                                 AVERAGE                    YIELD/      AVERAGE                    YIELD/
                                                 BALANCE      INTEREST       COST       BALANCE     INTEREST       COST
                                                --------      --------     -------      -------     --------      -------
                                                                                 (Dollars in thousands)
Interest-earning assets:
  Loans receivable ............................ $   122,025   $    8,854    7.26%      $  103,968    $   7,927     7.62%
  Investment securities  (1) ..................       5,277          193    3.65%           4,606          199     4.32%
  Other interest-earning assets ...............       9,874          136    1.38%           3,779          139     3.68%
                                                -----------   ----------               ----------    ---------
     Total interest-earning assets ............     137,176        9,183    6.69%         112,353        8,265     7.36%
                                                              ----------                             ---------
Noninterest-earning assets ....................       5,132                                 5,376
                                                -----------                            ----------
     Total assets ............................. $   142,308                            $  117,729
                                                ===========                            ==========

Interest-bearing liabilities:
  Deposits .................................... $   118,451   $    4,709    3.98%      $   92,928    $   4,584     4.93%
  Advances from the Federal Home Loan Bank ....       8,450          408    4.83%          10,902          466     4.27%
                                                -----------   ----------               ----------    ---------
     Total interest-bearing liabilities .......     126,901        5,117    4.03%         103,830        5,050     4.86%
                                                              ----------                             ---------
Noninterest-bearing liabilities ...............       2,044                                 1,513
                                                -----------                            ----------
     Total liabilities ........................     128,945                               105,343
Stockholders' equity ..........................      13,363                                12,386
                                                -----------                            ----------
     Total liabilities and stockholders'
       equity.................................. $   142,308                            $  117,729
                                                ===========                            ==========
Net interest income ...........................               $    4,066                             $   3,215
                                                              ==========                              ========
Interest rate spread (2) ......................                             2.66%                                  2.50%
                                                                          ======                                 ======
Net yield on interest-earning assets (3) ......                             2.96%                                  2.86%
                                                                          ======                                 ======
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities .................................                           108.10%                                108.21%
                                                                          ======                                 ======

--------------------
     (1)  Includes Federal Home Loan Bank stock and related dividends earned.
     (2)  Represents   the    difference    between   the   average   yield   on
          interest-earning assets and the average cost of interest-bearing liabilities.
     (3) Represents net interest income as a percentage of the average balance of interest-earning assets for the same period and is, also, referred to as the net interest margin.

The net interest margin is a key indicator used in determining the Bank's income performance. The Bank's net interest margin was 2.96% for the year ended December 31, 2002 compared to 2.86% for the year ended December 31, 2001. Net interest income increased by $851,000 during the year ended December 31, 2002 compared to the same period in 2001. This increase was due primarily to the interest earned on the increase in the average balance of interest earning assets of $24.8 million offset by the interest paid on the increase in the average balance of interest-bearing liabilities of $23.1 million. The average balances for both interest-earning assets and interest-bearing liabilities increased in 2002 compared to 2001largely due to the acquisition of First Lancaster occurring during May of 2001.


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

                                                                       YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------------
                                                                           2002  VS.  2001
                                                           ------------------------------------------------
                                                                     INCREASE (DECREASE) DUE TO
                                                           ------------------------------------------------
                                                            VOLUME       RATE        RATE/        TOTAL
                                                                                    VOLUME
                                                           ----------  ----------  ----------  ------------
                                                                           (in thousands)
       Interest income:
           Loans........................................    $ 1,479     $  (465)   $    (87)   $    927
           Investment securities........................         45         (42)         (9)         (6)
           Other interest-earning assets................        155         (75)        (83)         (3)
                                                            -------     -------    --------    --------
               Total interest-earning assets............      1,679        (582)       (179)        918
                                                            -------     -------    --------    --------

       Interest expense:
           Deposits.....................................      1,249        (884)       (240)        125
           Borrowings...................................        (67)         11          (2)        (58)
                                                           --------    --------    --------    --------
               Total interest-bearing liabilities.......      1,182        (873)       (242)         67
                                                           --------    --------    --------    --------
       Change in net interest income....................    $   497     $   291    $     63    $    851
                                                           ========     =======    ========    ========

COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

FINANCIAL CONDITION

At December 31, 2002, total assets were $142.4 million, an increase of $3.3 million, or 2.3%, from $139.1 million at December 31, 2001. The increase in assets included an $8.2 million increase in cash and interest-bearing deposits, a $4.4 million decrease in loans receivable, net and a $237,000 decrease in investment securities. The increase in total assets was in part funded by a $6.6 million increase in deposits offset by a $4.2 million decrease in advances from the Federal Home Loan Bank.

Investment securities decreased $237,000, or 6.2%, to $3.6 million, during the year ended December 31, 2002. Securities classified as available-for-sale and recorded at market value decreased $208,000 due solely to the decrease in the market value of such securities. Securities classified as held-to-maturity decreased by $29,000 primarily due to the maturity of a federal agency bond in the amount of $500,000 and principal repayments on mortgage backed securities of $58,000 offset by the purchase of a federal agency bond with a book value of $532,000.

Loans receivable, net decreased $4.4 million, or 3.5%, to $119.1 million, during the year ended December 31, 2002. The decrease was primarily due to loan principal repayments of $57.4 million, which were offset by loan originations of $46.4 million and by loan purchases of $6.9 million. Loans transferred to real estate owned during the year equaled $236,000. The allowance for loan losses totaled $571,000 and $458,000 at December 31, 2002 and 2001, respectively. The allowance as a percentage of total loans outstanding, net of unearned loan origination fees, was 0.48% and 0.37% at December 31, 2002 and 2001, respectively. Loan charge-offs, net of recoveries amounted to $8,000 and $23,000 during the years 2002 and 2001, respectively. The determination of the allowance for loan losses is based on management's analysis, done no less frequently than on a quarterly basis, of various factors, including market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is in accordance with generally accepted accounting principles and reflects current regulatory and economic considerations, there can be no assurance that additional losses will not be incurred, or that the Bank's regulators or changes in the Bank's economic environment will not require further increases in the allowance.

Deposits increased by $6.6 million, or 5.8%, to $120.3 million, during the year ended December 31, 2002. The increase was due to an increase in deposit accounts (demand, savings, NOW and money market deposit accounts) of $7.1 million, or 43.1%, offset by a decrease in certificates of deposit of 272,000, or 0.3%, and by the amortization of $245,000 related to the premium paid on certificates of deposit assumed in the acquisition of First Lancaster. The increase in deposit accounts was primarily due to a $5.4 million increase in money market deposit accounts.

Advances from the Federal Home Loan Bank decreased $4.2 million, or 38.8%, to $6.7 million, during the year ended December 31, 2002 due to repayments of principal.

Stockholders' equity increased by $911,000, or 7.0%, to $13.9 million, during the year ended December 31, 2002. The increase during the year was due to net income of $1.3 million, the release of shares related to the employee stock ownership plan of $98,000, and the issuance of shares upon the exercise of stock options of $166,000, which were partially offset by payments of dividends to stockholders of $491,000, the purchase of treasury stock of $53,000, and a decrease in the net unrealized gain on available-for-sale securities, net of tax of $137,000.

RESULTS OF OPERATIONS

NET INCOME. Net income for the year ended December 31, 2002 was $1.3 million compared to $1.1 for the year ended December 31, 2001, an increase of $265,000, or 24.9%. The increase resulted from an increase in net interest income of $851,000, offset by a decrease in non-interest income of $22,000, an increase in non-interest expense of $381,000, an increase in the provision for loan losses of $70,000 and an increase in income tax expense of $113,000.

INTEREST INCOME. Interest income increased by $918,000, or 11.1%, to $9.2 million, for the year ended December 31, 2002 compared to the previous year. The increase in interest income was due primarily to a $24.8 million, or 22.1%, increase from 2001 to 2002 in the weighted-average balance of interest-earning assets, offset by a 67 basis point decrease in the average yield of interest-earning assets, from 7.36% in 2001 to 6.69% in 2002. The increase in the average interest-earning assets was largely related to the acquisition of First Lancaster Bancshares, Inc. on May 31, 2001.

INTEREST EXPENSE. Interest expense increased by $67,000, or 1.3%, to $5.1 million, for the year ended December 31, 2002 compared to the previous year. The increase in interest expense was due to a $23.1 million, or 22.2%, increase from 2001 to 2002 in the weighted average balance of interest-bearing liabilities, offset by an 83 basis point decrease in the average yield of interest-bearing liabilities, from 4.86% in 2001 to 4.03% in 2002. The increase in the average interest-bearing liabilities was largely related to the acquisition of First Lancaster on May 31, 2001.

PROVISION FOR LOAN LOSSES. Provision for loan losses increased by $70,000, or 140.0%, to $120,000 for the year ended December 31, 2002 compared to the previous year. Management considers many factors in determining the necessary levels of the allowance for loan losses, including an analysis of specific loans in the portfolio, estimated value of the underlying collateral, assessment of general trends in the real estate market, delinquency trends, prospective economic and regulatory conditions, inherent loss in the loan portfolio, and the relationship of the allowance for loan losses to outstanding loans.

NON-INTEREST INCOME. Non-interest income decreased by $22.000, or 9.8%, to $200,000, for the year ended December 31, 2002 compared to the previous year. The decrease in non-interest income was related to a decrease of $32,000 in net gains on the sale of real estate owned. Non-interest income also included fees charged in connection with loans and service charges on deposit accounts of $183,000 and $152,000 for the years ended December 31, 2002 and 2001, respectively.

NON-INTEREST EXPENSE. Non-interest expense increased by $381,000, or 21.7%, to $2.1 million for the year ended December 31, 2002 compared to the previous year, and such expense amounted to 1.50% and 1.49% of average assets for the years ended December 31, 2002, and 2001, respectively. The increase was due increases in compensation and benefits of $292,000, in occupancy expenses of $34,000, in data processing expenses of $18,000, and in state franchise tax of $62,000, which were offset by decreases in legal and other professional fees of $7,000 and in other non-interest expense of $19,000. The increases in the various non-interest expenses were largely related to the acquisition of First Lancaster on May 31, 2001.

INCOME TAXES. The provision for income taxes for the years ended December 31, 2002 and 2001 was $684,000 and $571,000, respectively, which as a percentage of income before income taxes was 34.0% and 34.9% for years 2002 and 2001, respectively.


LIQUIDITY AND CAPITAL RESOURCES

The liquidity of the Company depends primarily on the dividends paid to it as the sole shareholder of the Bank. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company. See Note 9 of Notes to Consolidated Financial Statement.

The primary activities of the Bank are accepting deposits from the general public and the origination of residential mortgage and other loans. Cash flow from operating activities is generally derived from net income, as increased or decreased in part by the income attributable to FHLB stock dividends, depreciation expense, interest accruals, deferred income taxes, and the change in prepaid expenses as amounts paid in prior periods are applied to subsequently incurred expenses. The Bank's operating activities produced positive cash flows of $1.9 million for the year ended December 31, 2002. The primary investing activities of the Bank are the origination and purchase of loans and purchase of investment securities. For the year ended December 31, 2002, the Company was provided $4.0 million of funds, primarily related to principal payments on loans exceeding originations and purchases of loans. The Bank's primary financing activities arise from certificates of deposit and from other deposit accounts, net advances borrowed from the Federal Home Loan Bank, and from the issuance and repurchase of the Company's common stock. During the year ended December 31, 2002, the Bank had a net increase in other deposit accounts of $7.1 million, a net decrease in certificates of deposit of $272,000, and a net decrease in advances of $4.2 million.

The Bank's capital ratios are substantially in excess of current regulatory capital requirements. At December 31, 2002, the Bank's core capital amounted to 8.1% of adjusted total assets, or 4.1%, in excess of the Bank's current 4% core capital requirement. Additionally, the Bank's risk-weighted assets ratio was 14.1% at December 31, 2002, or 6.1% in excess of the Bank's 8.0% risk-based capital requirement (See Note 9 of Notes to Consolidated Financial Statements).

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

IMPACT OF NEW ACCOUNTING STANDARDS

BUSINESS COMBINATIONS. In June of 2001, the FASB issued SFAS No. 141, "Business Combinations." This statement pertains to business combinations initiated after June 30, 2001, and requires all business combinations after this date to be accounted for using the purchase method of accounting. The implementation of this standard did not have a material impact on the Company's financial statements.

GOODWILL AND OTHER INTANGIBLE ASSETS. In June of 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which was effective for the Company beginning January 1, 2002. Under Statement No. 142, companies will be required to test goodwill for impairment at the reporting unit level, which is the operating segment or component of the business identified with the goodwill. The test requires companies to compare the fair value of the reporting unit, including goodwill, with its carrying value. If the carrying value of the reporting unit exceeds its fair value, then a goodwill test must be applied to measure the impairment loss, if any. This test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying value of goodwill exceeds the implied value of goodwill, then an impairment loss must be recognized equal to that excess. Testing preformed indicated no impairment occurred during the year ended December 31, 2002. Other intangible assets shall be initially recognized and measured based on their fair value. The accounting for intangible assets is based on its useful life to the reporting entity. An intangible asset with a finite useful life is amortized to operations over its useful life. An intangible asset with an indefinite useful life is not amortized, but is tested for impairment at least on an annual basis.

                    [LETTERHEAD OF EKW AND ASSOCIATES, llp]

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
CKF Bancorp, Inc.
Danville, Kentucky

We have audited the accompanying consolidated balance sheet of CKF Bancorp, Inc. and Subsidiary as of December 31, 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the management of CKF Bancorp, Inc. (Company). Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of CKF Bancorp, Inc. and Subsidiary as of December 31, 2001 were audited by other auditors whose report dated February 15, 2002 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CKF Bancorp, Inc. and Subsidiary as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ EKW and Associates, llp

EKW and Associates, llp
Owensboro, Kentucky
February 13, 2003

                        CKF BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                       AS OF DECEMBER 31,
                                                                              ----------------------------------
                                                                                   2002                2001
                                                                              ---------------     --------------
ASSETS

Cash and due from banks                                                       $     1,413,949     $    1,653,515
Interest bearing deposits                                                          12,303,193          3,867,477
       Cash and cash equivalents                                                   13,717,142          5,520,992

Investment securities:
   Securities available-for-sale                                                    1,929,282          2,136,749
   Securities held-to-maturity                                                      1,633,216          1,662,518
Federal Home Loan Bank stock, at cost                                               1,665,500          1,590,900
Loans receivable, net                                                             119,117,010        123,488,713
Accrued interest receivable                                                           928,473            997,077
Real estate owned                                                                      88,186                 --
Office property and equipment, net                                                  2,042,121          2,054,217
Goodwill, net of amortization of $44,492                                            1,099,588          1,099,588
Prepaid federal income tax                                                                 --            369,027
Other assets                                                                          135,294            183,010
                                                                              ---------------     --------------
       Total assets                                                           $   142,355,812     $  139,102,791


LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                      $   120,253,479     $  113,642,079
Advances from Federal Home Loan Bank                                                6,680,403         10,921,675
Accrued interest payable                                                               42,482             58,605
Advance payment by borrowers for taxes and insurance                                   38,430             40,482
Accrued federal income tax                                                             94,539                 -
Deferred federal income tax                                                           795,908            832,431
Other liabilities                                                                     536,937            604,717
                                                                              ---------------     --------------
       Total liabilities                                                          128,442,178        126,099,989
                                                                              ---------------     --------------

Commitments and contingencies                                                              --                 --
                                                                              ---------------     --------------
Preferred stock, 100,000 shares, authorized and unissued
Common stock, $.01 par value, 4,000,000 shares authorized;
   735,843 and 738,915 shares issued and outstanding at
   December 31, 2002 and 2001, respectively                                            10,000             10,000
Additional paid-in capital                                                          9,531,454          9,555,941
Retained earnings, substantially restricted                                         9,564,805          8,727,481
Accumulated other comprehensive income                                                190,189            327,117
Treasury stock, 264,157 and 261,085 shares, respectively, at cost                  (4,354,309)        (4,301,010)
Incentive Plan Trust, 34,100 and 46,100 shares, respectively, at cost                (665,291)          (899,411)
Unearned Employee Stock Ownership Plan (ESOP) stock                                  (363,214)          (417,316)
                                                                              ---------------     --------------
       Total stockholders' equity                                                  13,913,634         13,002,802
                                                                              ---------------     --------------
       Total liabilities and stockholders' equity                             $   142,355,812     $  139,102,791
                                                                              ===============     ==============

The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                   YEARS ENDED DECEMBER 31,
                                                                             -----------------------------------
                                                                                  2002                  2001
                                                                             -------------         -------------
INTEREST AND DIVIDEND INCOME:
    Interest on loans                                                        $   8,854,185         $   7,926,620
    Interest and dividends on investments                                          192,454               198,686
    Other interest income                                                          136,164               139,325
                                                                             -------------         -------------
         Total interest and dividend income                                      9,182,803             8,264,631
                                                                             -------------         -------------
INTEREST EXPENSE:
    Interest on deposits                                                         4,708,646             4,584,258
    Interest on advances from the Federal Home Loan Bank                           408,256               465,291
                                                                             -------------         -------------
         Total interest expense                                                  5,116,902             5,049,549
                                                                             -------------         -------------

NET INTEREST INCOME                                                              4,065,901             3,215,082
Provision for loan losses                                                          120,000                50,000
                                                                             -------------         -------------
Net interest income after provision for loan losses                              3,945,901             3,165,082
                                                                             -------------         -------------

NON-INTEREST INCOME:
    Loan and other service fees                                                    182,835               152,389
    Gain on foreclosed real estate                                                   7,509                39,338
    Other non-interest income, net                                                  10,120                30,545
                                                                             -------------         -------------
         Total non-interest income                                                 200,464               222,272
                                                                             -------------         -------------

NON-INTEREST EXPENSE:
    Compensation and employee benefits                                           1,152,435               860,247
    Occupancy and equipment expense, net                                           207,057               172,707
    Data processing                                                                236,791               218,553
    Legal and other professional fees                                               81,923                88,460
    State franchise tax                                                            138,332                76,733
    Other non-interest expense                                                     317,442               336,649
                                                                             -------------         -------------
         Total non-interest expense                                              2,133,980             1,753,349
                                                                             -------------         -------------
Income before federal tax expense                                                2,012,385             1,634,005

Provision for federal income tax                                                   684,211               570,689
                                                                             -------------         -------------
Net income                                                                   $   1,328,174         $   1,063,316
                                                                             =============         =============

Basic earnings per common share                                              $        2.02         $        1.66
                                                                             =============         =============
Diluted earnings per common share                                            $        1.99         $        1.65
                                                                             =============         =============

Weighted average common shares outstanding during the period                       657,538               641,092
                                                                             =============         =============
Weighted average common shares outstanding after dilutive effect
    during the period                                                              666,390               644,791
                                                                             =============         =============

The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                                                   ACCUMULATED
                                                                ADDITIONAL                            OTHER
                                                COMMON           PAID-IN          RETAINED       COMPREHENSIVE
                                                 STOCK            CAPITAL         EARNINGS           INCOME
                                             -------------    -------------     -------------    -------------
Balance, December 31, 2000                   $      10,000    $   9,578,665     $   8,091,071    $     348,909
   Comprehensive income:
     Net income                                                                     1,063,316
     Other comprehensive income, net of tax,
       decrease in unrealized gains on securities                                                      (21,792)

         Total comprehensive income

   Dividends declared  ($.67 per share)                                              (426,906)
   ESOP stock released                                               45,298
   Purchase of common stock  (12,000 shares)
   Issued under stock option plan
     (8,000 shares)                                                 (68,022)
                                             -------------    -------------     -------------    -------------

Balance, December 31, 2001                          10,000        9,555,941         8,727,481          327,117
   Comprehensive income:
     Net income                                                                     1,328,174
     Other comprehensive income, net of tax,
       decrease in unrealized gains on securities                                                     (136,928)

         Total comprehensive income

   Dividends declared  ($.75 per share)                                              (490,850)
   ESOP stock released                                               44,003
   Purchase of common stock  (3,072 shares)
   Issued under stock option plan
     (12,000 shares)                                                (68,490)
                                             -------------    -------------     -------------    -------------
Balance, December 31, 2002                   $      10,000    $   9,531,454     $   9,564,805    $     190,189
                                             =============    =============     =============    =============

                                                                     INCENTIVE        UNEARNED            TOTAL
                                                   TREASURY            PLAN             ESOP          STOCKHOLDERS'
                                                     STOCK             TRUST            STOCK            EQUITY
                                                 -------------    -------------       -----------    -------------
Balance, December 31, 2000                       $  (4,136,260)   $  (1,093,433)      $  (472,086)   $  12,326,866
   Comprehensive income:
     Net income                                                                                          1,063,316
     Other comprehensive income, net of tax,
       decrease in unrealized gains on
       securities                                                                                          (21,792)
                                                                                                     -------------
         Total comprehensive income                                                                      1,041,524

   Dividends declared  ($.67 per share)                                                                   (426,906)
   ESOP stock released                                                                     54,770          100,068
   Purchase of common stock  (12,000 shares)          (164,750)                                           (164,750)
   Issued under stock option plan
     (8,000 shares)                                                     194,022                            126,000
                                                 -------------    -------------       -----------    -------------

Balance, December 31, 2001                          (4,301,010)        (899,411)         (417,316)      13,002,802
   Comprehensive income:
     Net income                                                                                          1,328,174
     Other comprehensive income, net of tax,
       decrease in unrealized gains on
       securities                                                                                         (136,928)
                                                                                                     -------------
         Total comprehensive income                                                                      1,191,246

   Dividends declared  ($.75 per share)                                                                   (490,850)
   ESOP stock released                                                                     54,102           98,105
   Purchase of common stock  (3,072 shares)            (53,299)                                            (53,299)
   Issued under stock option plan
     (12,000 shares)                                                    234,120                            165,630
                                                 -------------    -------------       -----------    -------------
Balance, December 31, 2002                       $  (4,354,309)   $    (665,291)      $  (363,214)   $  13,913,634
                                                 =============    =============       ===========    =============

The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  YEARS ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                                2002                    2001
                                                                           -------------           -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                              $   1,328,174           $   1,063,316
   ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED
    BY OPERATING ACTIVITIES:
     Amortization of premiums (discounts), net on  securities                      3,302                  (1,039)
     Federal Home Loan Bank stock dividends                                      (74,600)                (87,600)
     Amortization of premiums on loans                                            93,176                 367,130
     Accretion of deferred loan origination fees                                 (37,321)                (23,991)
     Provision for losses on loans                                               120,000                  50,000
     ESOP benefit expense                                                         98,105                  80,748
     Depreciation expense                                                        135,301                 112,611
     Amortization of premiums on deposits and FHLB advances                     (274,848)               (309,612)
     Amortization of goodwill                                                        --                   44,492
     Non-cash compensation under stock based benefit plan                            --                   21,000
     Deferred income tax benefit                                                  34,016                  13,671
     Increase (decrease) in cash due to changes in:
       Accrued interest receivable                                                68,604                 (67,968)
       Other assets                                                               47,716                  12,911
       Accrued interest payable                                                  (16,123)                  1,798
       Other liabilities                                                         (67,780)               (214,251)
       Current federal income tax payable, net                                   463,566                 (93,982)
                                                                           -------------           -------------
         Net cash provided by operating activities                             1,921,288                 969,234
                                                                           -------------           -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Cash consideration in the acquisition of First Lancaster, net                     --              (10,795,858)
   Proceeds from maturity of securities held-to-maturity                         500,000                 500,000
   Purchase of securities held-to-maturity                                      (532,422)               (992,468)
   Repayments on mortgage backed securities held-to-maturity                      58,422                 105,304
   Loan originations and purchases, net of principal payments                  4,107,662              (4,735,953)
   Purchase of office property and equipment                                    (123,205)                (11,631)
   Investment in data service corporation                                            --                  (76,320)
                                                                           -------------           -------------
         Net cash provided (used) by investing activities                      4,010,457             (16,006,926)
                                                                           -------------           -------------

                                   (Continued)

The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  YEARS ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                                2002                    2001
                                                                           -------------           -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposit accounts                                            7,128,625               2,799,415
   Net increase (decrease) in certificates of deposit                           (272,085)             24,663,642
   Proceeds from Federal Home Loan Bank advances                                      -               22,000,000
   Repayment on Federal Home Loan Bank advances                               (4,211,564)            (31,665,098)
   Net decrease in custodial accounts                                             (2,052)                (19,329)
   Proceeds from the exercise of stock options                                   165,630                 105,000
   Purchase of treasury stock                                                    (53,299)               (164,750)
   Payment of dividends to stockholders                                         (490,850)               (426,903)
                                                                           -------------           -------------
           Net cash provided by financing activities                           2,264,405              17,291,977
                                                                           -------------           -------------
Net increase in cash and cash equivalents                                      8,196,150               2,254,285

Cash and cash equivalents, beginning of year                                   5,520,992               3,266,707
                                                                           -------------           -------------
Cash and cash equivalents, end of year                                     $  13,717,142           $   5,520,992
                                                                           =============           =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid for federal income tax                                        $     450,925           $     651,000
   Cash received from federal income tax refunds                           $     264,296           $          --
   Cash paid for interest on deposits and FHLB advances                    $   5,407,873           $   5,047,751

SUPPLEMENTAL DISCLOSURES OF NON-CASH ACTIVITIES:
   Real estate owned acquired by foreclosure                               $     236,236           $          --
   Loans originated to finance the sale of foreclosed real estate          $     150,100           $     855,127
   Decrease in unrealized gain on available for sale securities            $     207,467           $      33,017

The accompanying notes are an integral part of the consolidated financial statements.

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE  OF  OPERATIONS.  CKF  Bancorp,  Inc.  (Company)  is  a  corporation organized under the laws of Delaware. The Company's articles of incorporation authorize the issuance of up to 100,000 shares of preferred stock, which may be issued with certain rights and preferences. As of December 31, 2002, no preferred stock has been issued. The activities of the Company are primarily limited to holding stock in Central Kentucky Federal Savings Bank (Bank), a wholly owned subsidiary. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. The Company's operations consist primarily of those of the Bank.

     The Bank is a federally chartered stock savings bank, with its main office located in Danville, Kentucky. The Bank is a member of the Federal Home Loan Bank System. As a member of this system, the Bank is required to maintain an investment in capital stock of the Federal Home Loan Bank of Cincinnati (FHLB) in an amount equal to .015% of its total assets plus an amount based on its level of mission asset activity with the FHLB. The Bank's operations consist of attracting deposits from the general public and using such deposits to originate loans primarily in the Bank's market area. The Bank's profitability is significantly dependent on net interest income which is the difference between income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid by the Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

     USE OF ESTIMATES. The consolidated financial information presented herein has been prepared in accordance with generally accepted accounting principles (GAAP) and general accounting practices within the financial services industry. In preparing the consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of CKF Bancorp, Inc. and its subsidiary, Central Kentucky Federal Savings Bank. All significant intercompany balances and transactions have been eliminated.

     ADVERTISING. The Company expenses advertising as incurred. Advertising expense was $63,810 for the year ended December 31, 2002.

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

     LOANS AND ALLOWANCES FOR LOAN LOSSES. Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees. The Bank has adequate liquidity and capital, and it is management's intention to hold such assets to maturity.

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

                                   (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

     INCOME RECOGNITION ON NON-ACCRUAL LOANS. Loans are generally classified as non-accrual if they are past due as to maturity or payment of principal and interest for a period of more than 90 days, unless such loans are well secured and in the process of collection. Loans that are on a current payment status or past due less than 90 days may also be classified as non-accrual if repayment in full of principal and/or interest is in doubt.

     Loans may be returned to accrual status when all principal and interest amounts due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal. While a loan is in non-accrual status, interest income is generally recognized on a cash basis.

     DEPOSITS. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC").

     INCOME TAXES. The Company files a consolidated federal income tax return with its subsidiary. The current income tax benefit or liability is allocated to each corporation included in the consolidated return based on their tax benefit or liability computed on a separate return basis. The provision for federal and state taxes on income is based on earnings reported in the financial statements. Temporary differences exist between income and expense recognition for financial reporting and income tax purposes. Deferred income taxes have been provided for these temporary differences.

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

     Compensation cost of stock option plan awards is measured by the difference between the fair value of the Company's common stock at the date of the award and the price to be paid by the employee. Shares of common stock acquired to be issued in connection with the exercise of stock options and awarded under the Company's stock compensation plan are held in the Incentive Plan Trust as a reduction of stockholders' equity.

     Shares of common stock awarded under the Company's stock compensation plan are recorded initially as unearned compensation in stockholders' equity at the fair value of the stock at the date of the award. The total compensation cost is recognized over the vesting period. The Company has not made any awards under this Plan as of December 31, 2002.

                                   (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

     BUSINESS COMBINATIONS. In June of 2001 the Financial Accounting Standards Board (FASB) issued Statement No. 141, "Business Combinations." Statement No. 141 pertains to business combinations initiated after June 30, 2001 and requires all business combinations after this date to be accounted for using the purchase method of accounting. Statement No. 141 requires companies that have goodwill recorded as a result of business combinations prior to June 30, 2001, to continue amortizing goodwill through December 31, 2001. The Company amortized goodwill recorded from the First Lancaster acquisition based on a 15-year life.

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

                                   (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

                                                             MAY 31, 2001
                                                            --------------
                                                            (in thousands)

        Cash and investments                                  $     5,190
        Loans, net                                                 47,846
        Real estate owned                                             855
        Goodwill                                                    1,144
        Office property and equipment                                 708
        Other assets                                                  354
                                                              -----------
           Total assets acquired                                   56,097
                                                              -----------

        Deposits                                                   31,572
        FHLB advances                                              10,053
        Other liabilities                                             776
                                                              -----------
           Total liabilities assumed                               42,401
                                                              -----------
           Net assets acquired                                $    13,696
                                                              ===========

     In accordance with SFAS No. 141, "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets," the amortization of the recorded goodwill ceased as of December 31, 2001. Subsequently, the Company is required to evaluate the carrying value of goodwill, $1,099,588 at December 31, 2001, and test for any impairment on an annual basis thereafter. If it is determined that there has been an impairment of the carrying value of goodwill, then the impairment loss will be recognized at that time. No impairment was recorded during the year ended December 31, 2002.

                                   (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial information reflects the results of operations of the Company for the year ended December 31, 2001 as if the transaction had occurred at the beginning of the period presented. These pro forma results are not necessarily indicative of what the Company's results of operations would have been had the acquisition actually taken place at the beginning of the period presented.


                                                   PRO FORMA
                                                   YEAR ENDED
                                                DECEMBER 31, 2001
                                                -----------------
                                                  (in thousands)

                Net interest income                $   3,583
                                                   =========
                Net income                         $   1,090
                                                   =========
                Diluted net income per share       $    1.69
                                                   =========

3.   INVESTMENT SECURITIES

     Investment securities held by the Company are summarized as follows:

                                                                          DECEMBER 31, 2002
                                                     --------------------------------------------------------
                                                                       GROSS            GROSS       ESTIMATED
                                                      AMORTIZED     UNREALIZED       UNREALIZED      MARKET
                                                        COST           GAINS           LOSSES         VALUE
                                                     -----------    ---------        ---------    -----------
     Securities available-for-sale:
       Federal Home Loan Mortgage
         capital stock - 32,672 shares               $ 1,641,117    $ 464,569        $ 176,404    $ 1,929,282
                                                     ===========    =========        =========    ===========

     Securities held-to-maturity:
       U.S. Government agency bonds                  $ 1,524,181    $  71,212        $      --    $ 1,595,393
       Mortgage backed securities                        109,035        5,926               --        114,961
                                                     -----------    ---------        ---------    -----------
         Total securities held-to-maturity           $ 1,633,216    $  77,138        $      --    $ 1,710,354
                                                     ===========    =========        =========    ===========

                                                                          DECEMBER 31, 2001
                                                     --------------------------------------------------------
                                                                       GROSS            GROSS       ESTIMATED
                                                      AMORTIZED     UNREALIZED       UNREALIZED      MARKET
                                                        COST           GAINS           LOSSES         VALUE
                                                     -----------    ---------        ---------    -----------
     Securities available-for-sale:
       Federal Home Loan Mortgage
       capital stock - 32,672 shares                 $ 1,641,117    $ 515,369         $ 19,737    $ 2,136,749
                                                     ===========    =========         ========    ===========
     Securities held-to-maturity:
       U.S. Government agency bonds                  $ 1,494,766    $  45,622         $     --    $ 1,540,388
       Mortgage backed securities                        167,752        7,129               --        174,881
                                                     -----------    ---------         --------    -----------
         Total securities held-to-maturity           $ 1,662,518    $  52,751         $     --    $ 1,715,269
                                                     ===========    =========         ========    ===========

                                   (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The amortized cost and estimated market value of debt securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                ESTIMATED
                                                                               AMORTIZED         MARKET
                                                                                 COST             VALUE
                                                                            -------------     -------------
              December 31, 2002:
                Due in one year or less                                     $     498,302     $     514,143
                Due after one year through five years                           1,025,879         1,081,250
                                                                            -------------     -------------
                                                                            $   1,524,181     $   1,595,393
                                                                            =============     =============

          Investment   securities   with  a  carrying  value  of   approximately
          $1,250,000 and $750,000 at December 31, 2002 and 2001 were pledged as collateral for certain customer deposits.

          At December 31, 2002 and 2001, the unrealized appreciation on investment securities available-for-sale in the amount of $288,165 and $495,632, net of the deferred tax liability of $97,976 and $168,515, respectively, is included in Accumulated Other Comprehensive Income as a separate component of stockholders' equity.

          Accrued interest receivable includes $19,953 and $18,131 as of December 31, 2002 and 2001, respectively, related to investment securities.

                                   (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.   LOANS RECEIVABLE, NET

     The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first mortgages on single-family residences.

     Loans receivable are summarized as follows:

                                                                                         DECEMBER 31,
                                                                               ---------------------------------
                                                                                   2002                2001
                                                                               --------------      -------------
         Real estate mortgage loans:
           Residential one to four family property                             $   93,397,278      $  96,855,904
           Residential multi-family property                                        2,792,986          1,478,881
           Non-residential property                                                19,057,617         20,492,245
         Commercial non-mortgage loans                                              3,907,432          3,407,580
         Consumer loans:
           Home equity, secured by real estate                                        683,419          1,024,676
           Loans secured by deposits                                                  407,921            475,430
           Other                                                                    2,824,714          3,690,351
                                                                               --------------      -------------
                Subtotal                                                          123,071,367        127,425,067
         Less:
           Undisbursed portion of mortgage loans                                    3,351,441          3,431,894
           Allowance for loan losses                                                  570,701            458,329
           Net deferred loan origination fees                                          32,215             46,131
                                                                               --------------      -------------
                Loans receivable, net                                          $  119,117,010      $ 123,488,713
                                                                               ==============      =============

     Accrued interest receivable includes $908,520 and $978,946 at December 31, 2002 and 2001, respectively, related to loans receivable.

     The following is a reconciliation of the allowance for loan losses:

                                                                                   YEARS ENDED DECEMBER 31,
                                                                                -----------------------------
                                                                                   2002                2001
                                                                                ----------          ---------
         Balance, beginning of period                                           $  458,329          $ 185,714
         Additions charged to operations                                           120,000             50,000
         Charge-offs                                                                (9,217)           (23,490)
         Recoveries                                                                  1,589                 --
         Balance recorded in acquisition                                                --            246,105
                                                                                ----------          ---------
         Balance, end of period                                                 $  570,701          $ 458,329
                                                                                ==========          =========

                                   (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following is a summary of non-performing loans:

                                                                                         DECEMBER 31,
                                                                              ------------------------------
                                                                                   2002                2001
                                                                              -----------        -----------
         Accruing loans past due 90 days or more                              $ 1,567,832        $ 1,771,493
         Non-accruing loans                                                       262,279            372,673
                                                                              -----------        -----------
         Total non-performing loan balances                                   $ 1,830,111        $ 2,144,166
                                                                              ===========        ===========
         Non-performing loans as a percentage of loans, net                          1.54%              1.74%
                                                                              ===========        ===========

     At December 31, 2002 and 2001, the amount of interest income that would have been recorded on loans in non-accrual status had such loans performed in accordance with their terms would have been $23,384 and $17,865, respectively. At December 31, 2002 and 2001, the Bank identified no loans that are impaired.

     Loans to executive officers and directors, including loans to affiliated companies of which executive officers and directors are principal owners, and loans to members of the immediate family of such persons are summarized as follows:

                                                                              Years Ended December 31,
                                                                             -------------------------
                                                                                 2002          2001
                                                                             -----------    ----------
         Balance at beginning of period                                      $   977,316    $  575,773
         New loans                                                               192,000       735,000
         Repayments                                                             (196,323)     (333,457)
                                                                             -----------    ----------
         Balance at end of period                                            $   972,993    $  977,316
                                                                             ===========    ==========

     These loans were incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.


5. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

     The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate mortgage loans that amounted to $1,545,770 and $1,377,891 at December 31, 2002 and 2001,
     respectively, plus other loan commitments totaling $5,659,337 and $3,820,774 outstanding at December 31, 2002 and 2001, respectively. In addition, the Bank had $1,848,555 and $1,586,190 of unused home equity lines and other open lines of credit, including standby letters of credit outstanding to customers at December 31, 2002 and 2001, respectively. The commitments to originate mortgage loans, noted above, include fixed rate loans of $106,250 at December 31, 2002. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, home equity lines of credit, other open lines of credit, and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies, but primarily includes residential real estate.

     The Bank has no significant concentrations of credit risk with any individual counter-party to originate loans. The Bank's lending is concentrated in residential real estate mortgages in the Central Kentucky area, within a 45-mile radius of Danville, Kentucky. A substantial portion of its debtors' ability to honor their contract is dependent on the economy of this area. In addition, the Company maintains cash in bank deposit accounts at various financial institutions. The balances, at times, may exceed federally insured limits. At December 31, 2002 and 2001, the cash balances with other financial institutions exceeded the insured limit by approximately $2,363,000 and $802,000, respectively.


6.   OFFICE PROPERTY AND EQUIPMENT

     Office property and equipment consist of the following:

                                                                           DECEMBER 31,
                                                                 ----------------------------
                                                                      2002             2001
                                                                 ------------    ------------
         Land, at cost                                           $    565,657    $    531,657
         Buildings, at cost                                         1,729,209       1,690,919
         Furniture, fixtures and equipment                            675,535         798,231
                                                                 ------------    ------------
                                                                    2,970,401       3,020,807
         Less accumulated depreciation                                928,280         966,590
                                                                 ------------    ------------
                                                                 $  2,042,121    $  2,054,217
                                                                 ============    ============

     Depreciation expense for the years ended December 31, 2002 and 2001 amounted to $135,301 and $112,611, respectively.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.       Deposits

     Deposit are summarized as follows:

                                                                                            DECEMBER 31,
                                                                                  --------------------------------
                                                                                      2002               2001
                                                                                  -------------      -------------
       Demand deposit accounts                                                    $     856,375      $     991,379
       Savings accounts with a weighted average rate of 1.51%
         and 2.02% at December 31, 2002 and 2001, respectively                        5,783,885          4,644,375
       NOW and MMDA deposits with a weighted average rate
         of 2.06% and 2.52% at December 31, 2002 and 2001,
         respectively                                                                17,027,241         10,903,122
                                                                                  -------------      -------------
                                                                                     23,667,501         16,538,876
       Certificates of deposit with a weighted interest rate of 3.93%
         and 4.81% at December 31, 2002 and 2001, respectively                       96,585,978         97,103,203
                                                                                  -------------      -------------
              Total deposits                                                      $ 120,253,479      $ 113,642,079
                                                                                  =============      =============
       Certificates of deposit with balances $100,000 or more                     $  33,455,072      $  32,314,117
                                                                                  =============      =============

     Certificates of deposit by remaining time until maturity are as follows:

                                                                                           DECEMBER 31,
                                                                                 ---------------------------------
                                                                                      2002               2001
                                                                                 --------------    ---------------
       Within 1 year                                                             $   64,921,258    $    60,221,731
       1 to 2 years                                                                  19,222,041         21,438,154
       2 to 3 years                                                                   7,450,581          8,357,011
       Maturing in years thereafter                                                   4,992,098          7,086,307
                                                                                 --------------    ---------------
                                                                                 $   96,585,978    $    97,103,203
                                                                                 ==============    ===============

     Certificates of deposit include the unamortized fair market value adjustment associated with the deposits assumed in the acquisition of First Lancaster. The balance of the unamortized adjustment at December 31, 2002 and 2001 was $256,421 and $501,561, respectively.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Certificates of deposit by maturity and interest rate category are as follows:

                                                          AMOUNT DUE DECEMBER 31, 2002
                                                                 (IN THOUSANDS)
                                 -----------------------------------------------------------------------------
                                   WITHIN                                            AFTER
                                  ONE YEAR      1-2 YEARS          2-3 YEARS         3 YEARS           TOTAL
                                 -----------------------------------------------------------------------------
         0.01 - 2.00%             $    1,010    $      --          $     --          $   --          $   1,010
         2.01 - 4.00%                 44,763       11,082             2,804              625            59,274
         4.01 - 6.00%                 14,426        4,547               124            2,772            21,869
         6.01 - 8.00%                  4,723        3,593             4,522            1,595            14,433
                                  ----------    ---------          --------          -------         ---------
                                  $   64,922    $  19,222          $  7,450          $ 4,992         $  96,586
                                  ==========    =========          ========          =======         =========

                                                          AMOUNT DUE DECEMBER 31, 2001
                                                                 (IN THOUSANDS)
                                 -----------------------------------------------------------------------------
                                   WITHIN                                            AFTER
                                  ONE YEAR      1-2 YEARS          2-3 YEARS         3 YEARS           TOTAL
                                 -----------------------------------------------------------------------------

         2.01 - 4.00%             $   13,177    $   2,229          $     62          $    54         $  15,522
         4.01 - 6.00%                 33,275       14,614             4,619            1,127            53,635
         6.01 - 8.00%                 13,770        4,595             3,675            5,906            27,946
                                  ----------    ---------          --------          -------         ---------
                                  $   60,222    $  21,438          $  8,356          $ 7,087         $  97,103
                                  ==========    =========          ========          =======         =========

     Interest expense on deposits for the periods indicated are as follows:

                                                                                YEARS ENDED DECEMBER 31,
                                                                            -------------------------------
                                                                                 2002               2001
                                                                            ------------       ------------
            Money market, NOW, and savings accounts                         $    486,949       $    392,086
            Certificates of deposit                                            4,221,697          4,192,172
                                                                            ------------       ------------
                                                                            $  4,708,646       $  4,584,258
                                                                            ============       ============

     The Bank maintains clearing arrangements for its NOW and MMDA accounts with the Federal Home Loan Bank of Cincinnati. The Bank is required to maintain adequate collected funds in its Demand Account to cover average daily clearings. The Bank was in compliance with this requirement at December 31, 2002 and 2001.

     The Bank held deposits of $557,317 and $229,156 for related parties at December 31, 2002 and 2001, respectively.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank at December 31, 2002 consisted of the following:

               MATURITY DATE                    INTEREST RATE                        2002
               -------------                    -------------                   ------------
                  05/30/03                          4.99%                       $  4,000,000
                  01/01/03                          6.93%                            629,134
                  12/01/04                          6.50%                            764,662
                  01/01/05                          7.08%                            452,037
                  02/01/08                          6.37%                             47,273
                  01/30/15                          3.63%                            650,000
                  08/01/19                          6.55%                            107,762
                                                                                ------------
                                                                                   6,650,868
           Acquisition adjustment to fair market value                                29,535
                                                                                $  6,680,403
                                                                                ============

     Advances from the Federal Home Loan Bank at December 31, 2001 consisted of the following:

               MATURITY DATE                    INTEREST RATE                        2001
               -------------                    -------------                   ------------
                  05/31/02                          4.36%                       $  4,000,000
                  07/01/02                          6.85%                             15,273
                  01/01/03                          6.93%                            695,658
                  05/30/03                          4.99%                          4,000,000
                  12/01/04                          6.50%                            848,243
                  01/01/05                          7.08%                            474,916
                  02/01/08                          6.37%                             54,763
                  01/30/15                          5.13%                            650,000
                  08/01/19                          6.55%                            123,578
                                                                                ------------
                                                                                  10,862,431
           Acquisition adjustment to fair market value                                59,244
                                                                                ------------
                                                                                $ 10,921,675
                                                                                ============

     A schedule of the principal payments due over the remaining term of the advances as of December 31, 2002 are as follows:

                   YEAR               FLOATING RATE         FIXED RATE              TOTAL
                   ----               -------------        -------------       ------------
                   2003                 $       --          $  4,780,722       $  4,780,722
                   2004                         --               734,877            734,877
                   2005                         --               423,199            423,199
                   2006                         --                19,984             19,984
             2007 and thereafter           650,000                71,621            721,621
                                        ----------          ------------       ------------
                                        $  650,000          $  6,030,403       $  6,680,403
                                        ==========          ============       ============

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     These borrowings are collateralized by qualified real estate first mortgages and Federal Home Loan Bank stock held by the Bank, which had a book value of $11,641,802 and $17,884,547 at December 31, 2002 and 2001,
     respectively. As of December 31, 2002, the Bank had an additional borrowing capacity with the FHLB of approximately $51 million.


9.   STOCKHOLDERS' EQUITY

     REGULATORY CAPITAL. The Bank's actual capital and its statutory required capital levels based on the consolidated financial statements accompanying these notes are as follows (in thousands):

                                                              DECEMBER 31, 2002
                               --------------------------------------------------------------------------------
                                                                                             TO BE WELL
                                                                                         CAPITALIZED UNDER
                                                                 FOR CAPITAL             PROMPT CORRECTIVE
                                                              ADEQUACY PURPOSES          ACTION PROVISIONS
                               ------------------------    ------------------------   -------------------------
                                       ACTUAL                     REQUIRED                    REQUIRED
                               ------------------------    ------------------------   -------------------------
                                 AMOUNT         %            AMOUNT         %           AMOUNT         %
                               ------------------------    ------------------------   -------------------------
Tier I core capital               $ 11,383    8.1%              $5,639    4.0%             $8,458     6.0%

Tangible equity capital           $ 11,383    8.1%              $5,639    4.0%                N/A     N/A

Total risk based capital          $ 12,144    14.1%             $6,907    8.0%             $8,633    10.0%

Tier I risk based capital         $ 11,383    13.2%                N/A     N/A             $4,317     5.0%

                                                             DECEMBER 31, 2001
                              --------------------------------------------------------------------------------
                                                                                            TO BE WELL
                                                                                        CAPITALIZED UNDER
                                                                 FOR CAPITAL            PROMPT CORRECTIVE
                                                             ADEQUACY PURPOSES          ACTION PROVISIONS
                              ------------------------    ------------------------   -------------------------
                                      ACTUAL                     REQUIRED                    REQUIRED
                              ------------------------    ------------------------   -------------------------
                                AMOUNT         %            AMOUNT         %           AMOUNT         %
                              ------------------------    ------------------------   -------------------------
Tier I core capital               $ 9,914    7.2%              $5,504    4.0%             $8,243     6.0%

Tangible equity capital           $ 9,914    7.2%              $5,504    4.0%                N/A     N/A

Total risk based capital         $ 10,699    11.4%             $7,536    8.0%             $9,420    10.0%

Tier I risk based capital         $ 9,914    10.5%                N/A     N/A             $4,710     5.0%

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, OTS adopted final rules based upon FDICIA's five capital tiers. The rules provide that a savings bank is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risk-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive. Under this regulation, the Bank was deemed to be "well capitalized" as of December 31, 2002 and 2001 based upon the most recent notifications from its regulators. There are no conditions or events since those notifications that management believes would change its classifications.

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

     DIVIDEND RESTRICTIONS. The payment of cash dividends by the Bank on its Common Stock is limited by regulations of the OTS. Interest on deposits will be paid prior to payments of dividends on Common Stock. Additional limitation on dividends declared or paid, or repurchases of the Bank stock are tied to the Bank's level of compliance with its regulatory capital requirements. Under current OTS regulations the Bank must either (i) file notification with the OTS because it is a subsidiary of a savings and loan holding company or (ii) apply for distributions if the total amount of capital distributions for the applicable calendar year exceeds net income for that year to date plus retained net income for the preceding two years.

10.  INCOME TAXES

     The provision for income taxes for the periods indicated consist of the following:

                                                         YEARS ENDED DECEMBER 31,
                                                        -------------------------
                                                          2002            2001
                                                        ---------      ---------
         Current federal income tax expense             $ 650,195      $ 557,018
         Deferred federal income tax expense               34,016         13,671
                                                        ---------      ---------
                                                        $ 684,211      $ 570,689
                                                        =========      =========

     For the periods indicated, total income tax expense differed from the amounts computed by applying the U. S. Federal income tax rate of 34 percent to income before income taxes as follows:

                                                                         YEARS ENDED DECEMBER 31,
                                                                       ---------------------------
                                                                           2002             2001
                                                                       ----------       ----------
         Expected income tax expense at federal tax rate               $  684,211       $  555,562
         Other, net                                                            --           15,127
                                                                       ----------       ----------
                                                                       $  684,211       $  570,689
                                                                       ==========       ==========
         Effective income tax rate                                           34.0%            34.9%
                                                                       ==========       ==========

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Deferred income taxes result from temporary differences in the recognition of income and expenses for tax and financial statement purposes. The source of these temporary differences and the tax effect of each are as follows:

                                                                          YEARS ENDED DECEMBER 31,
                                                                       -----------------------------
                                                                           2002              2001
                                                                       -----------        ----------
           Deferred loan origination fees                              $     4,732        $   (1,356)
           Directors retirement plan expense                                (1,224)           (2,294)
           Allowance for loan losses                                       (38,547)           43,347
           ESOP expense                                                       (589)           (1,672)
           Supplemental retirement plan expense                             29,701                --
           Provision for non-accrual of interest                            (1,877)           14,272
           Net accrued income                                              (41,454)          (41,454)
           Federal Home Loan Bank stock dividend                            25,364            29,784
           Depreciation expense                                                 --            (5,149)
           Purchase accounting adjustment, net                              57,910           (21,807)
                                                                       -----------        ----------
                                                                       $    34,016        $   13,671
                                                                       ===========        ==========

     Deferred tax assets and liabilities consisted of the following:

                                                                                DECEMBER 31,
                                                                       -----------------------------
                                                                           2002             2001
                                                                       -----------       -----------
         Deferred tax assets:
           Deferred loan origination fees                              $    10,953       $    15,685
           Directors retirement plan expense                               124,317           123,092
           Allowance for loan losses                                       194,038           155,492
           ESOP expense                                                     33,357            32,768
           Supplemental retirement plan expense                                 --            29,701
           Provision for non-accrual of interest                             7,951             6,074
                                                                       -----------       -----------
                                                                           370,616           362,812
                                                                       -----------       -----------
         Deferred tax liabilities:
           Net accrued income                                               82,907           124,362
           Federal Home Loan Bank stock dividend                           322,761           297,397
           Depreciation expense                                             46,367            46,367
           Purchase accounting adjustments, net                             69,409            11,499
           Unrealized gain on available-for-sale securities                645,080           715,618
                                                                       -----------       -----------
                                                                         1,166,524         1,195,243
                                                                       -----------       -----------
         Net deferred tax liability                                    $  (795,908)      $  (832,431)
                                                                       ===========       ===========

     As of December 31, 2002, the Bank's tax bad debt reserve was approximately $2,287,000, which represents the base year amount. The Bank's base year tax reserve is only subject to being taxed at a later date under certain circumstances, such as the Bank converting to a type of institution that is not considered a bank for tax purposes, or if the reserve is used for a purpose other than to absorb loan losses. These financial statements do not include any deferred tax liability related to the base year tax bad debt reserves.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  EMPLOYEE BENEFITS

     RETIREMENT SAVINGS PLAN. Effective January 1, 1994, the Bank became a participant in the Financial Institutions Thrift Plan. The Plan allows participating employees to make contributions by salary reduction pursuant to Section 401(K) of the Internal Revenue Code for all employees who meet certain requirements as to age and length of service. The Bank makes 25% matching contributions to each participant's account up to 6% of the participant's compensation. The Bank contributions to the Plan amounted to $5,461 and $6,196 for the years ended December 31, 2002 and 2001, respectively. Employees vest immediately in their contributions and 100% in the Bank's contributions after completing 5 years of service.

     DIRECTORS RETIREMENT PLAN. On July 5, 1995, the stockholders of the Company approved the establishment of a Director Retirement Plan. The Director Retirement Plan, which was effective January 1, 1994, covers each member of the Company's and the Bank's Board of Directors who at any time serves as a non-employee director. Under the Director Retirement Plan, each participating director will receive on a monthly basis for ten years following his or her retirement from the Board, an amount equal to the product of his or her "Benefit Percentage," his or her "Vested Percentage" and 75% of the amount of the monthly fee he or she received for service on the Board during the calendar year preceding his or her retirement from the Board. All benefits vest immediately in the case of retirement after age 70 with 15 years of service, upon death or disability, or upon a change in control of the Company. The Director Retirement Plan is a non-qualified benefit plan and will be funded by the general assets of the Company, and the Company will recognize the expense of providing these benefits as they become vested. The Company recognized expense of $25,801 and $23,695, in connection with this plan for the years ended December 31, 2002 and 2001, respectively.

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

     During the year ended December 31, 1998, the Company awarded options to purchase 4,000 shares of common stock at an exercise price of $17.19 per share. For the year ended December 31, 1996, the Company awarded options to purchase 2,000 shares of common stock at an exercise price of $20.00 per share. In 1998, the Company lowered the exercise price on the 2,000 stock options awarded in 1996 to $17.19 per share. Additional options to purchase 5,000 shares of common stock at $16.67 per share were awarded during the year ended December 31, 2001 and 4,000 shares of common stock at $18.73 were awarded during the year ended December 31, 2002.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     A summary of option transactions for the years indicated are as follows:

                                                                      YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------------------------
                                                               2002                             2001
                                                     ---------------------------      --------------------------
                                                        OPTION         NUMBER            OPTION          NUMBER
                                                         PRICE         OF UNITS           PRICE         OF UNITS
                                                     -------------    ----------      -------------     --------

     Balance outstanding at beginning of year        $13.13-$17.19        50,500      $13.13-$17.19       53,500
     Granted                                                 18.73         4,000              16.67        5,000
     Exercised                                        13.13- 17.19       (12,000)             13.13       (8,000)
     Expired                                                                  --                              --
                                                                       ---------                       ---------
     Balance outstanding at end of year              $13.13-$18.73        42,500      $13.13-$17.19       50,500
                                                                       =========                       =========
     Shares exercisable                                                   34,100                          44,700
                                                                       =========                       =========
     Shares available for grant                                            4,000                           8,000
                                                                       =========                       =========
     Weighted average fair value of options                            $    2.17                        $   2.13
                                                                       =========                       =========

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

     Companies are not required to adopt the fair value method of accounting for employee stock-based transactions, and may continue to account for such transactions under Accounting Principles Based (APB) Opinion No. 25 "Accounting for Stock Issued to Employees." Under this method the compensation cost is measured by the difference between the fair value of the Company's stock at the date of the award, and the exercise price to be paid by the employee. If a company chooses to report stock based compensation under APB 25, they must disclose the pro forma net income and earnings per share as if the Company had applied the new method of accounting. Accordingly, the following table shows the Company's net income and earnings per share on a pro forma basis as if the compensation cost for the stock options awarded were accounted for in accordance with SFAS No. 123 for the years ended December 31, 2002 and 2001, respectively.

                                              REPORTED PER CONSOLIDATED
                                                FINANCIAL STATEMENTS                 PRO FORMA AMOUNT
                                          -------------------------------    -------------------------------
                                                2002             2001              2002              2001
                                          -------------     -------------    -------------     -------------
        Net income                        $   1,328,174     $   1,063,316    $   1,319,176     $   1,061,132
                                          =============     =============    =============     =============
        Diluted earnings per share        $        1.99     $        1.65    $        1.98     $        1.65
                                          =============     =============    =============     =============

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                          2002       2001
                                                          ----       ----
                    Expected volatility                   .22%      .06%
                    Expected life                          10        10
                    Free interest rate                    2.2%      5.3%

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

     Awards made to employees will vest 20% on each anniversary date of the award. Shares will be held by the trustee and are voted by the ERP trustee in the same proportion as the trustee of the Company's ESOP plan votes shares held therein. Any assets of the trust are subject to the general creditors of the Company. All shares awarded vest immediately in the case of a participant's retirement after age 65, death or disability, or upon a change in control of the Company. The Company intends to expense ERP awards over the years during which the shares are payable, based on the fair market value of the common stock at the date of the grant to the employee. As of December 31, 2002, no awards had been made under the ERP.

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

     The Company makes annual contributions to ESOP equal to the ESOP's debt service less dividends, if any, received by the ESOP and used for debt service. Dividends received by the ESOP on unallocated shares held as collateral are to be used to pay debt service; dividends on allocated shares may be credited to participants' accounts or used for debt service. Dividends of $55,596 and $50,763 were used in fiscal year 2002 and 2001, respectively, to pay ESOP debt service. The ESOP unallocated shares are pledged as collateral on the debt. As the debt is repaid, shares are released from collateral and allocated to active participants based on a formula specified in the ESOP agreement.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     ESOP compensation was $98,105 and $80,748 for the years ended December 31, 2002 and 2001, respectively. During 2002 and 2001, 5,411 and 5,477 shares of stock were released from collateral, respectively. At December 31, 2002 and 2001, there were 36,321 and 41,732 unallocated ESOP shares of stock having a fair value of $677,387 and $616,799, respectively. In the case of a distribution of ESOP shares which are not readily tradable on an established securities market, the Plan provides the participant with a put option that complies with the requirements of Section 490H of the Internal Revenue Code.

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

     The statement excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

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

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     OFF-BALANCE SHEET INSTRUMENTS. The fair value of off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     The estimated fair values of the Company's financial instruments at December 31, 2002 and 2001 are as follows:

                                                                   2002                          2001
                                                       ---------------------------    --------------------------
                                                          Carrying         Fair          Carrying         Fair
                                                           Amount          Value          Amount          Value
                                                       ---------------------------    --------------------------
                                                                             (in thousands)
         ASSETS
           Cash and interest bearing deposits          $    13,717     $    13,717    $     5,521    $     5,521
           Securities available-for-sale                     1,929           1,929          2,136          2,136
           Securities held-to-maturity                       1,633           1,710          1,663          1,715
           Loans receivable, net                           119,117         120,233        123,489        132,600

         LIABILITIES
           Deposits                                        120,253         123,045        113,642        116,601
           Federal Home Loan Bank advances                   6,680           6,836         10,922         11,186

         UNRECOGNIZED FINANCIAL INSTRUMENTS
           Loan commitments                                     --              --             --             --
           Unused lines of credit                               --              --             --             --

13.  RELATED PARTY TRANSACTIONS

     Certain directors of the Bank perform legal services on behalf of the Bank and appraise selected real estate properties for which they receive fees paid by the Bank. A substantial portion of these fees are passed on to customers of the Bank in the origination of mortgage loans. Legal fees paid amounted to $30,426 and $33,697 for the years ended December 31, 2002 and 2001, respectively. Appraisal fees paid by the Bank amounted to $27,600 and $28,875 for these same periods. In addition, the Bank leases office space to a Director. Rent income received by the Bank amounted to $8,400 for each of the years ended December 31, 2002 and 2001.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.  STOCK TRANSACTIONS

     For the years ended December 31, 2002 and 2001, the Company repurchased 3,072 and 12,000 common shares, respectively. Other stock transactions for the periods presented are as follows:

     i. For the year ended December 31, 2002, stock options for 12,000 shares were exercised. Common stock held by the Incentive Plan Trust were issued at an average cost of $19.51 per share, which was offset by the exercise price of 10,000 shares at $13.13 per share and 2,000 shares at $17.19 per share, with the total proceeds amounting to $165,230. The stock options exercised resulted in $68,490 being charged to additional paid-in capital of the Company.

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

15.  EARNINGS PER SHARE

     The table below summarizes the computation of basic earnings per common share and diluted earnings per common share for the years ended December 31, 2002 and 2001, respectively.

                                                                             YEARS ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                             2002               2001
                                                                         ------------       ------------
     BASIC EARNINGS PER COMMON SHARE
       Numerator:
         Income available to common shareholders                         $  1,328,173       $  1,063,316
                                                                         ============       ============
       Denominator:
         Weighted average of common shares outstanding                        657,538            641,092
                                                                         ============       ============
       Basic earnings per share                                          $       2.02       $       1.66
                                                                         ============       ============

     DILUTED EARNINGS PER COMMON SHARE
       Numerator:
         Income available to common shareholders                         $  1,328,173       $  1,063,316
                                                                         ============       ============
       Denominator:
         Weighted average of common shares outstanding                        657,538            641,092
         Effect of outstanding stock options                                    8,852              3,699
                                                                         ------------       ------------
         Weighted average of common shares outstanding
           assuming dilution                                                  666,390            644,791
                                                                         ============       ============
       Diluted earnings per share                                        $       1.99       $       1.65
                                                                         ============       ============

                                                CORPORATE INFORMATION
--------------------------------------------------------------------------------------------------------------------

                                                 BOARD OF DIRECTORS
W. IRVINE FOX, JR.                        JACK L. BOSLEY, JR.                         WARREN O. NASH
Chairman of the Board                     Farmer                                      Veterinarian
Real Estate Developer/Partner             Viewpoint Farm
Charleston Green Townhouses                                                           WILLIAM H. JOHNSON
                                          W. BANKS HUDSON, III                        Senior Vice President and
JOHN H. STIGALL                           Attorney-at-Law                             Secretary of the Bank and the
President and Chief Executive                                                         Company
Officer of the Bank and the               YVONNE YORK MORLEY
Company                                   Executive Assistant to the President        VIRGINIA B. STUMP
                                          and Assistant Secretary to the Board        Senior Vice President
                                          of Trustees of Centre College               of the Bank and the Company

--------------------------------------------------------------------------------------------------------------------

                                                 EXECUTIVE OFFICERS

JOHN H. STIGALL                           WILLIAM H. JOHNSON                          ANN L. HOOKS
President and Chief Executive             Senior Vice President and                   Vice President
Officer of the Bank and the               Secretary of the Bank and the               of the Bank and the Company
Company                                   Company
                                                                                      RUSSELL M. BROOKS
VIRGINIA R. S. STUMP                                                                  Vice President and Treasurer
Senior Vice President                                                                 of the Bank and the Company
of the Bank and the Company
--------------------------------------------------------------------------------------------------------------------

                                                   OFFICE LOCATION
                                                  340 West Main Street
                                                Danville, Kentucky 40422

--------------------------------------------------------------------------------------------------------------------

                                                 GENERAL INFORMATION
                                                                                      ANNUAL REPORT ON
INDEPENDENT ACCOUNTANTS                   ANNUAL MEETING                              FORM 10-KSB
EKW & Associates, LLP                     The Annual Meeting of
100 West Third Street                     Stockholders will be held on                A COPY OF THE COMPANY'S
Owensboro, Kentucky  42303                April 15, 2003 at 4:00 p.m. at              2002 ANNUAL REPORT ON
                                          Central Kentucky Federal Savings            FORM 10-KSB WILL BE
GENERAL COUNSEL                           Bank, 340 West Main Street,                 FURNISHED WITHOUT CHARGE
W. Banks Hudson, III                      Danville, Kentucky                          TO STOCKHOLDERS AS OF THE
Attorney At Law                                                                       RECORD DATE FOR THE ANNUAL
102 South Fourth Street                                                               MEETING UPON WRITTEN
Danville, KY  40422                       TRANSFER AGENT                              REQUEST TO:
                                          Illinois Stock Transfer Company
SPECIAL COUNCIL                           209 West Jackson Boulevard                  John H. Stigall
Stradley Ronon Stevens &                  Suite 903                                   CKF Bancorp, Inc.
Young, LLP                                Chicago, Illinois 60606                     P.O. Box 400
1220 19th Street, N.W., Suite 600         1-800-757-5755                              340 West Main Street
Washington, DC  20036                     FAX 1-312-427-2879                          Danville, KY  40423
