Form 10KSB, Exhibit 13
period 2003-12-31
CKF BANCORP INC
filed 2004-03-30
CIK 930203

--------------------------------------------------------------------------------
2003 ANNUAL REPORT
--------------------------------------------------------------------------------

                                CKF Bancorp, Inc.

CKF BANCORP, INC.
--------------------------------------------------------------------------------

CKF Bancorp, Inc., a Delaware corporation (the "Company"),                  In December of 1994,  the Bank converted from mutual
was organized in 1994 by Central Kentucky Federal Savings                   to stock form, becoming a wholly owned subsidiary of the
Bank, formerly Central Kentucky Federal Savings and Loan                    Company. Upon its conversion to stock form, the Bank
Association ("Central Kentucky Federal" or the "Bank")                      adopted its present name. The Bank operates through its
to be a savings institution holding company whose only                      main office in Danville, Kentucky and two full service
subsidiaries are the Bank and its subsidiary.                               branch locations, which are located in Danville and in
                                                                            Lancaster,  Kentucky,  plus  a  loan  production office
                                                                            located in Nicholasville, Kentucky.

The  Company  is  classified  as a  unitary  savings  and loan              The  branch   operating  in   Lancaster,   Kentucky  was
holding  company subject to regulation by the Office of Thrift              formerly the First  Lancaster  Federal  Savings  Bank, a
Supervision  ("OTS") of the  Department of the  Treasury.  The              subsidiary of First Lancaster  Bancshares,  Inc.,  which
primary  activity  of the  Company is holding the stock of the              was  acquired  by  Central  Kentucky  Federal on May 31,
Bank and operating the Bank. Accordingly,  the information set              2001.
forth  in this  report,  including  financial  statements  and
related   data,   relates   primarily  to  the  Bank  and  its
subsidiary.
                                                                            The  executive  offices of the  Company and the Bank are
                                                                            located at 340 West Main Street, Danville, Kentucky
Central Kentucky Federal was formed in 1886 as a Kentucky-                  40422, and its telephone number is (859) 236-4181.
chartered mutual building and loan association. In December
1960, the Bank obtained federal insurance on deposit accounts and became a member of the Federal Home Loan Bank ("FHLB")
of Cincinnati. The Bank converted to a federal mutual savings and loan association in 1969 and changed its name to Central
Kentucky Federal Savings and Loan Association.

MARKET AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------

Market for the Common Stock

Since January 4, 1995, the Common Stock has been listed for trading under the symbol "CKFB" on the Nasdaq SmallCap Market. As of March 8, 2004, there were 1,470,374 shares of the Common Stock issued and outstanding, held by approximately 218 stockholders of record. For further information regarding stock prices and dividends paid, see stock prices and dividends on page 3.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Letter to Stockholders.......................................1
CKF Bancorp, Inc.............................................2
Market and Dividend Information..............................2
Selected Financial and Other Data............................3
Management's Discussion and Analysis of
  Financial Condition and Results of Operations..............5
Financial Statements........................................16
Corporate Information.......................................40

                                CKF Bancorp, Inc.
             Parent Company of Central Kentucky Federal Savings Bank



                             LETTER TO STOCKHOLDERS
--------------------------------------------------------------------------------

To Our Stockholders,

We are pleased to report the financial results of the CKF Bancorp, Inc.'s operations for the year ended December 31, 2003. Net income for the year 2003 was $1,480,000, an all-time record level, and represents an 11.1% improvement over the $1,328,000 reported the previous year. The Company reported diluted earnings per share of $1.08 in 2003 compared to $1.00 in the previous year.

CKF Bancorp, Inc. declared a two-for-one stock dividend, effective December 11, 2003. This action was taken in response to the Company's record earnings and stock price performance and to make the stock accessible to a broader range of investors, improve its marketability and enhance stockholders' value. The diluted earnings per share reported in the previous paragraph are reflective of the two-for-one stock split. As of December 31, 2003, the Company had 1,471,686 shares outstanding.

A key indicator used in the banking industry to determine performance is the interest rate spread. The improvement in the Company's interest rate spread, to 2.88% in 2003 from 2.66% in 2002, while at the same time maintaining a favorable operating expense efficiency ratio, was a primary factor in improved earnings. Also, loan growth during the year contributed strongly to earnings. Loans receivable increased 5.1%, to $125.8 million at December 31, 2003, up from $119.7 million one year earlier.

CKF Bancorp, Inc., through its wholly-owned subsidiary, Central Kentucky Federal Savings Bank, now operates two full service offices in Danville, one full service office in Lancaster, and a loan production office in Nicholasville. Expansion beyond the one downtown Danville location began in 2000, and the contributions to the Company's performance of the additional locations has been significant.

Strong earnings have allowed the payment to our stockholders of a solid and steadily increasing dividend each year, and the improvement in the market value of our stock, particularly during this past year, has been rewarding to our stockholders. Year 2003, our ninth year of operations as a public company, was a successful one. Continuing that level of success in 2004 will present numerous challenges, but we look forward to those challenges and stand prepared to face them.

Visit our home page on the Internet at www.centralkyfsb.com.

We appreciate your interest in CKF Bancorp, Inc. and your continued support.

Sincerely,

/s/ John H. Stigall

John H. Stigall
President and Chief Executive Officer

SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

FINANCIAL CONDITION DATA:

                                                                         At December 31,
                                                -------------------------------------------------------------------
                                                   2003          2002          2001          2000         1999
                                                ------------ ------------- ------------- ------------- ------------
                                                                      (Dollars in thousands)
Total amount of:
  Assets ....................................     $ 144,984     $ 142,356     $ 139,103     $  78,116    $  71,214
  Loans receivable, net .....................       125,160       119,117       123,489        70,445       63,160
  Cash and investment securities (1) ........        15,790        18,945        10,911         5,514        6,705
  Deposits ..................................       121,689       120,253       113,642        54,470       53,325
  Advances from the FHLB ....................         6,900         6,680        10,922        10,557        4,589
  Stockholders' equity ......................        15,068        13,914        13,003        12,327       12,610
-------------------------------------------------------------------------------------------------------------------
Number of:
  Real estate loans outstanding (2) .........         1,751         1,729         1,858         1,333        1,246
  Deposit accounts ..........................         7,118         7,482         7,701         4,003        3,710
  Offices open ..............................             4             4             4             2            1

--------------------

     (1) Includes Federal Home Loan Bank stock
     (2) Includes home equity loans




OPERATING DATA:

                                                                     Years Ended December 31,
                                                --------------------------------------------------------------------
                                                   2003          2002          2001          2000          1999
                                                ------------  ------------  ------------ ------------- -------------
                                                                      (Dollars in thousands)

Interest income .............................    $    8,143    $    9,183    $    8,265    $    5,426   $     4,725
Interest expense ............................         3,842         5,117         5,050         3,172         2,596
                                                ------------  ------------  ------------  ------------  ------------
Net interest income before provision                  4,301         4,066         3,215         2,254         2,129
    for loan losses .........................
Provision for loan losses ...................            90           120            50            36            36
Noninterest income ..........................           199           200           222            97           180
Noninterest expense .........................         2,220         2,134         1,753         1,135         1,045
                                                ------------  ------------  ------------  ------------  ------------
Net income before tax .......................         2,190         2,012         1,634         1,180         1,228
Federal income tax expense ..................           710           684           571           401           417
                                                ------------  ------------  ------------  ------------  ------------
Net income ..................................    $    1,480    $    1,328    $    1,063    $      779   $       811
                                                ============  ============  ============  ============  ============


KEY OPERATING RATIOS:

                                                                              At or for the
                                                     --------------------------------------------------------------
                                                                       Years Ended December 31,
                                                     --------------------------------------------------------------
                                                        2003         2002         2001         2000         1999
                                                     ---------    ---------     --------     --------     ---------
PERFORMANCE RATIOS:
   Return on assets (net income divided by
    average total assets) ..........................     1.04%         .93%         .90%        1.07%        1.20%
   Return on average equity (net income
    divided by average stockholders' equity) .......    10.35         9.94         8.58         6.82         5.86
   Interest rate spread (combined weighted
    average interest rate earned less combined
    weighted average interest rate cost) ...........     2.88         2.66         2.50         2.45         2.26
   Net yield on interest-earning assets (net
    interest income as a percentage of average
    balance of interest-earning assets) ............     3.14         2.96         2.86         3.21         3.23
   Ratio of non-interest expense to average
    total assets ...................................     1.57         1.50         1.49         1.56         1.55
   Dividend payout .................................    40.00        37.13        40.60        54.12        54.67

ASSET QUALITY RATIOS:
   Non-performing assets to total assets at
    end of period  (1)  ............................     1.22         1.35         1.54          .73          .43
   Allowance for loan losses to non-performing
    loans at end of period .........................    37.70        31.18        21.37        32.63        50.63
   Allowance for loan losses to total loans
    receivable, net ................................      .49          .48          .37          .26          .25

CAPITAL RATIOS:
   Equity to total assets at end of period .........    10.39         9.77         9.35        15.78        17.71
   Average equity to average assets ................    10.23         9.39        10.52        15.71        20.45
   Ratio of average interest-earning assets to
    average interest-bearing liabilities ...........   109.02       108.10       108.21       116.72       124.74

    (1) Non-performing assets include loans 90 days past due, non-accrual loans and foreclosed real estate.

STOCK PRICES AND DIVIDENDS:

The following table sets forth the range of high and low sales prices for the common stock as well as dividends declared in each quarter for 2003 and 2002. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. The stock price and dividend information has been adjusted, as applicable, to reflect the two-for-one stock split which occurred on December 11, 2003.

QUARTERLY STOCK INFORMATION:

                                    2003                                                2002
                  ------------------------------------------           -----------------------------------------
                       Stock Price Range         Per Share                  Stock Price Range         Per Share
                       -----------------                                    -----------------
Quarter                 Low         High         Dividend                   Low         High          Dividend
-------           ------------------------------------------           -----------------------------------------
  1st              $    9.33    $   11.40         $  .20                $   7.39    $    9.15          $  .18
  2nd                  11.05        12.75                                   9.16        10.05
  3rd                  11.85        14.18            .24                    9.03         9.70             .20
  4th                  13.52        17.00                                   8.80         9.34
---------         ------------------------------------------           -----------------------------------------
  Total                                           $  .44                                               $  .38
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

The Bank has functioned as a financial intermediary, attracting deposits from the general public and using such deposits, to make mortgage loans and, to a lesser extent, commercial and consumer loans and to purchase investment securities. As such, its earnings depend primarily on its net interest income, or "spread", which is the difference between the amount it receives from interest earned on loans and investments ("interest-earning assets") and the amount it pays in interest on its deposits and borrowings ("interest-bearing liabilities"). Results of operations are also dependent upon the level of the Bank's noninterest income, including fee income and service charges and by the level of its noninterest expense, the most significant component of which is salaries and employee benefits.

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

The Bank was organized as a Kentucky building and loan association in 1886. In 1969, it converted to a federally-chartered, mutually-owned savings and loan association and, in 1994, it converted to a federally-chartered stock savings bank and adopted its current name. The Bank's interest-earning assets are concentrated in real estate-collateralized instruments, principally one- to four-family loans and, to a lesser extent, loans secured by multi-family residential and non-residential properties, construction loans, home equity lines of credit, second mortgages on single-family residences, and commercial and consumer loans, both secured and unsecured, including loans secured by savings deposits. The Bank also invests in investment securities, primarily U.S. government agency securities and mortgage-backed securities, and in interest-bearing deposits, primarily with the Federal Home Loan Bank of Cincinnati. Its source of funding for these investments has principally been deposits placed with the Bank both by consumers in the market area it serves, and to a lesser extent, consumers outside the Bank's market area.

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

The combination was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of acquisition, May 31, 2001. Fair value adjustments on the assets and liabilities included in the purchase are being amortized over the estimated lives of the related assets and liabilities. The excess of the purchase price over the estimated fair value of the underlying net assets of $1,144,080 was allocated to goodwill and was being amortized over 15 years using the straight-line method. Subsequent to December 31, 2001, the Company no longer amortizes goodwill but is required to evaluate the carrying value on at least an annual basis in accordance with requirements of the Statement of Financial Accounting Standards Board (FASB) Statement No. 42.

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


ASSET/LIABILITY MANAGEMENT

Net interest income, the primary component of net income, is determined by the difference or "spread" between the yield earned on interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. The Company has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one- to four-family residential real estate, and, to a lesser extent, multi-family and non-residential real estate loans and the origination of other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 2003, approximately $46.1 million of one-to-four family residential loans were originated plus $13.8 million of multi-family and non-residential real estate loans. An additional $2.8 million of one-to-four family residential loans and $3.8 million of multi-family and non-residential real estate loans were purchased in 2003. Adjustable rate loans and short-term (one year or less) fixed rate loans comprised $53.6 million, or 83.7%, of the total real estate loans originated or purchased during the year. The adjustable rate loans generally have an initial set rate for a period from one to five years. Additionally, $4.9 million in non-mortgage loans were originated, all of which were adjustable rate loans or were fixed rate loans with terms of less than five years. Investment securities purchased during the year were fixed rate U.S. government agency bonds with maturities of less than five years and a total book value of $2.0 million and adjustable rate mortgage-backed securities with a total book value of $6.2 million.

Asset/liability management in the form of structuring cash instruments provides greater flexibility to adjust exposure to interest rates. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term liabilities. This posture allows the Company to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during the low interest rate periods allows the Company to extend the re-pricing and/or maturity of its liabilities thus reducing its exposure to rising interest rates. At December 31, 2003, the interest-bearing deposit base was comprised of $24.9 million in interest-bearing demand deposits with a weighted average rate of 1.41% and $95.6 million in time deposits with a weighted average rate of 3.05%. Time deposits with maturities of one year or less, at December 31, 2003, totaled $64.8 million, or 67.8% of total time deposits at such date. In addition to its focus on the re-pricing period of its deposit liabilities, management also seeks to lengthen the re-pricing period of its interest-bearing liabilities through borrowings from the Federal Home Loan Bank. Such borrowings totaled $6.9 million at December 31, 2003, of which $4.6 million in borrowings had fixed rates and had a remaining time to maturity of greater than one year.

INTEREST RATE SENSITIVITY ANALYSIS

The Company's future financial performance depends to a large extent on how successful it is in limiting the sensitivity of earnings and net asset value to changes in interest rates. Such sensitivity may be analyzed by examining the amount by which the market value of the Bank's portfolio equity changes given an immediate and sustained change in interest rates. Based on financial information provided by savings institutions, the Office of Thrift Supervision (OTS) provides a quarterly report which shows the amounts by which the net present value of an institution's cash flows from assets, liabilities, and off balance sheet items (the institution's net portfolio value, or "NPV") would change in the event of a range of assumed changes in market interest rates. An institution's interest rate risk is measured as the change to its NPV as a result of hypothetical changes in market interest rates.

The following table sets forth the interest rate sensitivity of the Bank's net portfolio value per the quarterly OTS Interest Rate Risk Exposure Report as of December 31, 2003 in the event of 1%, 2%, and 3% instantaneous and permanent increases and of a 1% instantaneous and permanent decrease in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points (bp) equals one percentage point.


                                                          December 31, 2003
                    --------------------------------------------------------------------------------------------
      Change                     Net Portfolio Value                    NPV as % of Portfolio Value of Assets
                    --------------------------------------------     -------------------------------------------
     in Rates          $ Amount        $ Change      % Change           NPV Ratio           Basis Point Change
     --------       -------------     -----------    --------       ----------------      ----------------------
                             (Dollars in thousands)

      +300 bp             12,714         - 3,596         - 22%              8.98%                  - 203 bp
      +200 bp             14,133         - 2,177         - 13%              9.82%                  - 119 bp
      +100 bp             15,373           - 937         -  6%             10.52%                  -  49 bp
        0  bp             16,310            n/a           n/a              11.01%                    n/a
      -100 bp             16,692           + 382         +  2%             11.16%                     15 bp


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

As of December 31, 2003, the Bank's net portfolio values as indicated by the OTS interest rate sensitivity report was within acceptable parameters that had been established by the Bank's Board of Directors and are contained in the Bank's Interest Rate Risk Policy.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

Net interest income is affected by (i) the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Savings institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" which is net interest income divided by average interest-earning assets. The table below sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of interest-earning assets or interest-costing liabilities, respectively, for the periods presented. During the periods indicated, non-accruing loans are included in the net loan category.


                                                                      Years Ended December 31,
AVERAGE BALANCES, INTEREST                                    2003                               2002
      AND AVERAGE YIELDS                        ------------------------------     -------------------------------
                                                                      Average                            Average
                                                  Average              Yield/        Average              Yield/
                                                  Balance   Interest    Cost         Balance   Interest    Cost
                                                ----------  --------  -------      ----------- --------  --------
                                                                           (Dollars in thousands)

Interest-earning assets:
  Loans receivable...........................   $  117,787   $  7,761   6.59%      $  122,025   $  8,854   7.26%
  Investment securities  (1) ................        8,466        284   3.35%           5,277        193   3.65%
  Other interest-earning assets..............       10,727         98    .92%           9,874        136   1.38%
                                                ----------   --------              ----------   --------
   Total interest-earning assets.............      136,980      8,143   5.94%         137,176      9,183   6.69%
                                                             --------                           --------
Noninterest-earning assets...................        4,784                              5,132
                                                ----------                         ----------
   Total assets..............................   $  141,764                         $  142,308
                                                ==========                         ==========

Interest-bearing liabilities:
  Deposits...................................   $  119,897   $  3,626   3.02%      $  118,451   $  4,709   3.98%
  Advances from FHLB.........................        5,749        216   3.77%           8,450        408   4.83%
                                                ----------   --------              ----------   --------
   Total interest-bearing liabilities........      125,646      3,842                 126,901      5,117   4.03%
                                                             --------                           --------
Noninterest-bearing liabilities..............        1,814                              2,044
                                                ----------                         ----------
   Total liabilities.........................      127,460                            128,945
Stockholders' equity.........................       14,304                             13,363
                                                ----------                         ----------
   Total liabilities and stockholders' equity   $  141,764                         $  142,308
                                                ==========                         ==========

Net interest income..........................                $  4,301                           $  4,066
                                                             ========                           ========

Interest rate spread  (2) ...................                           2.88%                              2.66%
                                                                      =======                            =======
Net yield on interest-earnings assets  (3) ..                           3.14%                              2.96%
                                                                      =======                            =======
Ratio of average interest-earning assets
   to average interest-bearing liabilities...                          109.0%                             108.1%
                                                                       ======                             ======

----------------
   (1) Includes Federal Home Loan Bank stock and related dividends earned.
   (2) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
   (3) Represents net interest income as a percentage of the average balance of interest-earning assets for the same period and is, also, referred to as the net interest margin.

As illustrated in the table on the previous page, the net yield on interest-earning assets was 3.14% for the year ended December 31, 2003 compared to 2.96% for the year ended December 31, 2002. Net interest income increased by $235,000 during the year ended December 31, 2003 compared to the same period in 2002. This increase was due primarily to the fact that the weighted average yield on interest-bearing liabilities decreased at a greater amount than did the weighted average yield on interest-earning assets. The yield on interest-bearing liabilities decreased 97 basis points from 4.03% in 2002 to 3.06% in 2003 while the yield on interest-earning assets decreased by 75 basis points from 6.69% in 2002 to 5.94% in 2003.


RATE/VOLUME ANALYSIS

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume), and (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).


                                                                          Year Ended December 31,
                                                           -------------------------------------------------------
                                                                              2003  vs.  2002
                                                           -------------------------------------------------------
                                                                         Increase (Decrease) Due to
                                                           -------------------------------------------------------
                                                                                          Rate/
                                                             Volume         Rate         Volume          Total
                                                           ------------  ------------  ------------   ------------
                                                                               (in thousands)
   Interest income:
       Loans............................................   $     (307)   $     (814)    $       28    $   (1,093)
       Investment securities............................          116           (15)            (9)           92
       Other interest-earning assets....................           12           (46)            (4)          (38)
                                                           ------------  ------------  ------------- -------------
           Total interest-earning assets................         (179)         (875)            15        (1,039)
                                                           ------------  ------------  ------------- -------------

   Interest expense:
       Deposits.........................................           57        (1,126)           (14)       (1,083)
       Advances from FHLB...............................         (130)          (90)            29          (191)
                                                           ------------  ------------  ------------- -------------
           Total interest-bearing liabilities...........          (73)       (1,216)            15        (1,274)
                                                           ------------  ------------  ------------- -------------
   Change in net interest income........................   $     (106)   $      341    $        --    $      235
                                                           ============  ============  ============= =============


COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


FINANCIAL CONDITION

At December 31, 2003, total assets of the Company were $145.0 million, an increase of $2.6 million, or 1.8%, from $142.4 million at December 31, 2002. The increase in assets included a $6.1 million increase in loans receivable, a $6.7 million increase in investment securities, and a $9.9 million decrease in cash and interest-bearing deposits. The increase in total assets was, in part, funded by a $1.4 million increase in deposits and a $219,000 increase in advances from the Federal Home Loan Bank.

Investment securities increased $6.7 million, or 188.1%, to $10.3 million, during the year ended December 31, 2003. Securities classified as available-for-sale and recorded at market value increased $1,000 due to the purchase of $25,000 in common stock offset by a decrease of $24,000 in the market value of available-for-sale securities. Securities classified as held-to-maturity increased by $6.7 million due to the purchase of $6.0 million in mortgage backed securities and of $2.0 million of U.S. government agency bonds, which were offset by the maturity of U.S. government agency bonds in the amount of $500,000 and by principal repayments on mortgage backed securities of $739,000.

Loans receivable increased $6.1 million, or 5.1%, to $125.8 million, during the year ended December 31, 2003. The increase was due to loan originations of $61.7 million plus loan purchases of $6.5 million exceeding loan principal repayments of $61.9 million. Loans transferred to real estate owned during the year equaled $342,000. The allowance for loan losses totaled $615,000 and $571,000 at December 31, 2003 and 2002, respectively. The allowance as a percentage of total loans receivable, net of unearned loan origination fees, was 0.49% and 0.48% at December 31, 2003 and 2002, respectively. Loan charge-offs, net of recoveries amounted to $46,000 and $8,000 during the years 2003 and 2002, respectively. The determination of the allowance for loan losses is based on management's analysis, done no less frequently than on a quarterly basis, of various factors, including market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is in accordance with generally accepted accounting principles and reflects current regulatory and economic considerations, there can be no assurance that additional losses will not be incurred or that regulators or changes in economic environment will not require further increases in the allowance.

Deposits increased by $1.4 million, or 1.2%, to $121.7 million, during the year ended December 31, 2003. The increase was due to an increase in deposit accounts (demand, savings, NOW and money market deposit accounts) of $2.4 million, or 10.0%, offset by a decrease in certificates of deposit of 826,000, or 0.9%, and by the amortization of $114,000 related to the premium paid on certificates of deposit assumed in the acquisition of First Lancaster. The increase in deposit accounts was due to a $872,000 increase in savings accounts, a $694,000 increase in money market deposit accounts, a $520,000 increase in NOW accounts, and a $289,000 increase in demand accounts.

Advances from the Federal Home Loan Bank increased $219,000, or 3.3%, to $6.9 million, during the year ended December 31, 2003 due to $5.0 million in newly issued advances and $4.8 million in repayments of principal.

Stockholders' equity increased by $1.2 million, or 8.3%, to $15.1 million, during the year ended December 31, 2003. The increase was due to net income of $1.5 million, the release of shares related to the employee stock ownership plan of $129,000, and the issuance of shares upon the exercise of stock options of $153,000, which were partially offset by payments of dividends to stockholders of $592,000 and a decrease in the net unrealized gain on available-for-sale securities, net of tax of $16,000.

RESULTS OF OPERATIONS

NET INCOME. Net income of the Company for the year ended December 31, 2003 was $1.5 million compared to $1.3 million for the year ended December 31, 2002, an increase of $152,000, or 11.5%. The increase resulted from an increase in net interest income of $235,000 and a decrease in the provision for loan losses of $30,000, which were offset by a decrease in noninterest income of $1,000, an increase in noninterest expense of $86,000, and an increase in income tax expense of $25,000.

INTEREST INCOME. Interest income decreased by $1.0 million, or 11.3%, to $8.1 million, for the year ended December 31, 2003 compared to the previous year. The decrease in interest income was due to a 75 basis point decrease in the average yield of interest-earning assets, from 6.69% in 2002 to 5.94% in 2003, and due to a $196,000, or 0.1%, decrease from 2002 to 2003 in the weighted-average balance of interest-earning assets.

INTEREST EXPENSE. Interest expense decreased by $1.3 million, or 24.9%, to $3.8 million, for the year ended December 31, 2003 compared to the previous year. The decrease in interest expense was due to a 97 basis point decrease in the average yield of interest-bearing liabilities, from 4.03% in 2002 to 3.06% in 2003, and due to a $1.3 million, or 1.0%, decrease from 2002 to 2003 in the weighted-average balance of interest-bearing liabilities.

PROVISION FOR LOAN LOSSES. Provision for loan losses decreased by $30,000, or 25.0%, to $90,000 for the year ended December 31, 2003 compared to the previous year. Management considers many factors in determining the necessary levels of the allowance for loan losses, including an analysis of specific loans in the portfolio, estimated value of the underlying collateral, assessment of general trends in the real estate market, delinquency trends, prospective economic and regulatory conditions, inherent loss in the loan portfolio, and the relationship of the allowance for loan losses to outstanding loans. In the determination process, loans in the portfolio are categorized according to their perceived inherent level of risk. The categories include 1- to 4- dwelling unit mortgage loans, other mortgage loans, non-mortgage commercial loans, and consumer loans. An estimate of the appropriate level of allowance for loan losses is calculated by applying risk-weighting factors to the aggregate balances of these loan categories. Within a given category, loans classified as non-performing are assigned a higher risk weighting than performing loans. Management reviews the level of each risk factor periodically and makes appropriate adjustments based on changes in conditions that may impact the portfolio. Provisions for loan losses are booked so as to maintain the allowance within a reasonable range of the estimate.

NONINTEREST INCOME. Noninterest income decreased by $1,000, or 0.5%, to $199,000, for the year ended December 31, 2003 compared to the previous year. The decrease in non-interest income was related to a decrease of $6,000 in net gains on the sale of real estate owned and a decrease in other non-interest income, net of $4,000, which were offset by an increase in loan and other service fees of $9,000.

NONINTEREST EXPENSE. Noninterest expense increased by $86,000, or 4.0%, to $2.2 million for the year ended December 31, 2003 compared to the previous year, and such expense amounted to 1.57% and 1.50% of average assets for the years ended December 31, 2003, and 2002, respectively. The increase was due to increases in compensation and benefits of $65,000, in occupancy expenses of $15,000, in data processing expenses of $10,000, and in state franchise tax of $7,000, which were offset by decreases in legal and other professional fees of $10,000 and in other noninterest expense of $1,000.

INCOME TAXES. The provision for income taxes for the years ended December 31, 2003 and 2002 was $710,000 and $684,000, respectively, which as a percentage of income before income taxes was 32.4% and 34.0% for years 2003 and 2002, respectively.

LIQUIDITY AND CAPITAL RESOURCES

The liquidity of the Company depends primarily on the dividends paid to it as the sole shareholder of the Bank. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company. See Note 9 of Notes to Consolidated Financial Statement.

The primary activities of the Company are accepting deposits from the general public and the origination of residential mortgage and other loans. Cash flow from operating activities is generally derived from net income, as increased or decreased in part by the income attributable to FHLB stock dividends, depreciation expense, interest accruals, deferred income taxes, and the change in prepaid expenses as amounts paid in prior periods are applied to subsequently incurred expenses. The operating activities produced positive cash flows of $1.7 million for the year ended December 31, 2003. Primary investing activities are the origination and purchase of loans and the purchase of investment securities. Investing activities were a use of $13.0 million in funds for the year. Financing activities primarily arise from certificates of deposit and from other deposit accounts, net advances borrowed from the Federal Home Loan Bank, and from the issuance and repurchase of the Company's common stock. During the year ended December 31, 2003, the Company had net cash provided by financing activities of $1.4 million.

The Bank's capital ratios are substantially in excess of current regulatory capital requirements. At December 31, 2003, the Bank's core capital amounted to 8.91% of adjusted total assets, or 4.91% in excess of the Bank's current 4.00% core capital requirement. Additionally, the Bank's risk-weighted assets ratio was 14.76% at December 31, 2003, or 6.76% in excess of the Bank's 8.00% risk-based capital requirement (See Note 9 of Notes to Consolidated Financial Statements).


IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements, and Notes thereto, presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.


NEW ACCOUNTING PRONOUNCEMENTS

The FASB recently adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This statement requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to being recognized at the date an entity commits to an exit plan under EITF Issue No. 94-3. This statement also established that fair value is the objective for initial measurement of the liability. This statement is effective for exit or disposal activities that reinitiated after December 31, 2002. There was no material impact on our financial condition or results of operation as a result of adopting SFAS No. 146.

The FASB recently adopted SFAS No. 147, "Acquisition of Certain Financial Institutions." This statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This statement removes acquisitions of financial institutions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9, "Applying APB Opinions

No. 16 and 17 when a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method," and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. In addition, this statement amends SFAS No. 144 to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used. This statement was effective October 1, 2002. There was no material impact on our financial condition or results of operation as a result of adopting SFAS No. 147.

The FASB recently adopted SFAS No. 148, "Accounting for Stock-Based Compensation
- Transition and Disclosure - An Amendment of FASB Statement No. 128." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results in both annual and interim financial statements. This statement is effective for financial statements for fiscal years ending after December 15, 2002. There was no material impact on our financial conditions or results of operation as a result of adopting SFAS No. 148.

In November 2002, the FASB issued Interpretation No. 45, (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this Interpretation apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation are effective for periods ending after December 15, 2002. Adoption of the requirements of FIN 45 is not expected to have material effect on our financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures in its balance sheet certain financial instruments with characteristics of both liabilities and equity. The objective of this Statement is to require issuers to classify as liabilities (or assets in come circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003, except for mandatorily redeemable financial instruments of a nonpublic company. For these instruments, this Statement is effective for existing or new contracts for fiscal periods beginning after December 25, 2003. Adoption of this Standard is not expected to have a material effect on our financial statements.

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." This Interpretation clarifies the application of ARB No. 51, "Consolidated Financial Statements", for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. This Interpretation requires variable interest entities to be consolidated by the primary beneficiary which represents the enterprise that will absorb the majority of the variable interest entities' expected losses if they occur, receive a majority of the variable interest entities' residual returns if they occur, or both. Qualifying Special Purpose Entities are exempt from the consolidation requirements of FIN 46. This Interpretation is effective immediately for variable interest entities created after January 31, 2003, and for variable interest entities in which an enterprise obtains an interest after that date. This Interpretation is effective in the first fiscal year or interim period beginning after June 15, 2003, for variable interest entities in which an enterprise holds a variable interest that was acquired before February 1, 2003, with earlier adoption permitted. Adoption of this interpretation is not expected to have a material effect on our financial statements.

                         INDEPENDENT ACCOUNTANTS REPORT


Board of Directors
CKF Bancorp, Inc.
Danville, Kentucky

We have audited the accompanying consolidated balance sheets of CKF Bancorp, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the management of CKF Bancorp, Inc. (Company). Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CKF Bancorp, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ BKD LLP

Louisville, Kentucky
January 30, 2004

                        CKF BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                          December 31,
                                                                              ----------------------------------
                                                                                   2003                2002
                                                                              ---------------     --------------
ASSETS

Cash and due from banks                                                       $     1,121,357     $    1,413,949
Interest bearing deposits                                                           2,671,433         12,303,193
                                                                              ---------------     --------------
       Cash and cash equivalents                                                    3,792,790         13,717,142

Investment securities:
   Securities available-for-sale                                                    1,930,421          1,929,282
   Securities held-to-maturity (market values of $8,330,782 and
       $1,710,354 at December 31, 2003 and 2002, respectively)                      8,333,409          1,633,216
Federal Home Loan Bank stock, at cost                                               1,732,900          1,665,500
Loans receivable                                                                  125,774,932        119,687,711
Allowance for loan losses                                                            (615,089)          (570,701)
Accrued interest receivable                                                           731,281            928,473
Real estate owned                                                                     131,390             88,186
Office property and equipment, net                                                  1,925,300          2,042,121
Goodwill                                                                            1,099,588          1,099,588
Other assets                                                                          147,046            135,294
                                                                              ---------------     --------------
       Total assets                                                           $   144,983,968     $  142,355,812
                                                                              ===============     ==============


LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                      $   121,689,009     $  120,253,479
Advances from Federal Home Loan Bank                                                6,899,835          6,680,403
Accrued interest payable                                                               23,672             42,482
Advance payment by borrowers for taxes and insurance                                   44,839             38,430
Accrued federal income tax                                                             75,931             94,539
Deferred federal income tax                                                           750,904            795,908
Other liabilities                                                                     431,999            536,937
                                                                              ---------------     --------------
       Total liabilities                                                          129,916,189        128,442,178
                                                                              ---------------     --------------

Commitments and contingencies                                                              --                 --
                                                                              ---------------     --------------

Preferred stock, 100,000 shares, authorized and unissued
  Common stock, $.01 par value, 4,000,000 shares
  authorized; 1,471,686 shares, issued and outstanding                                 10,000             10,000
Additional paid-in capital                                                          9,533,759          9,531,454
Retained earnings, substantially restricted                                        10,453,207          9,564,805
Accumulated other comprehensive income                                                174,447            190,189
Treasury stock, 528,314 shares, at cost                                            (4,354,309)        (4,354,309)
Incentive Plan Trust, 44,900 and 68,200 shares, respectively, at cost                (437,999)          (665,291)
Unearned Employee Stock Ownership Plan (ESOP) stock                                  (311,326)          (363,214)
                                                                              ---------------     --------------
       Total stockholders' equity                                                  15,067,779         13,913,634
                                                                              ---------------     --------------
       Total liabilities and stockholders' equity                             $   144,983,968     $  142,355,812
                                                                              ===============     ==============

                See Notes to Consolidated Financial Stateements

                        CKF BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                   Years Ended December 31,
                                                                             -----------------------------------
                                                                                  2003                  2002
                                                                             -------------         -------------
INTEREST AND DIVIDEND INCOME:
    Interest on loans                                                        $   7,760,982         $   8,854,185
    Interest and dividends on investments                                          284,014               192,454
    Other interest income                                                           98,293               136,164
                                                                             -------------         -------------
         Total interest and dividend income                                      8,143,289             9,182,803
                                                                             -------------         -------------

INTEREST EXPENSE:
    Interest on deposits                                                         3,625,970             4,708,646
    Interest on advances from the Federal Home Loan Bank                           216,721               408,256
                                                                             -------------         -------------
         Total interest expense                                                  3,842,691             5,116,902
                                                                             -------------         -------------

NET INTEREST INCOME                                                              4,300,598             4,065,901
Provision for loan losses                                                           90,000               120,000
                                                                             -------------         -------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                              4,210,598             3,945,901
                                                                             -------------         -------------

NONINTEREST INCOME:
    Loan and other service fees                                                    191,693               182,835
    Gain on foreclosed real estate                                                   1,484                 7,509
    Other non-interest income, net                                                   6,329                10,120
                                                                             -------------         -------------
         Total noninterest income                                                  199,506               200,464
                                                                             -------------         -------------

NONINTEREST EXPENSE:
    Compensation and employee benefits                                           1,217,523             1,152,435
    Occupancy and equipment expense, net                                           222,160               207,057
    Data processing                                                                246,506               236,791
    Legal and other professional fees                                               72,118                81,923
    State franchise tax                                                            144,885               138,332
    Other noninterest expense                                                      316,857               317,442
                                                                             -------------         -------------
         Total noninterest expense                                               2,220,049             2,133,980
                                                                             -------------         -------------

Income before federal tax expense                                                2,190,055             2,012,385

Provision for federal income tax                                                   709,569               684,211
                                                                             -------------         -------------

Net income                                                                   $   1,480,486         $   1,328,174
                                                                             =============         =============


Basic earnings per share                                                     $        1.10         $        1.01
                                                                             =============         =============
Diluted earnings per share                                                   $        1.08         $        1.00
                                                                             =============         =============


Weighted average shares outstanding during the period                            1,350,594             1,315,076
                                                                             =============         =============
Weighted average shares outstanding after dilutive effect
    during the period                                                            1,374,747             1,332,780
                                                                             =============         =============


                 See Notes to Consolidated Financial Statements

                        CKF BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 For the Years Ended December 31, 2003 and 2002


                                                                                                       Accumulated
                                                                    Additional                            Other
                                                     Common           Paid-in          Retained       Comprehensive
                                                     Stock            Capital          Earnings          Income
                                                  -------------    -------------     -------------    --------------
Balance, December 31, 2001                        $      10,000    $   9,555,941     $   8,727,481    $     327,117
   Comprehensive income:
     Net income                                                                          1,328,174
     Other comprehensive income, net of tax,
       decrease in unrealized gains on securities                                                          (136,928)

         Total comprehensive income

   Dividends declared  ($.375 per share)                                                  (490,850)
   ESOP stock released                                                    44,003
   Purchase of common stock  (6,144 shares)
   Issued under stock option plan  (24,000 shares)                       (68,490)
                                                   -----------     -------------     -------------     ------------
Balance, December 31, 2002                              10,000         9,531,454         9,564,805          190,189

   Comprehensive income:
     Net income                                                                          1,480,486
     Other comprehensive income, net of tax,
       decrease in unrealized gains on securities                                                           (15,742)

         Total comprehensive income

   Dividends declared  ($.44 per share)                                                   (592,084)
   ESOP stock released                                                    76,690
   Issued under stock option plan  (23,300 shares)                       (74,385)
                                                   -----------     -------------     -------------     ------------
Balance, December 31, 2003                         $    10,000     $   9,533,759     $  10,453,207     $    174,447
                                                   ===========     =============     =============     ============

                                                                            Incentive        Unearned          Total
                                                           Treasury           Plan            ESOP          Stockholders'
                                                             Stock            Trust           Stock            Equity
                                                         -------------    -------------   -------------    -------------
Balance, December 31, 2001                               $ (4,301,010)    $   (899,411)   $   (417,316)    $  13,002,802
   Comprehensive income:
     Net income                                                                                                1,328,174
     Other comprehensive income, net of tax,
       decrease in unrealized gains on securities                                                               (136,928)
                                                                                                           -------------
         Total comprehensive income                                                                            1,191,246

   Dividends declared  ($.375 per share)                                                                        (490,850)
   ESOP stock released                                                                           54,102           98,105
   Purchase of common stock  (6,144 shares)                   (53,299)                                           (53,299)
   Issued under stock option plan  (24,000 shares)                             234,120                           165,630
                                                         ------------     ------------    -------------    -------------
Balance, December 31, 2002                                 (4,354,309)        (665,291)        (363,214)      13,913,634

   Comprehensive income:
     Net income                                                                                                1,480,486
     Other comprehensive income, net of tax,
       decrease in unrealized gains on securities                                                                (15,742)
                                                                                                           -------------
         Total comprehensive income                                                                            1,464,744

   Dividends declared  ($.44 per share)                                                                         (592,084)
   ESOP stock released                                                                           51,888          128,578
   Issued under stock option plan  (23,300 shares)                             227,292                           152,907
                                                         ------------      -----------     ------------    -------------
Balance, December 31, 2003                               $ (4,354,309)     $  (437,999)    $   (311,326)   $  15,067,779
                                                         ============      ===========     ============    =============


                 See Notes to Consolidated Financial Statements

                        CKF BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  Years Ended December 31,
                                                                           -------------------------------------
                                                                                2003                    2002
                                                                           -------------           -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                              $   1,480,486           $   1,328,174
   Adjustments to reconcile net income to net cash provided
    by operating activities:
     Amortization of premiums, net on securities                                  22,234                   3,302
     Federal Home Loan Bank stock dividends                                      (67,400)                (74,600)
     Amortization of premiums on loans                                            72,431                  93,176
     Accretion of deferred loan origination fees                                 (27,441)                (37,321)
     Provision for losses on loans                                                90,000                 120,000
     ESOP benefit expense                                                        128,578                  98,105
     Depreciation expense                                                        143,799                 135,301
     Amortization of premiums on deposits and FHLB advances                     (129,393)               (274,848)
     Gain, net on sale of real estate owned                                       (1,484)                     --
     Deferred income tax provision (benefit)                                     (36,895)                 34,016
     Increase (decrease) in cash due to changes in:
       Accrued interest receivable                                               197,192                  68,604
       Other assets                                                              (11,752)                 47,716
       Accrued interest payable                                                  (18,810)                (16,123)
       Other liabilities                                                        (104,938)                (67,780)
       Current federal income taxes                                              (18,608)                463,566
                                                                           -------------           -------------
         Net cash provided by operating activities                             1,717,999               1,921,288
                                                                           -------------           -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of investment securities available for sale                          (24,990)                     --
   Proceeds from maturity of government agency bonds held-to-maturity            500,000                 500,000
   Purchase of government agency bonds held-to-maturity                       (2,008,906)               (532,422)
   Repayments on mortgage backed securities held-to-maturity                     738,885                  58,422
   Purchase of mortgage backed securities held-to-maturity                    (5,952,406)                     --
   Loan originations and purchases, net of principal payments                 (6,207,963)              4,107,662
   Purchase of office property and equipment                                     (26,978)               (123,205)
   Additions to real estate owned                                                (11,580)                     --
                                                                           -------------           -------------
         Net cash provided (used) by investing activities                    (12,993,938)              4,010,457
                                                                           -------------           -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposit accounts                                            2,375,037               7,128,625
   Net decrease in certificates of deposit                                      (825,736)               (272,085)
   Proceeds from Federal Home Loan Bank advances                               5,000,000                      --
   Repayment on Federal Home Loan Bank advances                               (4,764,946)             (4,211,564)
   Net increase (decrease) in custodial accounts                                   6,409                  (2,052)
   Proceeds from the exercise of stock options                                   152,907                 165,630
   Purchase of treasury stock                                                         --                 (53,299)
   Payment of dividends to stockholders                                         (592,084)               (490,850)
                                                                           -------------           -------------
         Net cash provided by financing activities                             1,351,587               2,264,405
                                                                           -------------           -------------
Net increase (decrease) in cash and cash equivalents                          (9,924,352)              8,196,150
Cash and cash equivalents, beginning of year                                  13,717,142               5,520,992
                                                                           -------------           -------------
Cash and cash equivalents, end of year                                     $   3,792,790           $  13,717,142
                                                                           =============           =============

                 See Notes to Consolidated Financial Statements

                        CKF BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (continued)


                                                                                  Years Ended December 31,
                                                                           -------------------------------------
                                                                                2003                    2002
                                                                           -------------           -------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid for federal income tax                                        $     773,085           $     450,925
   Cash received from federal income tax refunds                           $       8,013           $     264,296
   Cash paid for interest on deposits and FHLB advances                    $   3,990,894           $   5,407,873

SUPPLEMENTAL DISCLOSURES OF NON-CASH ACTIVITIES:
   Real estate owned acquired by foreclosure                               $     341,509           $     236,236
   Loans originated to finance the sale of foreclosed real estate          $     310,260           $     150,100
   Decrease in unrealized gain on available-for-sale securities            $      23,851           $     207,467


                 See Notes to Consolidated Financial Statements

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     NATURE OF OPERATIONS. CKF Bancorp, Inc. (Company) is a thrift holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Central Kentucky Federal Savings Bank (the "Bank"). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Danville, Lancaster, and Nicholasville, Kentucky. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

     USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of CKF Bancorp, Inc. and its subsidiary, Central Kentucky Federal Savings Bank. All significant intercompany balances and transactions have been eliminated.

     CASH AND CASH EQUIVALENTS. For purposes of reporting consolidated cash flows, the Company considers cash, balances with banks, and interest-bearing deposits in other financial institutions with original maturities of three months or less to be cash equivalents.

     SECURITIES. Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income. Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

     FEDERAL HOME LOAN BANK STOCK. Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

     LOANS. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements.

     PREMISES AND EQUIPMENT. Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. The estimated useful lives used to compute depreciation are: office buildings and improvements, ten to fifty years; and furniture and equipment, five to ten years. The gain or loss on the sale of property and equipment is recorded in the year of disposition.

     FORECLOSED ASSETS HELD FOR SALE. Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, management periodically performs valuations and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

     GOODWILL. Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated, and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

     TREASURY STOCK. Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     STOCK OPTIONS. At December 31, 2003, the Company has a stock-based employee compensation plan, which is described more fully in Note 11. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the grant date.

     The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                                   Years Ended December 31,
                                                                                ------------------------------
                                                                                     2003              2002
                                                                                --------------      ----------
         Net income, as reported                                                  $  1,480,486       $  1,328,174
         Less:  Total stock-based employee compensation
                cost determined under the fair value based
                method, net of income taxes                                              3,462              4,398
                                                                                  ------------       ------------

         Pro forma net income                                                     $  1,477,024       $  1,323,776
                                                                                  ============       ============

         Earnings per share:
            Basic - as reported                                                     $     1.10          $    1.01
            Basic - pro forma                                                       $     1.09          $    1.01
            Diluted - as reported                                                   $     1.08          $    1.00
            Diluted - pro forma                                                     $     1.07          $     .99


     INCOME TAXES. Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Company files consolidated income tax returns with its subsidiary.

     EARNINGS PER SHARE. Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Unallocated ESOP shares, which have not vested, and shares held in the Incentive Plan Trust have been excluded from the computation of average shares outstanding. Earnings per share amounts and weighted average shares have been restated for the effect of a two-for-one stock split which occurred on December 11, 2003.

     RECLASSIFICATIONS.  Certain  reclassifications  have  been made to the 2002
     financial   statements   to  conform  to  the  2003   financial   statement
     presentation. These reclassifications had no effect on net income.



                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.   INVESTMENT SECURITIES

     The amortized cost and approximate fair value of investment securities, at the dates indicated, are presented in the following table.

                                                                       Gross            Gross         Estimated
                                                      Amortized     Unrealized       Unrealized        Market
        Available-for-sale Securities:                  Cost           Gains           Losses           Value
                                                   -------------  --------------    -------------  -------------
          December 31, 2003
             Common stock                          $   1,666,107  $      264,314    $          --  $   1,930,421
                                                   =============  ==============    =============  =============

          December 31, 2002
             Common stock                          $   1,641,117  $      288,165    $          --  $   1,929,282
                                                   =============  ==============    =============  =============


                                                                       Gross            Gross         Estimated
                                                      Amortized     Unrealized       Unrealized        Market
        Held-to-maturity Securities:                    Cost           Gains           Losses           Value
                                                   -------------  --------------    -------------  -------------
          December 31, 2003
             U.S. government agency bonds          $   3,025,962  $       29,343    $      (1,710) $   3,053,595
             Mortgage backed securities                5,307,447           3,246          (33,506)     5,277,187
                                                   -------------  --------------    -------------  -------------
              Total securities held-to-maturity    $   8,333,409  $       32,589    $     (35,216) $   8,330,782
                                                   =============  ==============    =============  =============

          December 31, 2002
             U.S. government agency bonds          $   1,524,181  $       71,212    $          --  $   1,595,393
             Mortgage backed securities                  109,035           5,926               --        114,961
                                                   -------------  --------------    -------------  -------------
              Total securities held-to-maturity    $   1,633,216  $       77,138    $          --  $   1,710,354
                                                   =============  ==============    =============  =============


     The amortized cost and estimated market value of held-to-maturity investment securities at December 31, 2003, by contractual maturity, are shown in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                      Estimated
                                                                               Amortized               Market
                                                                                 Cost                   Value
                                                                            -------------          ------------
         Due in one year or less                                            $     499,915          $    502,500
         Due after one year through five years                                  2,526,047             2,551,095
         Mortgage backed securities                                             5,307,447             5,277,187
                                                                            -------------          ------------
                                                                            $   8,333,409          $  8,330,782
                                                                            =============          ============


     Investment securities with a carrying value of approximately $1,900,000 and $1,250,000 at December 31, 2003 and 2002 were pledged as collateral for certain customer deposits.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Certain investments in debt and marketable securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2003 was $6,220,684, which approximates 60.6% of the fair value of the Company's total available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent increases in market rates and failure of certain investments to maintain consistent credit rating or meet projected earnings targets. Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information, and information obtained from regulatory filings, management believes that the declines in fair value for these securities are temporary. Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

     The following table shows the fair value and gross unrealized losses, at December 31, 2003, aggregated by investment category, of individual securities that have been in a continuous unrealized loss position for the indicated length of time.

                                                      Less than 12 months                  12 months or more
                                                   Fair         Unrealized              Fair         Unrealized
                                                   Value           Losses               Value           Losses
                                               -------------    -----------         -------------    -----------
       U.S. government agency bonds            $   1,006,875    $     1,710                    --             --
       Mortgage backed securities                  5,213,809         33,506                    --             --
                                               -------------    -----------         -------------    -----------
                                               $   6,220,684    $    35,216         $          --    $        --
                                               =============    ===========         =============    ===========



3.   LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans receivable, net are summarized by type of loan, as of the dates indicated, in the following table.

                                                                                         December 31,
                                                                             -----------------------------------
                                                                                   2003                2002
                                                                             ----------------    ---------------
         Real estate mortgage loans:
           Residential one-to-four family                                    $     95,239,133    $    93,397,278
           Residential multi-family                                                 4,366,606          2,792,986
           Non-residential                                                         22,735,891         19,057,617
         Commercial non-mortgage loans                                              3,177,152          3,907,432
         Consumer loans:
           Home equity, secured by real estate                                        538,333            683,419
           Loans secured by deposits                                                  644,073            407,921
           Other                                                                    3,286,146          2,824,714
                                                                             ----------------    ---------------
                Subtotal                                                          129,987,334        123,071,367
         Less:
           Undisbursed portion of construction loans                               (4,143,787)        (3,351,441)
           Allowance for loan losses                                                 (615,089)          (570,701)
           Net deferred loan origination fees                                         (68,615)           (32,215)
                                                                             ----------------    ---------------
                Loans receivable, net                                        $    125,159,843    $   119,117,010
                                                                             ================    ===============


                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Activity in the allowance for loan losses, for the periods indicated, are presented in the following table.

                                                                                   Years Ended December 31,
                                                                             -----------------------------------
                                                                                   2003                2002
                                                                             ----------------    ---------------
         Balance, beginning of period                                        $        570,701    $       458,329
         Additions charged to operations                                               90,000            120,000
         Charge-offs                                                                  (49,271)            (9,217)
         Recoveries                                                                     3,659              1,589
                                                                             ----------------    ---------------
         Balance, end of period                                              $        615,089    $       570,701
                                                                             ================    ===============

          A summary of non-performing loans, as of the dates indicated, is presented in the following table.

                                                                                         December 31,
                                                                             -----------------------------------
                                                                                   2003                2002
                                                                             ----------------    ---------------
         Accruing loans past due 90 days or more                             $      1,094,486    $     1,567,832
         Non-accruing loans                                                           537,024            262,279
                                                                             ----------------    ---------------
         Total non-performing loan balances                                  $      1,631,510    $     1,830,111
                                                                             ================    ===============
         Non-performing loans as a percentage of loans, net                           1.30%               1.54%
                                                                             ================    ===============

          During the years ended December 31, 2003 and 2002, the amount of interest income that would have been recorded on loans in non-accrual status had such loans performed in accordance with their terms would have been $40,403 and $21,799, respectively. Interest on such loans actually included in interest income during the years ended December 31, 2003 and 2002 totaled $15,599 and $572, respectively. At December 31, 2003 and 2002, the Bank identified no loans that are impaired.


4.   OFFICE PROPERTY AND EQUIPMENT

     Major classification of premises and equipment, stated at cost, as of the dates indicated, are presented in the following table.

                                                                                            December 31,
                                                                                   -------------------------------
                                                                                        2003              2002
                                                                                   -------------    --------------
         Land                                                                      $     565,657     $     565,657
         Buildings                                                                     1,744,682         1,729,209
         Furniture, fixtures and equipment                                               677,262           675,535
                                                                                   -------------    --------------
                                                                                       2,987,601         2,970,401
         Less accumulated depreciation                                                (1,062,301)         (928,280)
                                                                                   -------------    --------------
                                                                                   $   1,925,300    $    2,042,121
                                                                                   =============    ==============

5.   GOODWILL

     During the year ended December 31, 2002, the Company changed its method of accounting and financial reporting for goodwill and other intangible assets by adopting the provisions of Statement of Financial Accounting Standard No. 142. There was no material impact of the adoption of the financial statements. There were no changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2002.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.   DEPOSITS

     Deposits are summarized, as of the dates indicated, in the following table.

                                                                                            December 31,
                                                                                 ---------------------------------
                                                                                      2003               2002
                                                                                 --------------    ---------------

       Demand deposit accounts                                                   $    1,145,110    $       856,375
       NOW accounts with a weighted average rate of 1.01% and
         1.27% at December 31, 2003 and 2002, respectively                            5,578,151          5,058,451
       Savings accounts with a weighted average rate of 1.31% and
         1.51% at December 31, 2003 and 2002, respectively                            6,656,758          5,783,885
       MMDA deposits with a weighted average rate of 1.64% and
         2.37% at December 31, 2003 and 2002, respectively                           12,662,519         11,968,790
                                                                                 --------------    ---------------
                                                                                     26,042,538         23,667,501
       Certificates of deposit with a weighted interest rate of 3.05%
         and 3.93% at December 31, 2003 and 2002, respectively                       95,646,471         96,585,978
                                                                                 --------------    ---------------
              Total deposits                                                     $  121,689,009    $   120,253,479
                                                                                 ==============    ===============

       Certificates of deposit with balances $100,000 or more                    $   33,812,241    $    33,455,072
                                                                                 ==============    ===============


     Certificates of deposit by remaining time until maturity, as of the dates indicated, are presented in the following table.

                                                                                            December 31,
                                                                                 ---------------------------------
                                                                                      2003               2002
                                                                                 --------------    ---------------
       Within 1 year                                                             $   64,826,338    $    64,921,258
       1 to 2 years                                                                  19,839,870         19,222,041
       2 to 3 years                                                                   5,498,685          7,450,581
       3 to 4 years                                                                   2,066,683          3,200,552
       4 to 5 years                                                                   3,414,895          1,791,546
                                                                                 --------------    ---------------
                                                                                 $   95,646,471    $    96,585,978
                                                                                 ==============    ===============


     Certificates of deposit by maturity and interest rate category, as of the dates indicated, are presented in the following table.

                                                          Amount Due December 31, 2003
                                                                 (in thousands)
                              -------------------------------------------------------------------------------------
                                   Within                                              After
                                  One Year      1-2 Years           2-3 Years          3 Years           Total
                              -------------------------------------------------------------------------------------
       0.01 - 2.00%           $       25,157    $         185    $           --    $          --     $      25,342
       2.01 - 4.00%                   31,492           14,799             2,623            3,835            52,749
       4.01 - 6.00%                    4,585              124             1,259            1,627             7,595
       6.01 - 8.00%                    3,592            4,732             1,617               19             9,960
                              --------------    -------------    --------------    -------------     -------------
                              $       64,826    $      19,840    $        5,499    $       5,481     $      95,646
                              ==============    =============    ==============    =============     =============

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                          Amount Due December 31, 2002
                                                                 (in thousands)
                              -------------------------------------------------------------------------------------
                                   Within                                              After
                                  One Year      1-2 Years           2-3 Years          3 Years           Total
                              -------------------------------------------------------------------------------------
       0.01 - 2.00%           $        1,010    $          --    $           --    $          --     $       1,010
       2.01 - 4.00%                   44,763           11,082             2,804              625            59,274
       4.01 - 6.00%                   14,426            4,547               124            2,772            21,869
       6.01 - 8.00%                    4,723            3,593             4,522            1,595            14,433
                              --------------    -------------    --------------    -------------     -------------
                              $       64,922    $      19,222    $        7,450    $       4,992    $       96,586
                              ==============    =============    ==============    =============    ==============


     Interest expense on deposits, for the periods indicated, are presented in the following table.

                                                                                     Years Ended December 31,
                                                                           ----------------------------------------
                                                                                 2003                     2002
                                                                           ----------------        ----------------
            Money market, NOW, and savings accounts                        $       373,321         $        486,949
            Certificates of deposit                                              3,252,649                4,221,697
                                                                           ---------------         ----------------
                                                                           $     3,625,970         $      4,708,646
                                                                           ===============         ================

     The Bank maintains clearing arrangements for its demand deposit, NOW, and MMDA accounts with Travelers Express Company, Inc. of Minneapolis, MN. The Bank is required to maintain adequate collected funds in its demand account to cover average daily clearings, and was in compliance with this requirement at December 31, 2003 and 2002.


7.   ADVANCES FROM FEDERAL HOME LOAN BANK

     Borrowed funds consist entirely of advances from the Federal Home Loan Bank, and those are summarized, as of the dates indicated, in the following table.

                                                Range of                  Weighted
                                             Interest Rates             Average Yield          December 31, 2003
                                             --------------             -------------          -----------------
       Fixed Rate                             1.66% - 7.08%                 3.31%              $     5,235,922
       Floating Rate                          1.09% - 2.22%                 1.54%                    1,650,000
                                                                                               ---------------
                                                                                                     6,885,922
       Acquisition adjustment to fair market value                                                      13,913
                                                                                               ---------------
                                                                                               $     6,899,835
                                                                                               ===============

                                                Range of                  Weighted
                                             Interest Rates             Average Yield          December 31, 2002
                                             --------------             -------------          -----------------

       Fixed Rate                             4.99% - 7.08%                 5.58%              $     6,000,868
       Floating Rate                          3.63% - 3.63%                 3.63%                      650,000
                                                                                               ---------------
                                                                                                     6,650,868
       Acquisition adjustment to fair market value                                                      29,535
                                                                                               ---------------
                                                                                               $     6,680,403
                                                                                               ===============

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     A schedule of the principal payments due over the remaining term of the advances, as of the date indicated, is presented in the following table.


                                                                            December 31, 2003
                                                     --------------------------------------------------------------
             Year                                       Fixed Rate            Floating Rate                Total
         ------------                                ---------------        ----------------         --------------
         Due in 2004                                 $     734,713           $   1,000,000           $    1,734,713
         Due in 2005                                     1,423,025                      --                1,423,025
         Due in 2006                                     1,019,798                      --                1,019,798
         Due in 2007                                     1,019,240                      --                1,019,240
         Due in 2008                                     1,009,696                      --                1,009,696
         Due thereafter                                     43,363                 650,000                  693,363
                                                     -------------           -------------           --------------
                                                     $   5,249,835           $   1,650,000           $    6,899,835
                                                     =============           =============           ==============

     The advances are collateralized by qualified real estate first mortgages and Federal Home Loan Bank stock held by the Bank, which had a book value of $11,028,895 and $11,641,802 at December 31, 2003 and 2002, respectively.
     At December 31, 2003, the Bank has a floating rate line of credit of $20,000,000, which matures in 2004. At December 31, 2003, $1,000,000 of the line of credit is drawn and is included in the above schedule. As of December 31, 2003, the Bank had an additional borrowing capacity with the Federal Home Loan Bank of approximately $55.8 million.


8.   OTHER COMPREHENSIVE INCOME (LOSS)

     A summary of the components of other comprehensive income (loss) and related taxes, for the periods indicated, are presented in the following table.

                                                                                   Years Ended  December 31,
                                                                               -----------------------------------
                                                                                    2003                2002
                                                                               ---------------     ---------------
        Unrealized gains (losses) on available-for-sale securities               $     (23,851)     $    (207,467)

        Less reclassification adjustment for realized (gains) losses
          included in income                                                                --                 --
                                                                                 -------------      -------------
                Other comprehensive income (loss), before tax effect                   (23,851)          (207,467)
        Tax expense  (benefit)                                                          (8,109)           (70,539)
                                                                                 -------------      -------------

                Other comprehensive income (loss)                                $     (15,742)     $    (136,928)
                                                                                 =============      =============


9.   STOCKHOLDERS' EQUITY

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of December 31, 2003 and 2002, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 2003, the most recent notification from Office of Thrift Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.


     The Bank's actual capital amounts and ratios, as of the dates indicated, are presented in the following table (dollars in thousands).


                                                              December 31, 2003
                               --------------------------------------------------------------------------------
                                                                                             To be Well
                                                                                         Capitalized Under
                                                                For Capital              Prompt Corrective
                                                              Adequacy Purposes          Action Provisions
                               ------------------------    ------------------------   -------------------------
                                       Actual                     Required                    Required
                               ------------------------    ------------------------   -------------------------
                                   Amount       %              Amount       %              Amount      %
                               ------------------------    ------------------------   -------------------------
Tier I core capital               $ 12,794     8.91%            $5,744    4.00%            $8,616     6.00%
Tangible equity capital           $ 12,794     8.91%            $5,744    4.00%             n/a       n/a
Total risk based capital          $ 13,583    14.76%            $7,361    8.00%            $9,201    10.00%
Tier I risk based capital         $ 12,794    13.90%              n/a       n/a            $4,601     5.00%


                                                             December 31, 2002
                              --------------------------------------------------------------------------------
                                                                                            To be Well
                                                                                        Capitalized Under
                                                                For Capital             Prompt Corrective
                                                             Adequacy Purposes          Action Provisions
                              ------------------------    ------------------------   -------------------------
                                      Actual                     Required                    Required
                              ------------------------    ------------------------   -------------------------
                                   Amount       %              Amount       %              Amount      %
                               ------------------------    ------------------------   -------------------------
Tier I core capital              $ 11,383     8.07%            $5,639    4.00%            $8,458     6.00%
Tangible equity capital          $ 11,383     8.07%            $5,639    4.00%             n/a       n/a
Total risk based capital         $ 12,144    14.07%            $6,907    8.00%            $8,633    10.00%
Tier I risk based capital        $ 11,383    13.18%             n/a       n/a             $4,317     5.00%

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

     DIVIDEND RESTRICTIONS. The payment of cash dividends by the Bank on its Common Stock is limited by regulations of the OTS. Interest on deposits will be paid prior to payments of dividends on Common Stock. Additional limitation on dividends declared or paid, or repurchases of the Bank stock are tied to the Bank's level of compliance with its regulatory capital requirements. Under current OTS regulations the Bank must either (i) file notification with the OTS because it is a subsidiary of a savings and loan holding company or (ii) apply for distributions if the total amount of capital distributions for the applicable calendar year exceeds net income for that year to date plus retained net income for the preceding two years. At December 31, 2003, approximately $2,362,000 of retained earnings were available for dividend declaration without prior regulatory approval.


10.  INCOME TAXES

     A summary of the components of the provision for federal income taxes, for the periods indicated, is presented in the following table.

                                                                                    Years Ended December 31,
                                                                             -------------------------------------
                                                                                   2003                  2002
                                                                             ----------------      ---------------
         Current federal income taxes                                        $        746,469      $       650,195
         Deferred federal income taxes                                                (36,895)              34,016
                                                                             ----------------      ---------------
                                                                             $        709,569      $       684,211
                                                                             ================      ===============


     Total provision for federal income tax expense differs from the amounts computed by applying the U. S. federal income tax rate of 34 percent to income before taxes. For the periods indicated, the following table illustrates the differences.

                                                                                    Years Ended December 31,
                                                                             -------------------------------------
                                                                                   2003                  2002
                                                                             ----------------      ---------------
         Expected income tax expense at federal tax rate                     $       744,619       $       684,211
         Other, net                                                                  (35,050)                   --
                                                                             ---------------       ---------------
                                                                             $       709,569       $       684,211
                                                                             ===============       ===============
         Effective income tax rate                                                      32.4%                 34.0%
                                                                             ===============       ===============



                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Deferred tax assets and liabilities, as of the dates indicated, are summarized in the following table.

                                                                                          December 31,
                                                                             --------------------------------------
                                                                                   2003                  2002
                                                                             ----------------      ----------------
         Deferred tax assets:
           Deferred loan origination fees                                    $         23,329      $         10,953
           Directors retirement plan expense                                          124,898               124,317
           Allowance for loan losses                                                  209,130               194,038
           ESOP expense                                                                31,881                33,357
           Provision for non-accrual of interest                                        8,433                 7,951
           Purchase accounting adjustments, net                                        15,092                    --
                                                                             ----------------      ----------------
                                                                                      412,763               370,616
                                                                             ----------------      ----------------
         Deferred tax liabilities:
           Net accrued income                                                          41,453                82,907
           Federal Home Loan Bank stock dividend                                      345,677               322,761
           Depreciation expense                                                       139,567                46,367
           Purchase accounting adjustments, net                                       547,103               616,513
           Unrealized gain on available-for-sale securities                            89,867                97,976
                                                                             ----------------      ----------------
                                                                                    1,163,667             1,166,524
                                                                             ----------------      ----------------

         Net deferred tax liability                                          $       (750,904)     $       (795,908)
                                                                             ================      ================


     Retained earnings at December 31, 2003 and 2002 include approximately $2,287,000 for which no deferred income tax liability has been recognized due to the fact that it is more likely than not that the difference will remain permanent. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reductions of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $777,580.


11.  EMPLOYEE BENEFITS

     EMPLOYEE RETIREMENT THRIFT PLAN. Effective January 1, 1994, the Bank became a participant in the Financial Institutions Thrift Plan. The Plan allows participating employees to make contributions by salary reduction pursuant to Section 401(K) of the Internal Revenue Code for all employees who meet certain requirements as to age and length of service. Employees may contribute up to 15% of their compensation with the Bank matching 25% of the employee's contribution up to 6% of the participant's compensation. The Bank contributions to the Plan amounted to $8,304 and $5,461 for the years ended December 31, 2003 and 2002, respectively. Employees vest immediately in their contributions and 100% in the Bank's contributions after completing 5 years of service.

     EMPLOYEE DEFINED BENEFIT RETIREMENT PLAN. The Bank is a participant in a pension fund known as the Financial Institutions Retirement Fund. This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. The plan required contributions in the amount of $25,597 and $ 0 for the years ended December 31, 2003 and 2002, respectively. The plan provides pension benefits for substantially all of the Bank's employees.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     DIRECTORS RETIREMENT PLAN. On July 5, 1995, the stockholders of the Company approved the establishment of a Director Retirement Plan. The Director Retirement Plan, which was effective January 1, 1994, covers each member of the Company's and the Bank's Board of Directors who at any time serves as a non-employee director. Under the Director Retirement Plan, each participating director will receive on a monthly basis for ten years following his or her retirement from the Board, an amount equal to the product of his or her "Benefit Percentage," his or her "Vested Percentage" and 75% of the amount of the monthly fee he or she received for service on the Board during the calendar year preceding his or her retirement from the Board. All benefits vest immediately in the case of retirement after age 70 with 15 years of service, upon death or disability, or upon a change in control of the Company. The Director Retirement Plan is a non-qualified benefit plan and will be funded by the general assets of the Company, and the Company will recognize the expense of providing these benefits as they become vested. The Company recognized expense of $25,597 and $25,801, in connection with this plan for the years ended December 31, 2003 and 2002, respectively.

     STOCK OPTION PLAN. On July 5, 1995, the stockholders of the Company approved the establishment of the CKF Bancorp, Inc. 1995 Stock Option and Incentive Plan. Under the Option Plan, the Company may grant either incentive or non-qualified stock options to Directors and key employees for an aggregate of 200,000 shares of the Company's common stock, with an exercise price equal to the fair market value of the stock at the date of the award. Upon exercise of the options, the Company may issue stock out of authorized shares or purchase the stock in the open market. The option to purchase shares expires ten years after the date of the grant. Effective with the approval of the Option Plan, options to purchase 178,000 shares of common stock were awarded to key employees and directors with an exercise price of $6.56 per share. The options vest, and thereby become exercisable, at the rate of 20% per year beginning July 5, 1996. The Options become vested immediately in the case of death or disability, or upon a change in the control of the Company.


     A summary of stock option transactions, for the periods indicated, is presented in the following table.

                                                                      Years Ended December 31,
                                                   -------------------------------------------------------------
                                                               2003                             2002
                                                   -----------------------------    ----------------------------
                                                        Option         Number            Option          Number
                                                         Price         of Units           Price         of Units
                                                       ----------    ------------     --------------  -----------
       Balance outstanding at beginning of year        $6.56-$9.37        85,000        $6.56-$9.37      101,000
       Granted                                               13.52         4,000               9.37        8,000
       Exercised                                              6.56       (23,300)        6.56-8.60      (24,000)
       Expired                                                                --                              --
                                                                       ---------                        --------
       Balance outstanding at end of year             $6.56-$13.52        65,700        $6.56-$9.37       85,000
                                                                       =========                        ========
       Shares exercisable                                                 49,300                          68,200
                                                                       =========                        ========
       Shares available for grant                                          4,000                           8,000
                                                                       =========                        ========
       Weighted average fair value of options
          granted this year                                            $    2.05                        $   1.40
                                                                       =========                        ========
       Weighted average fair value of outstanding
          options                                                      $    1.23                        $   1.14
                                                                       =========                        ========

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. Weighted-average assumptions, for the periods indicated, are presented in the following table.

                                                For the Years Ended December 31,
                                                ---------------------------------
                                                      2003              2002
                                                ------------       --------------
     Dividend Yield                                 3.86%             4.74%
     Volatility factors of expected market
      of common stock                               24.9%             25.6%
     Expected life of options                    10 years            10 years
     Risk-free interest rate                        1.33%             2.22%


     Information concerning outstanding stock options under the Plan, as of December 31, 2003, is summarized in the following table.

                                               Options Outstanding                      Options Exercisable
                                     ------------------------------------       --------------------------------
                                     Weighted-Average   Weighted-Average                     Weighted-Average
       Exercise         Number           Remaining          Exercise              Number          Exercise
        Prices      Outstanding      Contractual Life        Price              Exercisable         Price
       ----------   -----------      ----------------   -----------------       -----------  -------------------
       $   6.56        35,700              1.5 yrs            $  6.56            35,700           $   6.56
           8.60         4,000              4.2                   8.60             4,000               8.60
           8.60         4,000              4.7                   8.60             4,000               8.60
           8.34        10,000              7.7                   8.34             4,000               8.34
           9.37         8,000              8.3                   9.37             1,600               9.37
          13.52         4,000              9.8                  13.52                --                n/a


     EMPLOYEE RECOGNITION PLAN. On July 5, 1995, the stockholders of the Company approved the establishment of the Employee Recognition Plan (ERP). The objective of the ERP is to enable the Bank to attract and retain personnel of experience and ability in key positions of responsibility. Those eligible to receive benefits under the ERP will be such employees as selected by members of a committee appointed by the Company's Board of Directors. The ERP is a non-qualified plan that is managed through a separate trust. The Bank is authorized to contribute sufficient funds to the Incentive Plan Trust for the purchase of up to 80,000 shares of common stock.

     Awards made to employees will vest 20% on each anniversary date of the award. Shares will be held by the trustee and are voted by the ERP trustee in the same proportion as the trustee of the Company's ESOP plan votes shares held therein. Any assets of the trust are subject to the general creditors of the Company. All shares awarded vest immediately in the case of a participant's retirement after age 65, death or disability, or upon a change in control of the Company. The Company intends to expense ERP awards over the years during which the shares are payable, based on the fair market value of the common stock at the date of the grant to the employee. As of December 31, 2003, no awards had been made under the ERP.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     EMPLOYEE STOCK OWNERSHIP PLAN. The Company sponsors an employee stock ownership plan (the "ESOP") which covers substantially all full time employees. In 1994, the ESOP borrowed $800,000 from the Company and purchased 160,000 shares of common stock of the Company. The loan is being repaid in annual installments over a 15-year period with interest, which is based on the published prime rate per the Wall Street Journal plus 1%. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares represented by outstanding debt are reported as unearned ESOP shares on the consolidated balance sheet. As shares are earned, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations.

     The Company makes annual contributions to ESOP equal to the ESOP's debt service less dividends, if any, received by the ESOP and used for debt service. Dividends received by the ESOP on unallocated shares held as collateral are to be used to pay debt service; dividends on allocated shares may be credited to participants' accounts or used for debt service. Dividends of $56,882 and $55,596 were used in fiscal year 2003 and 2002, respectively, to pay ESOP debt service. The ESOP unallocated shares are pledged as collateral on the debt. As the debt is repaid, shares are released from collateral and allocated to active participants based on a formula specified in the ESOP agreement. ESOP compensation was $128,578 and $98,105 for the years ended December 31, 2003 and 2002, respectively.

     A summary of the number of allocated and unallocated ESOP shares held, for the periods indicated, and a reconciliation of the number of total shares held by the ESOP to the original shares purchased by the Plan, as of the dates indicated, are presented in the following table.

                                                                                 For Years Ended December 31,
                                                                             -----------------------------------
                                                                                  2003                  2002
                                                                             -------------         -------------
         Allocated shares:
           Balance, beginning of period                                            72,746                68,068
           Share released for allocation during the period                         10,378                10,822
           Shares distributed during the period                                    16,110                 6,144
                                                                             ------------          ------------
           Balance, end of period                                                  67,014                72,746
                                                                             ============          ============

         Unallocated shares:
           Balance, beginning of period                                            72,642                83,464
           Share released for allocation during the period                         10,378                10,822
                                                                             ------------          ------------
           Balance, end of period                                                  62,264                72,642
                                                                             ============          ============

                                                                                         December 31,
                                                                             -----------------------------------
                                                                                  2003                  2002
                                                                             -------------         -------------
         Total shares:
           Shares purchased initially by the Plan                                 160,000               160,000
           Shares distributed during the life of the Plan                          30,722                14,612
                                                                             ------------          ------------
           Balance, end of period                                                 129,278               145,388
                                                                             ============          ============

     At December 31, 2003, there were no outstanding shares held by former employees that are subject to an ESOP-related repurchase option. During the years ended December 31, 2003 and 2002, the number of distributed shares that were purchased by the Company as treasury stock were 0 and 6,144, respectively. Each beneficiary of other distributed shares opted to retain the shares and transfer them to a qualified retirement plan.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

     There are inherent limitations in determining fair value estimates, as they relate only to specific data based on relevant information at that time. As a significant percentage of the Company's financial instruments do not have an active trading market, fair value estimates are necessarily based on future expected cash flows, credit losses, and other related factors. Such estimates are accordingly, subjective in nature, judgmental and involve imprecision. Future events will occur at levels different from that in the assumptions, and such differences may significantly affect the estimates. The statement excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. Additionally, the tax impact of the unrealized gains or losses has not been presented or included in the estimates of fair value.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

     CASH AND CASH EQUIVALENTS, INTEREST-BEARING DEPOSITS, AND FEDERAL HOME LOAN BANK STOCK. The carrying amounts reported on the balance sheet for cash and short-term instruments approximate those assets' fair values.

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

     FEDERAL HOME LOAN BANK ADVANCES. Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

     INTEREST PAYABLE AND ADVANCES FROM BORROWERS FOR TAXES AND INSURANCE. The carrying amounts reported on the balance sheet for short-term liabilities approximate those liabilities' fair values.

     OFF-BALANCE SHEET INSTRUMENTS. The fair value of off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The estimated fair values of the Company's financial instruments, as of the dates indicated, are presented in the following table.

                                                                             December 31,
                                                       ---------------------------------------------------------
                                                                   2003                          2002
                                                       ---------------------------    --------------------------
                                                          Carrying         Fair          Carrying         Fair
                                                           Amount          Value          Amount          Value
                                                       ---------------------------    --------------------------
                                                                             (In thousands)
         ASSETS
           Cash and interest bearing deposits          $     3,793     $     3,793    $    13,717    $    13,717
           Securities available-for-sale                     1,930           1,930          1,929          1,929
           Securities held-to-maturity                       8,333           8,331          1,633          1,710
           Loans receivable, net                           125,160         127,261        119,117        120,255
           Federal Home Loan Bank stock                      1,733           1,733          1,666          1,666
           Accrued interest receivable                         731             731            928            928

         LIABILITIES
           Deposits                                        121,689         121,294        120,253        121,503
           Federal Home Loan Bank advances                   6,900           6,984          6,680          6,970
           Accrued interest payable                             24              24             42             42
           Advance payments by borrowers for taxes
               and insurance                                    45              45             38             38

         UNRECOGNIZED FINANCIAL INSTRUMENTS
           Loan commitments                                     --              --             --             --
           Unused lines of credit                               --              --             --             --


13.  RELATED PARTY TRANSACTIONS

     Loans to executive officers and directors, including loans to affiliated companies of which executive officers and directors are principal owners, and loans to members of the immediate family of such persons are, as of the periods indicated, summarized in the following table.

                                                                                    Years Ended December 31,
                                                                                --------------------------------
                                                                                    2003                2002
                                                                                -------------      -------------
         Balance at beginning of period                                         $     972,993      $     977,316
         New loans                                                                    883,941            192,000
         Repayments                                                                  (930,236)          (196,323)
                                                                                -------------      -------------
         Balance at end of period                                               $     926,698      $     972,993
                                                                                =============      =============


     In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other favorable features.

     Deposits from related parties held by the Company at December 31, 2003 and 2002 totaled $735,275 and $557,317, respectively.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Certain directors of the Bank and Company perform legal services on behalf of the Company and appraise selected real estate properties for which they receive fees paid by the Company. A substantial portion of these fees are passed on to customers of the Company in the origination of mortgage loans. Legal fees paid to related parties amounted to $42,590 and $30,426 for the years ended December 31, 2003 and 2002, respectively. Appraisal fees paid to related parties amounted to $43,675 and $27,600 for these same periods. In addition, the Company leases office space to a Director. Rental income received by the Company amounted to $8,400 for each of the years ended December 31, 2003 and 2002.


14.  EARNINGS PER SHARE

     The table below summarizes the computation of basic earnings per share and diluted earnings per share for the years ended December 31, 2003 and 2002, respectively. Earnings per share amounts and weighted average shares have been adjusted, as applicable, to reflect the two-for-one stock spilt which occurred on December 11, 2003.

                                                                                     Years Ended December 31,
                                                                             --------------------------------------
                                                                                    2003                  2002
                                                                             ----------------      ----------------

     Basic Earnings Per Share
       Numerator:
         Income available to shareholders                                    $      1,480,486      $      1,328,174
                                                                             ================      ================
       Denominator:
         Weighted average of shares outstanding                                     1,350,594             1,315,076
                                                                             ================      ================
       Basic earnings per share                                              $           1.10      $           1.01
                                                                             ================      ================

     Diluted Earnings Per Share
       Numerator:
         Income available to shareholders                                    $      1,480,486      $      1,328,174
                                                                             ================      ================
       Denominator:
         Weighted average of shares outstanding                                     1,350,594             1,315,076
         Effect of outstanding stock options                                           24,153                17,704
                                                                             ----------------      ----------------
         Weighted average of shares outstanding
           assuming dilution                                                        1,374,747             1,332,780
                                                                             ================      ================
       Diluted earnings per share                                            $           1.08      $           1.00
                                                                             ================      ================

15.  STOCK TRANSACTIONS

     For the year ended December 31, 2003, the Company did not repurchase any of its common shares and in the year ended December 31, 2002 repurchased 6,144 common shares.

     For the year ended December 31, 2003, stock options for 23,300 shares were exercised. Common stock held by the Incentive Plan Trust was issued at an average cost of $9.26 per share, which was offset by the exercise price of $6.57 per share, with the total proceeds amounting to $152,907. The stock options exercised resulted in $74,385 being charged to additional paid-in capital of the Company. For the year ended December 31, 2002, stock options for 24,000 shares were exercised. Common stock held by the Incentive Plan Trust was issued at an average cost of $9.26 per share, which was offset by the exercise price of 20,000 shares at $6.57 per share and 4,000 shares at $8.60 per share, with the total proceeds amounting to $165,630. The stock options exercised resulted in $68,490 being charged to additional paid in capital of the Company.

                                  (Continued)

                        CKF BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16.  COMMITMENTS AND CREDIT RISK

     The Company grants residential and non-residential real estate loans, commercial loans, and consumer loans to customers throughout the state, but the lending is concentrated in the Central Kentucky area.

     COMMITMENTS TO ORIGINATE LOANS. Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, equipment, personal property, commercial real estate and residential real estate.

     At December 31, 2003 and 2002, outstanding commitments to originate loans aggregated to approximately $1,716,500 and $1,545,700, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $0 and $106,250 at December 31, 2003 and 2002, respectively, with the remainder at floating market rates. In addition, commitments of $4,143,787 and $3,351,440, which are related to the undisbursed balance of construction loans, existed at December 31, 2003 and 2002, respectively.

     STANDBY LETTERS OF CREDIT. Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Company be obligated to perform under the standby letters of credit, it may seek recourse from the customer for reimbursement of amounts paid. The total outstanding standby letters of credit amounted to $986,523 and $151,400, at December 31, 2003 and 2002, respectively, with terms ranging from 17 days to 1 year.

     LINES OF CREDIT. Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, personal property, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments. At December 31, 2003, unused home equity lines of credit to borrowers aggregated to $1,272,550 and other open lines of credit totaled $1,596,118. At December 31, 2002, unused home equity lines of credit to borrowers aggregated to $1,706,095 and other open lines of credit totaled $2,307,897.

     OTHER CREDIT RISK. At December 31, 2003, the Bank held deposits of approximately $1,618,000 at financial institutions in excess of federally insured amounts.

                              CORPORATE INFORMATION
--------------------------------------------------------------------------------
                               BOARD OF DIRECTORS

W. IRVINE FOX, JR.            W. BANKS HUDSON, III     WILLIAM H. JOHNSON
Chairman of the Board         Attorney-at-Law          Senior Vice President and
Real Estate Appraiser                                  Secretary of the Bank and
                                                       the Company

JOHN H. STIGALL               WARREN O. NASH
President and Chief Executive Veterinarian             VIRGINIA R. S. STUMP
Officer of the Bank and the                            Senior Vice President
Company                                                of the Bank and the
                                                       Company

                               Yvonne York Morley
Jack L. Bosley, Jr.            Executive Assistant     J. Mark Goggans
Farmer                         to the President        President, J.T. Goggans
Viewpoint Farm                 and Assistant           Construction Company
                               Secretary to the Board
                               of Trustees of Centre
                               College

                    -----------------------------------------

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

                    -----------------------------------------

                                 OFFICE LOCATION
                              340 West Main Street
                            Danville, Kentucky 40422

                    -----------------------------------------

                               GENERAL INFORMATION

INDEPENDENT ACCOUNTANTS                   ANNUAL MEETING                              FORM 10-KSB
BKD, LLP                                  The Annual Meeting of
220 West Main Street                      Stockholders will be held on                A COPY OF THE COMPANY'S
Louisville, Kentucky  40201               April 20, 2004 at 4:00 p.m. at              2003 ANNUAL REPORT ON
                                          Central Kentucky Federal Savings            FORM 10-KSB WILL BE
GENERAL COUNSEL                           Bank, 340 West Main Street,                 FURNISHED WITHOUT CHARGE
W. Banks Hudson, III                      Danville, Kentucky                          TO STOCKHOLDERS AS OF THE
Attorney At Law                                                                       RECORD DATE FOR THE ANNUAL

102 South Fourth Street                                                               MEETING UPON WRITTEN
Danville, KY  40422                       TRANSFER AGENT                              REQUEST TO:
                                          Illinois Stock Transfer Company
SPECIAL COUNSEL                           209 West Jackson Boulevard                  JOHN H. STIGALL
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